UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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Wisconsin Power and Light Company

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SEC 1913 (3-99)

WISCONSIN POWER AND LIGHT COMPANY

ANNUAL MEETING OF SHAREOWNERS

DATE:	Tuesday, May 17, 2011

TIME:	2:00 p.m. (Central Daylight Time)

LOCATION:	Wisconsin Power and Light Company Alliant Energy Corporation Headquarters Sandy River Conference Room 4902 North Biltmore Lane Madison, Wisconsin 53718

SHAREOWNER INFORMATION

Wells Fargo Shareowner Services

161 North Concord Exchange

P. O. Box 64854

St. Paul, MN 55164-0854

1-800-356-5343

www.wellsfargo.com/shareownerservices

Wisconsin Power and Light Company

4902 North Biltmore Lane

P. O. Box 14720

Madison, WI 53708-0720

Phone: 608-458-3110

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Dear Wisconsin Power and Light Company Shareowner:

On Tuesday, May 17, 2011, Wisconsin Power and Light Company will hold its 2011 Annual Meeting of Shareowners at the offices of Alliant Energy Corporation, 4902 North Biltmore Lane, Sandy River Conference Room in Madison, Wisconsin 53718. The meeting will begin at 2:00 p.m. (Central Daylight Time).

Only the sole common shareowner, Alliant Energy Corporation, and preferred shareowners who owned stock at the close of business on March 30, 2011 may vote at this meeting. All shareowners are requested to be present at the meeting in person or by proxy so that a quorum may be ensured. At the meeting, our shareowners will be asked to:

1.	Elect two directors to serve on our Board of Directors for terms expiring at the 2014 Annual Meeting;

2.	Consider an advisory vote on compensation of our named executive officers;

3.	Consider an advisory vote on the frequency of the advisory vote on compensation of our named executive officers;

4.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011; and

5.	Attend to any other business properly presented at the meeting.

Our Board of Directors presently knows of no other business to come before the meeting.

Please sign and return the enclosed proxy card as soon as possible.

A copy of our 2010 Annual Report was included in Appendix A to this proxy statement. The proxy statement and Annual Report have been combined into a single document to improve the effectiveness of our financial communication and to reduce costs, although the Annual Report does not constitute a part of the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to be held on May 17, 2011. Our 2011 Notice of Meeting, Proxy Statement and the 2010 Annual Report to Shareowners are available at http://www.alliantenergy.com/WPLproxy.

Any Wisconsin Power and Light Company preferred shareowner who desires to receive a copy of the Alliant Energy Corporation 2010 Annual Report, 2011 Notice of Annual Meeting and Proxy Statement may do so by calling our Shareowner Services Department at (800) 353-1089 or writing to us at the address shown above. The Alliant Energy Corporation proxy statement for the 2011 Annual Meeting of Shareowners and the 2010 Annual Report to Shareowners are available at http://www.alliantenergy.com/eproxy.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary and

Assistant General Counsel

Dated and mailed on or about April 8, 2011.

QUESTIONS AND ANSWERS

1. Q:	Why am I receiving these materials?
A:	Our Board of Directors is providing these proxy materials to you in connection with our Annual Meeting of Shareowners (the “Annual Meeting”), which will take place on Tuesday, May 17, 2011. As a shareowner, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

2. Q:	What is Wisconsin Power and Light and how does it relate to Alliant Energy Corporation?
A:	We are a subsidiary of Alliant Energy Corporation (“Alliant Energy” or “AEC”), a public utility holding company whose regulated utilities are Interstate Power and Light Company (“IPL”) and our Company.

3. Q:	Who is entitled to vote at the Annual Meeting?
A:	Only shareowners of record at the close of business on March 30, 2011 are entitled to vote at the Annual Meeting. As of the record date, 13,236,601 shares of our common stock (owned solely by AEC) and 1,049,225 shares of preferred stock, in seven series (representing 599,630 votes), were issued and outstanding. Each share of our common stock and our preferred stock, with the exception of the 6.50% Series, is entitled to one vote per share. The 6.50% Series of Company preferred stock is entitled to 1/4 vote per share.

4. Q:	What may I vote on at the Annual Meeting?
A:	You may vote on:

•	The election of two nominees to serve on our Board of Directors for terms expiring at the 2014 Annual Meeting;
•	A non-binding advisory vote to approve compensation of our named executive officers;
•	A non-binding advisory vote on the frequency of the advisory vote on compensation of our named executive officers; and
•	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011.

5. Q:	How does the Board of Directors recommend I vote?
A:	Our Board of Directors recommends that you vote your shares FOR each of the listed director nominees; FOR approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables and narrative discussion contained in this proxy statement; for a frequency of 1 YEAR for future non-binding shareholder advisory votes on compensation of our named executive officers; and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011.

6. Q:	How can I vote my shares?
A:	You may vote either in person at the Annual Meeting or by appointing a proxy. If you desire to appoint a proxy, then sign and date each proxy card you receive and return it in the envelope provided. Appointing a proxy will not affect your right to vote your shares if you attend the Annual Meeting and desire to vote in person.

7. Q:	How are votes counted?

A:

•	Election of directors — You may vote FOR all of the director nominees or you may WITHHOLD your vote with respect to one or more nominees.
•	Advisory vote on compensation of our named executive officers — You may vote FOR or AGAINST approval of the compensation of our named executive officers, or you may ABSTAIN.
•

Frequency of advisory vote on compensation of our named executive officers — You may vote to hold future advisory votes on the compensation of our named executive officers every 1 YEAR, 2 YEARS or 3 YEARS, or you may ABSTAIN.

•

Ratification of independent registered public accounting firm — You may vote FOR or AGAINST ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011, or you may ABSTAIN.

If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all listed director nominees, FOR approval of the compensation of our named executive officers, for a frequency of 1 YEAR for future advisory votes on compensation of our named executive officers and FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011. If your proxy card is not signed, your votes will not be counted.

If you hold your shares through a bank, broker or other record holder and you do not provide such bank, broker or other record holder with specific voting instructions on a timely basis, your shares will not be voted with respect to the election of directors, the advisory vote on compensation of our named executive officers or the advisory vote on the frequency of the advisory vote on compensation of our named executive officers. We urge you to carefully consider all of the proposals and direct your bank, broker or other record holder to vote your shares as you desire.

8. Q:	Can I change my vote?
A:	You have the right to revoke your proxy at any time before the Annual Meeting by:

•	Providing written notice to our Corporate Secretary and voting in person at the Annual Meeting; or
•	Appointing a new proxy prior to the start of the Annual Meeting.

Attendance at the Annual Meeting will not cause your previously appointed proxy to be revoked unless you specifically so request in writing.

9. Q:	What does it mean if I get more than one proxy card?
A:	If your shares are registered differently and are in more than one account, then you will receive more than one proxy card. Be sure to vote all of your accounts to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting Wells Fargo Shareowner Services at the shareowner information number shown at the front of this proxy statement.

10. Q:	Who may attend the Annual Meeting?
A:	All shareowners who owned shares of our common stock and preferred stock on March 30, 2011 may attend the Annual Meeting.

11. Q:	How will voting on any other business be conducted?
A:	Our Board of Directors does not know of any business to be considered at the Annual Meeting other than the four proposals set forth in this proxy statement. These consist of the election of directors, the advisory vote on compensation of our named executive officers, the advisory vote on the frequency of the advisory vote on compensation of our named executive officers and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011. If any other business is properly presented at the Annual Meeting, your proxy gives John O. Larsen, our President, and F. J. Buri, our Corporate Secretary, authority to vote on such matters at their discretion.

12. Q:	Where and when will I be able to find the results of the voting?
A:	The results of the voting will be announced at the Annual Meeting. You may also call us at the information number shown on the Notice of Annual Meeting for the results. We will also file the voting results on a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting.

13. Q:	Are our 2010 Annual Report and these proxy materials available on the Internet?
A:	Yes. As required by rules adopted by the SEC, we are making our proxy statement and our annual report available to our shareowners electronically via the Internet. You can access these materials at http://www.alliantenergy.com/WPLproxy.

14. Q:	When are shareowner proposals for the 2012 Annual Meeting due?
A:	All shareowner proposals to be considered for inclusion in our proxy statement for the 2012 Annual Meeting, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”), must be received at our principal office by Dec. 10, 2011.

In addition, any shareowner who intends to present a proposal from the floor at our 2012 Annual Meeting must submit the proposal to our Corporate Secretary no later than Feb. 23, 2012.

15. Q:	Who is our independent registered public accounting firm and how is it appointed?
A:	Deloitte & Touche LLP audited our financial statements for the year ended Dec. 31, 2010. Representatives of Deloitte & Touche LLP are not expected to be present at the Annual Meeting. The Audit Committee of the Board of Directors has appointed, and is recommending for ratification by shareowners, its appointment of, Deloitte & Touche LLP as our independent registered public accounting firm for the year ending Dec. 31, 2011.

16. Q:	Who will bear the cost of soliciting proxies for the Annual Meeting and how will these proxies be solicited?
A:	We will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our officers and employees who will not receive any additional compensation for these solicitation activities. We will pay banks, brokers, nominees and other fiduciaries reasonable charges and expenses incurred in forwarding the proxy materials to their principals.

17. Q:	If more than one shareowner lives in my household, how can I obtain an extra copy of the 2010 Annual Report and proxy statement?
A:	Pursuant to the rules of the SEC, services that deliver our communications to shareowners that hold their stock through a bank, broker or other holder of record may deliver to multiple shareowners sharing the same address a single copy of our 2010 Annual Report and proxy statement. Upon written or oral request, we will mail a copy of the 2010 Annual Report and proxy statement to any shareowner at a shared address to which a single copy of the document was previously delivered. You may notify us of your request by calling or writing to us at the information address or number shown on the Notice of Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, two directors will be elected with terms expiring in 2014. The nominees for election as recommended by the Nominating and Governance Committee and selected by the Board of Directors are William D. Harvey and Singleton B. McAllister. Each of the nominees is currently serving on our Board of Directors. Each person elected as a director will serve until our Annual Meeting of Shareowners in 2014, or until his or her successor has been duly qualified and elected.

Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Consequently, any shares not voted at the meeting, including as a result of broker non-votes, will have no effect on the election of directors. The proxies solicited may be voted for a substitute nominee or nominees if any of the nominees are unable to serve, or for good reason will not serve, a contingency not now anticipated.

Brief biographies of the director nominees and continuing directors follow. These biographies include their ages (as of Dec. 31, 2010); an account of their specific business experience; the names of publicly held and certain other corporations of which they also are, or have been within the past five years, directors; and a brief discussion of their specific experience, qualifications, attributes or skills that led to the conclusion that they should serve as directors. Except as otherwise indicated, each nominee and continuing director has been engaged in his or her present occupation for at least the past five years.

NOMINEES

WILLIAM D. HARVEY Age 61	Director since 2005 Nominated Term expires in 2014
Mr. Harvey has served as Chairman of the Board of the Company, AEC and IPL since February 2006. He has served as Chief Executive Officer of the Company, AEC and IPL since July 2005. He served as President of AEC from January 2004 until February 2011. He previously served as President and Chief Operating Officer of AEC and Chief Operating Officer of IPL and WPL from January 2004 to July 2005. He served as President of the Company and as Executive Vice President — Generation for AEC, IPL and Resources from 1998 to January 2004. Mr. Harvey serves on the board of directors of Sentry Insurance Company. Mr. Harvey’s long-term experience with our operations, customer perspectives, utility and environmental regulation, legal matters, safety, and diversity initiatives led to the conclusion that he should serve as Chairman of the Board.

SINGLETON B. MCALLISTER Age 58	Director since 2001 Nominated Term expires in 2014
Ms. McAllister has been a partner in the Washington D. C. office of the law firm of Blank Rome LLP since June 2010. She previously served as a partner in the law firm of LeClair & Ryan LLP since October 2007 and as a partner in the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P. C. from July 2005 to October 2007. She served as the Corporate Diversity Counsel practice group chair and in the public law and policy strategies group of the Washington, D.C. law firm office of Sonnenschein, Nath & Rosenthal, LLP from 2003 to July 2005. Ms. McAllister has served on the board of directors of United Rentals, Inc. since 2004. Ms. McAllister has served as a Director of AEC and IPL since 2001. Ms. McAllister’s experience in legal, legislative, regulatory, public affairs, human resources and diversity initiatives led to the conclusion that she should serve on our Board of Directors.

The Board of Directors unanimously recommends a vote “FOR” all nominees for election as directors.

CONTINUING DIRECTORS

MICHAEL L. BENNETT Age 57	Director since 2003 Term expires in 2013
Mr. Bennett has been a private investor and consultant in Sioux City, Iowa since May 2010. He previously served as President and Chief Executive Officer of Terra Industries Inc., an international producer of nitrogen products headquartered in Sioux City, Iowa, since April 2001. He also served as Chairman of the Board and President for Terra Nitrogen Company, L.P., a subsidiary of Terra Industries Inc. He has served on the board of directors of Arclin, Inc., a privately held company located in Canada since 2010. Mr. Bennett has served as a Director of AEC and IPL since 2003. Mr. Bennett is Chairperson of the Nominating and Governance Committee, our Lead Independent Director and an audit committee financial expert. Mr. Bennett’s leadership of a publicly traded company and his experience in operations, customer perspectives, legal matters, and human resource matters led to the conclusion that he should serve on our Board of Directors.

DARRYL B. HAZEL Age 62	Director since 2006 Term expires in 2013
Mr. Hazel has been the principal of Darryl B. Hazel Consulting LLC, a business consulting firm in Detroit, Mich., since January 2010. He retired in January 2010 from his position as Senior Vice President, Global Services Initiatives of Ford Motor Company, an automobile manufacturer. He also served as President of the Customer Service Division and Senior Vice President of Ford Motor Company from March 2006 to September 2009. He previously served as President of Marketing of Ford Motor Company from September 2005 to March 2006; President of the Ford Division from April 2005 to September 2005; and President of the Lincoln Mercury Division from August 2002 to April 2005. Mr. Hazel has served as a Director of AEC and IPL since 2006. Mr. Hazel is an audit committee financial expert. Mr. Hazel’s long-term experience as an executive of a publicly traded company and its subsidiaries along with his experience in operations, customer perspectives, human resources, technology matters and diversity initiatives led to the conclusion that he should serve on our Board of Directors.

ANN K. NEWHALL Age 59	Director since 2003 Term expires in 2012
Ms. Newhall retired in August 2008 from her position as Executive Vice President, Chief Operating Officer, Secretary and a Director of Rural Cellular Corporation (“RCC”), a cellular communications corporation located in Alexandria, Minn., following RCC’s sale to Verizon. Ms. Newhall held this position from 2000 to 2008. Ms. Newhall has served as a Director of AEC and IPL since 2003. Ms. Newhall is Chairperson of the Compensation and Personnel Committee. Ms. Newhall’s leadership in a publicly traded company and her experience in operations, customer perspectives, legal, regulatory, human resources and technology matters led to the conclusion that she should serve on our Board of Directors.

DEAN C. OESTREICH Age 58	Director since 2005 Term expires in 2012
Mr. Oestreich has been a consultant to Pioneer Hi-Bred International, Inc., developer and supplier of advanced plant genetics, and a wholly-owned subsidiary of DuPont Corporation, located in Johnston, Iowa, since January 2010. He previously served as Chairman from November 2007 to his retirement in December 2009. He also served as Vice President of DuPont Corporation from 2004 through 2009. He previously served as President of Pioneer Hi-Bred International, Inc. from 2004 to 2007. Mr. Oestreich has served as a Director of AEC and IPL since 2005. Mr. Oestreich is Chairperson of the Environmental, Nuclear, Health and Safety Committee. Mr. Oestreich’s experience with publicly traded companies, operations, customer perspectives, regulatory and public affairs, human resources, technology, environmental matters and safety led to the conclusion that he should serve on our Board of Directors.

DAVID A. PERDUE Age 61	Director since 2001 Term expires in 2013
Mr. Perdue has been the Chief Executive Officer of Aquila Group LLC based in Sea Island, Ga., a private investment firm involved with, among other investments, retail markets in India, since 2007. He retired in July 2007 from his position as Chairman of the Board and Chief Executive Officer of Dollar General Corporation, a retail organization headquartered in Goodlettsville, Tenn. He was named Chief Executive Officer and a Director in April 2003 and elected Chairman of the Board in June 2003. From July 2002 to March 2003, he was Chairman and Chief Executive Officer of Pillowtex Corporation, a textile manufacturing company. Pillowtex emerged from bankruptcy in May 2002 and reentered bankruptcy in July 2003. Mr. Perdue has served on the board of directors of Jo-Ann Stores, Inc., since 2008, and Liquidity Services, Inc., since 2009. Mr. Perdue has served as a Director of AEC and IPL since 2001. Mr. Perdue is an audit committee financial expert. Mr. Perdue’s leadership of publicly traded companies and his experience in operations, customer perspectives, marketing, human resources and technology matters led to the conclusion that he should serve on our Board of Directors.

JUDITH D. PYLE Age 67	Director since 1994 Term expires in 2013
Ms. Pyle is President and Chief Executive Officer of Judith Dion Pyle and Associates, a financial services company located in Middleton, Wis. Prior to assuming her current position in 2003, she served as Vice Chair of The Pyle Group, a financial services company located in Madison, Wis. She previously served as Vice Chair and Senior Vice President of Corporate Marketing of Rayovac Corporation, a battery and lighting products manufacturer located in Madison, Wis. In addition, Ms. Pyle is a director of Uniek, Inc. Ms. Pyle has served as a Director of AEC since 1992 and of IPL since 1998. Ms. Pyle’s experience in operations, marketing, human resources and diversity initiatives led to the conclusion that she should serve on our Board of Directors.

CAROL P. SANDERS Age 43	Director since 2005 Term expires in 2012
Ms. Sanders has been the Chief Financial Officer and Treasurer of Jewelers Mutual Insurance Company of Neenah, Wis., a nationwide insurer that specializes in protecting jewelers and personal jewelry, since 2010. She previously served as Chief Financial Officer and Corporate Secretary since 2004. She previously served as Controller and Assistant Treasurer of Sentry Insurance located in Stevens Point, Wis. from 2001 to 2004. Ms. Sanders has served as a Director of AEC and IPL since 2005. Ms. Sanders is Chairperson of the Audit Committee and an audit committee financial expert. Ms. Sanders’ experience with publicly traded companies, operations, customer perspectives, regulatory matters, human resources and technology matters led to the conclusion that she should serve on our Board of Directors.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors has standing Audit; Compensation and Personnel; Nominating and Governance; Environmental, Nuclear, Health and Safety; Capital Approval and Executive Committees. The Board of Directors has adopted formal written charters for each of the Audit, Compensation and Personnel, and Nominating and Governance Committees, which are available on the Alliant Energy web site at www.alliantenergy.com/investors under the “Corporate Governance” caption. The following is a description of each of these committees. Joint meetings in the descriptions below refer to meetings of the committees of the Company, Alliant Energy and IPL.

Audit Committee

The Audit Committee held six joint meetings in 2010. The Committee currently consists of C. P. Sanders (Chair), M. L. Bennett, D. B. Hazel, and D. A. Perdue. Each of the members of the Committee is independent as defined by the New York Stock Exchange (“NYSE”) listing standards and SEC rules. The Board of Directors has determined that Ms. Sanders and the other three Audit Committee members qualify as “audit committee financial experts” as defined by SEC rules. The Audit Committee is responsible for assisting Board oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; and (4) the performance of our internal audit function and independent registered public accounting firm. The Audit Committee is also directly responsible for the appointment, retention, termination, compensation and oversight of our independent registered public accounting firm.

Compensation and Personnel Committee

The Compensation and Personnel Committee held five joint meetings in 2010. The Committee currently consists of A. K. Newhall (Chair), D. B. Hazel, J. D. Pyle and C. P. Sanders. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. This Committee reviews and approves corporate goals and objectives relevant to chief executive officer compensation and the compensation of the other executive officers, evaluates the chief executive officer’s performance and determines and approves as a committee, or together with the other independent directors, the chief executive officer’s compensation level based on its evaluation of the chief executive officer’s performance in addition to reviewing and approving the recommendations of the chief executive officer with regard to the other executive officers. The Committee has responsibilities with respect to our executive compensation and incentive programs and management development programs. It also makes recommendations to the Nominating and Governance Committee regarding compensation for the non-management directors.

To support the Committee in carrying out its mission, the Committee has the authority to retain and terminate the services of outside advisors, experts and others to assist the Committee with the expense of such outside consultants provided for by Alliant Energy. For a portion of 2010, the Committee engaged Towers Watson as an outside compensation consultant to serve as an advisor in evaluating the compensation of our chief executive officer, other named executive officers and our outside non-management directors. Towers Watson also provides assistance and serves as an advisor and provides market information and trends regarding executive compensation programs; provides benchmarking and competitive market reviews of our executive officer total compensation; assists with the design of our short- and long-term incentive programs and executive retirement programs as well as assisting management with the implementation of these programs; and other consulting services at the request of the Committee. In October 2010, the Committee engaged Pay Governance LLC as an outside independent compensation consultant to perform the specific executive compensation consulting services previously provided by Towers Watson. Alliant Energy will pay the fees as determined by the Committee and upon its request and related out of pocket expenses to Towers Watson and Pay Governance LLC. For executive compensation consulting services provided in 2010, these fees totaled approximately $57,000 for Towers Watson and approximately $37,000 for Pay Governance LLC.

During 2010, Towers Watson, through a separate part of its organization, also provided certain services for management purposes that are recommended and approved by members of management, including Alliant Energy’s chief executive officer, vice president — human resources, and the director of total rewards. In the capacity as a consultant to management, Towers Watson provides competitive market data, actuarial services, and employee benefits consulting, but does not recommend pay program and pay level changes. In 2010, Towers Watson was paid approximately $1,233,000 for services provided to management and Alliant Energy’s employee benefit plans. The Committee was aware of and acknowledged the services provided for management by Towers Watson when it engaged Towers Watson. The Committee determined that the measures taken to ensure the independence of the advice given by Towers Watson to the Committee were appropriate. The Committee took additional action during 2010 to ensure the independence of the advice provided by its compensation consultant by engaging Pay Governance LLC as its compensation consultant.

The Committee reviews and approves all elements of our executive compensation programs. Our chief executive officer provides input to the Committee in the assessment, design and recommendation of executive compensation programs, plans and awards. Annually, the chief executive officer reviews with the Committee market data provided by Towers Watson about the comparable companies that are identified as our peer group to help verify survey job information adequately captures officers’ duties. Based on that data, the chief executive officer recommends to the Committee base salary adjustments and short- and long-term incentive targets in relation to external market data while also considering internal equity considerations and executive officers’ individual performance. The chief executive officer provides recommendations to the Committee for total annual compensation of executive officers. The chief executive officer does not, however, make any recommendation to the Committee regarding his own compensation. Further, the chief executive officer and other executive officers assess the performance of those executive officers reporting to them. The chief executive officer is invited to attend all Committee meetings to provide an update of progress made towards achievement of annual performance goals and to provide management’s views on compensation program design features and components.

The Committee has reviewed and approved the charter for our internal Total Compensation Committee made up of vice presidents of our energy delivery, generation, finance, legal and human resources business units. The Committee has delegated to the Total Compensation Committee various powers of design and administration associated with our employee benefit plans for salaried and hourly employees. The Committee reviews the minutes and actions of the Total Compensation Committee. The Committee has also reviewed and approved the charter for our internal Investment Committee. The Investment Committee is made up of voting members and non-voting members. The voting members include officers in our finance/treasury, human resources, energy delivery and accounting business units. Non-voting members include an assistant treasurer, directors of business and financial performance for corporate services and energy delivery, a lead treasury analyst and the director of total rewards. The Committee has delegated to the Investment Committee various powers regarding managing investment assets of our benefit and compensation plans and programs. The Committee reviews the investment policies related to these benefit and compensation plans on an annual basis.

Nominating and Governance Committee

The Nominating and Governance Committee held four joint meetings in 2010. The Committee currently consists of M. L. Bennett (Chair), S. B. McAllister, D. C. Oestreich and D. A. Perdue. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. This Committee’s responsibilities are to: (1) identify individuals qualified to become Board members, consistent with the criteria approved by the Board, and to recommend nominees for directorships to be filled by the Board or shareowners; (2) identify and recommend Board members qualified to serve on Board committees; (3) develop and recommend to the Board a set of corporate governance principles; (4) oversee the evaluation of the Board and our management; (5) oversee our related person transaction policy; and (6) advise the Board with respect to other matters relating to our corporate governance.

The Committee is responsible for evaluating nominees for director and director candidates based on such general and specific criteria and for seeking to assure that the specific talents, skills and other characteristics that are needed to increase the Board’s effectiveness are possessed by an appropriate combination of directors. Our Corporate Governance Principles, as adopted by the Board of Directors, provide insight for the Committee on the consideration of appropriate criteria for director nominees.

In making recommendations of nominees to serve as directors to the Board of Directors, the Committee will examine each director nominee on a case-by-case basis regardless of the source of the recommendation and take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. However, the Committee believes that, to be recommended as a director nominee, each candidate must:

•	display the highest personal and professional ethics, integrity and values;

•	have the ability to exercise sound business judgment;

•

be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest;

•	have relevant expertise and experience, and be able to offer advice and guidance to the chief executive officer based on that expertise and experience;

•	be independent of any particular constituency, be able to represent all of our shareowners and be committed to enhancing long-term shareowner value; and

•	have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of our business.

The Committee also believes the following qualities or skills are necessary for one or more directors to possess:

•	At least one director should have the requisite experience and expertise to be designated as an “audit committee financial expert” as defined by the applicable rules of the SEC.

•

Directors generally should be active or former senior executive officers of public companies or leaders of major and/or complex organizations, including commercial, governmental, educational and other non-profit institutions.

•	Directors should be selected so that the Board of Directors is a diverse body, with diversity reflecting age, gender, race and professional experience.

The Committee has determined that each nominee for director as well as each continuing member of the Board of Directors possesses the applicable criteria for directors outlined above. In addition, the Committee annually reviews particular attributes, qualities and skills attendant to the members of our Board of Directors and documents this annual assessment through the use of a directors’ skills matrix that assesses directors’ experiences and expertise in areas such as public company environment, finance, operations, customer perspective, regulatory and public affairs, legal, human resources, technology, environment and safety, and diversity initiatives. Diversity is a component of our core value of respect. We strive to create a workplace where people of diverse backgrounds, talents and perspectives support our mission. Diversity is reflected in our directors’ skills matrix, in the criteria specified for use in the evaluation of our director nominees by the Committee and in the Board of Directors’ responsibilities in advising and counseling management. Specifically, our Corporate Governance Principles provide that the Board of Directors is responsible for using the broad range of experiences and perspectives of directors to advise and counsel management, both in meetings and in informal consultations, on significant issues facing the Company. In its annual performance evaluation, the Committee assesses whether it effectively identifies individuals qualified to be nominated to the Board of Directors for election by the shareowners consistent with the criteria approved by the Board. We believe that our Board of Directors has been effective in assembling a diverse body of individuals as measured by the criteria of age, gender, race and professional experience specified in our Corporate Governance Principles.

The Committee will consider nominees recommended by shareowners in accordance with our Nominating and Governance Committee Charter and our Corporate Governance Principles. Any shareowner wishing to make a recommendation should write to our Corporate Secretary and include appropriate biographical information concerning each proposed nominee. The Corporate Secretary will forward all recommendations to the Committee.

We and the Committee maintain a file of recommended potential director nominees, which is reviewed at the time a search for a new director needs to be performed. To assist the Committee in its identification of qualified director candidates, the Committee may engage an outside search firm.

The Committee has the responsibility to periodically review and make recommendations to the Board regarding policies and procedures for selection of the chief executive officer and succession planning in the event of an emergency or the retirement of the chief executive officer. The Committee, in conjunction with the full Board, discusses succession planning and other management development issues at least annually and more often, as necessary.

The Committee is responsible for ensuring that new Board members have an appropriate orientation to our company and their responsibilities as directors to permit them to become familiar with the industry, business units and corporate governance processes of our company. The Committee is also responsible for ensuring that a process is in place to provide educational opportunities on an ongoing basis to help assure that each director has the necessary skills to perform his or her responsibilities as a director. The Committee has established an aspirational continuing education guideline for approximately one half of the board members to attend a continuing education program every year.

Environmental, Nuclear, Health and Safety Committee

The Environmental, Nuclear, Health and Safety Committee held three joint meetings in 2010. The Committee currently consists of D. C. Oestreich (Chair), S. B. McAllister, A. K. Newhall and J. D. Pyle. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. The Committee’s responsibilities are to review environmental policy and planning issues of interest to us, including matters involving our company before environmental regulatory agencies and compliance with air, water and waste regulations. The Committee also reviews health and safety related policies, activities and operational issues as they affect employees, customers and the general public. In addition, the Committee reviews issues related to nuclear generating facilities from which we and IPL purchase power.

Capital Approval Committee

The Capital Approval Committee held no meetings in 2010. The Committee currently consists of M. L. Bennett, A. K. Newhall and D. C. Oestreich. Mr. Harvey is the Chair and a non-voting member of this Committee. The purpose of this Committee is to evaluate certain investment proposals where (1) an iterative bidding process is required, and/or (2) the required timelines for a proposal would not permit the proposal to be brought before a regular meeting of the Board of Directors and/or a special meeting of the full Board of Directors is not practical or merited.

Executive Committee

The Executive Committee held no meetings in 2010. The Committee currently consists of M. L. Bennett, A. K. Newhall, D. C. Oestreich and C. P. Sanders, each the Chairperson of a committee. Mr. Harvey is the Chair and a non-voting member of this Committee. The purpose of this Committee is to possess all the powers and authorities of the Board of Directors when the Board is not in session, except for the powers and authorities excluded for such a Committee under the Wisconsin Business Corporation Law. The Committee meets only when a regular, or special, Board of Directors meeting, or a meeting of the Capital Approval Committee, would be impractical and an important need exists that requires action.

Attendance and Performance Evaluations

The Board of Directors held seven joint meetings during 2010. Each director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which he or she served.

The Board and each Board committee conduct performance evaluations annually to determine their effectiveness and suggest improvements for consideration and implementation. In addition, the Compensation and Personnel Committee evaluates Mr. Harvey’s performance as chief executive officer on an annual basis.

Board members are not expected to attend our annual meetings of shareowners. None of the Board members were present for our 2010 Annual Meeting.

CORPORATE GOVERNANCE

Corporate Governance Principles

Our Board of Directors has adopted Corporate Governance Principles that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board. The Corporate Governance Principles are available on the Alliant Energy web site at www.alliantenergy.com/investors under the “Corporate Governance” caption.

The Board of Directors has adopted certain categorical standards of independence to assist it in making determinations of director independence under the NYSE listing standards. The categorical standards are available in Appendix A to our Corporate Governance Principles available on the Alliant Energy web site at www.alliantenergy.com/investors under the “Corporate Governance” caption.

The Board of Directors also gave consideration to certain other factors in relation to an independence determination. Messrs. Bennett, Hazel, Oestreich and Ms. Pyle serve (or served during 2010) as executive officers and/or directors of companies that are customers or, in the case of Mr. Bennett, suppliers of the Company and IPL. These customer/supplier relationships do not constitute a material relationship under NYSE listing standards cited above or the SEC rules governing related person transactions. However, each of these circumstances was evaluated under the applicable NYSE listing standards and SEC rules. The Board determined that these factors did not impair the independence of these directors.

Based on these standards and this evaluation, the Board of Directors has affirmatively determined by resolution that each of Messrs. Bennett, Hazel, Oestreich, and Perdue and Mses. McAllister, Newhall, Pyle and Sanders has no material relationship with us and, therefore, is independent in accordance with the NYSE listing standards. The Board of Directors will regularly review the continuing independence of the directors.

The Corporate Governance Principles provide that at least 75% of the members of the Board of Directors must be independent directors under the NYSE listing standards. The Audit, Compensation and Personnel, and Nominating and Governance Committees must consist of all independent directors.

Related Person Transactions

We have adopted a written policy that we will annually disclose information regarding related person transactions that is required by regulations of the SEC to be disclosed, or incorporated by reference, in our Annual Report on Form 10-K. For purposes of the policy:

The term “related person” means any of our directors or executive officers, or nominee for director, and any member of the immediate family of such person.

A related person transaction is generally a consummated or currently proposed transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which the related person had or will have a direct or indirect material interest. A related person transaction does not include:

•	the payment of compensation by us to our executive officers, directors or nominee for director;

•	a transaction if the interest of the related person arises solely from the ownership of our shares and all shareowners receive the same benefit on a pro rata basis;

•

a transaction in which the rates or charges involved are determined by competitive bids, or that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed and in conformity with law or governmental authority; or

•	a transaction that involves our services as a bank, transfer agent, registrar, trustee under a trust indenture, or similar services.

Furthermore, a related person is not deemed to have a material interest in a transaction if the person’s interest arises only (i) from the person’s position as a director of another party to the transaction; (ii) from the ownership by such person and all other related persons, in the aggregate, of less than a 10% equity interest in another person (other than a partnership) that is a party to the transaction; (iii) from such person’s position as a limited partner in a partnership and all other related persons have an interest of less than 10% of and the person is not a general partner of or holds another position in, the partnership; and (iv) from both such director position and ownership interest. Pursuant to the policy, each of our executive officers, directors and nominees for director is required to disclose to the Nominating and Governance Committee of the Board of Directors certain information regarding the related person transaction for review, approval or ratification by the Nominating and Governance Committee. Such disclosure to the Nominating and Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction.

The Nominating and Governance Committee’s decision whether or not to approve or ratify the related person transaction should be made in light of the Committee’s determination as to whether consummation of the transaction is believed by the Committee to not be, or to have been contrary to, the best interests of our company. The Committee may take into account the effect of a director’s related person transaction on such person’s status as an independent member of our board of directors and eligibility to serve on board committees under SEC and NYSE rules.

Based on these standards, we had no related person transactions in 2010, and no related person transactions are currently proposed.

Board Leadership Structure; Executive Sessions

Our Bylaws and our Corporate Governance Principles provide that the Board of Directors is responsible to select a Chairperson and a chief executive officer. Our Corporate Governance Principles also provide that the Board of Directors should have the flexibility to decide whether it is best for our company that the two positions be filled by the same individual and that, if the Chairperson of the Board is not an independent director, the chairperson of the Nominating and Governance Committee will be designated the Lead Independent Director. The Board of Directors has determined that the positions of Chairperson of the Board and chief executive officer should be held by one individual with the use of a Lead Independent Director. In choosing to combine the roles of Chairperson of the Board and chief executive officer, the Board of Directors has expressed its belief that our management, through the Chairperson and chief executive officer should have the primary accountability, and the responsibility to act as the spokesperson, for us. The Board of Directors believes that maintaining the positions of Chairperson and chief executive officer in a single individual will promote the enhancement of a consistent and accurate message to our investors, employees, customers and other constituencies.

While our Corporate Governance Principles do not grant the Lead Independent Director any special authority over management, both the Board of Directors and management recognize the Lead Independent Director as a key position of leadership within the Board of Directors. Our Corporate Governance Principles do provide that the Lead Independent Director will preside at regular executive sessions of the Board without management participation. We believe that the use of a Lead Independent Director has proven effective for us and has greatly assisted with the facilitation of communication of important issues between the Board of Directors and the chief executive officer. Subsequent to the adoption of our Corporate Governance Principles formally establishing the Lead Independent Director position, our Lead Independent Director’s role has developed to include additional board governance activities, including the following examples:

•	communicating applicable information arising out of the deliberations in executive sessions to the Chairperson and chief executive officer;

•	reviewing with the Chairperson and chief executive officer items of importance for consideration by the Board of Directors;

•	acting as principal liaison between the independent directors and the Chairperson and chief executive officer on sensitive issues;

•	discussing with the Chairperson and chief executive officer important issues to assess and evaluate the view of the Board of Directors;

•	consulting and meeting with any or all of our independent directors, at the discretion of either party and with or without the attendance of the Chairperson and chief executive officer;

•	in conjunction with the Nominating and Governance Committee, recommending to the Chairperson the membership of the various board committees and selection of the board committee chairs;

•	in conjunction with the Nominating and Governance Committee, interviewing all board candidates and making recommendations to the Board of Directors on director nominees;

•	mentoring and counseling new members of the Board of Directors to assist them in becoming active and effective directors;

•	in conjunction with the Nominating and Governance and Compensation and Personnel Committees, reviewing and approving the philosophy of, and program for, compensation of the independent directors; and

•

evaluating, along with the other members of the Board of Directors, the chief executive officer’s performance and meeting with the chief executive officer to discuss the Board of Directors’ evaluation.

As the Chairperson of the Nominating and Governance Committee, Mr. Bennett is currently designated as the Lead Independent Director. At every regular in-person meeting of the Board of Directors, the independent directors meet in executive session with no member of our management present.

Risk Oversight

Our Corporate Governance Principles provide that the Board of Directors is responsible for overseeing and understanding our vision and mission, strategic plans, overall corporate risk profile, risk parameters, annual operating plans and annual budgets and for monitoring whether these plans are being implemented effectively. The Board of Directors annually conducts a broad based risk assessment. In 2010, this risk assessment was conducted in association with reviews by the chief audit executive and the director of strategy and communication. The methodology of the risk assessment identifies key themes and trends, quantifies our key risks and develops mitigation plans and strategies. This assessment provides the platform to develop appropriate audit plans and to ensure resources are devoted to areas having the highest risk. This assessment culminates in the Annual Risk Management Report to the Board of Directors. On an on-going basis, the Audit Committee regularly discusses our policies with respect to risk assessment and risk management, our financial risk exposures and the steps we have taken to monitor and control such exposures. The Board of Directors relies on the Compensation and Personnel Committee to address potential risks arising from our general compensation programs and policies for all employees, and the Committee conducted an assessment in 2010 of these policies and practices to determine whether risks arising from them were reasonably likely to have a material adverse effect on us, as described in further detail under “Compensation Committee Risk Assessment” below.

Communication with Directors

Shareowners and other interested parties may communicate with the full Board, non-management directors as a group or individual directors, including the Lead Independent Director, by providing such communication in writing to our Corporate Secretary, who will post such communications directly to our Board of Directors’ web site.

Ethical and Legal Compliance Policy

We have adopted a Code of Conduct, that serves as our code of ethics, and that applies to all employees, including our chief executive officer, chief financial officer and chief accounting officer, as well as our Board of Directors. We make our Code of Conduct available on the Alliant Energy web site at www.alliantenergy.com/investors under the “Corporate Governance” caption. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding amendments to, or waivers from, the Code of Conduct by posting such information on the Alliant Energy web site.

OWNERSHIP OF VOTING SECURITIES

All of our common stock is held by Alliant Energy. Listed in the following table are the number of shares of Alliant Energy’s common stock beneficially owned as of Feb. 28, 2011 by (1) the executive officers listed in the Summary Compensation Table, (2) all of our director nominees and directors and (3) all director nominees, directors and the executive officers as a group. The directors and executive officers as a group owned less than 1% of the outstanding shares of Alliant Energy’s common stock on that date. No individual director or officer owned more than 1% of the outstanding shares of Alliant Energy’s common stock on that date.

NAME OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED(1)
Executive Officers(2)
Thomas L. Aller	90,208	(3)
Dundeana K. Doyle	34,826	(3)
Patricia L. Kampling	36,551	(3)
Barbara J. Swan	80,777	(3)(4)

Director Nominees
William D. Harvey	337,061	(3)
Singleton B. McAllister	13,128	(3)

Directors
Michael L. Bennett	21,123	(3)
Darryl B. Hazel	10,098	(3)
Ann K. Newhall	14,505	(3)
Dean C. Oestreich	15,892	(3)
David A. Perdue	17,195	(3)
Judith D. Pyle	17,826
Carol P. Sanders	12,436	(3)

All Executive Officers and Directors as a Group (19 people)	798,206	(3)

(1)	Total shares of Alliant Energy’s common stock outstanding as of Feb. 28, 2011 were 110,937,709.

(2)	Stock ownership of Mr. Harvey is shown with the director nominees.

(3)

Included in the beneficially owned shares shown are indirect ownership interests with shared voting and investment powers: Mr. Harvey — 3,615 and Mr. Aller — 1,000; shares of common stock held in deferred compensation plans: Mr. Bennett — 20,640, Mr. Harvey — 47,629, Mr. Hazel — 9,450, Ms. McAllister — 7,710, Ms. Newhall — 13,385, Mr. Oestreich — 14,892, Mr. Perdue — 17,195, Ms. Sanders — 12,336, Mr. Aller — 8,572, Ms. Doyle — 9,228, Ms. Kampling — 1,559, Ms. Swan — 28,242 (all executive officers and directors as a group — 213,318); and stock options exercisable on or within 60 days of Feb. 28, 2011: Mr. Harvey — 11,258 and Mr. Aller — 56,530 (all executive officers and directors as a group — 71,719).

(4)	Ms. Swan retired on Dec. 31, 2010.

The following table sets forth information, as of Dec. 31, 2010, regarding beneficial ownership by the only persons known to us to own more than 5% of Alliant Energy’s common stock. The beneficial ownership set forth below has been reported on Schedule 13G filings with the SEC by the beneficial owners.

Amount and Nature of Beneficial Ownership

	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Percent of Class
BlackRock, Inc. (and certain affiliates) 40 East 52nd Street New York, NY 10022	9,253,326	0	9,253,326	0	9,253,326	8.35%

None of our directors or officers own any shares of preferred stock. To our knowledge, no shareowner beneficially owned 5% or more of any class of our preferred stock as of Dec. 31, 2010 other than the 4.96% series of preferred stock. The following table sets forth information, as of Dec. 31, 2010, regarding beneficial ownership by the only persons known to us to own more than 5% of the 4.96% series of preferred stock. The beneficial ownership set forth below has been reported on Schedule 13G filings with the SEC by the beneficial owners.

Amount and Nature of Beneficial Ownership

	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Percent of Class
Wells Fargo and Company 420 Montgomery Street San Francisco, CA 94104	4,567	0	4,567	0	4,567	7.03%

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion and analysis of the compensation paid by Alliant Energy to our executive officers listed in the Summary Compensation Table for services performed for us, Alliant Energy and Alliant Energy’s other subsidiaries. References to “we,” “us,” “our,” and similar references in the following discussion and analysis include us, Alliant Energy and Alliant Energy’s other subsidiaries together unless the context indicates otherwise.

Executive Summary

We have designed our executive compensation program to motivate our executive officers to achieve results for our shareowners and customers and reward them for doing so. Our compensation program is designed to link a significant portion of the compensation of our named executive officers to defined performance standards that promote balance between the drive for near-term growth and long-term increase in shareowner value. The compensation we paid in the last three years demonstrates that our compensation program is consistent with our pay for performance philosophy.

In 2010, our financial results improved substantially over the results of 2009 and 2008. The following table shows the pay for performance linkage by displaying the results of our financial performance goals and incentive compensation payouts over the past three years.

Year	Adjusted utility earnings per share from continuing operations	Short-term incentive payout as % of target	Relative Total Shareowner Return (three years)	Performance Share payout as % of target	Performance Contingent Restricted Stock vesting
2008	$2.19	0%	75th percentile	162.5%	No
2009	$1.86	0%	31st percentile	0%	No
2010	$2.68	130%	45th percentile	75%	Yes

At the end of 2010, our relative total shareowner return compared to the S&P Midcap Utility Index performed at the 84th percentile for the last year and the 82nd percentile over the last five years. Adjusted utility earnings per share in 2010 were up 44% over 2009. We exceeded our adjusted utility earnings per share target by 9% in 2010, resulting in the first short-term incentive payment in three years. Adjusted cash flows from our utilities and service company exceeded the 2010 target by 46%. In addition, we met or exceeded performance goals related to customer satisfaction, safety and diversity. As a result of the improved financial performance of 2010, the total direct compensation we paid to our executive officers increased in 2010 over 2009 and 2008. Our compensation programs worked as designed by increasing compensation to our executive officers based on our higher earnings growth, operational performance and common stock price.

Our long-term incentive plan is entirely performance-based. The two types of equity awards that make up our long-term incentive plan, performance contingent restricted stock and performance shares, will not vest unless financial performance goals are met. The two financial goals are total shareowner return and earnings growth. In addition, we emphasize long-term incentives for our named executive officers, as they comprise on average, in the aggregate, 49% of their total direct compensation. This creates a strong link between the long-term financial performance for our shareowners and the compensation of our named executive officers.

We have implemented a policy to reduce the amount of perquisites paid to our executive officers. In 2009, we eliminated our flexible perquisite program, which paid an amount of perquisite commensurate with the position of the executive officer, and allowed the executive officer to determine on what to spend the perquisite. In 2010, we eliminated a health care benefit received by executive officers that was more generous than that paid to the balance of our non-bargaining employees, effective in 2011. Elimination of these perquisites strengthens the link between compensation and company performance.

The following discussion describes the elements of our compensation program and explains how it considers the results of our performance when determining our executive compensation.

Objectives of Compensation Programs

We are committed to maintaining a total compensation program for executive officers that:

•	furthers our strategic plan by strengthening the relationship between pay and performance by emphasizing variable at-risk compensation,

•	aligns executive officers’ and employees’ interests with those of our shareowners and our customers, and

•	ensures that we attract and retain talented employees through competitive compensation that is comparable to other similar companies.

We believe these objectives attract, retain and motivate a highly proficient workforce that is actively engaged in producing results for our shareowners and customers.

We adhere to the following compensation principles, which are intended to facilitate the achievement of our business strategies:

•	base salary levels should be targeted at the median (50th percentile) of base salaries paid by comparable companies,

•	a substantial portion of our executive officers’ compensation should be based on achievement of performance goals, with long-term incentives comprising a majority of the performance-based pay,

•	risks associated with our compensation plans should be minimized,

•

executive officers should have access to retirement-oriented plans commonly in use among comparable companies, including deferred compensation plans, pension plans, supplemental retirement programs and 401(k) plans, and

•	executive officers should have significant holdings of Alliant Energy common stock to align their interests with the interests of Alliant Energy shareowners.

Compensation Program Practices

We have many practices that help ensure that our compensation program is aligned with the interests of Alliant Energy shareowners and customers and are supportive of good compensation governance. These practices include:

•	a balance of short-term (adjusted utility earnings per share from continuing operations) and long-term (relative total shareholder return and adjusted net income growth) performance measures;

•

a balance of time horizons for our incentive awards, including an annual cash incentive program, a three-year performance share program and performance contingent restricted stock that may vest after two, three or four years;

•	share ownership guidelines requiring executive officers to hold a number of Alliant Energy shares valued at one-and-one-half to four times their annual salaries;

•	a long-standing insider trading policy for executive officers and non-employee directors that prohibits transactions involving shorting, puts, calls, options, warrants and certain other derivatives;

•	an annual incentive compensation repayment (“claw back”) policy;

•	employment of our executive officers is “at will,” without employment contracts that guarantee cash compensation for a set period of time; and

•	using other types of long-term equity incentives rather than stock options.

Alliant Energy’s compensation programs are subject to a thorough review process that includes Committee review and approval of all elements of our executive compensation program; the advice of an independent, third-party compensation consultant engaged by the Committee; and a Committee of independent directors that meets in executive session without management at every meeting.

Benchmarking

Alliant Energy utilizes compensation data from general industry and the energy services sector in determining the appropriate levels of compensation for our executive officers. Although our business is focused in the energy services sector, we believe that the competitive labor market for our company includes both general industry and the energy services industry, particularly for those executives who serve in a general management capacity. Compensation programs at companies both in general industry and the energy services industry therefore serve as a benchmark for what constitutes competitive compensation.

The benchmark data from the energy and utility industry used in 2010 were drawn from Towers Watson’s 2009 Energy Services Industry Executive Compensation Database (the “2009 Energy Services database”), a survey which comprises nearly all U.S. utilities. The general industry data were obtained from Towers Watson’s 2009 General Industry Executive Compensation Database, a survey of over 800 companies (the “2009 General Industry database”). In using these broad-based surveys, we considered only aggregate data and did not select any individual companies for comparison. All of the survey data were updated to January 2010 using a 3% annual update factor, as 3% was the anticipated average annual increase for the survey companies. The data from each of the companies in both databases were size-adjusted based on gross revenue. Our Compensation and Personnel Committee, or Committee, used this adjusted benchmark data, among other factors, to determine appropriate levels of pay in 2010 for our named executive officers. We refer to the median in these surveys as our “market reference point” throughout the following discussion.

For general management positions, including Mr. Harvey’s, Ms. Kampling’s and Ms. Swan’s, equally blended energy industry and general industry data from these databases are used as our market reference point for compensation, reflecting the broader talent market for these jobs and the fact that Alliant Energy operates in some diversified businesses. For utility-specific operating positions, including Mr. Aller’s and Ms. Doyle’s, energy industry data are used as our market reference point. Overall, Alliant Energy’s revenue is ranked between the median and the average revenue of the companies in the 2009 Energy Services database. Towers Watson provided market data to our Compensation and Personnel Committee. See “Meetings and Committees of the Board — Compensation and Personnel Committee” for more details.

Compensation Elements and Design

The major elements of the executive compensation program are base salary, short-term (annual) incentives, long-term (equity) incentives and other benefits. In setting the level for each major component of compensation, we consider an executive officer’s total compensation (which consists of all elements of compensation including employee benefit programs), our market reference point, the current market for talent, our historic levels of compensation, company culture, individual and company performance, and internal equity. We aim to strike an appropriate balance among base salary, short-term incentive compensation and long-term incentive compensation. Our goal is to provide an overall compensation package for each executive officer that is competitive with the packages offered to similarly situated executive officers within the survey companies. To achieve that goal, we target each element of compensation to the median levels of the survey data.

We also have a goal to reward performance. To accomplish this goal, we weight performance-based incentive pay more heavily than other elements of our named executive officers’ total direct compensation, which consists of base salary and short-term and long-term incentive pay. In 2010, incentive pay accounted for 54%-77% of target total direct compensation for our named executive officers. The following table shows the breakdown for each of our named executive officers in 2010 of the total direct compensation pay mix. The figures in this table were calculated using targeted compensation for 2010 and therefore may differ from the actual payments for 2010 as reported in the Summary Compensation Table below.

Named Executive Officer	Title	Salary as a % of Total	Short-Term Incentive as a % of Total	Long-Term Incentive as a % of Total
William D. Harvey	Chairman and CEO	23%	21%	56%
Patricia L. Kampling	Chief Operating Officer and CFO	32%	20%	48%
Barbara J. Swan	President and CAO	35%	21%	44%
Dundeana K. Doyle	SVP-Energy Delivery	46%	21%	33%
Thomas L. Aller	SVP-Energy Resource Development	46%	21%	33%

Base Salary

We pay base salaries to assure management with a level of fixed compensation at competitive levels to reflect their professional skills, responsibilities and performance to attract and retain key executives. We adjust base salaries taking into consideration changes in the market, changes in responsibilities and performance against job expectations. We also consider the nature of the position, the responsibilities, skills and experience of the officer, and his or her past performance.

The Committee considers salaries that fall within 15% of our market reference point to be competitive. We may adjust base salaries to keep current with our market reference point, to recognize outstanding individual performance or to recognize an increase in responsibility. In 2010, aggregate base salaries of our named executive officers were, on average, approximately 2% above our market reference point, which is within our target.

Mr. Harvey’s salary for 2010 was $875,000, which was slightly below the median of the blended energy industry and general industry market reference point. Mr. Harvey’s incentive compensation elements are targeted to the median of the blended benchmark data, and they are generally higher than the 2009 Energy Services reference point but lower than the 2009 General Industry reference point. This results in more emphasis on incentive pay for our chief executive officer, which we believe creates a stronger link between pay and performance.

Ms. Kampling’s salary was set at $385,500 at the beginning of 2010 and raised to $500,000 later in 2010. The Committee considered the competitive market for chief financial officers, retention and succession planning objectives, and the additional responsibilities Ms. Kampling had been assigned when increasing her salary.

The salaries of the other named executive officers, which are reported in the Summary Compensation Table below, were near the median of our market reference point. The Committee considered the market data, the elimination of the flexible perquisite program and the salary freeze in 2009 when setting executive officers’ salaries for 2010.

Short-Term Incentives

Our executive officers, including our named executive officers, are eligible to participate in the Alliant Energy Management Incentive Compensation Plan, or MICP, which is our short-term (annual) incentive plan. The MICP provides executive officers with the opportunity for annual cash bonuses tied directly to the achievement of company and individual performance goals. The MICP encourages executive officers to achieve superior annual performance on key financial, strategic and operational goals. By setting annual goals, the Committee endeavors to drive annual performance and align the interests of management with the interests of our shareowners and customers.

The Committee seeks to set MICP opportunities at the median short-term incentive target levels compared to our benchmark data, measured as a percentage of base salary. MICP targets in 2010 were 95% of base salary for Mr. Harvey, 65% for Ms. Kampling, 60% for Ms. Swan, and 45% for Mr. Aller and Ms. Doyle. MICP target levels of all of our named executive officers are within 2% of our market reference point. The maximum possible individual payout for all executive officers was two times the target percentage. This range aligns with our desire to emphasize variable at-risk compensation.

We pay incentives from a pool of funds that Alliant Energy establishes for MICP payments. The Committee establishes company-wide goals, which it derives from Alliant Energy’s strategic plan and from operational benchmarks intended to benefit shareowners, customers and employees. These company-wide goals determine the funding level of an incentive pool. Diluted adjusted earnings per share from continuing operations of our Company and IPL determines whether or not the incentive pool will be funded. If the adjusted utility earnings per share threshold is not met, then the incentive pool is not funded and no incentives are paid under the MICP. After the adjusted utility earnings per share threshold is met, then a percent of the incentive pool is funded based on the achievement of goals. If all goals are met at target level, the incentive pool is funded at 100% of target. The size of the incentive pool will vary, from 20% to 150% of target, based on adjusted utility earnings per share performance. As a result, the amount of the short term incentive awards is tied directly to company financial performance.

The company-wide goals, targets and actual 2010 performance were:

Goal	Percent of Incentive Pool	Threshold	Target	Maximum	Actual	Percent Payment Toward Incentive Pool
Adjusted earnings per share from continuing operations of Alliant Energy’s utilities	60%	$2.20	$2.45	$2.81	$2.68*	78%
Adjusted cash flows from Alliant Energy’s utilities and service company	10%		$625 million		$913 million**	13%
Customer satisfaction	15%		Minimum rating of 4.3 out of 5.0		4.37	19.5%
Safety	10%		Maximum recordable rate of 3.72		3.64	13%
Diversity (goal achieved if two of the three goals are met)	5%		Minimum of 5.4% diverse employee population; Minimum of 10% women in non-traditional jobs $50 million sourceable spend to minority- and women-owned business		5.4% 9.4% $70.5 million	6.5%
TOTAL	100%					130%

*

This non-GAAP number excludes the effects of regulatory related charges and credits, a depreciation adjustment, healthcare legislation charges, and impairment charges. These excluded items are not reflective of on-going operations and are therefore excluded when determining executive compensation.

**

This non-GAAP number excludes the effects of changes in sales of customer receivables, tax-effected qualified pension contributions and changes in net collateral held by or paid by the utilities and Alliant Energy’s service company. These items are not reflective of on-going management of operations and are therefore excluded when determining executive compensation.

In addition to the company-wide performance goals, we consider individual performance goals when determining an executive’s actual incentive payment amount. Individual awards may range from 0% to 200% of the targeted payment based on an individual’s achievement of performance goals. The Committee makes judgments about the chief executive officer’s achievement of individual performance goals. Achievement of performance goals for the other executive officers is judged by the chief executive officer in consultation with the Committee. The Committee approves the final assessment of individual achievement compared to performance goals and final payment of awards to all executive officers under the MICP.

Individual performance goals are reviewed and established by the Committee early in the year. The Committee derives the goals from Alliant Energy’s strategic plan and from operational benchmarks intended to benefit our shareowners, customers and employees.

Mr. Harvey’s individual performance goals for 2010 included financial goals of achieving Alliant Energy consolidated adjusted earnings per diluted share from continuing operations of $2.60 and meeting financial targets for Alliant Energy’s subsidiary, RMT, Inc. Mr. Harvey’s goals included development and communication of a long-term strategic plan and management development and succession planning. The Committee determined that, in aggregate, Mr. Harvey achieved his goals at target level, or 100%.

Ms. Kampling’s individual performance goals for 2010 included achieving Alliant Energy consolidated adjusted earnings per diluted share from continuing operations of $2.60, development and communication of a long-term strategic plan, constructive outcomes for the Company and IPL base rate cases, and improvement of business unit efficiencies. Ms. Kampling was deemed to have achieved her goals in aggregate at target level, or 100%.

Ms. Swan’s individual performance goals for 2010 included achieving a constructive outcome in the Company’s base rate case, improving business unit efficiencies, advocating to achieve manageable new governmental rules and regulations, and managing litigation to achieve satisfactory or favorable outcomes. Ms. Swan was deemed to have achieved her goals in aggregate at target level, or 100%.

Ms. Doyle’s individual performance goals for 2010 included development and communication of a long-term strategic plan, achieving certain targets related to deployment of advanced metering infrastructure at the Company, meeting certain electric reliability targets, meeting certain business unit financial targets, and improvement of business unit efficiencies. Ms. Doyle was deemed to have achieved her goals in aggregate at target level, or 100%.

Mr. Aller’s individual performance goals for 2010 included meeting financial targets for certain of Alliant Energy’s non-regulated businesses, implementation of our wind strategy, meeting wind yield performance targets, achieving a constructive outcome in the IPL base rate case, meeting targets implementing our clean air compliance program, and divesting Alliant Energy’s subsidiary, Industrial Energy Applications, Inc. Mr. Aller was deemed to have achieved his goals in aggregate at target level, or 100%.

The company-wide goals and the individual goals are combined to determine the short term incentive payment for each executive officer. The company-wide performance of 130% was multiplied by each named executive officer’s individual performance scores to set their final annual incentive payments. The individual short-term incentive payments made for 2010 are reported below in the Summary Compensation Table.

Design changes for future awards

The 2011 short-term incentive plan does not include individual performance goals for executive officers. The executive officers’ incentive awards in 2011 will be based on achievement of company-wide goals of utility earnings per share from continuing operations as may be adjusted according to Alliant Energy’s 2010 Omnibus Incentive Plan, adjusted cash flows from utilities and service company, customer satisfaction, safety, diversity, availability and reliability. The Committee eliminated individual performance goals for the 2011 short-term incentive awards to preserve the tax deductibility of the awards, which were granted under Alliant Energy’s 2010 Omnibus Incentive Plan as performance-based compensation within the meaning of Internal Revenue Code Section 162(m). The Committee believes the company-wide goals are objective and quantifiable. The Committee also believes that by paying incentives based on these specific financial and customer-driven goals, the short-term incentive plan is more closely aligned with the interests of our customers and shareowners.

Long-Term Incentives

We award long-term incentive compensation based on the achievement of longer-term, multi-year financial goals. Long-term, at-risk incentive payments account for 33%-56% of our named executive officers’ total targeted compensation, appropriately reflecting our compensation program’s emphasis on the long-term financial strength of the company.

Long-term incentive compensation issued to executive officers in 2010 and earlier, takes the form of Alliant Energy equity awards granted under Alliant Energy’s 2002 Equity Incentive Plan. Equity awards were granted under the Alliant Energy Corporation’s 2010 Omnibus Incentive Plan, which was adopted by Alliant Energy’s shareowners at its last years’ annual meeting, beginning in 2011. All of the equity awards granted to executive officers under our long-term incentive plans are performance based and will be forfeited if performance results are not achieved.

We determine the value of each executive officer’s long-term incentive opportunity by targeting the median value of long-term opportunities of our market reference point, assessing the individual performance of the executive officer and internal equity among our executives, and considering the competitiveness of the total direct compensation package. Based on these factors, the Committee approved, as a percentage of base salary, the following values of the long-term incentives awarded to the named executive officers for 2010: 250% for Mr. Harvey, 150% for Ms. Kampling, 125% for Ms. Swan, 70% for Mr. Aller and 70% for Ms. Doyle. The target levels of all of our named executive officers are within the target levels for similar positions compared to our market reference point. The Committee approves the dollar value of the long-term equity awards prior to the grant date. Alliant Energy grants the number of shares of Alliant Energy stock necessary to approximate that dollar value based on the fair market value of our share price on the grant date.

The long-term incentive awards consist of performance contingent restricted stock and performance shares. We believe these two types of long-term equity awards provide incentives for our executive officers to produce value for Alliant Energy’s shareowners over the long-term on both an absolute basis and a relative basis. Performance contingent restricted stock vests if Alliant Energy’s consolidated income from continuing operations achieves specified growth in two, three or four years. This rewards absolute long-term growth. We set the rate of growth required for the performance contingent restricted stock to vest based on Alliant Energy’s strategic plan. Performance shares vest and pay out at varying levels depending on Alliant Energy’s relative total shareowner return as compared to the companies comprising the S&P Midcap Utilities Index. This rewards relative total shareowner return. The Committee granted long-term equity awards in 2010 consisting of 50% performance shares and 50% performance contingent restricted stock to equally emphasize absolute and relative long-term growth. We discontinued the use of Alliant Energy stock options in 2004 because we believe that performance contingent restricted stock and performance shares provide equal incentive value and reduce potential dilution of our shareowners.

Performance Contingent Restricted Stock

Awards granted in 2010

In 2010, the Committee granted performance contingent restricted stock to our executive officers that will vest in two, three or four years if Alliant Energy’s consolidated income from continuing operations grows 19% over 2009 Alliant Energy consolidated income from continuing operations. The growth contingency represents 6% compounded growth over three years. The 2009 adjusted base income from continuing operations is $213.9 million. This non-GAAP figure excludes the effects of regulatory related charges, asset impairments and certain accounting charges which we believe are not reflective of on-going operations. Thus, the performance contingent restricted stock will vest in two, three or four years if our consolidated income from continuing operations in any year is $254.7 million. Consolidated income from continuing operations will be calculated excluding the effects of the following, if the amount is over $4,000,000 on a pre-tax basis and is not considered in the annual budget approved by our Board of Directors: (i) charges for reorganizing and restructuring; (ii) discontinued operations; (iii) asset write-downs; (iv) gains or losses on the disposition of an asset or business; (v) mergers, acquisitions or dispositions; and (vi) extraordinary, unusual and/or non-recurring items of gain or loss, that in all of the foregoing the Company identifies in its audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s periodic reports.

Awards paid in 2010

In 2010, following the confirmation from our audited financial statements, the Committee determined that the performance contingent restricted stock granted in 2007 vested due to the successful achievement of Alliant Energy’s earnings per share growth target. The earnings per share growth goal for the 2007 performance contingent restricted stock was $2.55. Alliant Energy’s earnings per share from continuing operations for 2010 was $2.62. The amounts realized by our named executive officers as a result of this vesting can be found in the Option Exercises and Stock Vested table below.

Design changes for future grants

The Committee changed the projected growth rate for vesting performance contingent restricted stock from 119% to 116% for grants made in 2011. The growth rate represents 5% compounded growth for three years. The Committee made the change to align long-term incentive pay with Alliant Energy’s strategic plan.

Outstanding performance contingent restricted stock grants

The following list is all outstanding performance contingent restricted stock grants with performance targets.

•	2010 Grants: Adjusted net income growth of 119% (6% annualized) — $254.7 million

•	2009 Grants: Adjusted net income growth of 119% (6% annualized) — $333.2 million

•	2008 Grants: Adjusted net income growth of 119% (6% annualized) — $359.3 million

Performance Shares

Awards granted in 2010

In 2010, the Committee granted performance shares to our executive officers. The vesting of the performance shares is based on Alliant Energy’s relative total shareowner return over a three-year period. Performance shares will provide a 100% payout, or target payout, if relative total shareowner return over three years is equal to the median performance of a specific peer group selected by the Committee. The Committee selected the S&P Midcap Utilities Index as the peer group for the 2010 grants of performance shares. Performance share payouts are capped at 200% of the target payout. The following table shows the level of performance share payouts based on Alliant Energy’s total shareowner return as compared to the S&P Midcap Utilities Index.

Alliant Energy’s Percentile Rank	Percent of Target Value Payout
90th percentile or greater	200%
80th percentile	175%
70th percentile	150%
60th percentile	125%
50th percentile	100%
45th percentile	75%
40th percentile	50%
Below 40th percentile	0%

Performance shares allow the executive officer to receive a payment in shares of Alliant Energy’s common stock, cash, or a combination of Alliant Energy’s common stock and cash, the value of which is equal to the number of shares awarded, adjusted by the performance multiplier. If the executive officer chooses to take the payment in cash, the amount of the payout is determined by multiplying the number of shares earned by the average of the high and low trading prices on a date chosen by the Committee. The Committee chooses this date in advance of issuing the shares.

Awards paid in 2010

The Committee determined that the performance level for the performance shares issued for the 2008-2010 performance period caused those performance shares to vest. The relative total shareowner return performance of Alliant Energy for the three years ended Dec. 31, 2010 was at the 45th percentile of the peer group. Due to that total shareowner return, performance shares vested at 75% of target. The amounts realized by our named executive officers as a result of this vesting can be found in the Option Exercises and Stock Vested table below.

Design changes for future grants

The Committee changed the peer group for determining relative total shareowner return for the performance shares granted in 2011. The new peer group is the Edison Electric Institute (EEI) Stock Index, which currently includes 58 investor-owned utility companies. Alliant Energy became the largest company by market capitalization in the S&P Midcap Utilities Index during 2010, causing the S&P Midcap Utilities Index to no longer be an appropriate benchmark for performance for us. The median market capitalization of the EEI Stock Index is slightly higher than Alliant Energy’s market capitalization. We believe that the new peer group is a better representation of our peers because we are closer to the median size of companies in the peer group.

Time-based Restricted Stock

Occasionally, Alliant Energy grants time-based restricted stock to named executive officers in connection with an increase in responsibilities and to promote retention of that named executive officer. No time-based restricted stock awards were made to named executive officers in 2010. In 2010, restricted stock granted to Mr. Harvey in 2005 vested, and restricted stock granted to Ms. Swan vested due to her retirement. The amount of stock that vested can be found in the Option Exercises and Stock Vested table below.

Other Benefits

Alliant Energy also offers benefit programs to our executive officers with a focus towards their retirement consistent with those of our peer group. We provide these benefits to remain competitive with the general market for executives. These programs include a 401(k) savings plan, a deferred compensation plan and various pension benefits. The benefit programs are designed to be competitive in attracting, retaining and motivating key executives and employees by providing competitive retirement benefits. The Committee reviews benefit programs on a periodic basis to determine effectiveness and identify any necessary changes. The retirement-related benefit plans are reviewed periodically by the Committee and certain changes to the plans were adopted in 2010. A brief description of the plans with associated changes follows.

401(k) Savings Plan

All of our salaried employees, including our executive officers, are eligible to participate in the Alliant Energy 401(k) Savings Plan. Alliant Energy matches $0.50 on each dollar for the first 8% of compensation deferred by the employee up to the IRS maximum. Beginning Aug. 3, 2008, Alliant Energy enhanced benefits under the 401(k) Savings Plan to offset a freeze of the Alliant Energy Cash Balance Pension Plan. See “Pension Benefits” below for more information. Alliant Energy now contributes a percentage of employees’ salaries to their 401(k) accounts in addition to the company match. The amount of the company contribution ranges from 4% to 6% of an employee’s salary. The amount of the company contribution depends on the employee’s age and number of years of service at the company.

Alliant Energy Deferred Compensation Plan

The Alliant Energy Deferred Compensation Plan, or AEDCP, enables participants, including our executive officers, to defer up to 100% of base salary and annual incentive awards on a pre-tax basis and to receive earnings or incur losses on the deferrals until the date of distribution. The AEDCP provides tax deferred savings and post-retirement income to our executive officers. The shares of Alliant Energy common stock identified as obligations under the AEDCP are held in a rabbi trust. We offer the AEDCP as part of the executives’ competitive compensation package to permit executives to take advantage of the tax code in saving for their retirement. In 2010, the Committee approved amendments to the AEDCP to provide new investment options for participants, and permit participants to reallocate their account balances among investment options with the exception of not permitting participants to reallocate account balances out of the Alliant Energy stock investment option. These changes took effect in 2011. We believe the AEDCP is in line with offerings of comparable companies. See “Nonqualified Deferred Compensation” below for more information regarding the AEDCP.

Cash Balance Pension Plan

Certain of our salaried employees, including our executive officers, are eligible to participate in the Alliant Energy Cash Balance Pension Plan. This defined benefit plan is portable, offers flexible payment options and steady growth of retirement funds. Future accruals to the Cash Balance Pension Plan were frozen for participants effective Aug. 2, 2008. See “Pension Benefits” below for more information regarding the Alliant Energy Cash Balance Pension Plan.

Excess Retirement Plan

Certain of our salaried employees, including our executive officers, participate in the unfunded Alliant Energy Excess Retirement Plan. The plan is intended to provide the accruals that the participants would have earned under the Cash Balance Pension Plan and the 401(k) Savings Plan but for statutory limitations on employer-provided benefits imposed on those tax-qualified plans, and accruals earned on their deferrals into the AEDCP. See “Pension Benefits” below for more information regarding the Excess Retirement Plan.

Supplemental Retirement Plan

Our executives, who are vice presidents or above including our named executive officers, participate in the unfunded Alliant Energy Supplemental Retirement Plan, or SERP. Alliant Energy provides the SERP as an incentive for key executives to remain in our service by providing retirement compensation in addition to the benefits provided by the pension plan and 401(k) Savings Plan, which are limited by the tax code, that is payable only if the executive remains with Alliant Energy until retirement, disability or death. See “Pension Benefits” below for more information regarding the SERP.

Split Dollar / Reverse Split Dollar Life Insurance Plan

Certain executive officers, including Mr. Harvey and Mses. Swan and Doyle, receive individually owned life insurance policies. Alliant Energy pays the premiums for this insurance and these payments are taxable to the individual officers. We reimburse these executive officers for taxes associated with certain of these policies. These specific policies were grandfathered in 1998 and we no longer offer the policies to other executive officers as part of total executive compensation.

Perquisites

In the past, Alliant Energy provided our executive officers with certain perquisites. Alliant Energy provided these perquisites to maintain a competitive compensation program, as it was common practice for companies to provide perquisites. Alliant Energy has begun reducing the perquisites paid to executive officers as perquisites have become less common. In 2009, Alliant Energy eliminated our flexible perquisite program. In 2010, our executive officers remained eligible for executive physicals and moderately more generous health care benefits and long-term disability insurance than the balance of Alliant Energy’s non-bargaining unit employees. In 2011, Alliant Energy eliminated a portion of the executive health care perquisite that had been historically provided.

Post-Termination Compensation

KEESAs

Alliant Energy currently has in effect key executive employment and severance agreements, or KEESAs, with our executive officers, including our named executive officers (other than Ms. Swan, who retired effective Dec. 31, 2010), and certain of our key employees. The KEESA is designed to provide economic protection to key executives following a change in control of Alliant Energy so that executives can remain focused on our business without undue personal concern. We recognize that circumstances may arise in which Alliant Energy may consider a change of control transaction. We believe the security afforded the executives by the KEESA will help the executives to remain focused on business continuity and reduce the distraction of the executive’s reasonable personal concerns regarding future employment. We also believe that the KEESA allows the executive to better consider the best interests of Alliant Energy and its shareowners due to the economic security provided by the KEESA benefits.

The KEESAs are paid if, within a period of up to three years after a change in control for Mr. Harvey or Ms. Kampling and two years for Mr. Aller or Ms. Doyle, there has occurred both a change in control and loss of employment other than for cause, causing KEESA benefits to be subject to a “double trigger.” We implemented the double trigger mechanism to ensure that only those executives adversely affected by a change in control would receive benefits under the KEESA. The cash termination benefit under the KEESA is up to three times base salary and target bonus for Mr. Harvey and Ms. Kampling and two times base salary and target bonus for Mr. Aller and Ms. Doyle.

The KEESAs for Mr. Aller and Ms. Doyle provide that if any portion of the benefits under the KEESA or under any other agreement for the officer would constitute an excess parachute payment for purposes of the Internal Revenue Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he or she could receive without becoming subject to the 20% excise tax imposed by the Code on certain excess parachute payments, or which Alliant Energy may pay without loss of deduction under the Code.

The KEESA for Ms. Kampling provides that if any portion of the benefits under the KEESA or under any other agreement would constitute an excess parachute payment for purposes of the Internal Revenue Code, she may receive the better of either a payment $1 less than the maximum amount she may receive without becoming subject to the 20% excise tax, or receive the fully calculated payment subject to applicable excise taxes, for which she would be personally responsible.

The KEESA for Mr. Harvey provides that if any payments constitute an excess parachute payment, Alliant Energy will pay to Mr. Harvey the amount necessary to offset the excise tax and any additional taxes on this additional payment. Mr. Harvey is the only executive officer with a gross-up provision in his KEESA.

We believe the level of the benefits provided by the KEESAs to each executive officer reflects the appropriate amount of compensation necessary for our executive officers to consider our shareowners’ interests without interference of their own personal situation.

In consideration of the KEESA benefits, the executive agrees not to compete with Alliant Energy or us for a period of one year after the executive leaves us and to keep in confidence any proprietary information or confidential information for a period of five years after the executive leaves Alliant Energy or us. Both of these conditions can be waived in writing by Alliant Energy’s board of directors.

See “Potential Payments upon Termination or Change in Control” for more information regarding the KEESAs.

Executive Severance Plan

Alliant Energy also maintains a general executive severance plan for executive officers in the event that an officer’s position has been eliminated or significantly altered by Alliant Energy. The executive severance plan is designed to provide economic protection to key executives following the elimination of their position so that executives can remain focused on our business without undue personal concern. We recognize that circumstances may arise in which we may consider eliminating certain key positions. We believe the security afforded the executives by the severance plan will keep the executives focused on their duties at our company rather than on their personal concerns of job security. The plan provides for a minimum level of severance pay equal to one times annual base salary, payment of prorated incentive compensation within the discretion of the chief executive officer, up to 18 months of COBRA coverage, six months of which are paid by Alliant Energy, outplacement services and/or tuition reimbursement of up to $10,000, and access to Alliant Energy’s employee assistance program. All executive officer severance packages are approved by the Committee. We believe our executive severance plan is consistent with plans throughout the industry.

See “Potential Payments upon Termination or Change in Control” for more information regarding the Executive Severance Plan.

Employment Agreements

We do not have any other employment agreements with our executive officers. However, in 2010, Alliant Energy entered into a Special Incentive Agreement with Ms. Swan which provided for the payment to Ms. Swan of a special incentive bonus of up to $275,000 provided she remained continuously employed until, and retired on, Nov. 30, 2010. The agreement also required Ms. Swan to achieve the following performance goals: (i) making substantial progress in assisting in the appointment of a successor General Counsel; (ii) making substantial progress and, if possible concluding, pending litigation related to certain environmental matters at the Company; (iii) making substantial progress and, if possible concluding, pending litigation against the Alliant Energy Cash Balance Plan; (iv) successfully transitioning all Strategic and Corporate Services leadership functions to successor leadership; (v) providing mentoring to the successor President of the Company, if such successor is identified prior to Ms. Swan’s retirement; and (vi) agreeing to be available to certain officers of Alliant Energy for consultation as an independent contractor on foregoing items for up to six months after retirement. The Committee determined that this agreement was needed to retain Ms. Swan to assist with the transition of her duties to her successors. Payment was not made to Ms. Swan under this agreement as she retired on Dec. 31, 2010, not Nov. 30, 2010 as provided for in the agreement.

Share Ownership Guidelines

Alliant Energy has had a share ownership guideline for our executives for many years. The guideline requires officers to own a certain number of shares of Alliant Energy’s common stock to better align the officer’s interest with that of the shareowners. In 2010, we adopted a new guideline that determines the required number of shares by taking the following multiples of the officer’s base salary as of the latest of Jan. 3, 2011 or the date of hire or promotion to a higher level of ownership requirement: (1) chief executive officer, four times base salary; (2) president, three times base salary; (3) executive vice presidents, two-and-one-half times base salary; (4) senior vice presidents, two times base salary; and (5) vice presidents, one-and-one-half times base salary. The multiple of salary was divided by the closing price of Alliant Energy stock on Jan. 3, 2011 (or the date of hire or promotion, if later) to determine the number of shares that the officer is required to hold. That number of shares will not change unless the officer is promoted. By setting the number of shares this way, we mitigate the effect of short term volatility on compliance caused by changes in Alliant Energy’s stock price and by changes in salary. Officers have five years from their hire date or date they were promoted into a new position with a higher multiple to achieve the goal. Shares held outright, vested restricted stock, earned performance shares, and shares held in the AEDCP count toward the ownership guidelines; unvested restricted stock and unearned performance shares do not count for this purpose.

Officers who have not yet met their share ownership level after five years are required to retain 100% of the after-tax value of vested long-term equity awards until the share ownership requirement is met. Our chief executive officer retains the right to grant special dispensation for hardship, promotions or new hires. All of our current named executive officers who have held their current positions for five years are in compliance with the share ownership guidelines. The shares owned by our named executive officers are shown in the “Ownership of Voting Securities” table above.

Impact of Regulatory Requirements

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to our chief executive officer and the three other most highly compensated executive officers (excluding our chief financial officer) to $1 million, unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based on the Committee’s commitment to link compensation with performance as described above, the Committee intends to qualify future compensation paid to our executive officers for deductibility by us under Section 162(m) except in limited appropriate circumstances. We expect that short-term and long-term incentive compensation awarded under Alliant Energy’s 2010 Omnibus Incentive Plan will qualify for deductibility under Section 162(m). All of our equity compensation plans are accounted for under Financial Accounting Standards Board Accounting Standards, Codification Topic 718.

Conclusion

The Committee is provided with appropriate information and reviews all components of our chief executive officer’s and other executive officers’ compensation. Based on this information, the Committee seeks to implement executive compensation that is appropriately tied to the performance of the executives on behalf of shareowners, employees and customers.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

To Our Shareowners:

The Compensation and Personnel Committee (the “Committee”) of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on the Committee’s review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended Dec. 31, 2010, for filing with the SEC.

COMPENSATION AND PERSONNEL COMMITTEE

Ann K. Newhall (Chairperson)

Darryl B. Hazel

Judith D. Pyle

Carol P. Sanders

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation paid to or earned by our chief executive officer, our chief financial officer (which for all of 2010 was Ms. Kampling) and our next three highest paid Alliant Energy Corporation executive officers for services rendered to us, Alliant Energy and Alliant Energy’s other subsidiaries for 2010, 2009 and 2008. We refer to such individuals in this proxy statement collectively as our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(7)	Total ($)
William D. Harvey Chairman and Chief Executive Officer	2010	$872,481	$0	$2,384,547	$0	$1,080,625	$403,922	$413,208	$5,154,783
	2009	$832,000	$0	$1,999,511	$0	$0	$147,000	$353,986	$3,332,497
	2008	$850,962	$0	$2,076,264	$0	$0	$2,103,000	$262,562	$5,292,788
Patricia L. Kampling Chief Operating Officer/Chief Financial Officer(6)	2010	$403,212	$0	$630,329	$0	$422,500	$529,000	$70,236	$2,055,277
	2009	$294,769	$0	$425,945	$0	$0	$93,000	$42,368	$856,082

Barbara J. Swan President/Chief Administrative Officer(6)	2010	$467,481	$0	$639,769	$0	$366,210	$930,000	$120,452	$2,523,912
	2009	$442,500	$0	$632,437	$0	$0	$45,000	$97,865	$1,217,802
	2008	$377,669	$0	$460,667	$0	$0	$492,000	$84,344	$1,414,680
Dundeana K. Doyle Senior Vice President- Energy Delivery	2010	$279,658	$0	$214,699	$0	$164,619	$246,917	$59,675	$965,568
	2009	$262,800	$0	$176,901	$0	$0	$153,832	$56,821	$650,354
	2008	$256,669	$0	$175,416	$0	$0	$94,791	$44,579	$571,455
Thomas L. Aller Senior Vice President- Energy Resource Development	2010	$280,241	$0	$215,196	$0	$164,970	$170,000	$48,260	$878,667
	2009	$263,385	$0	$177,236	$0	$0	$151,000	$44,053	$635,674
	2008	$269,404	$30,000	$184,012	$0	$0	$0	$40,036	$523,452

(1)

The amounts shown in this column include amounts deferred by the named executive officers in our Alliant Energy Deferred Compensation Plan Stock Account. See “Nonqualified Deferred Compensation.” The amounts shown in this column for 2009 reflect a reduction in the amount of annual base salary that would otherwise have been paid to the named executive officer due to a one week unpaid furlough for all non-bargaining employees in 2009.

(2)

The amount in this column for Mr. Aller in 2008 is a discretionary bonus awarded by the Committee to Mr. Aller in recognition of the leadership he provided us, IPL’s customers and the community of Cedar Rapids, Iowa, during the flood that occurred in June 2008.

(3)

The amounts in this column reflect the aggregate grant date fair value of performance shares, performance contingent restricted stock and time-based restricted stock granted pursuant to Alliant Energy’s 2002 Equity Incentive Plan in each year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. A discussion of the assumptions used in calculating the award values may be found in Note 6(b) to Alliant Energy’s 2010 audited financial statements contained in Alliant Energy’s Annual Report on Form 10-K. For the performance shares, the fair value at the grant date is based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under Topic 718, excluding the effect of estimated forfeitures. The grant date fair value reflected in this column for performance shares was $1,290,797 for Mr. Harvey; $341,208 for Ms. Kampling; $346,318 for Ms. Swan; $116,221 for Ms. Doyle; and $116,489 for Mr. Aller. The grant date fair value for performance shares at maximum would have been: $2,187,500 for Mr. Harvey; $578,242 for Ms. Kampling; $586,902 for Ms. Swan; $196,958 for Ms. Doyle; and $197,414 for Mr. Aller.

(4)

The amounts in this column represent cash amounts received by the executive officers under Alliant Energy’s MICP for services performed in 2010 that were paid in 2011. There were no amounts earned under the MICP in 2008 or 2009.

(5)

The amounts in this column reflect (a) the actuarial increase in the present value of the named executive officers benefits under all pension plans established by Alliant Energy determined using the assumptions and methods set forth in footnote (1) to the Pension Benefits table below, which may include amounts that the named executive officer may not currently be entitled to receive because such amounts are not vested, and (b) amounts representing above market interest on nonqualified deferred compensation. The following represents the breakdown for 2010 for each of the change in pension value and above market interest on deferred compensation, respectively, for each named executive officer: Mr. Harvey, $401,000/$2,922; Ms. Kampling, $529,000/$0; Ms. Swan, $930,000/$0; Ms. Doyle, $239,000/$7,917; and Mr. Aller, $170,000/$0. The changes in the actuarial present values of the named executive officers’ pension benefits do not constitute cash payments to the named executive officers.

(6)	Ms. Kampling became a named executive officer in 2009. She was not a named executive officer in 2008. Ms. Swan was President through November 30, 2010, and Chief Administrative Officer thereafter.

(7)	The table below shows the components of the compensation reflected under this column for 2010.

Name	Perquisites and Other Personal Benefits (a)	Company Contributions to Defined Contribution Plans (b)	Life Insurance Premiums (c)	Tax Reimbursements (d)	Dividends (e)	Total
William D. Harvey	$18,982	$88,286	$80,542	$23,527	$201,871	$413,208
Patricia L. Kampling	$3,485	$35,691	$1,497	$0	$29,563	$70,236
Barbara J. Swan	$9,521	$35,250	$15,825	$8,464	$51,392	$120,452
Dundeana K. Doyle	$1,985	$25,334	$10,416	$6,248	$15,692	$59,675
Thomas L. Aller	$4,485	$24,069	$2,922	$0	$16,784	$48,260

a)	This amount includes Alliant Energy contributions to the executive for a consumer driven health plan above the amount provided to other non-bargaining employees enrolled in that plan, premiums for additional long-term disability coverage, executive physicals, and the cost of spousal travel on Alliant Energy owned aircraft. Because an executive’s spouse accompanies the executive on a flight when the executive is traveling for business purposes, Alliant Energy does not incur additional direct operating cost in such situations. However, the personal use of the Alliant Energy owned aircraft is imputed income to the named executive officer and is calculated on Standard Industry Fare Level rates published periodically by the Internal Revenue Service. No named executive officer had a single perquisite item in excess of $10,000.
b)	Matching contributions to 401(k) Savings Plan and the Alliant Energy Deferred Compensation Plan, employer contributions based on age and service to the 401(k) Savings Plan accounts and employer defined contributions to the Excess Retirement Plan.
c)	All life insurance premiums.
d)	Tax reimbursements for reverse split dollar life insurance.
e)	Dividends earned in 2010 on unvested restricted stock.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding all incentive plan awards that Alliant Energy granted to our named executive officers in 2010.

Name	Grant Date		Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards(4)
				Threshold ($) 20%	Target ($) 100%	Maximum ($) 200%	Threshold (#) 50%	Target (#) 100%	Maximum (#) 200%

William D. Harvey	2/22/2010	(2)	2/11/2010				16,799	33,597	67,194	$1,290,797
	2/22/2010	(3)	2/11/2010					33,597		$1,093,750
			2/11/2010	$166,250	$831,250	$1,662,500
Patricia L. Kampling	2/22/2010	(2)	2/11/2010				4,441	8,881	17,762	$341,208
	2/22/2010	(3)	2/11/2010					8,881		$289,121
			2/11/2010	$65,000	$325,000	$650,000
Barbara J. Swan	2/22/2010	(2)	2/11/2010				4,507	9,014	18,028	$346,318
	2/22/2010	(3)	2/11/2010					9,014		$293,451
			2/11/2010	$56,340	$281,700	$563,400
Dundeana K. Doyle	2/22/2010	(2)	2/11/2010				1,513	3,025	6,050	$116,221
	2/22/2010	(3)	2/11/2010					3,025		$98,479
			2/11/2010	$25,326	$126,630	$253,260
Thomas L. Aller	2/22/2010	(2)	2/11/2010				1,516	3,032	6,064	$116,489
	2/22/2010	(3)	2/11/2010					3,032		$98,707
			2/11/2010	$25,380	$126,900	$253,800

(1)

The amounts shown represent the threshold, target and maximum awards that could have been earned by each of our named executive officers under the MICP for 2010 as described more fully under “Compensation Discussion and Analysis — Compensation Elements and Design — Short-Term Incentives.” The threshold payment level under the MICP was 20% of the target amount. The maximum payment level under the MICP was 200% of the target amount. Payments earned for 2010 under the MICP are shown in the “Non-Equity Compensation Plan” column of the Summary Compensation Table.

(2)

The amounts shown represent the threshold, target and maximum amounts of performance shares that were awarded in 2010 to the named executive officers under Alliant Energy’s 2002 Equity Incentive Plan as described more fully under “Compensation Discussion and Analysis — Compensation Elements and Design — Long-Term Incentives.” The threshold amount is 50% of the target amount. The maximum amount is 200% of the target amount.

(3)

The amounts shown represent the number of shares of Alliant Energy’s performance contingent restricted stock that were awarded in 2010 to the named executive officers under the Alliant Energy’s 2002 Equity Incentive Plan as described more fully under “Compensation Discussion and Analysis — Compensation Elements and Design — Long-Term Incentives.” Performance contingent restricted stock awards granted in 2010 accumulate dividends on the same basis as shares of Alliant Energy’s common stock.

(4)

The grant date fair value of each equity award was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For the performance shares, the fair value at the grant date is based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under Topic 718, excluding the effect of estimated forfeitures. The grant date fair value as determined by FASB ASC Topic 718 is $38.42.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information on outstanding Alliant Energy stock option awards and unvested stock awards held by our named executive officers on Dec. 31, 2010.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
William D. Harvey	11,258		$25.93	2/9/2014
							27,357	$1,005,917	(3)
							26,087	$959,219	(4)
							30,118	$1,107,439	(5)
							107,098	$3,937,993	(6)
							39,041	$1,435,538	(7)
							67,194	$2,470,723	(8)
							34,731	$1,277,059	(9)
Patricia L. Kampling							1,798	$66,112	(3)
							1,902	$69,937	(4)
							2,196	$80,747	(5)
							22,814	$838,871	(6)
							8,317	$305,816	(7)
							17,762	$653,109	(8)
							9,181	$337,585	(9)
Barbara J. Swan							6,806	$250,257	(3)
							5,788	$212,825	(4)
							6,682	$245,697	(5) (a)
							28,518	$1,048,607	(6) (b)
							10,396	$382,261	(7) (c)
							18,028	$662,890	(8) (d)
							9,318	$342,623	(9) (e)
Dundeana K. Doyle							1,853	$68,135	(3)
							2,204	$81,041	(4)
							2,545	$93,580	(5)
							9,476	$348,433	(6)
							3,454	$127,004	(7)
							6,050	$222,459	(8)
							3,127	$114,980	(9)
Thomas L. Aller	17,438		$27.79	5/16/2012
	17,438		$16.82	1/21/2013
	18,767		$24.90	1/2/2014
	2,887		$25.93	2/9/2014
							2,427	$89,241	(3)
							2,312	$85,012	(4)
							2,669	$98,139	(5)
							9,494	$349,094	(6)
							3,460	$127,224	(7)
							6,064	$222,973	(8)
							3,134	$115,237	(9)

(1)	The exercise price for all stock option grants is the fair market value of Alliant Energy’s common stock on the date of grant.

(2)	The values in this column are calculated by using the closing price of Alliant Energy’s common stock price of $36.77 on Dec. 31, 2010.

(3)

Performance contingent restricted stock granted on Jan. 3, 2007. Vesting occurs if the performance criterion is met in 4 years. The values in the table include credited dividend equivalents. These shares vested and are also reported in the Options Exercised and Stock Vested table.

(4)

Performance shares granted on Jan. 2, 2008. Vesting occurs if the performance criterion is met in 3 years. The values in the table assume target level performance. These shares vested and are also reported in the Options Exercised and Stock Vested table.

(5)	Performance contingent restricted stock granted on Jan. 2, 2008. Vesting occurs if the performance criterion is met in 4 years. The values in the table included credited dividend equivalents.

(6)	Performance shares granted on Feb. 26, 2009. Vesting occurs if the performance criterion is met in 3 years. The values in the table assume maximum level performance.

(7)	Performance contingent restricted stock granted on Feb. 26, 2009. Vesting occurs if the performance criterion is met in 3 or 4 years. The values in the table included credited dividend equivalents.

(8)	Performance shares granted on Feb. 22, 2010. Vesting occurs if the performance criterion is met in 3 years. The values in the table assume maximum level performance.

(9)	Performance contingent restricted stock granted on Feb. 22, 2010. Vesting occurs if the performance criterion is met in 2, 3 or 4 years. The values in the table included credited dividend equivalents.

As a result of Ms. Swan’s retirement, the awards listed above will be prorated pursuant to the terms of her performance contingent restricted stock agreements and performance share agreements as follows:

(a)	If the performance criterion is met, Ms. Swan’s award will be prorated at 36/48 or 5,011 shares.

(b)	If the performance criterion is met, Ms. Swan’s award will be prorated at 24/36 or 19,012 shares.

(c)	If the performance criterion is met, Ms. Swan’s award will be prorated by a fraction, the numerator of which is 24 and the denominator of which is 36 or 48 depending on whether the performance criterion is met in 3 or 4 years, respectively.

(d)	If the performance criterion is met, Ms. Swan’s award will be prorated at 12/36 or 6,009 shares.

(e)	If the performance criterion is met, Ms. Swan’s award will be prorated by a fraction, the numerator of which is 12 and the denominator of which is 24, 36, 48 depending on whether the performance criterion is met in 2, 3 or 4 years, respectively.

OPTION EXERCISES AND STOCK VESTED

The following table shows a summary of the Alliant Energy stock options exercised by our named executive officers during 2010 and Alliant Energy stock awards vested for the named executive officers during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Long-Term Incentive Plan	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)(6)
William D. Harvey	21,798	$101,677	Time-Based Restricted Stock(2)	17,116	$575,773
	0	$0	Performance Shares	19,565	$733,785
	0	$0	Performance Contingent Restricted Stock	27,653	$1,078,467
Patricia L. Kampling	0	$0	Performance Shares	1,427	$53,520
	0	$0	Performance Contingent Restricted Stock	1,817	$70,863
Barbara J. Swan	0	$0	Time-Based Restricted Stock(4)	1,206	$37,035
	0	$0	Time-Based Restricted Stock(5)	2,528	$93,435
	0	$0	Performance Shares	4,341	$162,809
	0	$0	Performance Contingent Restricted Stock	6,879	$268,281
Dundeana K. Doyle	0	$0	Performance Shares	1,653	$61,996
	0	$0	Performance Contingent Restricted Stock	1,874	$73,086
Thomas L. Aller	12,229	$59,311	Performance Shares	1,734	$65,034
	0	$0	Performance Contingent Restricted Stock	2,454	$95,706

(1)

Reflects the amount calculated by multiplying the number of options exercised by the difference between the market price of Alliant Energy’s common stock on the exercise date and the exercise price of options.

(2)

Reflects an amount calculated by multiplying the number of shares of time-based restricted stock which vested for Mr. Harvey on July 11, 2010, and the market price of Alliant Energy’s common stock, which was $33.64, plus dividend equivalents on such shares.

(3)

Reflects an amount calculated by (i) multiplying the vested number of performance shares by the market price of Alliant Energy’s common stock on Jan. 3, 2011 of $37.08, plus dividend equivalents on such shares, and (ii) by multiplying the number of vested shares of performance contingent restricted stock, plus accumulated dividends (including fractional amounts not shown), by the market price of Alliant Energy’s common stock on Feb. 28, 2011 of $39.00.

(4)

Reflects an amount calculated by multiplying the number of shares of time-based restricted stock which vested for Ms. Swan on Jan. 5, 2010, and the market price of Alliant Energy’s common stock on that date, which was $30.71, plus dividend equivalents on such shares.

(5)

Reflects an amount calculated by multiplying the number of shares of time-based restricted stock, which vested for Ms. Swan on Dec. 31, 2010 due to Ms. Swan’s retirement, and the market price of Alliant Energy’s common stock on that date, which was $36.965, plus dividend equivalents on such shares.

(6)

Executive officers receiving a payout of their performance shares for the performance period ended Dec. 31, 2010 could elect to receive their award in cash, in shares of Alliant Energy common stock, or partially in cash and partially in Alliant Energy common stock. All of the named executive officers elected to receive their awards 100% in cash, except Ms. Kampling who received her award 100% in Alliant Energy common stock.

PENSION BENEFITS

The table below sets forth the number of years of credited service, the present value of accumulated benefits and payments during 2010 for each of our named executive officers under the Alliant Energy Cash Balance Pension Plan, the Excess Retirement Plan and the Supplemental Retirement Plan, or SERP, which are each described below. The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that will be paid to our named executive officers, which will only be known at the time that they become eligible for payment.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During 2010 ($)
William D. Harvey	Cash Balance Plan	21.0	$805,000	$0
	Excess Plan	23.4	$2,378,000	$0
	SERP	23.4	$7,239,000	$0
		Total	$10,422,000	$0
Patricia L. Kampling	Cash Balance Plan	2.9	$42,000	$0
	Excess Plan	5.3	$16,000	$0
	SERP	5.3	$735,000	$0
		Total	$793,000	$0
Barbara J. Swan	Cash Balance Plan	19.7	$698,000	$0
	Excess Plan	22.1	$467,000	$0
	SERP	22.1	$3,546,000	$0
		Total	$4,711,000	$0
Dundeana K. Doyle	Cash Balance Plan	23.7	$438,000	$0
	Excess Plan	26.1	$39,000	$0
	SERP	26.1	$731,000	$0
		Total	$1,208,000	$0
Thomas L. Aller	Cash Balance Plan	15.2	$179,000	$0
	Excess Plan	17.7	$32,000	$0
	SERP	17.7	$1,689,000	$0
		Total	$1,900,000	$0

(1)

The following assumptions, among others, were used to calculate the present value of accumulated benefits: that the participant retires at age 62; that the benefit calculation date is Dec. 31, 2010, consistent with Alliant Energy’s accounting measurement date for financial statement reporting purposes; that the discount rate is 5.35% (compared to 5.80% for 2009); that the post-retirement mortality assumption is based on the RP-2000 table with white collar adjustment and a 10-year projection using Scale AA; that the form of payment is 70% lump sum and 30% annuity; and, for participants who are not yet eligible to retire with a SERP benefit, that the SERP accrues ratably over the participant’s career until such eligibility date.

Alliant Energy Cash Balance Pension Plan — Substantially all of our salaried employees, including our named executive officers, are eligible to participate in the Alliant Energy Cash Balance Pension Plan, or Pension Plan, that Alliant Energy maintains. The Pension Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the Pension Plan as of Aug. 1, 1998, a starting account balance was created equal to the present value of the benefit accrued as of Dec. 31, 1997, under the applicable prior benefit formula. In addition, such individuals received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and pay. For 1998 through Aug. 2, 2008, a participant received annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items). For 1998 through 2008, a participant also received an interest credit on all prior accruals equal to 4%, plus a potential share of the gain on the investment return on Pension Plan assets for the year. Alliant Energy amended the Pension Plan’s interest crediting rate for 2009 and future years. The new interest crediting rate will be equal to the annual change in the consumer price index, as of October each year, plus 3%.

The life annuity payable under the Pension Plan is determined by converting the hypothetical account balance credits into annuity form. Individuals who were participants in the Pension Plan on Aug. 1, 1998, are in no event to receive any less than what would have been provided under the prior formula that was applicable to them, had it continued until Aug. 2, 2008.

All of our named executive officers, with the exception of Ms. Kampling, are “grandfathered” under the applicable prior plan benefit formula. With the exception of Mr. Aller, their estimated benefits under the applicable prior plan benefit formula are expected to be higher than under the Pension Plan formula, utilizing current assumptions. Therefore, the benefits for all of our named executive officers, with the exception of Ms. Kampling and Mr. Aller, would currently be determined under the applicable prior plan benefit formula. To the extent benefits under the Pension Plan are limited by tax law, any excess will be paid under the Excess Retirement Plan described below. Pension Plan accruals ceased as of Aug. 2, 2008. This “freeze” applies to both the 5% of base pay annual credits to the hypothetical account balance and to the grandfathered prior plan formulas. Subsequent to Aug. 2, 2008, active participants receive enhanced benefits under the Alliant Energy 401(k) Savings Plan.

WPL Plan A Prior Formula. One of the applicable prior plan formulas provided retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with a reduction for Social Security offset. Our named executive officers covered by this prior formula are Mr. Harvey and Ms. Swan.

For purposes of the Pension Plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the Summary Compensation Table (subject to a limit of $245,000 specified by the Internal Revenue Code). Pension Plan benefits depend upon length of Pension Plan service (up to a maximum of 30 years), age at retirement and amount of compensation (determined in accordance with the Pension Plan) and are reduced by up to 50% of Social Security benefits. The general formula is (i) 55% of final average compensation less 50% of Social Security benefits, the difference multiplied by (ii) a fraction not greater than 1, the numerator of which is the number of years of credit and the denominator of which is 30. This formula provides the basic benefit payable for the life of the participant. If the participant receives an alternative form of payment, then the monthly benefit would be reduced accordingly.

Participants are eligible for early retirement if they are over age 55. For each year they would choose to retire and commence benefits prior to age 62, their benefits would be reduced by 5% per year. If benefits commence at or after age 62, there would be no reduction for early commencement prior to the normal retirement age of 65. Mr. Harvey is 61. Ms. Swan was 59 when she retired on Dec. 31, 2010.

IES Industries Pension Plan Prior Formula. Another applicable prior plan formula applies to Ms. Doyle. This formula provides retirement income based on years of service, final average compensation, and Social Security covered compensation. Technically, this formula also applies to Mr. Aller, but his prior plan formula benefit is frozen in the annual amount of $7,607 payable at age 65; therefore, the Cash Balance Pension Plan formula is expected to provide him with a greater benefit.

The benefit formula for Ms. Doyle for service until the Aug. 2, 2008 freeze date is generally the benefit she had accrued under an old formula in existence prior to 1988 plus (i) 1.05% of average monthly compensation for years of service not in excess of 35, plus (ii) 0.50% of average monthly compensation in excess of Social Security covered compensation for years of service not in excess of 35, plus (iii) 1.38% of average monthly compensation for years of service in excess of 35. Compensation generally is the salary amount reported in the Summary Compensation Table (subject to a limit of $245,000 specified by the Internal Revenue Code), with the final average compensation being calculated based on the three highest calendar years of such pay. The formula provides the basic benefit payable for the life of the participant. If the participant receives an alternative form of payment, then the monthly benefit would be reduced accordingly.

Excess Retirement Plan — Alliant Energy maintains an unfunded Excess Retirement Plan that provides funds for payment of retirement benefits above the limitations on payments from qualified pension plans in those cases where an employee’s retirement benefits exceed the qualified plan limits. The Excess Retirement Plan provides an amount equal to the difference between the actual pension benefit payable under the Pension Plan and Alliant Energy’s actual contributions based on age and service to the 401(k) Savings Plan and what such benefits and contributions would be if calculated without regard to any limitation imposed by the Code on pension benefits or covered compensation.

Supplemental Retirement Plan — Alliant Energy maintains an unfunded Supplemental Retirement Plan, or SERP, to provide incentive for key executives to remain in our service by providing additional compensation that is payable only if the executive remains with us until retirement, disability or death. While the SERP provides different levels of benefits depending on the executive covered, this summary reflects the terms applicable to all of our named executive officers. Participants in the SERP must be approved by the Compensation and Personnel Committee.

For Mr. Harvey and Ms. Swan, the SERP provides for payments of 60% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan, the Alliant Energy contributions based on age and service to the 401(k) Savings Plan, and the Excess Retirement Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service. Mr. Harvey and Ms. Swan are eligible for early retirement under such provisions. If a participant retires prior to age 62, the 60% payment under the SERP is reduced by 3% per year for each year the participant’s retirement date precedes his/her normal retirement date. The actuarial reduction factor will be waived for participants who have attained age 55 and have a minimum of 10 years of service in a senior executive position with Alliant Energy on or after April 21, 1998. Mr. Harvey and Ms. Swan meet these waiver requirements. Payment of benefits under the SERP commences six months after the participant’s retirement. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in installments over a period of five years, or for the lifetime of the participant.

For Ms. Kampling and Mr. Aller, the SERP provides for payments of 50% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan, the Alliant Energy contributions based on age and service to the 401(k) Savings Plan, and the Excess Retirement Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service and five or more years of continuous SERP employment, which age and service requirements Mr. Aller has already satisfied. If a participant retires prior to age 62, the 50% payment under the SERP is reduced by approximately 5% per year for each year the participant’s retirement date precedes his/her normal retirement date. Payment of benefits under the SERP commences six months after the participant’s retirement. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in annual installments over a period of five years, or in monthly installments for 18 years. Participants made their elections in December 2008.

For Ms. Doyle, the SERP provides for payments of 60% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan, the company contributions based on age and service to the 401(k) Savings Plan, and the Excess Retirement Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service. If a participant retires prior to age 62, the 60% payment under the SERP is reduced by 3% per year for each year the participant’s retirement date precedes his/her normal retirement date. Payment of benefits under the SERP commences six months after the participant’s retirement. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in installments over a period of five years, or in monthly installments for 18 years.

Participants may change their form of payment once, provided that the new election is made at least 12 months prior to their retirement. If such an election is made, benefits under the SERP will not be paid for five years after they otherwise would have been.

For Mr. Harvey, if the lifetime benefit is selected, and for Mr. Aller and Mses. Kampling and Doyle, if the monthly benefit is selected, and in either case the participant dies prior to receiving 12 years of payments, payments continue to any surviving spouse or dependent children, payable for the remainder of the 12 year period. In each case, if the five annual installment benefit is selected and the participant dies prior to receiving five annual payments, payments will continue to any surviving spouse or dependent children, payable for the remainder of the five year period. If the participant dies while still employed by Alliant Energy, the designated beneficiary shall receive a lump sum equal to the discounted value of retirement benefits for 12 years. For Mr. Harvey and Mses. Swan and Doyle, a post-retirement death benefit of one times the participant’s final average earnings at the time of retirement will be paid to the designated beneficiary in addition to the continuation of benefit payments as described above.

NONQUALIFIED DEFERRED COMPENSATION

The table below sets forth certain information as of Dec. 31, 2010 for each of our named executive officers with respect to the Alliant Energy Deferred Compensation Plan, which is described below.

Name	Executive Contributions in 2010 ($)(1)	Company Contributions in 2010 ($)(2)	Aggregate Earnings in 2010 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2010 ($)
William D. Harvey	$306,120	$10,140	$528,552	$0	$5,228,509
Patricia L. Kampling	$32,719	$176	$5,900	$0	$49,275
Barbara J. Swan	$0	$0	$244,599	$0	$1,217,686
Dundeana K. Doyle	$0	$0	$86,644	$0	$495,314
Thomas L. Aller	$0	$0	$75,750	$0	$381,198

(1)	The amounts reported are also reported under the “Salary” or “Non-Equity Incentive Plan Compensation” headings in the Summary Compensation Table for 2010.

(2)	The amounts reported in this column are also reported under the “All Other Compensation” heading in the Summary Compensation Table.

(3)

The following portion of the amount reported in this column, which represents above-market interest on deferred compensation, was reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” heading in the Summary Compensation Table for 2010: Mr. Harvey — $2,922; and Ms. Doyle — $7,917.

Alliant Energy maintains the Alliant Energy Deferred Compensation Plan, or AEDCP, under which participants, including our named executive officers, may defer up to 100% of base salary and annual incentive compensation. Participants who have made the maximum allowed contribution to Alliant Energy 401(k) Savings Plan may receive an additional credit to the AEDCP. The credit made in January 2010 was equal to 50% of (a), minus (b), where:

(a) equals the lesser of (i) 8% of base salary for the Plan Year or (ii) the sum of the amounts (if any) contributed by the participant to the Alliant Energy 401(k) Savings Plan during the applicable year that were eligible for matching contributions under the Alliant Energy 401(k) Savings Plan, plus the amounts deferred by the participant during the applicable year under the AEDCP; and

(b) equals the amount of any matching contributions under the Alliant Energy 401(k) Savings Plan on behalf of the participant for the applicable year.

The participant may elect to have his or her deferrals credited to an Interest Account, Equity Account or an Alliant Energy Stock Account. Deferrals and matching contributions to the Interest Account receive an annual return based on the 10-year Treasury Bond Rate plus 1.50% as established by the Federal Reserve. Deferrals and matching contributions credited to the Equity Account are treated as invested in an S&P 500 index fund. Beginning in 2011, participants may have their deferrals credited to additional investment accounts, which will be treated as invested in a mutual fund or other investment vehicle offered under the Alliant Energy 401(k) Savings Plan as selected by our Investment Committee. Deferrals and matching contributions credited to the Alliant Energy Stock Account are treated as though invested in Alliant Energy’s common stock and are credited with dividend equivalents, which are treated as if reinvested. The shares of Alliant Energy’s common stock identified as obligations under the AEDCP are held in a rabbi trust. Payments from the AEDCP due to death or retirement may be made in a lump sum or in annual installments for up to 10 years at the election of the participant. Payments from the AEDCP for any reason other than death or retirement are made in a lump sum. Participants are selected by our chief executive officer. Messrs. Harvey and Aller, and Mses. Kampling, Swan and Doyle are participants in the AEDCP.

Alliant Energy maintains a frozen legacy deferred compensation plan, the IES Deferred Compensation Plan, in which Ms. Doyle maintains a frozen account. An interest credit is provided for the balance in the account at a rate of 11% for the balance in the account prior to July 1, 1993 and 9% on the remainder of the account. This plan was frozen on April 21, 1998 and no amounts have been deferred to the account since then.

POTENTIAL PAYMENTS UPON TERMINATION OR

CHANGE IN CONTROL

The following tables describe potential payments and benefits under Alliant Energy’s compensation and benefit plans and arrangements to which our named executive officers would be entitled upon termination of employment or change in control of Alliant Energy. The estimated amount of compensation payable to each of our named executive officers (with the exception of Ms. Swan) in each situation is listed in the tables below assuming that the termination and/or change in control of Alliant Energy occurred at Dec. 31, 2010 and that Alliant Energy’s common stock is valued at $36.77, which was the closing market price for Alliant Energy’s common stock on Dec. 31, 2010. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control and therefore the actual amounts will vary from the estimated amounts in the tables below. Descriptions of the circumstances that would trigger payments or benefits to our named executive officers, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such agreements and plans, as well as other material assumptions that we have made in calculating the estimated compensation, follow these tables. The table below for Ms. Swan shows only the retirement amounts due to her retirement on Dec. 31, 2010.

William D. Harvey	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason	Change In Control without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$875,000	$—	$5,118,750	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$5,930	$—	$277,204	$—
Lump Sum SERP	$—	$—	$—	$—	$—	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$—	$—	$—	$—	$—	$—
Unearned Performance Contingent Restricted Stock	$2,490,138	$2,490,138	$2,490,138	$2,490,138	$2,490,138	$2,490,138
Unearned Performance Shares	$1,724,452	$1,724,452	$1,724,452	$1,724,452	$1,724,452	$1,724,452
Outplacement Services	$—	$—	$10,000	$—	$87,500	$—
Tax Preparation Assistance	$—	$—	$—	$—	$—	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Gross Up	n/a	n/a	n/a	n/a	$3,955,322	$—
Life Insurance Proceeds	$2,891,235	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$7,105,825	$4,214,590	$5,105,520	$4,214,590	$13,663,366	$4,214,590

Patricia L. Kampling	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason	Change In Control without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$500,000	$—	$2,475,000	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$9,176	$—	$59,544	$—
Lump Sum SERP	$—	$—	$—	$—	$973,000	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$—	$—	$—	$—	$—	$—
Unearned Performance Contingent Restricted Stock	$397,153	$397,153	$397,153	$397,153	$397,153	$397,153
Unearned Performance Shares	$388,475	$388,475	$388,475	$388,475	$388,475	$388,475
Outplacement Services	$—	$—	$10,000	$—	$50,000	$—
Tax Preparation Assistance	$—	$—	$—	$—	$—	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Cut Back	n/a	n/a	n/a	n/a	n/a	n/a
Life Insurance Proceeds	$—	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$785,628	$785,628	$1,304,804	$785,628	$4,353,172	$785,628

Barbara J. Swan	Death	Disability	Involuntary Termination Without Cause	Retirement(1)	Change In Control and Termination without Cause or for Good Reason	Change In Control without Termination
Triggered Payments	N/A	N/A	N/A		N/A	N/A
Cash Termination Payment				$—
Life, Medical, Dental Insurance Continuation				$—
Lump Sum SERP				$—
Unvested Stock Options				$—
Unvested Restricted Stock				$—
Unearned Performance Contingent Restricted Stock				$614,758
Unearned Performance Shares				$460,017
Outplacement Services				$—
Tax Preparation Assistance				$—
Legal and Accounting Advisor Services				$—
Excise Tax Gross Up				N/A
Life Insurance Proceeds				$—
Total Pre-tax Benefit				$1,074,775

(1)	Amounts in this column were calculated based on prorated shares at target performance. Ms. Swan is eligible to receive payments after the performance periods end if the performance criteria are met.

Dundeana K. Doyle	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason	Change In Control without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$281,400	$—	$816,060	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$9,176	$—	$57,535	$—
Lump Sum SERP	$—	$—	$—	$—	$659,000	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$—	$—	$—	$—	$—	$—
Unearned Performance Contingent Restricted Stock	$216,575	$216,575	$216,575	$216,575	$216,575	$216,575
Unearned Performance Shares	$153,221	$153,221	$153,221	$153,221	$153,221	$153,221
Outplacement Services	$—	$—	$10,000	$—	$28,140	$—
Tax Preparation Assistance	$—	$—	$—	$—	$—	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Cut Back	n/a	n/a	n/a	n/a	$(114,700)	n/a
Life Insurance Proceeds	$373,889	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$743,685	$369,796	$670,372	$369,796	$1,825,831	$369,796

Thomas L. Aller	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason	Change In Control without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$282,000	$—	$817,800	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$5,930	$—	$29,562	$—
Lump Sum SERP	$—	$—	$—	$—	$—	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$—	$—	$—	$—	$—	$—
Unearned Performance Contingent Restricted Stock	$221,392	$221,392	$221,392	$221,392	$221,392	$221,392
Unearned Performance Shares	$153,527	$153,527	$153,527	$153,527	$153,527	$153,527
Outplacement Services	$—	$—	$10,000	$—	$28,200	$—
Tax Preparation Assistance	$—	$—	$—	$—	$—	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Cut Back	n/a	n/a	n/a	n/a	n/a	n/a
Life Insurance Proceeds	$—	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$374,919	$374,919	$672,849	$374,919	$1,260,481	$374,919

Change in Control Agreements

Alliant Energy currently has in effect Key Executive Employment and Severance Agreements, or KEESAs, with our executive officers, including our named executive officers, and certain of our key employees, except Ms. Swan who retired on Dec. 31, 2010. The KEESAs provide that each executive officer who is a party thereto is entitled to benefits if, within a period of up to three years (in the case of Mr. Harvey and Ms. Kampling) or two years (in the case of Mr. Aller and Ms. Doyle) after a change in control of Alliant Energy (as defined below), the officer’s employment is ended through

(a) termination by Alliant Energy, other than by reason of death or disability or for cause (as defined below) or (b) termination by the officer for good reason (as defined below).

The KEESAs provide the following benefits, each of which are reflected in the tables above assuming the maximum potential amounts payable pursuant to the terms of the KEESAs:

•	reimbursement for up to 10% of the officer’s annual base salary for outplacement services;

•	continuation of life, hospital, medical and dental insurance coverage for up to three years (in the case of Mr. Harvey and Ms. Kampling) or two years (in the case of Mr. Aller and Ms. Doyle);

•

full vesting of the officer’s accrued benefit under any supplemental executive retirement plan, or SERP, and in any defined contribution retirement plan and deemed satisfaction of any minimum years of service requirement under the SERP (the amounts shown in the tables above assume a lump sum form of payment under the SERP using the 2010 lump sum interest rate of 3.21% and a single life annuity or lump sum payment under Alliant Energy’s qualified Cash Balance Pension Plan and nonqualified Unfunded Excess Plan), provided that the SERP benefit will not be received until the executive officer reaches age 55;

•	full vesting of any time-based restricted stock and stock options;

•	payment at target of all performance plan awards pursuant to any long-term incentive plan on a pro rata basis unless the award cycle has been in effect less than six months;

•

a cash termination payment of up to three times (in the case of Mr. Harvey and Ms. Kampling) or two times (in the case of Mr. Aller and Ms. Doyle) the sum of the officer’s annual base salary and the greater of the officer’s target bonus for the year in which the termination date occurs or the officer’s bonus in the year prior to the change in control which is immediately payable up to $490,000 (the limit provided in Section 409A of the Internal Revenue Code), with any amounts over $490,000 payable in six months after the termination date; and

•	reimbursement for up to $10,000 in legal or accounting advisor fees.

In addition, the KEESA for Mr. Harvey provides that if the aggregate payments under the KEESA or otherwise are an “excess parachute payment” for purposes of the Internal Revenue Code, then Alliant Energy will pay the officer the amount necessary to offset the 20% excise tax imposed by the Internal Revenue Code and any additional taxes on this payment. In determining the amount of the excise tax gross-up included in the tables above, Alliant Energy made the following material assumptions: a Section 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate, a 7.75% state income tax rate for Mr. Harvey; the calculation also assumes that Alliant Energy would pay 18 months of COBRA coverage, the performance period for outstanding performance contingent restricted stock would be two years and that Alliant Energy can prove that the awards of performance contingent restricted stock and performance shares in 2010 were not made in connection with or contemplation of a change of control of Alliant Energy. Furthermore, it was assumed that no value will be attributed to reasonable compensation under any non-competition agreement. At the time of any change in control, a value may be so attributed, which would result in a reduction of amounts subject to the excise tax. The KEESA for Ms. Kampling provides that if any portion of the benefits under the KEESA or under any other agreement would constitute an excess parachute payment for purposes of the Internal Revenue Code, she may receive the better of either a payment $1 less than the maximum amount she may receive without becoming subject to the 20% excise tax, or receive the fully calculated payment subject to applicable excise taxes, for which she would be personally responsible. The KEESAs for Mr. Aller and Ms. Doyle provide that if the aggregate payments under the KEESA or otherwise are an “excess parachute payment,” then the payments will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which the officer could receive without becoming subject to the 20% excise tax or which Alliant Energy may pay without loss of deduction under the Internal Revenue Code. For Ms. Doyle, the potential payment and benefit amounts shown in the tables above reflect this cutback provision from her KEESA.

In consideration of the KEESA benefits, the executive officer agrees not to compete with Alliant Energy or us for a period of one year after the executive officer leaves Alliant Energy and to keep in confidence any proprietary information or confidential information for a period of five years after the executive officer leaves Alliant Energy. Both of these conditions can be waived in writing by Alliant Energy’s Board of Directors.

Under the KEESAs, a “change in control” is deemed to have occurred if:

•	any person is or becomes the beneficial owner of securities representing 20% or more of Alliant Energy’s outstanding shares of common stock or combined voting power;

•	there is a change in the composition of Alliant Energy’s Board of Directors that is not approved by at least two-thirds of the existing directors;

•

Alliant Energy’s shareowners approve a merger, consolidation or share exchange with any other corporation (or the issuance of voting securities in connection with a merger, consolidation or share exchange) in which Alliant Energy’s shareowners control less than 50% of combined voting power after the merger, consolidation or share exchange;

•	Alliant Energy’s shareowners approve of a plan of complete liquidation or dissolution or an agreement for the sale or disposition by Alliant Energy of all or substantially all of its assets.

Under the KEESAs, the term “cause” means:

•	engaging in intentional conduct that causes Alliant Energy demonstrable and serious financial injury;

•	conviction of a felony that substantially impairs the officer’s ability to perform duties or responsibilities; or

•	continuing willful and unreasonable refusal by an officer to perform duties or responsibilities.

Under the KEESAs, the term “good reason” means:

•	a material breach of the agreement by Alliant Energy;

•	a material diminution in the officer’s base compensation;

•	a material diminution in the officer’s authority, duties, or responsibilities, including a material diminution in the budget over which he or she retains authority; or

•

a material diminution in the authority, duties, or responsibilities of the supervisor to whom the officer is required to report, including a requirement that he or she report to a corporate officer or employee instead of reporting directly to the board of directors.

Stock Option Agreements

The agreements under which Alliant Energy has awarded Alliant Energy stock options to our executive officers provide that:

•	if the officer’s employment is terminated by reason of death or disability, then the options will immediately vest and remain exercisable for twelve months after such termination;

•

if the officer’s employment is terminated by reason of retirement after satisfying the minimum requirements for early retirement under the Alliant Energy Cash Balance Pension Plan, then the options will immediately vest and may be exercised for three years after such termination; and

•

upon a change in control of Alliant Energy, which is defined in the same manner as under the KEESAs except that the trigger for a merger consolidation or share exchange will only be triggered upon consummation of such a transaction, the options will immediately vest and become exercisable.

None of our named executive officers have unvested stock options.

Performance Contingent Restricted Stock Agreements and Performance Share Agreements

The agreements under which Alliant Energy has awarded performance contingent restricted stock and performance shares to our executive officers provide that:

•

if the performance contingency under the award is satisfied and if the officer’s employment is terminated by reason of death, disability, involuntary termination without cause (which means the admission by or conviction of the officer of an act of fraud, embezzlement, theft, or other criminal act constituting a felony involving moral turpitude) or retirement (which means after the officer has reached age 55 with 10 years of service), then the officer will be entitled to a prorated number of shares based on the ratio of the number of months the officer was employed during the performance period to the total number of months in the performance period; and

•

if a change in control of Alliant Energy, which is defined in the same manner as under the KEESAs except that the trigger for a merger consolidation or share exchange will only be triggered upon consummation of such a transaction, at least 180 days after the date of the award, then the officer will be entitled to a prorated number of shares based on the ratio of the number of months the officer was employed during the performance period up to the change in control to 36.

The tables above include the amounts attributable to the pro rata shares that would be received by our named executive officers valued at the closing price of Alliant Energy’s common stock on Dec. 31, 2010 assuming, in the case of a termination by reason of death, disability, involuntary termination without cause or retirement, that the applicable performance contingency was satisfied at target level performance.

Executive Severance Plan

Alliant Energy also maintains a general executive severance plan for our executive officers and general managers that applies when the officer’s or manager’s position is eliminated or significantly altered by us. The plan provides for a minimum level of severance pay equal to one times base salary, except that any amount over the Internal Revenue Code Section 409A limit (currently about $490,000) will be delayed for six months, payment of prorated incentive compensation as within the discretion of the chief executive officer, up to 18 months of COBRA coverage, six months of which are paid by Alliant Energy, outplacement services and/or tuition reimbursement of up to $10,000, and access to Alliant Energy’s employee assistance program. Eligibility for benefits under this plan is conditioned upon the executive executing a severance agreement and release form. All executive officer severance packages are approved by the Compensation and Personnel Committee.

Life Insurance Proceeds

The amounts shown in the tables above reflect proceeds to be paid to the executive officer’s beneficiaries pursuant to life insurance policies Alliant Energy offers that are not otherwise available to all employees (i.e., split dollar and/or reverse split dollar policies, as applicable).

Pension Plans

The tables above do not include any amounts for the Alliant Energy Cash Balance Pension Plan or the unfunded Excess Retirement Plan because those plans are not impacted by the nature of the termination of employment nor whether or not there has been a change in control of Alliant Energy. The tables above also do not include any amounts for the Supplemental Retirement Plan other than in the event of a termination after a change in control because that plan is not impacted by the nature of the termination of employment unless there has been a change in control of Alliant Energy, in which case the benefits under the Supplemental Retirement Plan may be enhanced under the KEESA as described above under “Change in Control Agreements.”

Compensation Committee Risk Assessment

In December 2010, the Compensation and Personnel Committee undertook an assessment of our general compensation policies and practices for all employees, including Alliant Energy’s non-regulated businesses, to evaluate whether risks arising from these policies and practices were reasonably likely to have a material adverse effect on us. The Committee did not recommend or implement any material changes in 2011 as a result of its assessment, but has identified or implemented the following features of Alliant Energy’s policies and practices that it believes serve to mitigate any risks arising from Alliant Energy’s compensation policies and practices:

•	Use of a mix of short-term and long-term incentive awards to provide an appropriate balance of short and long-term risk and reward horizons;

•	Use of a variety of performance metrics for incentive awards to avoid excessive focus on a single measure of performance;

•	Caps on incentive awards to reduce incentives to take short-term or inappropriately risky measures to increase payouts in any given year;

•	Review of our compensation programs for reasonableness by our state utility commission mitigates risk;

•	Claw-back policies that provide Alliant Energy with the ability to recoup short-term and long-term incentive awards under appropriate circumstances; and

•	Stock ownership requirements for certain executives, including our named executive officers, which we believe help to focus our executives on long-term stock price appreciation and sustainability.

PROPOSAL TWO

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We and Alliant Energy view executive compensation as an important matter both to us and to our shareowners. We are asking shareowners to vote, on a non-binding basis, on a resolution approving the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this Proxy Statement.

Alliant Energy has in the past sought approval from its shareowners regarding incentive compensation plans. Those incentive plans, including the Alliant Energy 2010 Omnibus Incentive Plan approved by Alliant Energy’s shareowners at the Alliant Energy 2010 Annual Meeting of Shareowners, make up a significant amount of the pay that we and Alliant Energy provide to our executives. This incentive plan enables us to motivate our employees and focus them on our financial and strategic objectives. These financial and strategic objectives are important to executing Alliant Energy’s strategic plan, delivering long-term value to our shareowners and customers, and sustaining our credibility with investors.

The Compensation and Personnel Committee of our Board of Directors has overseen the development and implementation of the executive compensation programs. Alliant Energy has designed compensation programs to align management interests with the interests of our shareowners and customers by directly linking a significant portion of the compensation of our named executive officers to defined performance standards that promote balance between the drive for near-term growth and long-term increase in shareowner value. The Committee also designed our compensation programs to attract, retain and motivate key executives who are essential to the implementation of Alliant Energy’s strategic growth and development strategy. We are, therefore, as required by Section 14A of the Securities Exchange Act of 1934, asking shareowners to vote in favor of the resolution below.

The Committee bases its executive compensation decisions on the core compensation objectives as more fully described in the Compensation Discussion and Analysis, including the following:

•	furthering Alliant Energy’s strategic plan by strengthening the relationship between pay and performance by emphasizing variable at-risk compensation;

•	aligning executives’ and employees’ interests with those of our shareowners and our customers; and

•	ensuring that we attract and retain talented employees through competitive compensation that is comparable to other similar companies.

We believe that Alliant Energy’s existing compensation programs have been effective at motivating our key executives, including our named executive officers, to achieve enhanced performance and results for our company, effectively aligning compensation with performance results, giving our executives an ownership interest in Alliant Energy so their interests are aligned with its shareowners, and enabling us to attract and retain talented executives whose services are in key demand in our industry and market sectors.

With the core compensation objectives in mind, the Committee has taken compensation actions in recent years including the following:

•	maintaining Alliant Energy base salaries close to the median of our market reference point for similar positions;

•

maintaining the structure of Alliant Energy’s short-term and long-term incentive awards generally to provide compensation around the median of Alliant Energy’s market reference point for similar positions;

•	setting performance objectives which are consistent with our pay for performance philosophy resulting in the first corporate short-term incentive payment in three years for 2010;

•	structuring a new Alliant Energy change-in-control agreement for our newest executive vice president that does not include excise tax gross-ups;

•	structuring Alliant Energy’s short-term incentive plan for fiscal year 2010 on the basis of forecasted performance of our company rather than simply basing the awards on historical results;

•	establishing a claw-back policy for short-term incentives and designing incentive plan features that mitigate risk to shareowners; and

•	eliminating a flexible perquisite program and limiting the number and value of other perquisites.

As a reflection of our emphasis on performance standards and variable at-risk compensation, all of Alliant Energy’s short-term (annual) and equity-based awards in 2010 were granted contingent upon the achievement of performance goals. As a result, on average in the aggregate, approximately 70% of our named executive officers’ target total compensation for 2010 was dependent on performance. Alliant Energy did not grant any equity-based awards in 2010 that were subject only to time-based vesting conditions.

Alliant Energy will continue to design and implement our executive compensation programs and policies in line with our philosophy to promote superior performance results and generate greater value for our shareowners and customers.

The Board would like the support of our shareowners for the compensation of our named executive officers as disclosed in this Proxy Statement. This advisory vote on the compensation of our named executive officers allows our shareowners to express their opinions about our executive compensation programs. As we seek to align our executive compensation programs with our performance results and shareowners’ interests, we ask that our shareowners approve the compensation of our named executive officers. Accordingly, for the reasons we discuss above, the Board recommends that shareowners vote in favor of the following resolution:

“RESOLVED, that the shareowners approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this Proxy Statement.”

The votes cast “for” must exceed the votes cast “against” the proposal at the Annual Meeting (assuming a quorum is present) to approve the compensation of our named executive officers as disclosed in this proxy statement. For purposes of determining the vote required for this proposal, abstentions and broker non-votes will have no impact on the vote. This advisory vote on the compensation of our named executive officers is not binding on us, our Board or the Compensation and Personnel Committee. However, our Board and the Committee will review and consider the outcome of this advisory vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends a vote “FOR” approval of the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL THREE

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

We are also seeking a vote, on a non-binding, advisory basis, on a resolution regarding the frequency of the advisory vote on the compensation of our named executive officers as disclosed pursuant to the executive compensation disclosure rules of the SEC. Shareowners may vote to approve holding an advisory vote on the compensation of our named executive officers, as required by Section 14A of the Securities Exchange Act of 1934, every one, two or three years.

After considering the benefits and consequences of each option for the frequency of submitting the advisory vote on the compensation of our named executive officers to shareowners, the Board recommends submitting the advisory vote on the compensation of our named executive officers to our shareowners annually.

We believe an annual advisory vote on the compensation of our named executive officers will allow us to obtain information on shareowners’ views of the compensation of our named executive officers on a more consistent basis. In addition, we believe an annual advisory vote on the compensation of our named executive officers will provide our and Alliant Energy’s Board and the Compensation and Personnel Committee with frequent input from shareowners on our compensation programs for our named executive officers. Finally, we believe an annual advisory vote on the compensation of our named executive officers promotes corporate transparency while also allowing shareowners frequent direct input on our and Alliant Energy’s compensation philosophy, policies and programs.

For the reasons discussed above, the Board recommends that shareowners vote in favor of holding an advisory vote on the compensation of our named executive officers at an annual meeting of shareowners every year. In voting on this advisory vote on the frequency of the advisory vote on the compensation of our named executive officers, shareowners should be aware that they are not voting “for” or “against” the Board’s recommendation to vote for a frequency of every year for holding future advisory votes on the compensation of our named executive officers. Rather, shareowners will be casting votes to recommend an advisory vote on the compensation of our named executive officers which may be every one, two or three years, or they may abstain entirely from voting on the proposal.

The particular frequency of the advisory vote on the compensation of our named executed officers receiving the greatest number of votes for such frequency at the Annual Meeting (assuming a quorum is present) will be the frequency of the advisory vote on the compensation of our named executive officers that shareowners approve. Abstentions and broker non-votes will not constitute a vote for any particular frequency. The option on the frequency of the advisory vote on the compensation of our named executive officers that receives the most votes from shareowners will be considered by the Board and Compensation and Personnel Committee as the shareowners’ recommendation as to the frequency of future advisory votes on the compensation of our named executive officers. However, the outcome of this advisory vote on the frequency of the advisory vote on the compensation of our named executive officers is not binding on us or our or Alliant Energy’s Board. Nevertheless, our Board will review and consider the outcome of this vote when making determinations as to when the advisory vote on the compensation of our named executive officers will again be submitted to shareowners for approval at an annual meeting of shareowners.

The Board of Directors recommends a vote for submitting the advisory vote on the compensation of our named executive officers to shareowners every “1 YEAR.”

DIRECTOR COMPENSATION

The following table summarizes the compensation paid to, or earned by, our non-employee directors for all services to us, Alliant Energy and Alliant Energy’s other subsidiaries during 2010.

Name(1)	Fees Earned or Paid in Cash ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael L. Bennett	$173,500	$12,462	$185,962
Darryl B. Hazel	$148,500	$0	$148,500
Singleton B. McAllister	$145,000	$17,555	$162,555
Ann K. Newhall	$150,000	$12,462	$162,462
Dean C. Oestreich	$150,000	$0	$150,000
David A. Perdue	$148,500	$21,892	$170,392
Judith D. Pyle	$145,000	$5,574	$150,574
Carol P. Sanders	$158,500	$0	$158,500

(1)

Directors who also are employees, such as Mr. Harvey, receive no additional compensation for their service on our Board of Directors and are not included in this table. The compensation received by Mr. Harvey for other services rendered to us, Alliant Energy and Alliant Energy’s subsidiaries during and for 2010 is shown in the Summary Compensation Table.

(2)

The amounts shown in this column include the following aggregate dollar amounts deferred and the equivalent number of shares of common stock acquired by each of the following directors in the Alliant Energy Deferred Compensation Plan Stock Account: Mr. Bennett $72,300 or 2,237 shares at $32.32 per share and $101,200 or 3,192 shares at $31.70 per share; Mr. Hazel $15,500 or 480 shares at $32.32 per share and $21,625 or 682 shares at $31.70 per share; Ms. Newhall $75,000 or 2,321 shares at $32.32 per share; Mr. Oestreich $75,000 or 2,321 shares at $32.32 per share; Mr. Perdue $61,900 or 1,915 shares at $32.32 per share and $86,600 or 2,732 shares at $31.70 per share; and Ms. Sanders $55,475 or 1,716 shares at $32.32 per share.

(3)	The amounts in this column reflect the amounts attributable to director charitable award premiums and, in the case of Ms. Pyle, $137 for imputed income on director life insurance.

Retainer Fees — In 2010, all non-employee directors, each of whom served on the Boards of the Company, Alliant Energy and IPL, received an annual retainer for service on all Boards consisting of $145,000 in cash. Also in 2010, the Chairperson of the Audit Committee received an additional $13,500 cash retainer and the Chairpersons of the Compensation and Personnel, Nominating and Governance, and Environmental, Nuclear, Health, and Safety Committees received an additional $5,000 cash retainer; other members of the Audit Committee received an additional $3,500 cash retainer; and the Lead Independent Director received an additional $20,000 cash retainer.

Meeting Fees — In 2010, directors did not receive any additional compensation for attendance at Board or Committee meetings.

Other — Pursuant to Alliant Energy’s directors’ expense reimbursement policy, Alliant Energy reimburses all directors for travel and other necessary business expenses incurred in the performance of their responsibilities for us. Committees are provided the opportunity to retain outside independent advisors, as needed. Alliant Energy also extends coverage to directors under our travel accident and directors’ and officers’ indemnity insurance policies.

Receipt of Fees in Stock — For fees paid in 2010, each director was encouraged to voluntarily elect to use not less than 50% of his or her cash retainer to purchase shares of Alliant Energy’s common stock pursuant to Alliant Energy’s Shareowner Direct Plan or to defer such amount through the Alliant Energy Stock Account in the Alliant Energy Deferred Compensation Plan. For fees paid in 2011, the Compensation and Personnel Committee and the Nominating and Governance Committee again recommended that each non-employee director voluntarily elect to use a portion of his or her cash retainer to purchase shares of Alliant Energy common stock. Under Alliant Energy’s 2010 Omnibus Incentive Plan, in the discretion of, and subject to restrictions imposed by the Compensation and Personnel Committee, a non-employee director may elect to receive, or the Compensation and Personnel Committee may require that a non-employee director will be paid, all or any portion of his or her annual cash retainer payment or other cash fees for serving as a director in the form of shares of Alliant Energy’s common stock under that Plan.

Share Ownership Guidelines — Pursuant to Alliant Energy’s Articles of Incorporation, directors are required to be shareowners of Alliant Energy. The target share ownership level is the number of Alliant Energy common shares equal to the value of two times the annual retainer amount received by each of the non-employee directors. The achievement of this ownership level is to be accomplished by each director within five years of joining the Board or as soon thereafter as practicable. Shares held by directors in the Alliant Energy Shareowner Direct Plan and the Alliant Energy Deferred Compensation Plan are included in the target goal. As of Feb. 28, 2011, all non-management directors, had met the target ownership level. We will continue to monitor the status of the target ownership levels and review them with the Board of Directors.

Alliant Energy Deferred Compensation Plan — Under the Alliant Energy Deferred Compensation Plan, directors may elect to defer all or part of their retainer fee. Amounts deposited to the Interest Account receive an annual return based on the 10-year Treasury Bond Rate plus 1.50% as established by the Federal Reserve. Amounts deposited to the Equity Account are treated as invested in an S&P 500 index fund. Amounts deposited to a Alliant Energy’s Stock Account are treated as though invested in Alliant Energy’s common stock and will be credited with dividend equivalents, which will be treated as if reinvested. For 2011, the Plan was amended to permit deferrals into additional investment accounts. The director may elect that the Deferred Compensation Account be paid in a lump sum or in annual installments for up to 10 years.

Directors’ Charitable Award Program — Alliant Energy’s maintains a Directors’ Charitable Award Program applicable to certain members of our Board of Directors beginning after three years of service. The Board has terminated this Program for all directors who joined the Board after January 1, 2005. The participants in this Program currently are Mr. Bennett, Ms. McAllister, Ms. Newhall, Mr. Perdue and Ms. Pyle. The purpose of the Program is to recognize our directors’ interest in supporting worthy charitable institutions. Under the Program, when a director dies, Alliant Energy will donate a total of $500,000 to one qualified charitable organization or divide that amount among a maximum of five qualified charitable organizations selected by the individual director. The individual director derives no financial benefit from the Program. Alliant Energy takes all deductions for charitable contributions, and funds the donations through life insurance policies on the directors. Over the life of the Program, all costs of donations and premiums on the life insurance policies, including a return of Alliant Energy’s cost of funds, will be recovered through life insurance proceeds on the directors. The Program, over its life, will not result in any material cost to Alliant Energy. The cost to Alliant Energy of the Program for the individual directors in 2010 is included in the Director Compensation table above.

Directors’ Life Insurance Program — Alliant Energy maintains a split-dollar Directors’ Life Insurance Program for non-employee directors. In November 2003, the Board of Directors terminated this insurance benefit for any director not already having the required vesting period of three years of service and for all new directors. The only active director participant in this program is Ms. Pyle. The Program provides a maximum death benefit of $500,000 to each eligible director. Under the split-dollar arrangement, directors are provided a death benefit only and do not have any interest in the cash value of the policies. The Program is structured to pay a portion of the total death benefit to Alliant Energy to reimburse Alliant Energy for all costs of the Program, including a return on its funds. The Program, over its life, will not result in any material cost to Alliant Energy. During 2010, there was no cost incurred under the program for current directors.

Alliant Energy Matching Gift Program — Directors are eligible to participate in the Alliant Energy Foundation, Inc. matching gift program, which is generally available to all employees and retirees. Under this program, the foundation matches 100% of charitable donations over $25 to eligible charities up to a maximum of $10,000 per year for each director.

REPORT OF THE AUDIT COMMITTEE

To Our Shareowners:

The Audit Committee of our Board of Directors is composed of four directors, each of whom is independent under the NYSE listing standards and SEC rules. The Committee operates under a written charter adopted by the Board of Directors.

Our management is responsible for our internal controls and the financial reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing opinions on the conformity of our audited consolidated financial statements with accounting principles generally accepted in the United States of America. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm matters required to be discussed by AU Section 380 of the Public Company Accounting Oversight Board, as amended, SEC regulations and NYSE requirements.

Our independent registered public accounting firm has provided to the Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and the Committee discussed with the independent registered public accounting firm its independence.

The Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other permitted services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Committee of specifically defined audit and non-audit services after the Committee is provided with the appropriate level of details regarding the specific services to be provided. The policy does not permit delegation of the Committee’s authority to management. In the event the need for specific services arises between Committee meetings, the Committee has delegated to the Chairperson of the Committee authority to approve permitted services provided that the Chairperson reports any decisions to the Committee at its next scheduled meeting. In accordance with the policy, the Committee pre-approved all audit, audit-related, tax and other permitted services performed by Deloitte & Touche LLP and its affiliates and related entities in 2010.

The fees that were billed to the Company by its independent registered public accounting firm for work performed on behalf of our Company and our subsidiaries for 2009 and 2010 were as follows:

	2009	2010
Audit Fees	$925,000	$907,000
Audit-Related Fees	29,000	129,000
Tax Fees	569,000	115,000
All Other Fees	7,000	8,000

Audit fees consisted of the fees billed for the audits of the consolidated financial statements of our Company and our subsidiaries, for reviews of financial statements included in Form 10-Q filings, and for services normally provided in connection with statutory and regulatory filings such as financing transactions. Audit fees also included our Company’s portion of fees for the audits of Alliant Energy’s consolidated financial statements and effectiveness of internal controls our financial reporting.

Audit-related fees consisted of the fees billed for services rendered related to employee benefits plan audits and attest services not required by statute or regulations. Audit-related fees for 2010 also included the Company’s portion of the fees billed for an assessment of International Financial Reporting Standards.

Tax fees consisted of the fees billed for professional services rendered for tax compliance, tax advice and tax planning, including all services performed by the tax professional staff of affiliates of the independent registered public accounting firm, except those rendered in connection with the audit.

All other fees consisted of license fees for accounting research software products, seminars and other education programs.

The Committee does not consider the provision of non-audit services by the independent registered public accounting firm described above to be incompatible with maintaining independence of the independent registered public accounting firm.

The Committee discussed with our internal auditor and independent registered public accounting firm the overall scopes and plans for their respective audits. The Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluation of our internal controls and overall quality of our financial reporting.

Based on the Committee’s reviews and discussions with management, the internal auditor and the independent registered public accounting firm referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended Dec. 31, 2010 for filing with the SEC.

AUDIT COMMITTEE

Carol P. Sanders (Chairperson)

Michael L. Bennett

Darryl B. Hazel

David A. Perdue

PROPOSAL FOUR

RATIFICATION OF THE APPOINTMENT

OF DELOITTE & TOUCHE LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

In accordance with its charter, the Audit Committee of the Board of Directors appointed the firm of Deloitte & Touche LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the year ending Dec. 31, 2011, and is requesting that its shareowners ratify such appointment.

Representatives of Deloitte & Touche LLP are not expected to attend the Annual Meeting. Further information about the services of Deloitte & Touche LLP, including the fees paid in 2009 and 2010, is set forth in the “Report of the Audit Committee.”

The votes cast “for” must exceed the votes cast “against” the proposal at the Annual Meeting (assuming a quorum is present) to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011. For purposes of determining the vote required for this proposal, abstentions and broker non-votes will have no impact on the vote. If the appointment is not ratified, the failure by the shareowners to ratify will be considered by the Audit Committee as an indication that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the shareowners ratify the appointment, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interest of the Company.

The Board of Directors recommends that shareowners vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain officers to file reports of ownership and changes in ownership of the Company’s preferred stock with the SEC and furnish copies of those reports to us. As a matter of practice, Alliant Energy’s Shareowner Services Department assists the Company’s directors and executive officers in the preparation of initial reports of ownership and reports of changes in ownership and files those reports with the SEC on their behalf. Based on the written representations of the reporting persons and on copies of the reports filed with the SEC, the Company believes that all reporting persons of the Company satisfied the filing requirements in 2010.

We will furnish to any shareowner, without charge, a copy of our Annual Report on Form 10-K for the year ended Dec. 31, 2010. You may obtain a copy of the Form 10-K by writing Alliant Energy Shareowner Services at 4902 North Biltmore Lane, P.O. Box 14720, Madison, WI 53708-0720 or via email at shareownerservices@alliantenergy.com.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary and

Assistant General Counsel

APPENDIX A

WISCONSIN POWER AND LIGHT COMPANY

ANNUAL REPORT

For the Year Ended December 31, 2010

Wisconsin Power and Light Company (WPL) filed a combined Form 10-K for 2010 with the Securities and Exchange Commission (SEC). Such document included the filings of WPL’s parent, Alliant Energy Corporation (Alliant Energy), Interstate Power and Light Company (IPL) and WPL. The primary first tier subsidiaries of Alliant Energy are WPL, IPL, Alliant Energy Resources, LLC (Resources) and Alliant Energy Corporate Services, Inc. (Corporate Services). Certain portions of Management’s Discussion and Analysis of Financial Condition and Results of Operations (MDA) and the Notes to Consolidated Financial Statements included in this WPL Annual Report represent excerpts from the combined Form 10-K. As a result, the disclosure included in this WPL Annual Report at times includes information relating to Alliant Energy, IPL, Resources and/or Corporate Services. All required disclosures for WPL are included in this Annual Report thus such additional disclosures represent supplemental information. The information contained in this Annual Report, with the exception of the section entitled “Shareowner Information,” was filed with the SEC on February 28, 2011 and was complete and accurate as of that date. WPL disclaims any responsibility to update that information in this Annual Report.

FORWARD-LOOKING STATEMENTS

Statements contained in this report that are not of historical fact are forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified as such because the statements include words such as “expect,” “anticipate,” “plan” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of WPL’s risks and uncertainties include:

•	federal and state regulatory or governmental actions, including the impact of energy, tax, financial and health care legislation, and of regulatory agency orders;

•

its ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs, fuel costs, transmission costs, deferred expenditures, capital expenditures, and remaining costs related to generating units that may be permanently closed, the earning of reasonable rates of return, and the payments to its parent of expected levels of dividends;

•	the ability to continue cost controls and operational efficiencies;

•	the state of the economy in its service territory and resulting implications on sales, margins and ability to collect unpaid bills;

•

developments that adversely impact its ability to implement its strategic plan including unanticipated issues in connection with Alliant Energy’s construction and operation or regulatory approval of a new wind generating facility to utilize the remaining 100 megawatts (MW) of Vestas-American Wind Technology, Inc. (Vestas) wind turbine generator sets, new emission control equipment for various coal-fired generating facilities, and its potential purchases of the Riverside Energy Center (Riverside) and Wisconsin Electric Power Company’s (WEPCO’s) 25% interest in the Edgewater Generating Station Unit 5 (Edgewater Unit 5);

•	weather effects on results of operations;

•	successful resolution of the pending challenge by interveners of the approval by the Public Service Commission of Wisconsin (PSCW) of its Bent Tree - Phase I wind project;

•

issues related to the availability of generating facilities and the supply and delivery of fuel and purchased electricity and price thereof, including the ability to recover and to retain the recovery of purchased power, fuel and fuel-related costs through rates in a timely manner;

•	the impact that fuel and fuel-related prices may have on its customers’ demand for utility services;

•

the ability to defend against environmental claims brought by state and federal agencies, such as the United States of America (U.S.) Environmental Protection Agency (EPA), or third parties, such as the Sierra Club;

•	issues associated with environmental remediation efforts and with environmental compliance generally, including changing environmental laws and regulations;

•	the ability to recover through rates all environmental compliance costs, including costs for projects put on hold due to uncertainty of future environmental laws and regulations;

•

potential impacts of any future laws or regulations regarding global climate change or carbon emissions reductions, including those that contain proposed regulations (including cap-and-trade) of greenhouse gas (GHG) emissions;

•	continued access to the capital markets on competitive terms and rates;

•	inflation and interest rates;

•	financial impacts of risk hedging strategies, including the impact of weather hedges or the absence of weather hedges on earnings;

•	changes to the creditworthiness of counterparties which WPL has contractual arrangements including participants in the energy markets and fuel suppliers and transporters;

•

issues related to electric transmission, including operating in Regional Transmission Organization (RTO) energy and ancillary services markets, the impacts of potential future billing adjustments and cost allocation changes from RTOs and recovery of costs incurred;

•	unplanned outages, transmission constraints or operational issues impacting fossil or renewable generating facilities and risks related to recovery of resulting incremental costs through rates;

•

Alliant Energy’s ability to successfully pursue appropriate appeals with respect to, and any liabilities arising out of, the alleged violation of the Employee Retirement Income Security Act of 1974 by Alliant Energy’s Cash Balance Pension Plan;

•	Alliant Energy’s ability to successfully resolve with the Internal Revenue Service (IRS) issues related to Alliant Energy’s Cash Balance Pension Plan;

•	current or future litigation, regulatory investigations, proceedings or inquiries;

•	employee workforce factors, including changes in key executives, collective bargaining agreements and negotiations, work stoppages or additional restructurings;

•	impacts that storms or natural disasters in its service territory may have on its operations and recovery of and rate relief for costs associated with restoration activities;

•	access to technological developments;

•	any material post-closing adjustments related to any past asset divestitures;

•	increased retirement and benefit plan costs;

•	the impact of necessary accruals for the terms of incentive compensation plans;

•	the effect of accounting pronouncements issued periodically by standard-setting bodies;

•	the ability to utilize tax credits and net operating losses generated to date, and those that may be generated in the future, before they expire;

•	the ability to successfully complete tax audits and appeals with no material impact on earnings and cash flows;

•	the direct or indirect effects resulting from terrorist incidents or responses to such incidents; and

•	factors listed in MDA.

WPL assumes no obligation, and disclaims any duty, to update the forward-looking statements in this report.

THE COMPANY

Overview - WPL was incorporated in 1917 in Wisconsin as Eastern Wisconsin Electric Company. WPL is a public utility engaged principally in the generation and distribution of electricity and the distribution and transportation of natural gas in selective markets in southern and central Wisconsin. WPL operates in municipalities pursuant to permits of indefinite duration and state statutes authorizing utility operation in areas annexed by a municipality. At Dec. 31, 2010, WPL supplied electric and gas service to 454,776 and 178,570 retail customers, respectively. In 2010, 2009 and 2008, WPL had no single customer for which electric, gas and/or other sales accounted for 10% or more of WPL’s consolidated revenues. WPL Transco LLC is a wholly-owned subsidiary of WPL and holds WPL’s investment in the American Transmission Company LLC (ATC). At Dec.31, 2010, WPL had 1,244 full- and part-time employees.

Regulation - WPL is subject to regulation by the PSCW related to its operations in Wisconsin for various issues including, but not limited to, retail utility rates and standards of service, accounting requirements, issuance and use of proceeds of securities, approval of the location and construction of electric generating facilities and certain other additions and extensions to facilities.

Retail Utility Base Rates - WPL files periodic requests with the PSCW for retail rate relief. These filings are required to be based on forward-looking test periods. There is no statutory time limit for the PSCW to decide retail rate requests. However, the PSCW attempts to process base retail rate cases in approximately 10 months and has the ability to approve interim retail rate relief, subject to refund, if necessary.

Retail Commodity Cost Recovery Mechanisms -

Electric - WPL’s retail electric base rates include estimates of annual fuel-related costs (fuel and purchased power energy costs) anticipated during the test period. During each electric retail rate proceeding or in a separate fuel cost plan approval proceeding, the PSCW sets fuel monitoring ranges based on the forecasted fuel-related costs used to determine rates in such proceeding. If WPL’s actual fuel-related costs fall outside these fuel monitoring ranges, WPL is authorized to defer the incremental over- or under-collection of fuel-related costs from electric retail customers that are outside the approved ranges. Any over- or under-collection of fuel-related costs for each year are reflected in future billings to retail customers. This cost recovery mechanism became effective for WPL on Jan. 1, 2011.

Natural Gas - WPL’s retail natural gas tariffs contain an automatic adjustment clause for changes in prudently incurred natural gas costs required to serve its retail gas customers. Any over- /under-collection of natural gas costs for each given month are automatically reflected in future billings to retail customers.

Energy Efficiency Cost Recovery Mechanism - WPL contributes a certain percentage of its annual retail utility revenues to help fund Focus on Energy, Wisconsin’s statewide energy efficiency and renewable energy resource program. Contributions to Focus on Energy are recovered from WPL’s retail customers through changes in base rates determined during periodic rate proceedings and include a reconciliation to eliminate any over- or under-recovery of contributions from prior periods.

New Electric Generating Facilities - A Certificate of Authority (CA) application is required to be filed with the PSCW for construction approval of any new electric generating facility with a capacity of less than 100 MW. A Certificate of Public Convenience and Necessity application is required to be filed with the PSCW for construction approval of any new electric generating facility with a capacity of 100 MW or more. In addition, WPL’s ownership and operation of electric generating facilities (including those located outside the state of Wisconsin) to serve Wisconsin customers is subject to retail utility rate regulation by the PSCW.

Advance Rate Making Principles - Wisconsin Statutes §196.371 provide Wisconsin utilities with the opportunity to request rate making principles prior to the purchase or construction of any nuclear or fossil-fueled electric generating facility or renewable generating resource, such as a wind facility, utilized to serve Wisconsin customers. WPL is not obligated to file for or accept authorized rate making principles under Wisconsin Statutes §196.371. WPL can proceed with an approved project under traditional rate making terms.

Other - WPL is also subject to regulation by the Federal Energy Regulatory Commission (FERC) and the EPA, as well as various other federal, state and local agencies.

Electric Utility Operations - As of Dec. 31, 2010, WPL provided electric service to 454,776 retail, 21 wholesale and 2,245 other customers in 606 communities. 2010 electric utility operations accounted for 85% of WPL’s operating revenues and 90% of WPL’s operating income. Electric sales are seasonal to some extent with the annual peak normally occurring in the summer months due to air conditioning requirements. In 2010, the maximum peak hour demand for WPL was 2,654 MW on Aug. 12, 2010.

Gas Utility Operations - As of Dec. 31, 2010, WPL provided natural gas service to 178,570 retail and 226 transportation and other customers in 237 communities. 2010 gas utility operations accounted for 14% of WPL’s operating revenues and 11% of WPL’s operating income. In addition to sales of natural gas to retail customers, WPL provides transportation service to commercial and industrial customers by moving customer-owned gas through WPL’s distribution system to the customers’ meters. Gas sales follow a seasonal pattern with an annual base-load of gas and a large heating peak occurring during the winter season. Natural gas obtained from producers, marketers and brokers, as well as gas in storage, is utilized to meet the peak heating season requirements.

SELECTED FINANCIAL DATA

	2010 (a)	2009 (a)	2008 (a)	2007	2006
	(in millions)
Operating revenues	$1,423.6	$1,386.1	$1,465.8	$1,416.8	$1,401.3
Net income	152.3	89.5	118.4	113.5	105.3
Earnings available for common stock	149.0	86.2	115.1	110.2	102.0
Cash dividends declared on common stock	109.5	91.0	91.3	191.1	92.2
Cash flows from operating activities	372.4	305.8	239.7	258.0	162.6
Total assets	3,889.6	3,681.4	3,265.5	2,788.6	2,699.1
Long-term obligations, net	1,193.7	1,146.3	899.0	715.7	524.5

(a)	Refer to “Results of Operations” in MDA for a discussion of the 2010, 2009 and 2008 results of operations.

Alliant Energy is the sole common shareowner of all 13,236,601 shares of WPL’s common stock outstanding. As such, earnings per share data is not disclosed herein.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

MDA consists of the following information:

•	Executive Summary

•	Strategic Overview

•	Rate Matters

•	Environmental Matters

•	Legislative Matters

•	Results of Operations

•	Liquidity and Capital Resources

•	Other Matters

•	Market Risk Sensitive Instruments and Positions

•	New Accounting Pronouncements

•	Critical Accounting Policies and Estimates

•	Other Future Considerations

EXECUTIVE SUMMARY

Description of Business

General - WPL is a public utility engaged principally in the generation and distribution of electricity and the distribution and transportation of natural gas in selective markets in southern and central Wisconsin. WPL owns an approximate 16% interest in ATC, a transmission-only utility operating in Wisconsin, Michigan, Illinois and Minnesota. WPL also owns a portfolio of electric generating facilities located in Wisconsin with a diversified fuel mix including coal, natural gas and renewable resources. The output from these generating facilities, supplemented with purchased power, is used to provide electric service to approximately 455,000 retail electric customers in Wisconsin. WPL also procures natural gas from various suppliers to provide service to approximately 179,000 retail gas customers in Wisconsin. WPL’s earnings and cash flows are sensitive to various external factors including, but not limited to, the amount and timing of rate relief approved by regulatory authorities, the impact of weather and economic conditions on electric and gas sales volumes and other factors listed in “Forward-looking Statements.”

Financial Results - In 2010, 2009 and 2008, WPL’s earnings available for common stock were $149.0 million, $86.2 million and $115.1 million, respectively. Refer to “Results of Operations” for details regarding the various factors impacting earnings during 2010, 2009 and 2008.

Strategic Overview

The strategic plan for WPL focuses on construction of new wind generating facilities, purchasing newer and more-efficient coal and natural gas generating facilities and implementing emission controls and performance upgrades at its newer, larger and more-efficient generating facilities to enable it to continue to produce reliable and affordable energy for its customers. Key strategic plan developments impacting WPL during 2010 and early 2011 include:

•

April 2010 - WPL announced plans to purchase WEPCO’s 25% ownership interest in Edgewater Unit 5, subject to regulatory approval. WPL currently expects the transaction to close in the first half of 2011.

•

May 2010 - WPL received an order from the PSCW authorizing the installation of a selective catalytic reduction (SCR) system at Edgewater Unit 5 to reduce nitrogen oxide (NOx) emissions at the facility. Construction of the SCR system began in the third quarter of 2010.

•	February 2011 - WPL’s 200 MW Bent Tree - Phase I wind project in Freeborn County, Minnesota began full commercial operation.

•	February 2011 - WPL received approval from the PSCW to install scrubbers and baghouses at Columbia Units 1 and 2 to reduce sulfur dioxide (SO2) and mercury emissions, respectively, at the facility.

Refer to “Strategic Overview” for additional details regarding strategic plan developments.

Rate Matters

WPL is subject to federal regulation by FERC, which has jurisdiction over wholesale electric rates, and state regulation in Wisconsin for retail utility rates. Key regulatory developments impacting WPL during 2010 and early 2011 include:

•

December 2010 - WPL received an order from the PSCW authorizing an annual retail electric rate increase of $8 million, or approximately 1%, effective Jan. 1, 2011, related to WPL’s request to reopen the rate order for its 2010 test year. In addition, WPL received an order from the PSCW authorizing no increase in retail electric rates in 2010 related to fuel-related costs and required a 2010 interim rate increase of $9 million to terminate effective Dec. 31, 2010. These two items will result in a net $1 million decrease in annual electric retail rates charged to customers effective January 2011.

•

January 2011 - New electric fuel cost recovery rules in Wisconsin became effective, which allow WPL to automatically defer electric fuel-related costs that fall outside a symmetrical cost tolerance band and reflect the over- /under-recovery of these deferred costs in future billings to its retail customers.

Refer to “Rate Matters” for additional details regarding regulatory developments.

Environmental Matters

WPL is subject to regulation of environmental matters by various federal, state and local authorities. Key environmental developments during 2010 and early 2011 that may impact WPL include:

•

January 2010 - The EPA issued an information collection request for coal- and oil-fired electric generating units (EGUs) over 25 MW in order to develop a proposed Utility Maximum Achievable Control Technology (MACT) Rule for the control of mercury and other federal hazardous air pollutants (HAPs). Compliance with a MACT Rule is currently expected to be required by November 2014.

•

June 2010 - The EPA issued a final rule that establishes new one-hour National Ambient Air Quality Standards (NAAQS) for SO2 at a level of 75 parts per billion (ppb). Compliance with the new SO2 NAAQS rule is currently expected to be required by 2017. The final rule is being challenged by several groups in the D.C. Circuit Court.

•

June 2010 - The EPA issued a proposed rule seeking comment regarding two potential regulatory options for management of Coal Combustion Residuals (CCRs): 1) regulate as a special waste under the hazardous waste regulations when the CCRs are destined for disposal, but continue to allow beneficial use of CCRs as a non-hazardous material; or 2) regulate as a non-hazardous waste for all applications subject to new national standards. The schedule for compliance with this rule has not yet been established.

•

July 2010 - The EPA issued its proposed Clean Air Interstate Rule (CAIR) replacement rule, referred to as the Clean Air Transport Rule (CATR), which would require SO2 and NOx emissions reductions beginning in 2012 from WPL’s fossil-fueled EGUs with greater than 25 MW of capacity.

•	September 2010 - The Sierra Club filed complaints in U.S. District Court against WPL alleging air permitting violations at WPL’s Nelson Dewey, Columbia and Edgewater generating facilities.

•

October 2010 - The EPA approved the Wisconsin State Thermal Rule. Compliance with this rule will be evaluated on a case-by-case basis as wastewater discharge permits for WPL’s generating facilities are renewed in the future.

•

December 2010 - The EPA announced the future issuance of GHG standards for electric utilities under the Clean Air Act (CAA). The GHG emission limits are to be established as New Source Performance Standards (NSPS) for new and existing fossil-fueled EGUs. The EPA is expected to propose NSPS by July 2011 and finalize NSPS by May 2012. The schedule for compliance with NSPS has not yet been established.

•

January 2011 - The EPA’s GHG Tailoring Rule became effective. The rule establishes a GHG threshold for major sources under the Prevention of Significant Deterioration (PSD) and Title V Operation Permit programs at 100,000 tons per year of CO2-equivalent (CO2e). The rule is subject to legal challenge.

•

February 2011 - The EPA promulgated a revised Industrial Boiler and Process Heater MACT Rule related to HAPs from fossil-fueled EGUs with less than 25 MW capacity as well as certain auxiliary boilers and process heaters operated at EGUs. The compliance deadline for this rule is currently expected to be 2014.

Refer to “Environmental Matters” for additional details regarding environmental developments.

Legislative Matters

WPL monitors various legislative developments, including those relating to energy, tax, financial and other matters. Key legislative developments impacting WPL during 2010 include:

•

March 2010 - Federal health care legislation was enacted. One of the most significant provisions of the federal health care legislation for WPL requires a reduction in its tax deductions for retiree health care costs beginning in 2013, to the extent its drug expenses are reimbursed under the Medicare Part D retiree drug subsidy program. The reduction in the future deductibility of retiree health care costs accrued as of Dec. 31, 2009 required WPL to record deferred income tax expense of $3 million in 2010.

•

July 2010 - The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) was enacted. One of the most significant financial provisions of the Dodd-Frank Act for WPL is a commercial end-user exemption that is expected to allow utilities to continue trading derivatives “over-the-counter” without having to make such trades through cleared exchanges with collateral requirements.

•

September 2010 and December 2010 - The Small Business Jobs Act of 2010 (SBJA) and the Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010 (the Act) were enacted. The most significant provisions of the SBJA and the Act for WPL provide an extension of the bonus depreciation deductions for certain expenditures for property that are incurred through Dec. 31, 2012.

Refer to “Legislative Matters” for additional details regarding legislative developments.

Liquidity and Capital Resources

Based on its current liquidity position and capital structure, WPL believes it will be able to secure the additional capital required to implement its strategic plan and to meet its long-term contractual obligations. Key financing developments impacting WPL during 2010 include:

•	March 2010 - WPL paid at maturity $100 million of its 7.625% debentures.

•

June 2010 - WPL issued $150 million of 4.6% debentures due 2020. Proceeds from this issuance were used initially to repay short-term debt and invest in short-term assets, and thereafter to fund capital expenditures and for general working capital purposes.

•	December 2010 - The PSCW authorized WPL to issue up to $200 million of long-term debt securities in 2011.

•	December 2010 - At Dec. 31, 2010, WPL had $193 million of available capacity under its revolving credit facility.

Refer to “Liquidity and Capital Resources” for additional details regarding financing developments.

STRATEGIC OVERVIEW

Strategic Plan - WPL’s strategic plan focuses on its core business of delivering regulated electric and natural gas service in its Wisconsin service territory. The strategic plan is built upon three key elements: competitive costs, reliable service and balanced generation.

Competitive Costs - Providing competitive and predictable energy costs for customers is a key element of the strategic plan. WPL is aware that the majority of its costs become part of rates charged to its customers and any rate increase has an impact on its customers. Given that potential public policy changes and resulting increases in future energy cost are possible, WPL is focused on controlling its costs with the intent of providing competitive rates to its customers. Energy efficiency is also an important part of the strategic plan and is an option that provides customers with the opportunity to save on their energy bills. WPL’s approach to energy efficiency is based on regulations in Wisconsin. The objective is to meet prescribed goals in the most cost-effective manner. Additional details regarding energy efficiency programs used by WPL are included in “Energy Efficiency Programs” below.

Reliable Service - The strategic plan is intended to focus resources on providing reliable electricity and natural gas service. Investments are expected to be targeted in system improvements, replacing aging infrastructure and distribution grid efficiency to maintain strong reliability. WPL monitors system performance and takes the necessary steps to continually improve the reliability of its service for its customers. Providing exceptional customer service, including emergency and outage response, is part of WPL’s mission and commitment to the customers it serves.

Balanced Generation - WPL believes a balanced and flexible generation portfolio provides long-term advantages to its customers and its parent company, Alliant Energy. The strategic plan calls for a focus on reducing overall fuel costs and the volatility of those costs by reducing reliance on purchased electricity and generation produced by older, smaller and less-efficient EGUs to meet the demands of our customers. The strategic plan reflects the recent construction of new wind generating facilities and proposed acquisitions of newer and more-efficient coal and natural gas plants to replace the electricity from purchased power agreements (PPAs) and generation produced by less efficient EGUs. Additional details of changes to WPL’s generation portfolio are included in “Generation Plans” below. The strategic plan also includes investments in performance and reliability upgrades and new emission controls at newer, larger, more-efficient EGUs to continue producing affordable energy for customers and to benefit the environment. Additional details regarding proposed new emission controls for WPL’s generating facilities are included in “Environmental Compliance Plans” below. WPL believes a diversified fuel mix for EGUs is important to meeting the needs of its customers, its parent company and the environment while preparing for a potentially carbon-constrained environment in the future.

Generation Plans - WPL reviews and updates, as deemed necessary and in accordance with regulatory requirements, its generation plans. WPL is currently evaluating the types of capacity additions it will pursue to meet its customers’ long-term energy needs and is monitoring several related external factors that will influence those evaluations. Some of these external factors include regulatory decisions regarding proposed projects, changes in long-term projections of customer demand, availability and cost effectiveness of different generation technologies, market conditions for obtaining financing, developments related to federal and state renewable portfolio standards, environmental requirements, such as future carbon and renewable requirements, and federal and state tax incentives.

New Generation Projects - WPL’s new generation projects through 2013 are as follows (Not Applicable (N/A)):

Primary Generation Type	Project Name / Location	Capacity (MW)	Actual / Expected Availability Date	Cost Estimate (a)	Current Capitalized Costs (b)	Actual / Expected Regulatory Decision Date
Wind	Bent Tree - Phase I Freeborn County, MN	200	Q4 2010 and Q1 2011	$440 - $450	$406	October 2009

Natural gas	Riverside Beloit, WI	600	2013	365 - 375	N/A	2012 - 2013

Coal	25% of Edgewater Unit 5 Sheboygan, WI	95	2011	40 - 45	N/A	First half of 2011

					$406

(a)	Cost estimates represent WPL’s estimated portion of the total escalated construction and acquisition expenditures in millions of dollars and exclude allowance for funds used during construction (AFUDC), if applicable.
(b)	Costs represent capitalized expenditures in millions of dollars recorded in “Property, plant and equipment” on the Consolidated Balance Sheet as of Dec. 31, 2010 and exclude AFUDC, if applicable.

Wind Generation Projects

Bent Tree - Phase I Wind Project - In 2009, WPL acquired approximately 400 MW of wind site capacity in Freeborn County, Minnesota. WPL used 200 MW of the capacity from this site for its Bent Tree - Phase I wind project. WPL also used 200 MW of wind turbine generator sets and related equipment under the master supply agreement entered into with Vestas in 2008 for the Bent Tree - Phase I wind project. Construction of Bent Tree - Phase I was completed and full commercial operation began in February 2011.

In 2009, Wisconsin Industrial Energy Group, Inc. (WIEG) and Citizens Utility Board (CUB) filed a Petition for Review with the Circuit Court of Dane County, Wisconsin seeking judicial review of: 1) the PSCW’s 2008 interim order that determined WPL’s application for the Bent Tree - Phase I wind project must be reviewed under the CA statute and not the Certificate of Public Convenience and Necessity statute; and 2) the PSCW’s 2009 final order that granted WPL a CA to construct the Bent Tree - Phase I wind project. In 2009, the PSCW filed a motion to dismiss the petition, which was subsequently denied in April 2010. In September 2010, WIEG’s and CUB’s Petition for Review was denied by the Circuit Court of Dane County,

Wisconsin. WIEG and CUB appealed the Circuit Court’s decision to the Appellate Court. In January 2011, WIEG and CUB filed briefs in support of their appeal. The PSCW, WPL and other interveners have the opportunity to file a brief in February 2011. WPL expects a decision on this matter in 2011.

Wind Turbine Generators - In 2008, Alliant Energy entered into a master supply agreement with Vestas to purchase 500 MW of wind turbine generator sets and related equipment. Alliant Energy utilized 400 MW of these wind turbine generator sets and related equipment to construct IPL’s Whispering Willow - East wind project and WPL’s Bent Tree - Phase I wind project. Alliant Energy believes the Whispering Willow wind site in Iowa is the best location to deploy the remaining 100 MW of wind turbine generator sets and related equipment and is currently evaluating which of its subsidiaries will construct the 100 MW wind project.

Refer to Note 1(e) of the “Notes to Consolidated Financial Statements” for discussion of an additional wind site expected to be used by WPL to develop future wind projects.

Natural Gas-Fired Generation Projects

Riverside - WPL has a PPA with a subsidiary of Calpine Corporation related to Riverside that extends through May 2013 and provides WPL the option to purchase Riverside at the end of the PPA term. For planning purposes, WPL currently anticipates it will exercise its option to purchase Riverside, a 600 MW natural gas-fired electric generating facility in Beloit, Wisconsin, to replace the output currently obtained under the PPA.

Coal-Fired Generation Projects

Edgewater Unit 5 - WPL and WEPCO entered into an agreement, which became effective in March 2010, for WPL to purchase WEPCO’s 25% ownership interest in Edgewater Unit 5 for WEPCO’s net book value, including working capital. The proposed transaction was approved by PSCW and FERC in 2010. WEPCO is currently working with the Michigan Public Service Commission to obtain satisfactory approval for the transaction. WPL currently expects the transaction to close in the first half of 2011 at an approximate purchase price of $40 million to $45 million depending on WEPCO’s working capital balances and level of capital investment in Edgewater Unit 5 prior to the sale. If the purchase is completed, WPL would own 100% of Edgewater Unit 5.

Environmental Compliance Plans - WPL has developed environmental compliance plans to help ensure cost effective compliance with current and proposed environmental regulations expected to significantly reduce future emissions of NOx, SO2 and mercury at its generating facilities. WPL reviews and updates, as deemed necessary and in accordance with regulatory requirements, its environmental compliance plans to address various external factors. Some of these external factors include regulatory decisions regarding proposed emission control projects, developments related to environmental regulations, outcomes of legal proceedings, availability and cost effectiveness of different emission reduction technologies, market prices for emission allowances, market conditions for obtaining financings and federal and state tax incentives. Refer to “Environmental Matters” for details of current and proposed environmental regulations, including regulations for which these plans are expected to support compliance obligations. The following provides details of capital expenditure estimates for 2011 through 2013 for emission control projects included in WPL’s current environmental compliance plans (in millions):

Generating Unit	Emissions Controlled	Technology (a)	2011	2012	2013
Edgewater Unit 5 (b)	NOx	SCR	$55	$60	$15
Columbia Units 1 and 2	SO2 and Mercury	Scrubber and Baghouse	20	95	125

			$75	$155	$140

(a)	SCR is a post-combustion process that injects ammonia or urea into the stream of gases leaving the generating facility boiler to convert NOx emissions into nitrogen and water. The use of a catalyst enhances the effectiveness of the conversion enabling NOx emissions reductions of up to 90%.

Baghouse / carbon injection process is a post-combustion process that injects carbon particles into the stream of gases leaving the generating facility boiler to facilitate the capture of mercury in filters or bags. A baghouse / carbon injection process can remove more than 85% of mercury emissions.

Scrubber is a post-combustion process that injects lime or lime slurry into the stream of gases leaving the generating facility boiler to remove SO2 and capture it in a solid or liquid waste by-product. A scrubber typically removes more than 90% of the SO2 emissions regardless of generating facility boiler type or design.

(b)	Capital expenditure estimates above assume WPL acquires WEPCO’s 25% ownership interest in Edgewater Unit 5 in 2011.

These capital expenditure estimates represent WPL’s portion of the total escalated capital expenditures and exclude AFUDC, if applicable. Capital expenditure estimates are subject to change based on future changes to plant-specific costs of emission control technologies and air quality rules. WPL is currently evaluating its environmental compliance plans for 2014 and beyond and will update its capital expenditure plans for these periods in the future when the plans are finalized. Refer to “Environmental Matters” for additional details regarding proposed environmental rules that may impact environmental compliance plans.

Emission Control Projects - WPL must file a CA and receive authorization from the PSCW to proceed with any individual clean air compliance project containing estimated project costs of $8 million or more. In March 2007, the PSCW approved the deferral of the retail portion of WPL’s incremental pre-certification and pre-construction costs for current or future clean air compliance projects requiring PSCW approval, effective on the request date of November 2006. WPL currently anticipates that such deferred costs will be recovered in future rates and therefore does not expect these costs to have an adverse impact on its financial condition or results of operations. WPL has filed CAs for the following individual clean air compliance projects.

Edgewater Unit 5 - In May 2010, WPL received an order from the PSCW authorizing the installation of an SCR system at Edgewater Unit 5 to reduce NOx emissions at the facility. Construction began in the third quarter of 2010 and is expected to be completed prior to May 2013 when additional NOx emission reductions at Edgewater are required for WPL to comply with Wisconsin Reasonably Available Control Technology (RACT) Rule compliance deadlines. As of Dec. 31, 2010, WPL recorded $17 million of capitalized expenditures, excluding AFUDC, related to this project in “Construction work in progress - other” on the Consolidated Balance Sheet. Total capital expenditures, excluding AFUDC, for the Edgewater Unit 5 SCR are currently estimated to be approximately $155 million assuming WPL acquires WEPCO’s 25% ownership interest in Edgewater Unit 5 in 2011. The portion of these capital expenditures expected to be incurred in 2011 through 2013 are included in the above estimates for WPL’s environmental compliance plans. The SCR system at Edgewater Unit 5 is expected to support compliance obligations for current and anticipated air quality regulatory requirements, including the CATR and the Wisconsin RACT Rule.

Columbia Units 1 and 2 - In February 2011, WPL received approval from the PSCW to install scrubbers and baghouses at Columbia Units 1 and 2 to reduce SO2 and mercury emissions, respectively, at the generating facility. WPL’s portion of the capital expenditures, excluding AFUDC, for the Columbia Units 1 and 2 emission controls is currently estimated to be $290 million, a portion of which is included in the above estimates for WPL’s environmental compliance plans. The scrubbers and baghouses at Columbia Units 1 and 2 are expected to be placed into service in 2014 and support compliance obligations for current and anticipated air quality regulatory requirements, including CATR, the Utility MACT Rule and the Wisconsin State Mercury Rule.

Nelson Dewey - In 2007, WPL filed a CA with the PSCW to install a scrubber and baghouse at the two existing units at Nelson Dewey to reduce SO2 and mercury emissions, respectively, at the generating facility. WPL is re-evaluating this project due to forthcoming changes in environmental rules and regulations. There are no capital expenditures included in the above table relating to this project.

Energy Efficiency Programs - WPL has several energy efficiency programs and initiatives that help customers reduce their energy usage and related costs through the use of new energy efficient equipment, products and practices. The following are WPL’s current key energy efficiency programs:

Smart Grid Initiatives - Smart Grid initiatives are designed to improve customer service, enhance energy management and conservation and provide operational savings through increased efficiencies of WPL’s electric distribution systems. Advanced metering infrastructure (AMI) is expected to be the foundation for the Smart Grid in WPL’s service territory. WPL has substantially completed its AMI deployment by installing over 641,000 AMI electric meters and gas modules in its service territory as of Dec. 31, 2010. WPL anticipates its total capital expenditures for AMI will be approximately $115 million upon completion of the deployment. There is approximately $10 million of planned AMI investment remaining to be made for system and network enhancements at WPL through 2013.

Focus on Energy Program - In 2010, WPL contributed 1.2% of annual retail utility revenues to help fund Focus on Energy, Wisconsin’s statewide energy efficiency and renewable energy resource program. This contribution level increased to approximately 1.5% of WPL’s revenues in 2011 with additional increases in succeeding years not to exceed 3.2% by 2014. Focus on Energy works with eligible Wisconsin residents and businesses to finance and install energy efficiency and renewable energy equipment. Contributions to Focus on Energy are recovered from WPL’s retail rate payers through base rates.

Shared Savings Programs - WPL offers energy efficiency programs to certain customers referred to as Shared Savings programs. These programs provide low-cost financing to help customers identify, purchase and install energy efficiency improvement projects. The customers repay WPL with monthly payments over a term up to five years. Refer to Note 4 of the “Notes to Consolidated Financial Statements” for additional details of shared savings programs.

RATE MATTERS

Overview - WPL is subject to federal regulation by FERC, which has jurisdiction over wholesale electric rates and certain natural gas facilities, and state regulation in Wisconsin for retail utility rates and standards of service. Such regulatory oversight also covers WPL’s plans for construction and financing of new generation facilities and related activities.

Recent Retail Base Rate Filings - Details of WPL’s recent retail base rate cases impacting its historical and future results of operations are as follows (dollars in millions; Electric (E); Gas (G)):

Retail Base Rate Cases	Utility Type	Filing Date	Final Increase (Decrease) Granted (a)	Final Effective Date
2011 Test Year	E	Apr-10	$8	Jan-11
2010 Test Year	E/G	May-09	E-59; G-6	Jan-10
2009/2010 Test Period	E/G	Feb-08	G-(4)	Jan-09

(a)	Rate increases reflect both returns on additions to WPL’s infrastructure and a recovery of increased costs incurred or expected to be incurred by WPL. Given a portion of the rate increases will offset increased costs, revenues from rate increases cannot be expected to result in an equal increase in income.

Retail Electric Rate Case (2011 Test Year) - In April 2010, WPL filed a request with the PSCW to reopen the rate order for its 2010 test year to increase annual retail electric rates for 2011 by $35 million, or approximately 4%. The request was based on a forward-looking test period that included 2011. The key drivers for the filing include recovery of investments in WPL’s Bent Tree - Phase I wind project and expiring deferral credits, partially offset by lower variable fuel expenses. In August 2010, WPL revised its request for an annual retail electric rate increase to $19 million, or approximately 2%. The primary differences between WPL’s original request in April 2010 and its revised request filed in August 2010 relate to reduced variable fuel expenses, increased wind generation production tax credits and the impact of the $9 million annual rate increase implemented in June 2010 with the interim order in WPL’s 2010 test year retail fuel-related rate filing, which is discussed below.

In December 2010, WPL received an order from the PSCW authorizing an annual retail electric rate increase of $8 million, or approximately 1%, effective Jan. 1, 2011. This $8 million increase in annual rates effective Jan. 1, 2011 combined with the termination of the $9 million interim fuel-related rate increase effective Dec. 31, 2010 will result in a net $1 million decrease in annual electric retail rates charged to customers effective January 2011. Refer to “Retail Fuel-related Rate Filings - 2010 Test Year” below for additional details of the interim fuel-related rate increase implemented in 2010 and a $5 million reduction to the 2011 test year base rate increase for refunds owed to electric retail customers related to interim fuel cost collections in 2010.

Retail Rate Case (2010 Test Year) - In May 2009, WPL filed a request with the PSCW to increase annual retail electric rates by $86 million, or approximately 9%, and increase annual retail natural gas rates by $6 million, or approximately 3%. The request was based on a 2010 forward-looking test year. The key drivers for the filing included recovery of infrastructure costs of the electric and natural gas utility systems, which had been impacted by a material reduction in sales and increased costs. In addition, WPL requested recovery of the remaining retail portion of the deferred costs for its cancelled 300 MW coal-fired electric generating facility project, Nelson Dewey #3. In September 2009, WPL revised its request to an annual electric retail rate increase of $99 million and annual retail natural gas rate increase of $8 million. The increase in the requested amount for the retail electric rates was primarily due to increased infrastructure costs and a reduced 2010 sales forecast.

In December 2009, WPL received an order from the PSCW authorizing an annual retail electric rate increase of $59 million, or approximately 6%, and an annual retail natural gas rate increase of $6 million, or approximately 2%, effective Jan. 1, 2010. The annual retail electric rate increase of $59 million reflects an increase in the non-fuel component of rates and a decrease in the fuel component of rates. The December 2009 order from the PSCW also approved recovery of certain deferred benefits costs incurred by WPL in 2009 and a portion of the previously deferred costs for the cancelled Nelson Dewey #3 project. Refer to Note 1(b) of the “Notes to Consolidated Financial Statements” for further discussion regarding the PSCW’s decision regarding recovery of these deferred costs and regulatory-related charges in 2009 for the portion of the cancelled Nelson Dewey #3 costs that WPL was denied recovery.

The 2010 test year retail electric rate increase approved by the PSCW included an amount that represented a current return on 50% of the estimated construction work in progress (CWIP) for WPL’s Bent Tree - Phase I wind project for 2010. The remaining CWIP balance for its Bent Tree - Phase I wind project accrued AFUDC during 2010. In addition, the PSCW authorized WPL to defer the retail portion of return on rate base, depreciation expense and other operation and maintenance expenses for those portions of the Bent Tree - Phase I wind project placed in service in 2010.

Retail Rate Case (2009/2010 Test Period) - In February 2008, WPL filed a request with the PSCW to increase current retail electric rates by $93 million, or approximately 9%, and reduce current retail gas rates by $1 million, or approximately 1%, effective Jan. 1, 2009. The electric request was based on a 2009 forward-looking test year with approval to reopen the case to address limited cost drivers for 2010. The electric request reflected recovery for increased projected spending on electric generation infrastructure, environmental compliance and stewardship, enhanced investment in renewable energy projects, stepped-up customer energy efficiency and conservation efforts, and related electric transmission and distribution costs. The gas request was based on an average of 2009 and 2010 projected costs. Through the course of the PSCW audit, the 2009 request was updated for various new cost estimates and removal of capital projects that had not yet been approved by the PSCW. These projects include Bent Tree - Phase I, Nelson Dewey #3 (subsequently rejected by the PSCW in December 2008) and various environmental compliance projects.

In December 2008, WPL and major interveners in the case reached a stipulated agreement on electric and gas rate changes for 2009. The parties agreed to hold retail electric rates flat and decrease retail gas rates by $4 million. The stipulated agreement also included a provision that authorized WPL to defer, and record carrying costs on, the retail portion of pension and benefit costs in excess of $4 million, any change in the retail portion of network wheeling costs charged by ATC that is different than the $82 million included in rates and any change in the retail portion of emission allowance expense that is different than $2 million. In addition, the stipulated agreement included the recovery of $9 million over a two-year period for pre-certification costs related to the Nelson Dewey #3 project that had been incurred through December 2007. The PSCW approved the stipulations in December 2008.

Planned Utility Rate Cases in 2011 - WPL currently expects to make a retail rate filing in the second quarter of 2011 based on a forward-looking test period that includes 2012 and 2013. The form and magnitude of such filing is currently being analyzed and could range from a future test year 2012 electric fuel plan to a full rate case for the 2012 and 2013 test period. The rate filing is expected to include a new fuel cost recovery plan under Wisconsin’s new fuel rules, which allow for recovery of costs for emission control chemicals and emission allowances within the fuel recovery mechanism. The key drivers for the filing include partial recovery of the approved emission control project at Edgewater Unit 5 and the emission control projects at Columbia Units 1 and 2. Any rate changes granted are expected to be effective in early 2012.

Retail Fuel-related Rate Filings -

2010 Test Year - In April 2010, WPL filed a request with the PSCW to increase annual retail electric rates by $9 million to recover anticipated increased electric production fuel and energy purchases (fuel-related costs) in 2010. Actual fuel-related costs through March 2010, combined with projections of continued higher fuel-related costs for the remainder of 2010, significantly exceeded the amounts being recovered in retail electric rates at the time of the filing. WPL received approval from the PSCW to implement an interim rate increase of $9 million, on an annual basis, effective in June 2010. As part of the interim decision, the PSCW also approved annual forecasted fuel-related costs per megawatt-hour (MWh) of $28.29 based on $389 million of variable fuel costs for WPL’s 2010 test period and left unchanged the annual fuel monitoring range of plus or minus 2%. Updated annual 2010 fuel-related costs during the proceeding resulted in WPL no longer qualifying for a fuel-related rate increase for 2010. In December 2010, the PSCW issued an order authorizing no increase in retail electric rates in 2010 related to fuel-related costs and requiring the interim rate increase to terminate at the end of 2010. The order also required WPL to refund to its retail electric customers the interim fuel rates collected in 2010 as a reduction to the 2011 test year base rate increase. As of Dec. 31, 2010, WPL reserved $5 million, including interest, for all interim fuel cost collections in 2010.

2009 Test Year - In August 2009, WPL notified the PSCW that its actual retail fuel-related costs incurred during the month of July 2009 were below the monthly monitoring range of plus or minus 8% and projected annual retail fuel-related costs for 2009 could fall outside the annual monitoring range of plus or minus 2%. In September 2009, the PSCW issued an order that set WPL’s retail electric fuel rates currently in effect subject to refund beginning Sep. 1, 2009. In January 2010, WPL filed a retail electric fuel refund report indicating retail fuel over collections of $4 million for the period from Sep. 1, 2009 through Dec. 31, 2009. In April 2010, WPL received approval from the PSCW to refund $4 million to its retail electric customers for retail fuel over collections for the period from Sep. 1, 2009 through Dec. 31, 2009. WPL refunded the $4 million to its retail electric customers in 2010.

2008 Test Year - In March 2008, WPL filed a request with the PSCW to increase annual retail electric rates by $16 million to recover anticipated increased electric production fuel and energy purchases (fuel-related costs). Actual fuel-related costs through February 2008, combined with projections of continued higher fuel-related costs for the remainder of 2008, significantly exceeded the amounts being recovered in retail electric rates at the time of the filing. In the second quarter of 2008, WPL received an order from the PSCW authorizing the requested $16 million interim increase, subject to refund, effective in April 2008. Retail fuel-related costs incurred by WPL in 2008 were lower than retail fuel-related costs used to determine interim rates that were effective April 2008, resulting in $23 million, including interest, of refunds owed to its retail electric customers. WPL refunded the $23 million to its retail electric customers in 2009.

Rule Changes -

Electric Fuel Cost Recovery Rule Changes in Wisconsin - In May 2010, Act 403 was enacted in Wisconsin to change statutes related to the process by which utilities recover electric fuel-related costs from their retail electric customers. On Jan. 1, 2011, revised new fuel rules issued by the PSCW became effective. The new fuel rules currently provide the following provisions and requirements for Wisconsin utilities:

•	PSCW approval of a future test year fuel cost plan resulting in changes in rates either as a separate proceeding or in a base rate case proceeding;

•	deferral of any change in unit fuel costs from the approved fuel cost plan outside a range established by the PSCW (initial range for WPL is between plus and minus 2%);

•

inclusion of selected other variable costs and revenues directly related to fuel costs in the fuel cost plan (costs for emission control chemicals and emission allowances are expected to be included in fuel costs for WPL beginning in 2012 with the approval of WPL’s next fuel cost plan);

•	reporting after completion of the plan year for comparison of actual plan year costs to those included in the fuel cost plan; and

•	restrictions on the collection of deferred amounts if Wisconsin utilities earn in excess of their authorized return on common equity.

Refer to Note 1(h) of the “Notes to Consolidated Financial Statements” for additional details of WPL’s electric fuel-related cost recovery mechanism.

Wholesale Formula Rate Structure - In 2006, WPL received an order from FERC authorizing an interim rate increase, subject to refund, effective June 1, 2007 related to WPL’s request to implement a formula rate structure for its wholesale electric customers. In February 2008, final written agreements were filed with FERC that contained a settlement between WPL and its wholesale customers of the issues identified in WPL’s filing requesting the formula rate structure. In August 2008, FERC approved the settlement and the implementation of settlement rates effective June 1, 2007. During the period the interim rate increase was effective from June 1, 2007 to May 31, 2008, WPL over-recovered $10 million, including interest, from its wholesale customers. In September 2008, WPL refunded the $10 million to its wholesale electric customers.

In 2009, WPL filed a request with FERC seeking approval of changes to WPL’s wholesale formula rates in order to implement for billing purposes the full impact of accounting for defined benefit pension and other postretirement benefits plans. In July 2010, FERC approved a settlement agreement reached earlier in 2010 between WPL and the wholesale customers regarding the formula rate change. WPL recorded an additional $4 million of electric revenues and regulatory assets in 2010 to reflect the settlement and is reducing the regulatory asset concurrently with collections from customers.

Rate Case Details - Details of the most recent rate orders in WPL’s key jurisdictions were as follows (Common Equity (CE); Preferred Equity (PE); Long-term Debt (LD); Short-term Debt (SD)):

Jurisdictions	Test Period		Authorized Return on Common Equity (a)	Capital Structure				After-tax Weighted- Average Cost of Capital	Average Rate Base (in millions)
				CE	PE	LD	SD
Retail (PSCW):
Electric	2011	(b)	10.40%	50.4%	2.4%	43.3%	3.9%	8.18%	$1,697	(c)
Gas	2011	(b)	10.40%	50.4%	2.4%	43.3%	3.9%	8.18%	$215	(c)

Wholesale (FERC):
Electric	2010		10.90%	55.0%	N/A	45.0%	N/A	8.92%	$169

(a)	Authorized returns on common equity may not be indicative of actual returns earned or projections of future returns.
(b)	WPL’s 2011 rate order did not change the returns or capital structures approved in the prior rate order effective Jan. 1, 2010.
(c)	Retail rate base amounts do not include CWIP. The PSCW provides a return on selected CWIP by adjusting the percentage return on rate base.

Other -

Economic Development Program - In June 2010, the PSCW issued an order approving an economic development program effective July 2010, which is intended to attract and retain industrial customers in WPL’s service territory. The program permits WPL to provide eligible industrial customers a discounted energy rate based upon specifically-defined conditions. To be eligible for the program, each customer needs to demonstrate that it is also eligible for direct governmental assistance through a local, state or federal economic development program, in addition to other criteria. The discount amounts are limited to ensure recovery of marginal costs and will be decreased over time until a customer is paying the full tariff rate. In July 2010, CUB filed a petition for review with the Circuit Court of Dane County, Wisconsin (Circuit Court). CUB requested that the order be set aside, reversed or remanded to the PSCW for further deliberation and action. In February 2011, CUB’s petition for review was denied by the Circuit Court. WPL is currently unable to determine what action, if any, CUB may take in response to the Circuit Court’s decision or if any other legal action will occur. WPL is also unable to determine the level of participation in the program and the ultimate impact on its financial condition and results of operations.

Edgewater Unit 5 Purchase Agreement - WPL and WEPCO entered into an agreement, which became effective in March 2010, for WPL to purchase WEPCO’s 25% ownership interest in Edgewater Unit 5 for WEPCO’s net book value, including working capital. In June 2010, FERC authorized the transaction. In November 2010, the PSCW approved the transaction and WPL’s request to defer all costs and benefits related to the purchase and operation of Edgewater Unit 5 between the time of the transaction and WPL’s next base rate case. WEPCO is currently working with the Michigan Public Service Commission to obtain satisfactory approval for the transaction. WPL currently expects the transaction to close in the first half of 2011.

Deferral Request for Federal Health Care Legislation Costs - In April 2010, WPL filed a request with the PSCW for authorization to defer the anticipated and potential incremental costs WPL expects to incur in order to comply with the federal health care legislation that was enacted in March 2010. The vast majority of the incremental costs relate to changes in the taxability of Medicare Part D supplement reimbursements. In December 2010, the PSCW approved the deferral request for 2010 only. In order to obtain recovery of deferred amounts in a future rate proceeding, WPL must prove that the actual amounts incurred meet the deferral criteria.

ENVIRONMENTAL MATTERS

Overview - WPL is subject to regulation of environmental matters by federal, state and local authorities as a result of its current and past operations. WPL monitors these environmental matters and addresses them with pollution abatement programs. These programs are subject to continuing review and are periodically revised due to various factors, including changes in environmental regulations, litigation of environmental requirements, construction plans and compliance costs. There is currently significant regulatory uncertainty with respect to the various environmental rules and regulations discussed below. Given the dynamic nature of environmental regulations and other related regulatory requirements, WPL has established an integrated planning process that is used for environmental compliance for its operations. WPL anticipates future expenditures for environmental compliance will be material, including significant capital investments. WPL anticipates that prudent expenditures incurred to comply with environmental requirements likely would be recovered in rates from its customers. Refer to “Strategic Overview - Environmental Compliance Plans” for details of WPL’s environmental compliance plans, including estimated capital expenditures. The following are major environmental matters that could potentially have a significant impact on WPL’s financial condition and results of operations.

Air Quality - The CAA and its amendments mandate preservation of air quality through existing regulations and periodic reviews to ensure adequacy of these provisions based on scientific data. As part of the basic framework under the CAA, the EPA is required to establish NAAQS, which serve to protect public health and welfare. These standards address six “criteria” pollutants, four of which are particularly relevant to WPL’s electric utility operations, including NOx, SO2, particulate matter (PM), and ozone. Ozone is not directly emitted from WPL’s generating facilities; however, NOx emissions may contribute to its formation in the atmosphere. Fine particulate matter (PM2.5) may also be formed in the atmosphere from SO2 and NOx emissions.

State implementation plans (SIPs) document the collection of regulations that individual state agencies will apply to maintain NAAQS and related CAA requirements. The EPA must approve each SIP and if a SIP is not acceptable to the EPA or if a state chooses not to issue separate state rules, then the EPA can assume enforcement of the CAA in that state by issuing a federal implementation plan (FIP). Areas that comply with NAAQS are considered to be in attainment, whereas routinely monitored locations that do not comply with these standards may be classified by the EPA as non-attainment and require further actions to reduce emissions. Additional emissions standards may also be applied under the CAA regulatory framework beyond NAAQS. The specific federal and state air quality regulations that may affect WPL’s operations include: CAIR, CATR, Clean Air Visibility Rule (CAVR), Utility MACT Rule, Wisconsin State Mercury Rule, Wisconsin RACT Rule, Industrial Boiler and Process Heater MACT Rule and NAAQS rules. WPL also monitors various other potential environmental matters related to air quality, including: litigation of various federal rules issued under the CAA statutory authority; revisions to the New Source Review/PSD permitting programs and NSPS; and proposed legislation or other regulatory actions to regulate the emission of GHG. Refer to the sections below the following tables for detailed discussion of the following air quality regulations.

Environmental Regulation	Emissions Regulated	EGUs Potentially Affected	Actual/Anticipated Compliance Deadline
CAIR	SO2, NOx	Fossil fuel-fired EGUs over 25 MW capacity	Phase I - NOx (2009); SO2 (2010) Phase II - 2015

CATR	SO2, NOx	Fossil fuel-fired EGUs over 25 MW capacity	Phase I - 2012 Phase II - 2014 (SO2 only)

CAVR	SO2, NOx, PM	Fossil fuel-fired EGUs	To Be Determined (TBD)

Utility MACT Rule	Mercury and other HAPs	Coal- and oil-fired EGUs over 25 MW capacity	2014

Wisconsin State Mercury Rule	Mercury	Coal-fired EGUs	Phase I - 2010 Phase II - 2015

Wisconsin RACT Rule	NOx	Edgewater Units 3-5	Phase I - 2009 Phase II - 2013

Industrial Boiler and Process Heater MACT Rule	Mercury and other HAPs	Fossil fuel-fired EGUs below 25 MW capacity	2014

Ozone NAAQS Rule	NOx	Fossil fuel-fired EGUs	TBD

Fine Particle NAAQS Rule	SO2, NOx, PM	Fossil fuel-fired EGUs	TBD

NO2 NAAQS Rule	NO2	Fossil fuel-fired EGUs	TBD

SO2 NAAQS Rule	SO2	Fossil fuel-fired EGUs	2017

The following table lists the fossil fuel-fired EGUs by primary fuel type that WPL currently owns or operates with greater than 25 MW of nameplate capacity, all of which are located in Wisconsin.

Coal	Natural Gas
Columbia 1-2	Sheboygan Falls 1-2
Edgewater 3-5	Neenah 1-2
Nelson Dewey 1-2	South Fond du Lac 1-4 Rock River 3,5-6 Sheepskin 1

CAIR - CAIR established new SO2 and NOx (both annual and ozone season) emission caps beginning in 2010 and 2009, respectively, with further reductions in SO2 and NOx emission caps effective in 2015. CAIR impacts WPL’s fossil fuel-fired EGUs with greater than 25 MW of capacity. CAIR included a large regional cap-and-trade system, where compliance may be achieved by either adding emission controls and/or purchasing emission allowances. In 2008, the U.S. Court of Appeals for the D.C. Circuit (D.C. Circuit Court) remanded CAIR to the EPA for revision to address flaws identified in a 2008 opinion issued in response to legal challenges to this rule. In the interim, CAIR obligations became effective for NOx on Jan. 1, 2009 and SO2 on Jan. 1, 2010 and remain in place until the EPA issues a final CAIR replacement rule.

CATR - In July 2010, the EPA issued its proposed CAIR replacement rule, referred to as the CATR. The CATR would require SO2 and NOx emissions reductions from emission sources located in 31 states in the eastern half of the U.S. as well as the District of Columbia. The CATR would affect WPL’s fossil-fueled EGUs with greater than 25 MW of capacity. Existing CAIR compliance requirements remain effective until the final CATR compliance requirements supersede them, which the EPA currently estimates will occur in 2012. Beginning in 2012, the CATR would establish state emission caps for SO2 and NOx (Phase I). These SO2 emission caps would be lowered further in 2014 (Phase II). While the NOx emission caps are not lowered further in the CATR, the EPA indicates that it will likely lower these caps in the final version of the CATR or subsequent rulemakings.

In the CATR, the EPA identifies one preferred and two alternative approaches. All three approaches establish state emission caps; however, they allow varying degrees of limited, if any, emissions trading to meet compliance requirements. In addition, the emission allowances used for Acid Rain and CAIR program compliance cannot be used for compliance with the CATR.

WPL continues to implement its environmental compliance plans to meet the currently effective CAIR requirements, which include investments in emission controls for EGUs as well as use of emission allowances. The final CATR is expected to be issued by the EPA in mid-2011. WPL will monitor future developments relating to the CATR and update its environmental compliance plans as needed. WPL is currently unable to predict the final outcome of the EPA’s CATR as a replacement rule for CAIR, but expects that capital investments and/or modifications to meet compliance requirements of the rule could be significant.

CAVR - CAVR requires states to develop and implement SIPs to address visibility impairment in designated national parks and wilderness areas across the country with a national goal of no impairment by 2064. A proposed CAVR SIP for Wisconsin has been submitted to the EPA for review and approval. This SIP includes Best Available Retrofit Technology Rule (BART) emission controls and other additional measures needed for reducing state contributions to regional haze. The EPA has not issued a response on this CAVR SIP. If the CAVR SIP is found to be deficient, then the EPA is required to promulgate a CAVR FIP to address these requirements in the interim until the CAVR SIP is approved. The CAVR SIP will determine required compliance actions and deadlines.

There are uncertainties in the applicability of and compliance outcomes of BART control approaches that will be approved by the EPA for inclusion in CAVR SIPs. EGU emissions of primary concern for BART and regional haze regulation include SO2, NOx and PM. There are pending obligations under the EPA’s CAVR to complete BART determinations that would evaluate control options to reduce these emissions at certain WPL EGUs that were built between 1962 and 1977. The D.C. Circuit Court remand of CAIR to the EPA in 2008 may have an indirect impact on the CAVR and BART SIP implementation approach because the EPA allowed BART obligations for SO2 and NOx emissions to be fulfilled by CAIR. The proposed CATR does not address the EPA’s prior decision related to CAIR being sufficient to meet compliance obligations for units subject to BART emissions reduction requirements for SO2 and NOx under the CAVR (often referred to as “CAIR equals BART”). The EPA’s revised assessment of the relationship for the CAVR’s BART requirements and the proposed CATR remains pending, including whether the EPA’s compliance approach and final rule will allow for “CATR equals BART” for SO2 and NOx. In addition, there are uncertainties whether additional emission reductions could be required to address regional haze impacts beyond BART. WPL is unable to predict the impact that CAVR might have on the operations of its existing EGUs until the EPA final approval of state CAVR plans, which is currently expected in 2011.

Utility MACT Rule - In 2009, the EPA announced its intention to develop MACT rules for EGUs pursuant to Section 112 of the CAA. When developing a MACT rule, the EPA looks at the current level of emissions control achieved by best-performing similar sources. These emissions control levels set a baseline, often referred to as the “MACT floor,” used in determination of the performance standards required under the new rule. Each regulated EGU must demonstrate performance with the standards adopted in the final rule. The CAA requirements of Section 112 state that these standards become effective upon promulgation of the final rule and that compliance is required no later than three years after the effective date of the standards. In January 2010, the EPA issued an information collection request for coal- and oil-fired EGUs over 25 MW in order to develop a proposed Utility MACT Rule for the control of mercury and other federal HAPs. The purpose of the proposed information collection request was to collect data necessary to identify affected categories of EGUs that will be subject to a Utility MACT Rule and to define the MACT floor. In February 2010, the EPA entered into a consent decree that requires the agency to propose Utility MACT Rules for coal- and oil-fired EGUs no later than March 2011 and promulgate final rules no later than November 2011. Based upon the timeline set forth in the consent decree, compliance with the Utility MACT Rule is expected to be required by November 2014. WPL is currently unable to predict the final outcome of a Utility MACT Rule to regulate mercury and other federal HAPs from EGUs, but expects that capital investments and/or modifications could be significant to comply with any such regulations.

Wisconsin State Mercury Rule - The Wisconsin State Mercury Rule requires electric utility companies in Wisconsin to meet compliance requirements to reduce annual mercury emissions by 40% from a historic baseline beginning in 2010 (Phase I). In addition, the Wisconsin State Mercury Rule requires large coal-fired EGUs with greater than 150 MW of capacity to either achieve a 90% annual mercury emissions reduction standard or limit the annual concentration of mercury emissions to 0.008 pounds of mercury per gigawatt-hour beginning in 2015 (Phase II). Small coal-fired EGUs between 25 MW and 150 MW of capacity must install Best Available Control Technology (BACT) by January 2015 to reduce mercury emissions. As an alternative, this rule allows large and small EGUs to achieve compliance through averaging. There is also an alternative multi-pollutant option that extends the time for compliance with the annual mercury reduction requirement until 2021. However, this requires the affected facilities to achieve NOx and SO2 reductions beyond those currently required by federal and state regulations. In December 2010, WPL filed its compliance plan with the Wisconsin Department of Natural Resources (DNR). WPL’s plan states that WPL will utilize large and small EGU averaging to comply with the additional mercury rule emissions reduction requirements that commence in 2015 and not use the multi-pollutant option. WPL continues to evaluate the impact of this state mercury rule and the federal Utility MACT Rule discussed above to determine further mercury emission reductions that will be required. Refer to “Strategic Overview - Environmental Compliance Plans - Emission Control Projects” for discussion of proposed WPL emission controls that support compliance with the requirements of this rule.

Wisconsin RACT Rule - In 2004, the EPA designated 10 counties in Southeastern Wisconsin as non-attainment areas for the ozone NAAQS. This designation includes Sheboygan County, where WPL operates the Sheboygan Falls Energy Facility and Edgewater. In 2007, the Wisconsin DNR issued a RACT Rule that requires NOx emission reductions at EGUs as part of the federal ozone SIP submittal to address non-attainment areas in Wisconsin. Facility modifications are not necessary at the Sheboygan Falls Energy Facility to comply with this rule. As part of its environmental compliance plan, WPL completed investments for installation of NOx emission control technologies at Edgewater to meet the 2009 to 2012 compliance requirements (Phase I). Additional investments will be needed at Edgewater to achieve compliance with the 2013 requirements that include facility boiler NOx rate limitations and a mass emissions cap (Phase II). Refer to “Strategic Overview - Environmental Compliance Plans - Emission Control Projects” for discussion of proposed emission controls for further NOx emission reductions at Edgewater to meet 2013 compliance deadlines.

Ozone NAAQS Rule - In 2008, the EPA announced reductions in the primary NAAQS for eight-hour ozone to a level of 0.075 parts per million (ppm) from the previous standard of 0.08 ppm. In January 2010, the EPA issued a proposal to reduce the primary standard to a level within the range of 0.06 to 0.07 ppm and establish a new seasonal secondary standard. The final rule is expected to be issued by July 2011. Depending on the level and location of non-attainment areas, WPL may be subject to additional NOx emissions reduction requirements to meet the new ozone standard. The schedule for compliance with this rule has not yet been established. WPL is currently unable to predict the impact of any potential changes to the Ozone NAAQS on its financial condition and results of operations.

Fine Particle NAAQS Rule - The EPA lowered the 24-hour fine particle primary NAAQS (PM2.5 NAAQS) from 65 micrograms per cubic meter (ug/m3) to 35 ug/m3 in 2006. In 2009, the EPA announced final designation of PM2.5 non-attainment areas. WPL does not have any generating facilities in the non-attainment areas announced in 2009. However, in 2009, the D.C. Circuit Court issued a decision for litigation regarding the EPA’s determination not to lower the annual PM2.5 NAAQS in 2006. In response to the litigation decision, the EPA must re-evaluate its justification for not tightening the annual standard related to adverse effects on health and visibility. If the annual PM2.5 standard becomes more stringent, it could require SO2 and NOx emission reductions in additional areas not currently designated as non-attainment. The schedule for compliance with this rule has not yet been established. WPL is currently unable to predict the potential impact of the re-evaluation of the annual PM2.5 NAAQS on its financial condition and results of operations.

Nitrogen Dioxide (NO2) NAAQS Rule - In January 2010, the EPA issued a final rule to strengthen the primary NAAQS for NOx as measured by NO2. The final rule establishes a new one-hour NAAQS for NO2 of 100 ppb and associated ambient air monitoring requirements, while maintaining the current annual standard of 53 ppb. The EPA is expected to designate non-attainment areas for the new NO2 NAAQS by January 2012. The final rule is currently being challenged by several groups in the D.C. Circuit Court. The schedule for compliance with this rule has not yet been established. WPL is currently unable to predict the impact of any potential NO2 NAAQS changes on its financial condition or results of operations.

SO2 NAAQS Rule - In June 2010, the EPA issued a final rule that establishes a new one-hour NAAQS for SO2 at a level of 75 ppb. The final rule also revokes both the existing 24-hour and annual standards. The EPA is expected to designate non-attainment areas for the SO2 NAAQS by June 2012. Compliance with the new SO2 NAAQS rule is currently expected to be required by 2017 for non-attainment areas designated in 2012. The final rule is being challenged by several groups in the D.C. Circuit Court. WPL is currently unable to predict the impact of any potential SO2 NAAQS changes on its financial condition or results of operations.

Industrial Boiler and Process Heater MACT Rule - The initial Industrial Boiler and Process Heater MACT Rule issued by the EPA contained compliance requirements beginning in 2007 related to HAPs from fossil-fueled EGUs with less than 25 MW capacity as well as certain auxiliary boilers and process heaters operated at EGUs. In 2007, a court decision vacated the initial rule. In February 2011, the EPA promulgated a revised Industrial Boiler and Process Heater MACT Rule. The revised Industrial Boiler and Process Heater MACT Rule will be effective 60 days after it is published in the Federal Register. The CAA requirements of Section 112 state that the standards become effective upon promulgation of the final rule and that compliance is required no later than three years after the effective date of the standards. Based on this requirement, the anticipated deadline for compliance with this rule is 2014. The federal CAA generally requires affected facilities to submit to state permitting authorities an application for a case-by-case MACT determination for all potentially affected EGUs under this rule. Case-by-case MACT determinations are the compliance measures that are in effect until revised final federal regulations can replace these interim requirements. WPL submitted case-by-case permit application information in 2009. The outcome of the case-by-case MACT determinations by the Wisconsin DNR is uncertain at this time. WPL will monitor future developments relating to this rule and update its environmental compliance plans as needed. WPL is currently unable to predict the outcome of the Industrial Boiler and Process Heater MACT Rule, but expects that capital investments and/or modifications to meet compliance requirements of the rule could be significant.

Air Permit Renewal Challenges - WPL is aware of certain public comments or petitions from citizen groups that have been submitted to the Wisconsin DNR or to the EPA regarding the renewal of air operating permits at certain of its generating facilities. In some cases, the EPA has responded to these comments and petitions with orders to the Wisconsin DNR to reconsider the air operating permits of WPL’s generating facilities. WPL has received renewed air permits for Columbia, Edgewater and Nelson Dewey from the Wisconsin DNR, which considered all public comments received as part of the renewal process.

Columbia - In 2008, the Sierra Club submitted a notice of intent to sue the EPA for failure to respond to its petition encouraging the EPA to challenge the air permit issued by the Wisconsin DNR for Columbia. In 2009, the EPA responded to the Sierra Club petition and granted one of three issues from the Sierra Club petition, objecting to that portion of the permit issued by the Wisconsin DNR. In July 2010, WPL received a copy of a notice of intent to file a civil lawsuit (NOI) by the Sierra Club against the EPA based on what the Sierra Club asserts is unreasonable delay in the EPA performing its duties related to the granting or denial of the Columbia air permit. Specifically, the Sierra Club alleges that because the Wisconsin DNR has exceeded its 90-day timeframe in which to respond to the EPA’s order, the EPA must now act on the permit. In September 2010, the Wisconsin DNR proposed a construction permit and a revised operation permit for Columbia. In October 2010, WPL submitted comments objecting to the appropriateness of the proposed draft permits. In November 2010, the comment period closed, and in February 2011, the Wisconsin DNR made the determination not to issue either of the permits. WPL believes the previously issued air permit for Columbia is still valid. WPL is currently unable to predict the outcome of this matter and the impact on its financial condition or results of operations.

Edgewater - In 2009, the Sierra Club petitioned the EPA to object to a proposed Title V air permit for Edgewater that the Wisconsin DNR had submitted to the EPA for review. In 2009, the Sierra Club filed a notice of intent to sue the EPA over its failure to act on the petition. In August 2010, the EPA issued an order to the Wisconsin DNR granting in part and denying in part the Sierra Club’s petition. The Wisconsin DNR has not yet acted on the EPA order. In December 2010, WPL received a copy of an NOI by the Sierra Club against the EPA based on what the Sierra Club asserts is unreasonable delay in the EPA performing its duties related to the reconsideration of the Edgewater Title V air permit. Specifically, the Sierra Club alleges that because the Wisconsin DNR has exceeded its 90-day timeframe in which to respond to the EPA’s order, the EPA must now act on the reconsideration of the permit. WPL is currently unable to predict the outcome of this matter and the impact on its financial condition or results of operations.

Nelson Dewey - In September 2010, the Sierra Club petitioned the EPA and the Wisconsin DNR to reopen a Nelson Dewey air permit. The Sierra Club alleges that the Nelson Dewey air permit issued by the Wisconsin DNR in 2008 should be corrected because certain modifications were made at the facility without complying with the PSD program requirements. In November 2010, WPL filed a response to the petition with the EPA and the Wisconsin DNR objecting to its claims and supporting the Wisconsin DNR’s issuance of the current permit. No action on this petition has been taken by the EPA or the

Wisconsin DNR. WPL is currently unable to predict the outcome of this petition and the impact on its financial condition or results of operations.

Air Permitting Violation Claims - Refer to Note 12(c) of the “Notes to Consolidated Financial Statements” for discussion of complaints filed by the Sierra Club in September 2010 and a notice of violation issued by the EPA in December 2009 regarding alleged air permitting violations at Nelson Dewey, Columbia and Edgewater.

Water Quality -

Section 316(b) of Federal Clean Water Act - The Federal Clean Water Act requires the EPA to regulate cooling water intake structures to assure that these structures reflect the “best technology available” for minimizing adverse environmental impacts to fish and other aquatic life. The second phase of this EPA rule is generally referred to as Section 316(b). Section 316(b) applies to existing cooling water intake structures at large steam EGUs. In 2007, a court opinion invalidated aspects of the Section 316(b), which allowed for consideration of cost-effectiveness when determining the appropriate compliance measures. As a result, the EPA formally suspended Section 316(b) in 2007. In 2009, the U.S. Supreme Court granted the EPA authority to use a cost-benefit analysis when setting technology-based requirements under Section 316(b). A revised Section 316(b) rule reflecting the U.S. Supreme Court’s decision is anticipated to be proposed by the EPA in 2011 and a final rule is expected in 2012. WPL has identified two (Nelson Dewey Units 1-2 and Edgewater Units 3-5) generating facilities that may be impacted by the revised Section 316(b) rule. The schedule for compliance with this rule has not yet been established. WPL is currently unable to predict the final requirements from Section 316(b), but expects that capital investments and/or modifications resulting from the rule could be significant.

Wisconsin State Thermal Rule - Section 316(a) of the Federal Clean Water Act requires the EPA to regulate thermal impacts from wastewater discharges of industrial facilities, including those from EGUs. States have authority to establish standards for these discharges in order to minimize adverse environmental impacts to aquatic life. All WPL facilities are subject to these standards upon state promulgation, which become applicable upon their incorporation into a facility’s wastewater discharge permit. In January 2010, the Wisconsin Natural Resources Board adopted its state standard for regulating the amount of heat that facilities can discharge into Wisconsin waters. This rule was necessary because the EPA determined that Wisconsin had not developed a state thermal standard consistent with Section 316(a) of the Federal Clean Water Act. The Wisconsin State Thermal Rule was approved by the EPA in October 2010. Compliance with the thermal rule will be evaluated on a case-by-case basis as wastewater discharge permits for WPL’s generating facilities are renewed in the future. WPL continues to evaluate the thermal rule regulatory requirements and the compliance options available to meet the heat limitations for discharges from its EGUs. WPL is unable to predict the final requirements of this rule until wastewater discharge permits for impacted facilities are renewed. If capital investments and/or modifications are required, WPL believes these investments could be significant.

Hydroelectric Fish Passages and Fish Protective Devices - In 2002, FERC issued an order requiring the following actions by WPL regarding its Prairie du Sac hydro plant: 1) develop a detailed engineering and biological evaluation of potential fish passages for the facility; 2) install an agency-approved fish-protective device at the facility; and 3) install an agency-approved fish passage at the facility. In December 2009, WPL completed the installation of the agency-approved fish-protective device. WPL continues to work with the agencies to design and install the fish passage. The U.S. Fish and Wildlife Service and the Wisconsin DNR have requested additional information to support the conceptual plan for the fish passage and extended the required completion date to Dec. 31, 2012. WPL currently expects to request an additional extension from FERC in 2011. WPL believes the required capital investments and/or modifications to comply with the FERC order for the fish passage at its Prairie du Sac hydro plant could be significant.

Land and Solid Waste -

CCRs - WPL is monitoring potential regulatory changes that may affect the rules for operation and maintenance of ash surface impoundments (ash ponds) and/or landfills, in the wake of a structural failure in the containment berm of an ash surface impoundment at a different utility. In 2009, WPL responded to information collection requests from the EPA for data on coal ash surface impoundments at certain of its facilities. The EPA continues to evaluate the responses and conducted on-site follow-up inspections at certain WPL sites in 2010.

In June 2010, the EPA issued a proposed rule seeking comment regarding two potential regulatory options for management of CCRs: 1) regulate as a special waste under the federal hazardous waste regulations when the CCR is destined for disposal, but continue to allow beneficial use applications of CCRs as a non-hazardous material; or 2) regulate as a non-hazardous waste for all applications subject to new national standards. These proposed regulations include additional requirements with significant impact for CCR management, beneficial use applications and disposal. WPL has four current or former coal generating facilities with one or more existing ash surface impoundments. In addition, WPL has two active CCR company-

owned landfills. All of these CCR disposal units would be subject to the proposed rule anticipated to be final in 2012. The schedule for compliance with this rule has not yet been established. WPL is currently unable to predict the impact of these information collection requests, site inspections, or potential regulations resulting from such requests for the management of CCRs, but expects that capital investments, operating expenditures and/or modifications to comply with CCR rules could be significant.

Polychlorinated Biphenyls (PCB) - In April 2010, the EPA published an Advance Notice of Proposed Rulemaking (ANPRM) to support a re-evaluation of all existing use authorizations for PCB-containing equipment. Based on the EPA’s review of the information obtained by this ANPRM, significant changes in PCB regulations may be proposed, including a possible mandated phase out of all PCB-containing equipment. The EPA plans to issue a proposed PCB rule amendment for public comment in 2013. The schedule for compliance with this rule has not yet been established. Pending the development of a final rule, WPL is currently unable to predict the outcome of this possible regulatory change, but believes that the required capital investment and/or modifications resulting from these potential regulations could be significant.

Manufactured Gas Plant (MGP) Sites - Refer to Note 12(e) of the “Notes to Consolidated Financial Statements” for discussion of WPL’s MGP sites.

GHG Emissions - Climate change continues to garner public attention along with support for policymakers to take action to mitigate global warming. There is considerable debate regarding the public policy response that the U.S. should adopt, involving both domestic actions and international efforts. Several members of Congress have proposed legislation to regulate GHG emissions, primarily targeting reductions of carbon dioxide (CO2) emissions. The EPA is responding to a court ruling that requires issuance of federal rules to reduce GHG emissions under the existing CAA. Associated regulations to implement these federal GHG rules are also underway in Wisconsin. Given the highly uncertain outcome and timing of future regulations regarding the control of GHG emissions, WPL currently cannot predict the financial impact of any future climate change regulations on its operations but believes the expenditures to comply with any new emissions regulations could be significant.

Significant uncertainty exists surrounding the final implementation of the EPA’s GHG regulations. Furthermore, while implementation of these regulations continues to proceed, the impacts of these regulations remain subject to change as a consequence of the complexity and magnitude of determining how to effectively control GHGs under the existing legal framework of the CAA, which may include the EPA and state agency interpretations of appropriate permitting and emission compliance requirements. The outcome of these regulations and challenges will determine whether and how GHG stationary sources, including electric utility operations, will be regulated under the CAA. WPL is currently unable to predict the timing and nature of stationary source rules for GHG emissions including future issuance of regulations that would mandate reductions of GHGs at electric utilities.

In 2009, the EPA issued a final Endangerment and Cause or Contribute Findings for GHG under the CAA with an effective date of January 2010. This final action includes two distinct findings regarding GHG emissions under the CAA. First, the current and projected concentrations of GHG emissions in the atmosphere threaten the public health and welfare of current and future generations. This is referred to as the endangerment finding and includes the six key GHG emissions identified in the EPA’s mandatory GHG reporting rule. Second, the combined emissions of CO2, methane (CH4), nitrous oxide (N2O), and hydrofluorocarbons (HFCs) from new motor vehicles and motor vehicle engines contribute to the atmospheric concentrations of these key GHG emissions and hence to the threat of climate change. This is referred to as the cause or contribute finding. In April 2010, the EPA, under authority from the GHG Endangerment and Cause or Contribute Findings, also issued a final rule that regulates GHG emissions from motor vehicles as a pollutant under the CAA. This finding and rule are subject to legal challenges in the D.C. Circuit Court. These actions by the EPA enable it to regulate GHG stationary sources, including electric utility operations and natural gas distribution operations.

The primary GHG emitted from WPL’s operations is CO2 from the combustion of fossil fuels at its larger EGUs. WPL’s annual CO2 emissions from its larger EGUs, in terms of total mass, ranged from 8.4 million tons (or 7.6 million metric tons) to 9.6 million tons (or 8.7 million metric tons) during the 2006 through 2010 period. These amounts represent emissions from WPL’s ownership portion of fossil-fueled EGUs with a design nameplate of 25 MW or greater that are required to be equipped with continuous emissions monitoring systems.

EPA Mandatory GHG Reporting Rule - In December 2009, the final EPA Mandatory GHG Reporting rule became effective. The final rule does not require control of GHG emissions, rather it requires that sources above certain threshold levels monitor and report emissions. The EPA anticipates that the data collected by this rule will improve the U.S. government’s ability to formulate a set of climate change policy options. The GHG emissions covered by the final EPA reporting rule include CO2, CH4, N2O, sulfur hexafluoride, HFCs, perfluorocarbons and other fluorinated gases. Emissions of GHG will be reported at the facility level in CO2e and include those facilities that emit 25,000 metric tons or more of CO2e annually. The final rule applies to electric utility and natural gas distribution operations at WPL. The annual reporting compliance requirement begins for calendar year 2010, with the first GHG emissions reports due by March 31, 2011. WPL continues to maintain and update its emissions monitoring methodologies and data collection procedures to capture all the GHG emissions data required to comply with the EPA’s mandatory GHG reporting rule. This rule is subject to legal challenge in the D.C. Circuit Court.

EPA NSPS for GHG Emissions from Electric Utilities - In December 2010, the EPA announced the future issuance of GHG standards for electric utilities under the CAA. The GHG emission limits are to be established as NSPS for new and existing fossil-fueled EGUs. The EPA is expected to propose NSPS by July 2011 and finalize NSPS by May 2012. For existing EGUs, the NSPS issued by the EPA is expected to include emission guidelines that states must use to develop plans for reducing EGU GHG emissions. The guidelines will be established based on demonstrated controls, GHG emission reductions, costs and expected timeframes for installation and compliance. Under existing EPA regulations, states must submit their plans to the EPA within nine months after publication of the guidelines unless the EPA sets a different schedule. States have the ability to apply less or more stringent standards, or longer or shorter compliance schedules. The implications of the EPA’s NSPS rule for GHG emissions from EGUs are highly uncertain, including the nature of required emissions controls and compliance timeline for mandating reductions of GHGs. WPL is currently unable to predict the final outcome, but expects that expenditures to comply with any regulations to reduce GHG emissions could be significant.

EPA GHG Tailoring Rule - In June 2010, the EPA issued the GHG Tailoring Rule, which became effective on Jan. 2, 2011. The rule establishes a GHG emissions threshold for major sources under the PSD Construction Permit and Title V Operation Permit programs at 100,000 tons per year (tpy) of CO2e. The rule also establishes a threshold for what will be considered a significant increase in GHG emissions. New major sources and significantly modified existing sources of GHG will be required to obtain PSD construction permits that demonstrate BACT emissions measures to minimize GHG. The rule establishes a phased-in implementation schedule for compliance with these GHG permitting requirements. Through June 2011, GHG requirements only apply to sources that are already obtaining CAA permits for other (non-GHG) pollutants. In July 2011, GHG requirements will apply to all new major sources and modifications at existing major sources that would increase GHG emissions by at least 75,000 tpy for CO2e. The rule is subject to legal challenges in the D.C. Circuit Court. The implications of the EPA’s GHG Tailoring Rule are highly uncertain, and WPL is currently unable to predict the impact on its financial condition or results of operations, but expects that expenditures to comply with these regulations to reduce GHG emissions could be significant.

Refer to Note 12(e) of the “Notes to Consolidated Financial Statements,” “Strategic Overview” and “Liquidity and Capital Resources - Cash Flows - Investing Activities - Construction and Acquisition Expenditures” for further discussion of environmental matters.

LEGISLATIVE MATTERS

Recent Legislative Developments -

Federal Tax Legislation - In 2010, the SBJA and the Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010 (the Act) were enacted. The most significant provisions of the SBJA and the Act for WPL were related to the extension of bonus depreciation deductions for certain expenditures for property that are incurred through Dec. 31, 2012. Based on capital projects placed into service in 2010 and capital projects expected to be placed into service in 2011, WPL currently estimates its total bonus depreciation deductions to be claimed in its 2010 and 2011 U.S. federal income tax returns will be approximately $215 million and $280 million, respectively. WPL is currently unable to estimate its bonus depreciation deductions to be claimed on its 2012 U.S. federal income tax return but believes bonus depreciation deductions will likely contribute to annual federal net operating losses through 2012. WPL’s federal net operating losses carryforwards including mixed service costs are currently expected to offset future federal taxable income through 2015 resulting in minimal federal cash tax payments to the IRS through 2015. Refer to Note 5 of the “Notes to Consolidated Financial Statements” for further discussion of the SBJA and the Act.

Federal Health Care Legislation - In March 2010, the Patient Protection and Affordable Care Act, and Health Care and Education Reconciliation Act of 2010 (Federal Health Care Legislation) were enacted. One of the most significant provisions of the Federal Health Care Legislation for WPL requires a reduction in its tax deductions for retiree health care costs beginning in 2013, to the extent its drug expenses are reimbursed under the Medicare Part D retiree drug subsidy program. The reduction in the future deductibility of retiree health care costs accrued as of Dec. 31, 2009 required WPL to record deferred income tax expense of $3 million in 2010. In addition, WPL currently anticipates increased annual tax expense beginning in 2010 of approximately $1 million as a result of this legislation. The Federal Health Care Legislation also contains provisions that may impact future benefits costs for WPL. These provisions include the elimination of annual and lifetime caps for certain benefits beginning in 2011 and the implementation of an excise tax for health insurance plans with annual premiums in excess of certain thresholds beginning in 2018. Refer to Notes 5 and 6(a) of the “Notes to Consolidated Financial Statements” for further discussion of the Federal Health Care Legislation.

Federal Regulatory Reform Legislation - In July 2010, the Dodd-Frank Act was enacted. One of the most significant financial provisions of the Dodd-Frank Act for WPL is a commercial end-user exemption that is expected to allow utilities to continue trading derivatives “over-the-counter” without having to make such trades through cleared exchanges with collateral requirements. As a result of this commercial end-user exemption, WPL currently does not believe the Dodd-Frank Act will have a material impact on its financial condition and results of operations.

Electric Fuel Cost Recovery Rule Changes in Wisconsin - Refer to “Rate Matters - Rule Changes” for discussion of new legislation enacted in May 2010 that changed the electric fuel cost recovery rules in Wisconsin effective Jan. 1, 2011.

RESULTS OF OPERATIONS

Overview - WPL’s earnings available for common stock increased $63 million in 2010 and decreased $29 million in 2009. The 2010 increase was primarily due to the impact of the electric and gas retail rate increases effective in January 2010 and higher electric sales in 2010 compared to 2009 caused by weather conditions in WPL’s service territory. The 2009 decrease was primarily due to lower electric sales in 2009 compared to 2008 caused by weather and adverse economic conditions in WPL’s service territory, higher depreciation expense from its Cedar Ridge wind project and the acquisition of the Neenah Energy Facility, and higher interest expense from the issuances of new debentures.

Electric Margins - Electric margins are defined as electric operating revenues less electric production fuel, energy purchases and purchased electric capacity expenses. Management believes that electric margins provide a more meaningful basis for evaluating utility operations than electric operating revenues since electric production fuel, energy purchases and purchased electric capacity expenses are generally passed through to customers, and therefore result in changes to electric operating revenues that are comparable to changes in electric production fuel, energy purchases and purchased electric capacity expenses. Electric margins and MWh sales for WPL were as follows:

	Revenues and Costs (dollars in millions)					MWhs Sold (MWhs in thousands)
	2010	2009	(a)	2008	(b)	2010	2009	(a)	2008	(b)
Residential	$439.6	$389.7	13%	$389.5	—	3,541	3,419	4%	3,446	(1%)
Commercial	240.3	220.0	9%	218.1	1%	2,275	2,257	1%	2,270	(1%)
Industrial	320.9	298.2	8%	327.7	(9%)	4,252	4,119	3%	4,748	(13%)

Retail subtotal	1,000.8	907.9	10%	935.3	(3%)	10,068	9,795	3%	10,464	(6%)
Sales for resale:
Wholesale	167.0	166.6	—	178.5	(7%)	2,900	2,848	2%	3,364	(15%)
Bulk power and other	20.6	61.0	(66%)	10.0	510%	695	1,682	(59%)	301	459%
Other	21.5	24.8	(13%)	29.2	(15%)	70	71	(1%)	74	(4%)

Total revenues/sales	1,209.9	1,160.3	4%	1,153.0	1%	13,733	14,396	(5%)	14,203	1%

Electric production fuel expense	171.7	160.6	7%	174.6	(8%)
Energy purchases expense	229.5	290.7	(21%)	259.6	12%
Purchased electric capacity expense	134.7	144.6	(7%)	145.1	—

Margins	$674.0	$564.4	19%	$573.7	(2%)

(a)	Reflects the % change from 2009 to 2010. (b) Reflects the % change from 2008 to 2009.

2010 vs. 2009 Summary - Electric margins increased $110 million, or 19% in 2010, primarily due to the impact of a non-fuel retail rate increase effective January 2010, which increased WPL’s electric revenues by $94 million in 2010, an estimated $23 million increase in electric margins from changes in the net impacts of weather conditions and WPL’s weather hedging activities, $7 million of lower purchased electric capacity expenses related to the RockGen Energy Center (RockGen) PPA, which terminated in May 2009, and increased rates charged to wholesale customers including the impact of a wholesale formula rate change, which increased electric revenues by $4 million in 2010. These items were partially offset by an $11 million decrease in electric margins from the impact of WPL’s annual adjustments to unbilled revenue estimates and an $11 million decrease in electric margins from the impact of changes in the recovery of electric production fuel and energy purchases expense.

2009 vs. 2008 Summary - Electric margins decreased $9 million, or 2% in 2009, primarily due to an estimated $12 million reduction in electric margins from changes in the net impacts of weather conditions and WPL’s weather hedging activities, $12 million of higher purchased electric capacity expenses related to the Kewaunee Nuclear Power Plant (Kewaunee) PPA and a decrease in weather-normalized sales volumes. These items were partially offset by $9 million of lower purchased electric capacity expenses related to the RockGen PPA, which terminated in May 2009, a $5 million increase in electric margins from the impact of WPL’s annual adjustments to unbilled revenue estimates and a $3 million increase in electric margins from the impact of changes in the recovery of electric production fuel and energy purchases expense.

Non-fuel Retail Rate Increases - Increases to WPL’s electric revenues from the impacts of non-fuel retail rate increases for 2010 were as follows (dollars in millions):

Retail Base Rate Cases	Percent Increase	Effective Date	Revenue Impact
2010 Test Year	6%	Jan. 1, 2010	$94

Refer to “Rate Matters” for additional information relating to electric rate increases and an anticipated rate filing in 2011.

Impacts of Weather Conditions - Estimated increases (decreases) to WPL’s electric margins from the net impacts of weather and WPL’s weather hedging activities were as follows (in millions):

	2010	2009	2008
Weather impacts on demand compared to normal weather	$11	($11)	($1)
Gains (losses) from weather derivatives (a)	—	(1)	1

Net weather impact	$11	($12)	$—

(a)	Recorded in “Other” revenues in the electric margins table.

WPL’s electric sales demand is seasonal to some extent with the annual peak normally occurring in the summer months due to air conditioning usage by its residential, commercial and wholesale customers. Cooling degree days (CDD) data is used to measure the variability of temperatures during summer months and is correlated with electric sales demand. Heating degree days (HDD) data is used to measure the variability of temperatures during winter months and is correlated with electric and gas sales demand. Refer to “Gas Margins - Impacts of Weather Conditions” for details regarding HDD in WPL’s service territory. CDD in WPL’s service territory were as follows:

	Actual
	2010	2009	2008	Normal (a)
CDD (a):
Madison, Wisconsin	829	368	538	623

(a)	CDD are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical CDD.

WPL periodically utilizes weather derivatives based on CDD and HDD to reduce the potential volatility on its margins during the summer months of June through August and the winter months of November through March, respectively. WPL entered into weather derivatives based on CDD in Madison, Wisconsin for the period June 1, 2008 to Aug. 31, 2008. WPL entered into weather derivatives based on HDD in Madison, Wisconsin for the periods Nov. 1, 2008 to March 31, 2009 and Nov. 1, 2007 to March 31, 2008. WPL has not entered into any weather derivatives since March 31, 2009.

Electric Production Fuel and Energy Purchases (Fuel-related) Cost Recoveries - WPL burns coal and other fossil fuels to produce electricity at its generating facilities. The cost of fossil fuels used during each period is included in electric production fuel expense. WPL also purchases electricity to meet the demand of its customers and charges these costs to energy purchases expense. WPL’s electric production fuel expense increased $11 million, or 7%, in 2010 and decreased $14 million, or 8%, in 2009. The 2010 increase was primarily due to higher coal volumes burned at its generating facilities resulting from increased generation needed to serve the higher electricity demand in 2010. The 2009 decrease was primarily due to lower coal volumes burned at its generating facilities resulting from reduced generation needed to serve the lower electricity demand in 2009. WPL’s energy purchases expense decreased $61 million, or 21%, in 2010 and increased $31 million, or 12%, in 2009. The 2010 decrease was primarily due to lower energy volumes purchased and lower energy prices. The 2009 increase was primarily due to higher energy purchased volumes and higher costs in 2009 related to derivative instruments used to mitigate pricing volatility for the electricity purchased to supply to its customers. The impact of the changes in energy purchases volumes were largely offset by the impact of changes in bulk power sales volumes discussed below.

WPL’s rate recovery mechanism for wholesale fuel-related costs provides for adjustments to its wholesale electric rates for changes in commodity costs, thereby mitigating impacts of changes to commodity costs on WPL’s electric margins.

WPL’s retail fuel-related costs incurred in 2010 were higher than the forecasted fuel-related costs used to set retail rates effective at the beginning of 2010. In April 2010, WPL filed a request with the PSCW to increase its annual fuel-related retail electric rates for the remainder of 2010 to recover anticipated increased fuel-related costs for 2010. In June 2010, WPL received approval from the PSCW to implement an interim rate increase of $9 million, on an annual basis, subject to refund, effective in June 2010. Updated annual 2010 fuel-related costs during the proceeding resulted in WPL no longer qualifying for a fuel-related rate increase for 2010. In December 2010, the PSCW issued an order authorizing no increase in retail electric rates in 2010 related to fuel expense and authorized continuation of the interim rates through the end of 2010. The order obligates WPL to return the $5 million of interim rate over-collections to its retail customers as an offset to rate increases requested for 2011 rather than refunding a lump sum to applicable customers in early 2011. As of Dec. 31, 2010, WPL fully reserved $5 million, including interest, for all interim rate over-collections in 2010.

WPL estimates the higher than forecasted retail fuel-related costs decreased electric margins by approximately $3 million in 2010. WPL’s retail fuel-related costs incurred in 2009 and 2008 were both lower than the forecasted fuel-related costs used to set retail rates during such periods. WPL estimates the lower than forecasted retail fuel-related costs increased electric margins by approximately $8 million and $5 million in 2009 and 2008, respectively.

Refer to “Other Matters - Market Risk Sensitive Instruments and Positions” for discussion of risks associated with increased electric production fuel and energy purchases expenses on WPL’s electric margins. Refer to “Rate Matters” and Note 1(h) of the “Notes to Consolidated Financial Statements” for additional information relating to recovery mechanisms for electric production fuel and energy purchases expenses and changes to the retail rate recovery rules in Wisconsin for electric production fuel and energy purchases expenses beginning in 2011.

Purchased Electric Capacity Expense - WPL enters into PPAs to help meet the electricity demand of its customers. Certain of these PPAs include minimum payments for WPL’s rights to electric generating capacity. Details of purchased electric capacity expense included in the electric margins table above were as follows (in millions):

	2010	2009	2008
Kewaunee PPA	$72	$74	$62
Riverside PPA	58	57	56
RockGen PPA (Expired May 2009)	—	7	16
Other	5	7	11

	$135	$145	$145

At Dec. 31, 2010, the future estimated purchased electric capacity expense related to the Kewaunee (expires in 2013) and Riverside (expires in 2013) PPAs was as follows (in millions):

	2011	2012	2013	Total
Kewaunee PPA	$51	$59	$62	$172
Riverside PPA	59	60	17	136

	$110	$119	$79	$308

Unbilled Revenue Estimates - In the second quarter of each year, when weather impacts on electric sales volumes are historically minimal, WPL refines its estimates of unbilled electric revenues. Adjustments resulting from these refined estimates can increase or decrease electric margins reported each year in the second quarter. Estimated increases (decreases)

in WPL’s electric margins from the annual adjustments to unbilled revenue estimates recorded in the second quarter of 2010, 2009 and 2008 were ($6) million, $5 million and $0, respectively.

Sales Trends - Retail sales volumes increased 3% and decreased 6% in 2010 and 2009, respectively. The 2010 increase was primarily due to higher usage per customer caused by changes in weather and economic conditions in WPL’s service territory in 2010 compared to 2009, partially offset by the impact of the annual unbilled sales adjustments discussed above. The 2009 decrease was largely due to a 13% decrease in industrial sales, which was caused by plant closures and shift reductions as a result of economic conditions in 2009.

Wholesale sales volumes increased 2% and decreased 15% in 2010 and 2009, respectively. The 2010 increase was primarily due to higher sales caused by weather conditions. The effect of the higher sales in 2010 was partially offset by lower sales to WPL’s partial-requirement wholesale customers that have contractual options to be served by WPL, other power supply sources or the Midwest Independent Transmission System Operator (MISO) market. The 2009 decrease was largely due to the impact of weather and economic conditions in 2009 on the electric sales demand of WPL’s wholesale customers.

Bulk power and other sales volumes changes were largely due to changes in sales in the wholesale energy markets operated by MISO and PJM Interconnection, LLC. These changes are impacted by several factors including the availability of WPL’s generating facilities and electricity demand within these wholesale energy markets. Changes in bulk power and other sales revenues were largely offset by changes in energy purchases expense and therefore did not have a significant impact on electric margins.

Refer to “Rate Matters” for discussion of WPL’s retail electric rate filings, the wholesale formula rate change in 2010, changes to the retail cost recovery rules in Wisconsin for electric production fuel and energy purchases expenses beginning in 2011 and an anticipated rate filing in 2011. Refer to “Other Matters - Other Future Considerations” for discussion of retail electric sales projections expected to be influenced by economic conditions.

Gas Margins - Gas margins are defined as gas operating revenues less cost of gas sold. Management believes that gas margins provide a more meaningful basis for evaluating utility operations than gas operating revenues since cost of gas sold are generally passed through to customers, and therefore, result in changes to gas operating revenues that are comparable to changes in cost of gas sold. Gas margins and dekatherm (Dth) sales for WPL were as follows:

	Revenues and Costs (dollars in millions)					Dths Sold (Dths in thousands)
	2010	2009	(a)	2008	(b)	2010	2009	(a)	2008	(b)
Residential	$118.1	$122.2	(3%)	$165.7	(26%)	11,205	11,639	(4%)	12,520	(7%)
Commercial	65.8	73.9	(11%)	103.2	(28%)	8,095	9,274	(13%)	9,362	(1%)
Industrial	8.9	5.7	56%	10.7	(47%)	1,289	771	67%	1,019	(24%)

Retail subtotal	192.8	201.8	(4%)	279.6	(28%)	20,589	21,684	(5%)	22,901	(5%)
Interdepartmental	0.5	2.0	(75%)	5.6	(64%)	739	464	59%	1,156	(60%)
Transportation/other	13.0	12.7	2%	14.8	(14%)	21,598	23,656	(9%)	24,477	(3%)

Total revenues/sales	206.3	216.5	(5%)	300.0	(28%)	42,926	45,804	(6%)	48,534	(6%)

Cost of gas sold	125.3	138.1	(9%)	213.6	(35%)

Margins	$81.0	$78.4	3%	$86.4	(9%)

(a)	Reflects the % change from 2009 to 2010. (b) Reflects the % change from 2008 to 2009.

2010 vs. 2009 Summary - Gas margins increased $3 million, or 3% in 2010, primarily due to the impact of the 2010 retail gas rate increase effective in January 2010, which increased gas revenues by $5 million in 2010. This item was partially offset by a 5% decrease in retail sales primarily due to lower usage per customer caused by weather conditions.

2009 vs. 2008 Summary - Gas margins decreased $8 million, or 9% in 2009, primarily due to the impact of the 2009 retail gas rate decrease effective in January 2009, which reduced gas revenues in 2009 by $4 million and an estimated $2 million reduction in gas margins from changes in the net impacts of weather conditions and WPL’s weather hedging activities.

Natural Gas Cost Recoveries - In 2010 and 2009, WPL’s cost of gas sold decreased $13 million, or 9%, and $76 million, or 35%, respectively. The 2010 and 2009 decreases were primarily due to a decrease in Dths sold to retail customers and a decrease in natural gas prices. Due to WPL’s rate recovery mechanisms for natural gas costs, these changes in cost of gas sold resulted in comparable changes in gas revenues and, therefore, did not have a significant impact on gas margins. Refer to Note 1(h) of the “Notes to Consolidated Financial Statements” for additional information relating to natural gas cost recoveries.

Impacts of Weather Conditions - Estimated increases (decreases) to WPL’s gas margins from the net impacts of weather and WPL’s weather hedging activities were as follows (in millions):

	2010	2009	2008
Weather impacts on demand compared to normal weather	($2)	$1	$4
Losses from weather derivatives (a)	—	(1)	(2)

Net weather impact	($2)	$—	$2

(a)	Recorded in “Transportation/other” revenues in the gas margins table.

WPL’s gas sales demand follows a seasonal pattern with an annual base load of gas and a large heating peak occurring during the winter season. HDD data is used to measure the variability of temperatures during winter months and is correlated with gas sales demand. HDD in WPL’s service territory were as follows:

	Actual
	2010	2009	2008	Normal (a)
HDD (a):
Madison, Wisconsin	6,798	7,356	7,714	7,105

(a)	HDD are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical HDD.

WPL periodically utilizes weather derivatives based on HDD to reduce the potential volatility on its gas margins during the winter months of November through March.

Refer to “Rate Matters” for discussion of WPL’s gas rate filings.

Electric Transmission Service Expenses -

2010 vs. 2009 Summary - Electric transmission service expenses increased $6 million in 2010, largely due to increased transmission rates billed to WPL by ATC.

Other Operation and Maintenance Expenses -

2010 vs. 2009 Summary - Other operation and maintenance expenses decreased $2 million in 2010, primarily due to $11 million of regulatory-related charges in 2009 related to the Nelson Dewey #3 project, $7 million of restructuring charges incurred in 2009 related to the elimination of certain corporate and operations positions, $7 million of lower pension and other postretirement benefits costs, a $2 million loss contingency reserve recorded in 2009 related to the Alliant Energy Cash Balance Pension Plan lawsuit and lower expenses related to other energy-related products and services. These items were partially offset by a $12 million deferral of retail pension and benefits costs recorded in 2009 in accordance with the stipulation agreement approved by the PSCW related to WPL’s 2009 retail rate case, $12 million of higher incentive-related compensation expenses and $2 million of restructuring charges incurred in 2010 related to the elimination of certain corporate and operations positions.

2009 vs. 2008 Summary - Other operation and maintenance expenses increased $2 million in 2009, primarily due to $15 million of higher pension and other postretirement benefits costs, $11 million of regulatory-related charges in 2009 related to the Nelson Dewey #3 project, $7 million of restructuring charges incurred in 2009 related to the elimination of certain corporate and operations positions and a $2 million loss contingency reserve recorded in 2009 related to the Alliant Energy Cash Balance Pension Plan lawsuit. These items were substantially offset by a $12 million deferral of retail pension and benefits costs recorded in 2009 in accordance with the stipulation agreement approved by the PSCW related to WPL’s 2009 retail rate case, $4 million of regulatory-related charges in 2008 related to the Nelson Dewey #3 project, $3 million of lower incentive-related compensation expenses and the impact of cost saving initiatives implemented by WPL in 2009.

Refer to “Other Matters - Other Future Considerations” for discussion of anticipated decreases in pension and other postretirement benefits costs in 2011 resulting from increases in retirement plan assets during 2010 and anticipated increases in maintenance expenses in 2011 for WPL’s Bent Tree - Phase I wind project, which began generating electricity in late 2010.

Depreciation and Amortization Expenses -

2010 vs. 2009 Summary - Depreciation and amortization expenses decreased $7 million in 2010, primarily due to a depreciation adjustment recorded in 2010, which is not anticipated to have a material impact on future periods. This item was partially offset by additional depreciation from the impact of property additions related to AMI placed into service in 2009 and the June 2009 acquisition of the Neenah Energy Facility.

2009 vs. 2008 Summary - Depreciation and amortization expenses increased $14 million in 2009, primarily due to the impact of property additions related to WPL’s Cedar Ridge wind project, which began generating electricity in late 2008, AMI placed into service in 2009 and the June 2009 acquisition of the Neenah Energy Facility.

Refer to Note 1(e) of the “Notes to Consolidated Financial Statements” for details of WPL’s Bent Tree - Phase I wind project, which is expected to result in a material increase in depreciation expense in 2011.

Refer to “Rate Matters” for discussion of the interplay between utility operating expenses and utility margins given their impact on WPL’s rate activities.

Interest Expense -

2010 vs. 2009 Summary - Interest expense increased $4 million in 2010, primarily due to interest expense from WPL’s issuances of $250 million of 5% debentures in July 2009 and $150 million of 4.6% debentures in June 2010. These items were partially offset by the impact of WPL’s retirement of $100 million of 7.625% debentures in March 2010.

2009 vs. 2008 Summary - Interest expense increased $13 million in 2009, primarily due to interest expense from WPL’s issuances of $250 million of 7.6% debentures in October 2008 and $250 million of 5% debentures in July 2009. These items were partially offset by the impact of WPL’s retirement of $60 million of 5.7% debentures in October 2008 and lower commercial paper outstanding balances and interest rates in 2009 compared to 2008.

Refer to Note 8(b) of the “Notes to Consolidated Financial Statements” for details of WPL’s long-term debt issuances and retirements.

AFUDC -

2010 vs. 2009 Summary - AFUDC increased $7 million in 2010 primarily due to $7 million of higher AFUDC recognized in 2010 as compared to 2009 for the Bent Tree - Phase I wind project.

2009 vs. 2008 Summary - AFUDC decreased $4 million in 2009, primarily due to AFUDC recognized in 2008 related to the construction of the Cedar Ridge wind project, partially offset by AFUDC recognized in 2009 related to the construction of the Bent Tree - Phase I wind project.

Income Taxes - WPL’s effective income tax rates were 39.2%, 33.9% and 36.6% in 2010, 2009 and 2008, respectively. Details of the effective income tax rates were as follows:

	2010	2009	2008
Statutory federal income tax rate	35.0%	35.0%	35.0%
Federal Health Care Legislation enacted in March 2010	1.2	—	—
State filing changes due to Wisconsin Senate Bill 62 (SB 62) enacted in February 2009	—	(1.8)	—
Production tax credits	(1.4)	(2.9)	(0.2)
Other items, net	4.4	3.6	1.8

Overall income tax rate	39.2%	33.9%	36.6%

2010 vs. 2009 Summary - The increase in the effective income tax rate for 2010 was primarily due to $3 million of income tax expense recognized in 2010 related to the impacts of the Federal Health Care Legislation enacted in March 2010, which is expected to reduce WPL’s tax deductions for retiree health care costs beginning in 2013, to the extent prescription drug expenses are reimbursed under the Medicare Part D retiree drug subsidy program, and $2 million of income tax benefits recognized in 2009 related to the net impacts of SB 62 enacted in February 2009 and a 2009 decision to allow WPL to do business in Iowa thus requiring WPL to file as part of the Iowa consolidated tax return.

2009 vs. 2008 Summary - The decrease in the effective income tax rate for 2009 was primarily due to $4 million of production tax credits in 2009 from the Cedar Ridge wind project, which began generating electricity in December 2008, and $2 million of income tax benefits recognized in 2009 related to the net impacts of the SB 62 enacted in February 2009 and a decision by management to allow WPL to do business in Iowa thus requiring WPL to file as part of the Iowa consolidated tax return.

Refer to Note 5 of the “Notes to Consolidated Financial Statements” for additional information regarding WPL’s effective income tax rates. Refer to “Other Matters - Other Future Considerations” for discussion of production tax credits for wind projects, which may impact future effective income tax rates.

LIQUIDITY AND CAPITAL RESOURCES

Overview - WPL believes it has, and expects to maintain, an adequate liquidity position to operate its business as a result of available capacity under its revolving credit facility and operating cash flows. Based on its liquidity position and capital structure, WPL believes it will be able to secure the additional capital required to implement its strategic plan and meet its long-term contractual obligations. Access by WPL to capital markets to fund its future capital requirements at reasonable terms is largely dependent on its credit quality and on developments in those capital markets.

Liquidity Position - At Dec. 31, 2010, WPL had $193 million of available capacity under its revolving credit facility. Refer to “Cash Flows - Financing Activities - Short-term Debt” and Note 8(a) of the “Notes to Consolidated Financial Statements” for further discussion of the credit facility.

Capital Structure - WPL plans to maintain consolidated debt-to-total capitalization ratios that are consistent with investment-grade credit ratings in order to facilitate ongoing and reliable access to capital markets on reasonable terms and conditions. WPL’s capital structure at Dec. 31, 2010 was as follows (dollars in millions):

Common equity	$1,369.3	53.5%
Preferred stock	60.0	2.3%
Long-term debt	1,081.7	42.3%
Short-term debt	47.4	1.9%

	$2,558.4	100.0%

In addition to capital structure, other important financial considerations used to determine the characteristics of future financings include financial coverage ratios, flexibility regarding WPL’s generation plans, state regulations and the levels of debt imputed by rating agencies. The most significant debt imputations include operating leases, a portion of the Kewaunee and Riverside PPAs, and postretirement benefits obligations. The PSCW explicitly factors certain imputed debt adjustments in establishing a regulatory capital structure as part of WPL’s retail rate cases, particularly those related to operating leases and PPAs.

WPL intends to manage its capital structure and liquidity position in such a way that it does not compromise its ability to raise the necessary funding required to enable it to continue to provide utility services reliably and at reasonable costs, while maintaining financial capital structure targets consistent with those approved by regulators. Key considerations include maintaining access to the financial markets on the terms, in the amounts and within the timeframes required to fund WPL’s strategic plan, retaining a prudent level of financial flexibility and maintaining its investment-grade credit ratings. The capital structure is only one of a number of components that needs to be actively managed in order to achieve these objectives. WPL currently expects to maintain a capital structure in which total debt would not exceed 45% to 50%, and preferred stock would not exceed 5% to 10%, of total capital. These targets may be adjusted depending on subsequent developments and their potential impact on WPL’s investment-grade credit ratings.

Credit and Capital Market Developments - WPL’s ability to provide reliable and cost-effective utility services depends on its access to cost-effective capital. Financial markets that were subjected to considerable strain since 2007 have shown signs of selective recovery. Certain sectors of the equity and debt capital markets, including the regulated utility sector, have attracted and retained investor interest. However, areas of concern remain, including certain issues in the U.S. and overseas, which have impacted the availability of credit and the liquidity of financial assets. There is also concern about the level of spending by the U.S. federal government and the temporary monetary policies of the Federal Reserve System intended to spur economic growth, with potential implications over time for inflation and interest rate levels. The evolving profile and impact of financial market re-regulation, both in the U.S. and overseas, contributes to the unsettled tone of the various market sectors. These developments translate into uncertainties regarding the availability of capital and for the terms and conditions of capital raised to meet funding requirements.

WPL is aware of the potential implications that these credit and capital market developments might have on its ability to raise the external funding required for its operations and capital expenditure plans. The strategic implications include protecting its liquidity position and avoiding over-reliance on short-term funding to meet its long-term asset profile. WPL maintains a revolving credit facility to provide backstop liquidity to its commercial paper program and a committed source of alternative liquidity in the event the commercial paper market becomes disrupted; and extended its long-term debt maturity profile, avoiding undue concentrations of maturities over the next few years as WPL executes its capital investment program. As discussed below, WPL retains flexibility in undertaking its capital expenditure program, particularly with respect to capital expenditures to fund the investment program within its strategic plan.

Primary Sources and Uses of Cash - WPL’s most significant source of cash is from electric and gas sales to its customers. Cash from these sales reimburses WPL for prudently incurred expenses to provide service to its customers and provides WPL a return on the rate base assets required to provide such services. Operating cash flows are expected to cover the majority of WPL’s capital expenditures required to maintain its current infrastructure and dividends paid to Alliant Energy. Capital requirements needed to retire debt and fund capital expenditures related to environmental compliance programs and new generating facilities are expected to be met primarily through external financings. Ongoing monitoring of credit and capital market conditions allows management to evaluate the availability of funding and the terms and conditions attached to such financing. In order to maintain debt-to-total capitalization ratios that are consistent with investment-grade ratings, WPL may periodically fund such capital requirements with additional debt and equity.

Cash Flows - Selected information from the Consolidated Statements of Cash Flows is as follows (in millions):

	2010	2009	2008
Cash and cash equivalents at Jan. 1	$18.5	$4.5	$0.4
Cash flows from (used for):
Operating activities	372.4	305.8	239.7
Investing activities	(449.3)	(493.4)	(376.0)
Financing activities	58.5	201.6	140.4

Net increase (decrease)	(18.4)	14.0	4.1

Cash and cash equivalents at Dec. 31	$0.1	$18.5	$4.5

Operating Activities -

2010 vs. 2009 - WPL’s cash flows from operating activities increased $67 million primarily due to increased collections from WPL’s customers during 2010 caused by the impacts of rate increases and higher electric sales, $47 million of pension plan contributions during 2009 and $23 million of refunds paid by WPL to its retail customers during 2009 for over-collected fuel-related costs in 2008. These items were partially offset by $72 million of lower income tax refunds.

2009 vs. 2008 - WPL’s cash flows from operating activities increased $66 million primarily due to $107 million of higher cash flows from changes in income tax payments and refunds, lower payments for gas stored underground partially due to lower natural gas prices, $28 million of higher cash flows from changes in the amount of collateral paid to and received from counterparties of derivative contracts during 2009 and 2008, and $16 million of refunds paid by WPL to retail electric customers in 2008 related to over-recovered fuel-related costs in 2007. These items were partially offset by $47 million of pension plan contributions in 2009, $23 million of refunds paid by WPL to its retail customers in 2009 for over-collected fuel-related costs in 2008, and the impact of lower electric sales due to weather and economic conditions in 2009.

Electric and Gas Rate Increases - WPL implemented rate increases in 2010 that resulted in higher collections from its retail customers. A portion of these higher collections was used to reimburse WPL for prudently incurred expenses to provide service to its customers resulting in limited impacts on cash flows from operations. Another portion of these rate increases provided WPL returns on new rate base additions (e.g. returns on new wind projects), which significantly increased cash flows from operations for WPL in 2010. Refer to “Rate Matters” for additional details of retail rate increases implemented by WPL in 2010.

Income Tax Payments and Refunds - Income tax payments and refunds resulted in higher cash flows from operations for WPL in 2010 and 2009 compared to 2008 primarily due to income tax refunds received in 2010 and 2009 related to claims filed with the IRS to carryback net operating losses to prior years. Refer to “Legislative Matters - Federal Tax Legislation” and “Other Matters - Other Future Considerations - Tax Accounting for Mixed Service Costs” for additional discussion of anticipated future trends in federal income tax payments and refunds impacted by bonus tax depreciation deductions for 2010 and 2009 and potential deductions for mixed service costs.

Pension Plan Contributions - Pension plan contributions for WPL include contributions to its qualified pension plan as well as an allocated portion of the contributions to pension plans sponsored by Corporate Services and were $0, $47 million and $0 for 2010, 2009 and 2008, respectively. Estimates of pension plan contributions currently expected to be made in 2011, 2012 and 2013 are $0, $0 and $5 million, respectively, and are based on the funded status and assumed return on assets as of the

Dec. 31, 2010 measurement date for the plans and are subject to change. Refer to Note 6(a) of the “Notes to Consolidated Financial Statements” for discussion of the current funded levels of WPL’s pension plan.

Cash Collateral - WPL has entered into various commodity contracts that contain provisions requiring it to provide cash collateral if its liability position under the contract exceeds certain limitations. Refer to “Legislative Matters - Federal Regulatory Reform Legislation” for additional details of legislation enacted in 2010, which WPL currently does not believe will have a material impact on its financial condition and results of operations.

Investing Activities -

2010 vs. 2009 - WPL’s cash flows used for investing activities decreased $44 million primarily due to $58 million of lower construction and acquisition expenditures resulting from expenditures during 2009 for the acquisition of the Neenah Energy Facility and implementation of AMI, partially offset by higher expenditures during 2010 for its Bent Tree - Phase I wind project. The lower construction and acquisition expenditures were partially offset by changes in the collection of and advances for customer energy efficiency projects.

2009 vs. 2008 - WPL’s cash flows used for investing activities increased $117 million due to $145 million of higher construction and acquisition expenditures including expenditures in 2009 for the Bent Tree - Phase I wind project, the Neenah Energy Facility and implementation of AMI. This item was partially offset by changes in the collection of and advances for customer energy efficiency projects.

Construction and Acquisition Expenditures - Capital expenditures and financing plans are reviewed, approved and updated as part of WPL’s strategic planning and budgeting processes. In addition, significant capital expenditures and investments are subject to a cross-functional review prior to approval. Changes in WPL’s anticipated construction and acquisition expenditures may result from a number of reasons including economic conditions, regulatory requirements, ability to obtain adequate and timely rate relief, changing market conditions and new opportunities. WPL has not yet entered into contractual commitments relating to the majority of its anticipated future capital expenditures. As a result, it has some discretion with regard to the level, and timing of, capital expenditures eventually incurred and closely monitors and frequently updates such estimates based on numerous economic and other factors. WPL currently anticipates construction and acquisition expenditures during 2011 through 2013 as follows (in millions):

	2011	2012	2013
Generation - new facilities:
Coal - 25% of Edgewater Unit 5	$45	$—	$—
Wind - Bent Tree - Phase I (b)	35	—	—
Gas - Riverside	—	—	375

Total generation - new facilities	80	—	375
Environmental	75	155	140
Other utility capital expenditures	205	225	225

Total utility business	$360	$380	$740

(a)	Cost estimates represent WPL’s estimated portion of total escalated construction and acquisition expenditures in millions of dollars and exclude AFUDC, if applicable. Refer to “Strategic Overview” for further discussion of the generation plans and environmental compliance plans.
(b)	Refer to “Certain Financial Commitments - Contractual Obligations” for long-term capital purchase obligations related to wind projects. WPL has capital purchase obligations under a master supply agreement executed in 2008 with Vestas for the purchase of wind turbine generator sets and related equipment to support its wind generation plans.

WPL expects to finance its 2011 through 2013 capital expenditure plans in a manner that allows it to adhere to the capital structure targets discussed in the “Capital Structure” section above. 2011 capital expenditures are expected to be funded with a combination of internally-generated cash and short-term debt. The precise characteristics of the financing for the 2012 and 2013 capital expenditures and any potential changes to the revolving credit facilities will be determined closer to the time that the financing needs are required. Flexibility will be required in implementing the long-term financing for capital expenditure plans to allow for scheduling variations in the required authorization and construction work, changing market conditions and any adjustments that might be required to ensure there are no material adverse impacts to WPL’s capital structure.

Financing Activities -

2010 vs. 2009 - WPL’s cash flows from financing activities decreased $143 million primarily due to impacts of long-term debt issued and retired during 2010 and 2009 discussed below and $100 million of capital contributions received during 2009 from its parent company, Alliant Energy. These items were partially offset by changes in the amount of commercial paper outstanding and $75 million of capital contributions received during 2010 from WPL’s parent company.

WPL’s increases (decreases) in financing cash flows due to changes in long-term debt for 2010 vs. 2009 were as follows (in millions):

Proceeds from issuances:
4.6% debentures issued in June 2010	$150
5% debentures issued in July 2009	(250)
Payments to retire:
7.625% debentures retired in March 2010	(100)

($200)

2009 vs. 2008 - WPL’s cash flows from financing activities increased $61 million primarily due to impacts of long-term debt issued and retired during 2009 and 2008 discussed below.

WPL’s increases (decreases) in financing cash flows due to changes in long-term debt for 2009 vs. 2008 were as follows (in millions):

Proceeds from issuances:
5% debentures issued in July 2009	$250
7.6% debentures issued in October 2008	(250)
Payments to retire:
5.7% debentures retired in October 2008	60

$60

State Regulatory Financing Authorizations - In December 2010, WPL received authorization from the PSCW to issue up to $200 million of long-term debt securities in 2011. WPL is also authorized by the PSCW to have up to $250 million of short-term borrowings and letters of credit outstanding.

Shelf Registrations - WPL has a current shelf registration statement with the SEC as follows:

Aggregate amount available as of Dec. 31, 2010	$300 million
Time period available	Jun-2009 - Jun-2012
Securities available to be issued	Preferred stock and un- secured debt securities

Common Stock Dividends - Refer to Note 7(a) of the “Notes to Consolidated Financial Statements” for discussion of WPL’s dividend payment restrictions based on the terms of its outstanding preferred stock and applicable regulatory limitations.

Capital Contributions - Refer to Note 7(a) of the “Notes to Consolidated Financial Statements” for discussion of capital contributions from Alliant Energy to WPL and payments of common stock dividends by WPL to its parent company in 2010.

Short-term Debt - In 2007, WPL extended the terms of its revolving credit facility to November 2012. This credit facility backstops commercial paper issuances used to finance short-term borrowing requirements, which fluctuate based on seasonal corporate needs, the timing of long-term financings and capital expenditures, and capital market conditions. At Dec. 31, 2010, WPL’s short-term borrowing arrangements included a revolving credit facility of $240 million. There are currently 13 lenders that participate in the credit facility, with aggregate respective commitments ranging from $8 million to $45 million. At Dec. 31, 2010, additional credit facility information was as follows (dollars in millions):

Commercial paper:
Amount outstanding	$47
Remaining maturity	3 days
Interest rate	0.3%
Available credit facility capacity	$193

During 2010, WPL issued commercial paper to meet short-term financing requirements and did not borrow directly under its credit facility.

WPL’s credit facility agreement contains a financial covenant that requires WPL to maintain a debt-to-capital ratio of less than 58% in order to borrow under the facility. At Dec. 31, 2010, WPL’s actual debt-to-capital ratio was 46%. The debt component of the capital ratio includes long- and short-term debt (excluding non-recourse debt and hybrid securities to the extent such hybrid securities do not exceed 15% of consolidated capital of the borrower), capital lease obligations, letters of credit, guarantees of the foregoing and new synthetic leases. The equity component excludes accumulated other comprehensive income (loss).

WPL’s credit facility agreement contains negative pledge provisions, which generally prohibit placing liens on any of WPL’s property with certain exceptions. Exceptions include among others, securing obligations of up to 5% of the consolidated assets of the borrower, non-recourse project financing and purchase money liens.

The credit facility agreement contains provisions that require, during its term, any proceeds from asset sales, with certain exclusions, in excess of 20% of WPL’s consolidated assets to be used to reduce commitments under its facility. Exclusions include, among others, certain sale and lease-back transactions.

The credit facility agreement contains customary events of default. If an event of default under the credit facility agreement occurs and is continuing, the lenders may declare any outstanding obligations under the credit facility agreement immediately due and payable and could terminate such agreement. In addition, if any order for relief is entered under bankruptcy laws with respect to WPL, then any outstanding obligations under the credit facility agreement would be immediately due and payable. At Dec. 31, 2010, WPL did not have any direct borrowings outstanding under its credit facility agreement. A default by either Alliant Energy, IPL or Resources would not trigger a cross-default event for WPL.

A material adverse change representation is not required for borrowings under the credit facility agreement. At Dec. 31, 2010, WPL was in compliance with all covenants and other provisions of the credit facility agreement.

Refer to Note 8(a) of the “Notes to Consolidated Financial Statements” for additional information on short-term debt.

Long-term Debt - In 2010 and 2009, significant issuances of long-term debt were as follows (dollars in millions):

Year	Principal Amount	Type	Interest Rate	Due Date	Use of Proceeds
2010	$150.0	Debentures	4.6%	Jun-2020	Repay short-term debt, fund capital expenditures and for general working capital purposes
2009	$250.0	Debentures	5%	Jul-2019	Repay short-term debt and invest in short-term assets

In 2010, WPL retired its $100 million 7.625% debentures, which were due March 2010.

Refer to Note 8(b) of the “Notes to Consolidated Financial Statements” for additional information on long-term debt.

Creditworthiness -

Ratings Triggers - The long-term debt of WPL is not subject to any repayment requirements as a result of explicit credit rating downgrades or so-called “ratings triggers.” However, WPL is party to various agreements, including PPAs and commodity contracts that are dependent on maintaining investment-grade credit ratings. In the event of a downgrade below investment-grade level, WPL may need to provide credit support, such as letters of credit or cash collateral equal to the amount of the exposure, or may need to unwind the contract or pay the underlying obligation. In the event of a downgrade below investment-grade level, management believes WPL has sufficient liquidity to cover counterparty credit support or collateral requirements under these various agreements. In addition, a downgrade in the credit ratings of WPL could also result in it paying higher interest rates in future financings, reduce its pool of potential lenders, increase its borrowing costs under the existing credit facility or limit its access to the commercial paper market. WPL is committed to taking the necessary steps required to maintain investment-grade credit ratings. WPL’s current credit ratings and outlooks are as follows:

	Standard & Poor’s Ratings Services	Moody’s Investors Service
Corporate/issuer	A-	A2
Commercial paper	A-2	P-1
Senior unsecured long-term debt	A-	A2
Preferred stock	BBB	Baa1
Outlook	Stable	Stable

Credit ratings are not recommendations to buy or sell securities and are subject to change, and each rating should be evaluated independently of any other rating. WPL assumes no obligation to update its credit ratings. Refer to Note 11(a) of the “Notes to Consolidated Financial Statements” for additional information on ratings triggers for commodity contracts accounted for as derivatives.

Off-Balance Sheet Arrangements -

Synthetic Leases - WPL utilizes off-balance sheet synthetic operating leases related to the financing of certain utility railcars. Synthetic leases provide favorable financing rates to WPL while allowing it to maintain operating control of its leased assets. Refer to Note 3(a) of the “Notes to Consolidated Financial Statements” for future minimum lease payments and residual value guarantees associated with these synthetic leases.

Special Purpose Entities - Refer to Note 18 of the “Notes to Consolidated Financial Statements” for information regarding variable interest entities.

Certain Financial Commitments -

Contractual Obligations - WPL’s consolidated long-term contractual obligations as of Dec. 31, 2010 were as follows (in millions):

	2011	2012	2013	2014	2015	Thereafter	Total
Operating expense purchase obligations (Note 12(b)):
Purchased power and fuel commitments (a)	$160	$125	$111	$25	$13	$21	$455
Other (b)	9	8	7	1	—	—	25
Long-term debt maturities (Note 8(b))	—	—	—	8	31	1,050	1,089
Interest - long-term debt obligations	66	66	66	66	65	1,056	1,385
Wind generation capital purchase obligations (Note 12(a))(c)	25	—	—	—	—	—	25
Operating leases (Note 3(a))	63	67	20	5	1	1	157
Capital lease - Sheboygan Falls Energy Facility (Note 3(b))	15	15	15	15	15	143	218
Capital leases - other	—	—	—	—	—	2	2

	$338	$281	$219	$120	$125	$2,273	$3,356

(a)	Purchased power and fuel commitments represent normal business contracts used to ensure adequate purchased power, coal and natural gas supplies and to minimize exposure to market price fluctuations. Alliant Energy, through its subsidiary Corporate Services, has entered into various coal commitments that have not yet been directly assigned to WPL. Such commitments are not included in WPL’s purchased power and fuel commitments.
(b)	Other operating expense purchase obligations represent individual commitments incurred during the normal course of business that exceeded $1 million at Dec. 31, 2010.
(c)	In 2008, Corporate Services, as agent for IPL and WPL, entered into a master supply agreement with Vestas for the purchase of 500 MW of wind turbine generator sets and related equipment to support wind generation plans. WPL’s wind generation plans are described in more detail in “Strategic Overview - Generation Plans.”

At Dec. 31, 2010, WPL had $34 million of uncertain tax positions recorded as liabilities, which are not included in the above table. It is uncertain if, and when, such amounts may be settled with the respective taxing authorities.

Refer to Note 6(a) of the “Notes to Consolidated Financial Statements” for anticipated pension and other postretirement benefits funding amounts, which are not included in the above table. Refer to “Cash Flows - Investing Activities - Construction and Acquisition Expenditures” for additional information on WPL’s construction and acquisition programs. In addition, at Dec. 31, 2010, there were various other long-term liabilities and deferred credits included on the Consolidated Balance Sheet that, due to the nature of the liabilities, the timing of payments cannot be estimated and are therefore excluded from the above table.

OTHER MATTERS

Market Risk Sensitive Instruments and Positions - WPL’s primary market risk exposures are associated with commodity prices, investment prices and interest rates. WPL has risk management policies to monitor and assist in controlling these market risks and uses derivative instruments to manage some of the exposures. Refer to Notes 1(i) and 11 of the “Notes to Consolidated Financial Statements” for further discussion of WPL’s derivative instruments.

Commodity Price - WPL is exposed to the impact of market fluctuations in the price and transportation costs of commodities it procures and markets. WPL employs established policies and procedures to mitigate its risks associated with these market fluctuations including the use of various commodity derivatives and contracts of various durations for the forward sale and purchase of these commodities. WPL’s exposure to commodity price risks is also significantly mitigated by current rate making structures in place for recovery of its electric production fuel and purchased energy expenses (fuel-related costs) as well as its cost of natural gas purchased for resale. WPL’s electric and gas tariffs provide for subsequent adjustments to its rates for material changes in prudently incurred commodity costs. WPL’s rate mechanisms, combined with commodity derivatives, significantly reduce commodity risk associated with its electric and gas margins.

WPL’s retail electric margins have the most exposure to the impact of changes in commodity prices due largely to the current retail recovery mechanism in place in Wisconsin for fuel-related costs, which became effective on Jan. 1, 2011. The cost recovery mechanism applicable for WPL’s retail electric customers is based on forecasts of fuel-related costs expected to be incurred during forward-looking test year periods and fuel monitoring ranges determined by the PSCW during each electric retail rate proceeding or in a separate fuel cost plan approval proceeding. In December 2010, the PSCW approved annual forecasted fuel-related costs per MWh of $25.12 based on $346 million of variable fuel costs for WPL’s 2011 test period and left unchanged the annual fuel monitoring range of plus or minus 2%. Under the new cost recovery mechanism, if WPL’s actual fuel-related costs fall outside this fuel monitoring range during the test period, WPL is authorized to defer the incremental over- or under-collection of fuel-related costs from electric retail customers that are outside the approved ranges. Any over- or under-collection of fuel-related costs for each year are reflected in future billings to customers. Based on this new cost recovery mechanism in Wisconsin and the annual forecasted fuel-related costs and fuel monitoring range approved by the PSCW in December 2010, WPL currently estimates the commodity risk exposure to its electric margins in 2011 is approximately $5 million.

Refer to “Rate Matters” and Note 1(h) of the “Notes to Consolidated Financial Statements” for additional details of utility cost recovery mechanisms that significantly reduce WPL’s commodity risk.

Investment Price - WPL is exposed to investment price risk as a result of its investments in debt and equity securities, largely related to securities held by its pension and other postretirement benefits plans. Refer to Note 6(a) of the “Notes to Consolidated Financial Statements” for details of the debt and equity securities held by its pension and other postretirement benefit plans.

Interest Rate - WPL is exposed to risk resulting from changes in interest rates as a result of its issuance of variable-rate short-term borrowings. Assuming the impact of a hypothetical 100 basis point increase in interest rates on variable-rate short-term borrowings at Dec. 31, 2010, WPL’s annual pre-tax expense would increase by approximately $0.5 million. Refer to Note 8(a) of the “Notes to Consolidated Financial Statements” for additional information on variable-rate short-term borrowings.

New Accounting Pronouncements - Refer to Note 1(r) of the “Notes to Consolidated Financial Statements” for discussion of new accounting pronouncements impacting WPL.

Critical Accounting Policies and Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the U.S. (GAAP) requires that management apply accounting policies and make estimates that affect results of operations and the amounts of assets and liabilities reported in the financial statements. Based on historical experience and various other factors, WPL believes the following accounting policies and estimates are critical to its business and the understanding of its financial results as they require critical assumptions and judgments by management. The results of these assumptions and judgments form the basis for making estimates regarding the results of operations and the amounts of assets and liabilities that are not readily apparent from other sources. Actual financial results may differ materially from these estimates. WPL’s management has discussed these critical accounting policies and estimates with the Audit Committee of its Board of Directors. Refer to Note 1 of the “Notes to Consolidated Financial Statements” for additional discussion of WPL’s accounting policies and the estimates used in the preparation of the consolidated financial statements.

Contingencies - WPL makes assumptions and judgments each reporting period regarding the future outcome of contingent events and records loss contingency amounts for any contingent events that are both probable and reasonably estimated based upon current available information. The amounts recorded may differ from the actual income or expense that occurs when the uncertainty is resolved. The estimates that WPL makes in accounting for contingencies, and the gains and losses that it records upon the ultimate resolution of these uncertainties, could have a significant effect on the results of operations and the amount of assets and liabilities in its financial statements. Note 12 of the “Notes to Consolidated Financial Statements” provides discussion of contingencies assessed at Dec. 31, 2010 including various pending legal proceedings that may have a material impact on WPL’s financial condition or results of operations.

Regulatory Assets and Regulatory Liabilities - WPL is regulated by various federal and state regulatory agencies. As a result, it is subject to accounting guidance for regulated operations, which recognizes that the actions of a regulator can provide reasonable assurance of the existence of an asset or liability. Regulatory assets or regulatory liabilities arise as a result of a difference between GAAP and the accounting principles imposed by the regulatory agencies. Regulatory assets represent incurred costs that have been deferred as they are probable of recovery in future customer rates. Regulatory liabilities represent obligations to make refunds to customers and amounts collected in rates for which the related costs have not yet been incurred. WPL recognizes regulatory assets and regulatory liabilities in accordance with the rulings of its federal and state regulators and future regulatory rulings may impact the carrying value and accounting treatment of WPL’s regulatory assets and regulatory liabilities.

WPL makes assumptions and judgments each reporting period regarding whether its regulatory assets are probable of future recovery and its regulatory liabilities are probable of future obligations by considering factors such as regulatory environment changes, rate orders issued by the applicable regulatory agencies and historical decisions by applicable regulatory agencies regarding similar regulatory assets and regulatory liabilities. The assumptions and judgments used by regulatory authorities have an impact on the recovery of costs, the rate of return on invested capital and the timing and amount of assets to be recovered by rates. A change in these assumptions may result in a material impact on WPL’s results of operations and the amount of assets and liabilities in its financial statements. Note 1(b) of the “Notes to Consolidated Financial Statements” provides details of the nature and amounts of WPL’s regulatory assets and regulatory liabilities assessed at Dec. 31, 2010.

Long-Lived Assets - The Consolidated Balance Sheets include long-lived assets, which are not yet being recovered from WPL’s customers or may cease to be recovered from its customers as a result of regulatory decisions in the future. As a result, WPL must determine whether it will be able to generate sufficient future cash flows from such assets to ensure recovery of the carrying value of the long-lived assets. WPL assesses the carrying amount and potential impairment of these assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered in determining if an impairment review is necessary include a significant underperformance of the assets relative to historical or projected future operating results, a significant change in the use of the acquired assets or business strategy related to such assets, and significant negative industry, regulatory or economic trends. When an impairment review is deemed necessary, a comparison is made between the expected undiscounted future cash flows and the carrying amount of the asset. If the carrying amount of the asset is the larger of the two balances, an impairment loss is recognized equal to the amount the carrying amount of the asset exceeds the fair value of the asset. The fair value is determined by the use of quoted market prices, appraisals, or the use of valuation techniques such as expected discounted future cash flows.

WPL makes assumptions and judgments each reporting period regarding the recoverability of certain long-lived assets including assets held for sale and assets not yet being recovered from its customers. WPL’s assets assessed at Dec. 31, 2010 include the wind sites and wind turbine generators currently expected to be used to develop future wind projects. Note 1(e) of the “Notes to Consolidated Financial Statements” and “Strategic Overview - Generation Plans” provide details of wind sites and wind turbine generators currently expected to be used to develop future wind projects.

Unbilled Revenues - Energy sales to individual customers are based on the reading of customers’ meters, which occurs on a systematic basis throughout the month. Amounts of energy delivered to customers since the date of the last meter reading are estimated at the end of each reporting period and the corresponding estimated unbilled revenue is recorded. The unbilled revenue estimate is based on daily system demand volumes, estimated customer usage by class, weather impacts, line losses and the most recent customer rates. Such process involves the use of various judgments and assumptions and significant changes in these judgments and assumptions could have a material impact on WPL’s results of operations.

At Dec. 31, 2010 and 2009, WPL’s unbilled revenues were $82 million and $87 million, respectively. “Results of Operations - Electric Margins - Unbilled Revenue Estimates” provides discussion of annual adjustments to unbilled electric revenue estimates in the second quarters of 2010, 2009 and 2008.

Pensions and Other Postretirement Benefits - WPL sponsors various defined benefit pension and other postretirement benefits plans that provide benefits to a significant portion of its employees. WPL makes assumptions and judgments periodically to estimate the obligations and costs related to its retirement plans. There are many judgments and assumptions involved in determining an entity’s pension and other postretirement liabilities and costs each period including employee demographics (including age, life expectancies and compensation levels), discount rates, assumed rate of returns and funding. Changes made to the plan provisions may also impact current and future benefits costs. Judgments and assumptions are supported by historical data and reasonable projections and are reviewed annually.

Note 6(a) of the “Notes to Consolidated Financial Statements” provides additional details of pension and other postretirement benefits plans. “Other Future Considerations - Retirement Plan Costs” provides discussion of anticipated decreases in pension and other postretirement benefits costs in 2011 due to lower amortization of actuarial losses and higher expected returns on plan assets resulting from increases in retirement plan assets during 2010. Note 12(c) of the “Notes to Consolidated Financial Statements” provides discussion of a class action lawsuit filed against the Alliant Energy Cash Balance Pension Plan in 2008 and the IRS review of the tax qualified status of the Plan.

Income Taxes - WPL is subject to income taxes in various jurisdictions. WPL makes assumptions and judgments each reporting period to estimate its income tax assets, liabilities, benefits and expenses. Judgments and assumptions are supported by historical data and reasonable projections. Significant changes in these judgments and assumptions could have a material impact on WPL’s financial condition and results of operations. WPL’s critical assumptions and judgments for 2010 include projections of its future taxable income used to determine its ability to utilize loss and credit carryforwards prior to their expiration and the interpretation of tax laws regarding uncertain tax positions.

Refer to Notes 1(c) and 5 of the “Notes to Consolidated Financial Statements” for further discussion of regulatory accounting for taxes and details of uncertain tax positions, respectively. Refer to “Other Future Considerations - Tax Accounting for Mixed Service Costs” for discussion of a proposed change in tax accounting for mixed service costs that may result in significant tax deductions for WPL.

Other Future Considerations - In addition to items discussed earlier in MDA and in the “Notes to Consolidated Financial Statements,” the following items could impact WPL’s future financial condition or results of operations:

Electric Transmission Service Charges -

MISO Transmission Cost Allocation - In July 2010, MISO filed a proposed revised tariff with FERC for a new category of transmission projects called Multi-Value Projects (MVPs). MVPs include new large scale transmission projects that enable the reliable and economic delivery of energy in support of documented energy policy mandates or provide economic value across multiple pricing zones within MISO. The MVP category is intended to facilitate the integration of large amounts of location-constrained resources including renewable resources, support MISO member and customer compliance with evolving state and federal energy policy requirements, enable MISO to address multiple reliability needs and provide economic opportunities through regional transmission development. The proposed revised tariff would allow certain costs of MVPs to be socialized across the entire MISO footprint based on energy usage by the MISO participants to ensure that areas within the MISO footprint that have large amounts of generation and a small share of load are not allocated a disproportionate amount of the costs for MVPs. In December 2010, FERC conditionally approved MISO’s proposal for the MVP transmission cost allocation. WPL is currently unable to determine the ultimate impact that the revised tariff may have on its financial condition and results of operations, but believes the outcome could be material to its future electric transmission service expense.

Government Incentives for Wind Projects - WPL’s corporate strategy includes building and owning wind projects to produce electricity to meet customer demand and renewable portfolio standards. In addition to producing electricity, these wind projects may also generate material incentives depending on when they begin generating electricity. The American Recovery and Reinvestment Act of 2009 (ARRA) enacted in February 2009 provided incentives to owners of wind projects placed into service between Jan. 1, 2009 and Dec. 31, 2012. The incentive options available to qualified wind projects under the ARRA include production tax credits for a 10-year period based on the electricity output generated by the wind project, an investment tax credit equal to 30% of the qualified cost basis of the wind project, or a government grant equal to 30% of the qualified cost basis of the wind project. In December 2010, the Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010 modified the requirements for the government grant incentive. The government grant incentive is now available for qualified wind projects that are placed into service in 2009, 2010 or 2011 and qualified wind projects that began construction in 2009, 2010 and 2011 and are placed into service by Dec. 31, 2012.

WPL’s generation plan has two wind projects that currently qualify for one of the government incentives. The two wind projects are the Cedar Ridge wind project (68 MW capacity) that began generating electricity in late 2008 and the Bent Tree - Phase I wind project (200 MW capacity) that began generating electricity in the fourth quarter of 2010. Based on an evaluation of the most beneficial alternative for customers, WPL has chosen to recognize production tax credits for the two eligible wind projects that are already generating electricity. The amount of production tax credits is dependent on the level of electricity output generated by each wind project, which is impacted by a variety of operating and economic parameters including transmission availability. Any incentives for WPL’s wind projects are expected to be utilized in determining customers’ rates. Production tax credits earned for 2009 and 2010 along with estimates of production tax credits currently expected to be earned in 2011 for these wind projects are as follows (in millions):

	2009	2010	2011
Cedar Ridge	$4	$3	$3 - $4
Bent Tree - Phase I	—	1	7 - 8

	$4	$4	$10 - $12

Tax Accounting for Mixed Service Costs - In September 2010, Alliant Energy, on behalf of WPL, filed a request with the IRS for a change in its tax method of accounting for mixed service costs. The requested change would allow WPL to currently deduct a portion of its mixed service costs, which have historically been capitalized for tax purposes. If approved by the IRS, this proposed change could be applied retroactively to mixed service costs incurred since 1987. WPL recently completed an assessment of its eligible mixed service costs for the period from 1987 through 2009 and currently believes it will include approximately $190 million of mixed service costs deductions for these years in its 2010 federal income tax return if the proposed change is approved by the IRS. These mixed service cost deductions are expected to contribute to a federal net operating loss in 2010. WPL’s federal net operating losses incurred through 2010 (including the impacts of mixed service costs deductions) are currently expected to offset future federal taxable income resulting in minimal federal cash tax payments to the IRS by WPL through 2015. In accordance with accounting rules, WPL will not reflect the impact of this proposed change to mixed service costs in its financial statements until Alliant Energy receives consent from the IRS for the change in tax method of accounting for mixed service costs.

Retirement Plan Costs - WPL’s net periodic benefit costs related to its defined benefit pension and other postretirement benefits plans are currently expected to be lower in 2011 than 2010 by approximately $4 million. The decrease in expected net periodic benefit costs is primarily due to lower amortization of actuarial losses and higher expected returns on plan assets resulting from increases in retirement plan assets during 2010. Approximately 30% to 40% of net periodic benefit costs are allocated to capital projects each year. As a result, the decrease in net periodic benefit costs is not expected to result in a comparable decrease in other operation and maintenance expenses. Refer to Note 6(a) of the “Notes to Consolidated Financial Statements” for additional details of WPL’s defined benefit pension and other postretirement benefits plans.

Electric Sales Projections - WPL is currently expecting modest (approximately 1% to 1.5%) increases in weather-normalized retail electric sales in 2011 compared to 2010 largely due to a slow economic recovery and low customer growth.

Maintenance Costs for Wind Projects - Wind projects require periodic maintenance to ensure reliability of operations. WPL has entered into agreements with outside vendors to provide these services for its Bent Tree - Phase I wind project. WPL currently estimates approximately $7 million to $8 million of annual maintenance expenses for its Bent Tree - Phase I wind project after it begins generating electricity.

Incentive Compensation Plans - Alliant Energy’s total compensation package includes an incentive compensation program, which provides substantially all of Alliant Energy’s non-bargaining employees an opportunity to receive annual short-term incentive cash payments based on the achievement of specific annual operational and financial performance measures. The operational performance measures for 2011 relate to diversity, safety, customer satisfaction, service reliability and generating facilities’ availability, and the financial performance measures for 2011 relate to utility earnings per share from continuing operations and cash flows from operations generated by WPL, IPL and Corporate Services. In addition, the total compensation program for certain key employees includes long-term incentive awards issued under an equity incentive plan. Alliant Energy allocates a portion of incentive compensation plan costs to WPL. Refer to “Results of Operations - Other Operation and Maintenance Expenses” for discussion of higher incentive-related compensation expenses in 2010 and Note 6(b) of the “Notes to Consolidated Financial Statements” for additional discussion of long-term incentive awards. WPL is currently unable to determine what impacts these incentive compensation plans will have on its future financial condition or results of operations.

MANAGEMENT’S ANNUAL REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Wisconsin Power and Light Company and subsidiaries (WPL) is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. WPL’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

Because of the inherent limitations of internal control over financial reporting, misstatements may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

WPL’s management assessed the effectiveness of WPL’s internal control over financial reporting as of December 31, 2010 using the criteria set forth in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, WPL’s management concluded that, as of December 31, 2010, WPL’s internal control over financial reporting was effective.

William D. Harvey

Chairman and Chief Executive Officer

Thomas L. Hanson

Vice President-Chief Financial Officer and Treasurer

Robert J. Durian

Controller and Chief Accounting Officer

February 28, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareowners of Wisconsin Power and Light Company

Madison, Wisconsin

We have audited the accompanying consolidated balance sheets of Wisconsin Power and Light Company and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of income, common equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
February 28, 2011

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2010	2009	2008
	(in millions)
Operating revenues:
Electric utility	$1,209.9	$1,160.3	$1,153.0
Gas utility	206.3	216.5	300.0
Other	7.4	9.3	12.8

Total operating revenues	1,423.6	1,386.1	1,465.8

Operating expenses:
Electric production fuel and energy purchases	401.2	451.3	434.2
Purchased electric capacity	134.7	144.6	145.1
Electric transmission service	100.4	94.2	93.2
Cost of gas sold	125.3	138.1	213.6
Other operation and maintenance	232.7	234.3	232.3
Depreciation and amortization	108.6	115.4	101.7
Taxes other than income taxes	41.9	41.2	40.8

Total operating expenses	1,144.8	1,219.1	1,260.9

Operating income	278.8	167.0	204.9

Interest expense and other:
Interest expense	78.6	74.8	62.2
Equity income from unconsolidated investments	(37.8)	(37.0)	(33.9)
Allowance for funds used during construction	(12.5)	(5.7)	(9.6)
Interest income and other	(0.1)	(0.4)	(0.6)

Total interest expense and other	28.2	31.7	18.1

Income before income taxes	250.6	135.3	186.8

Income taxes	98.3	45.8	68.4

Net income	152.3	89.5	118.4

Preferred dividend requirements	3.3	3.3	3.3

Earnings available for common stock	$149.0	$86.2	$115.1

Earnings per share data is not disclosed given Alliant Energy Corporation is the sole shareowner of all shares of WPL's common stock outstanding during the periods presented.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS

	December 31,
ASSETS	2010	2009
	(in millions)
Property, plant and equipment:
Electric plant in service	$3,114.6	$2,726.5
Gas plant in service	411.4	393.8
Other plant in service	219.0	219.8
Accumulated depreciation	(1,243.8)	(1,185.8)

Net plant	2,501.2	2,154.3
Leased Sheboygan Falls Energy Facility, less accumulated amortization of $34.4 and $28.2	89.4	95.5
Construction work in progress:
Bent Tree - Phase I wind project	154.5	165.5
Other	81.0	39.4
Other, less accumulated depreciation of $2.2 and $1.6	20.0	21.0

Total property, plant and equipment	2,846.1	2,475.7

Current assets:
Cash and cash equivalents	0.1	18.5
Accounts receivable:
Customer, less allowance for doubtful accounts	84.2	80.8
Unbilled utility revenues	82.3	86.7
Other, less allowance for doubtful accounts	38.1	45.7
Income tax refunds receivable	40.6	81.3
Production fuel, at weighted average cost	42.7	39.1
Materials and supplies, at weighted average cost	25.7	22.7
Gas stored underground, at weighted average cost	26.8	27.4
Regulatory assets	50.0	78.6
Prepaid gross receipts tax	38.6	38.5
Derivative assets	6.5	11.2
Other	9.4	30.3

Total current assets	445.0	560.8

Investments:
Investment in American Transmission Company LLC	227.9	218.6
Other	20.8	22.7

Total investments	248.7	241.3

Other assets:
Regulatory assets	292.1	331.3
Deferred charges and other	57.7	72.3

Total other assets	349.8	403.6

Total assets	$3,889.6	$3,681.4

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS (Continued)

	December 31,
CAPITALIZATION AND LIABILITIES	2010	2009
	(in millions, except per
	share and share amounts)
Capitalization:
Wisconsin Power and Light Company common equity:
Common stock - $5 par value - 18,000,000 shares authorized; 13,236,601 shares outstanding	$66.2	$66.2
Additional paid-in capital	844.0	768.9
Retained earnings	459.1	419.6

Total Wisconsin Power and Light Company common equity	1,369.3	1,254.7
Cumulative preferred stock	60.0	60.0
Long-term debt, net (excluding current portion)	1,081.7	931.6

Total capitalization	2,511.0	2,246.3

Current liabilities:
Current maturities of long-term debt	—	100.0
Commercial paper	47.4	—
Accounts payable	118.5	99.6
Accounts payable to associated companies	16.0	15.7
Regulatory liabilities	17.9	32.5
Accrued interest	21.6	24.1
Derivative liabilities	32.3	51.0
Other	38.9	39.5

Total current liabilities	292.6	362.4

Other long-term liabilities and deferred credits:
Deferred income taxes	570.4	490.8
Regulatory liabilities	154.3	159.6
Capital lease obligations - Sheboygan Falls Energy Facility	107.0	110.4
Pension and other benefit obligations	119.2	121.7
Other	135.1	190.2

Total long-term liabilities and deferred credits	1,086.0	1,072.7

Commitments and contingencies (Note 12)

Total capitalization and liabilities	$3,889.6	$3,681.4

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009	2008
	(in millions)
Cash flows from operating activities:
Net income	$152.3	$89.5	$118.4
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	108.6	115.4	101.7
Other amortizations	39.5	35.2	38.4
Deferred tax expense and investment tax credits	98.5	157.7	36.1
Equity income from unconsolidated investments	(37.8)	(37.0)	(33.9)
Distributions from equity method investments	32.2	29.9	27.8
Equity component of allowance for funds used during construction	(8.2)	(4.0)	(6.4)
Non-cash valuation and regulated-related charges and other	—	12.5	(0.2)
Other changes in assets and liabilities:
Accounts receivable	4.6	31.3	(68.7)
Income tax refunds receivable	40.7	(72.9)	(5.8)
Prepaid pension costs	—	—	37.2
Regulatory assets	28.7	(54.2)	(192.3)
Accounts payable	(0.4)	(16.0)	27.2
Regulatory liabilities	(9.1)	(22.2)	2.3
Derivative liabilities	(23.0)	51.5	7.1
Deferred income taxes	(20.0)	2.5	22.4
Non-current taxes payable	(38.5)	36.2	(0.2)
Pension and other benefit obligations	(2.5)	(63.4)	112.3
Other	6.8	13.8	16.3

Net cash flows from operating activities	372.4	305.8	239.7

Cash flows used for investing activities:
Utility construction and acquisition expenditures:
Neenah Energy Facility and related assets	—	(92.4)	—
Other	(450.5)	(416.0)	(363.1)
Advances for customer energy efficiency projects	(16.0)	(28.1)	(34.5)
Collections of advances for customer energy efficiency projects	30.3	58.6	33.1
Other	(13.1)	(15.5)	(11.5)

Net cash flows used for investing activities	(449.3)	(493.4)	(376.0)

Cash flows from financing activities:
Common stock dividends	(109.5)	(91.0)	(91.3)
Preferred stock dividends	(3.3)	(3.3)	(3.3)
Capital contributions from parent	75.0	100.0	100.0
Proceeds from issuance of long-term debt	150.0	250.0	250.0
Payments to retire long-term debt	(100.0)	—	(60.0)
Net change in short-term borrowings	47.4	(43.7)	(38.1)
Other	(1.1)	(10.4)	(16.9)

Net cash flows from financing activities	58.5	201.6	140.4

Net increase (decrease) in cash and cash equivalents	(18.4)	14.0	4.1
Cash and cash equivalents at beginning of period	18.5	4.5	0.4

Cash and cash equivalents at end of period	$0.1	$18.5	$4.5

Supplemental cash flows information:
Cash paid (refunded) during the period for:
Interest	$80.9	$69.6	$57.6

Income taxes, net of refunds	($3.8)	($76.1)	$30.7

Significant noncash investing and financing activities:
Accrued capital expenditures	$27.4	$16.4	$19.8

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF COMMON EQUITY

	Common Stock	Additional Paid-In Capital	Retained Earnings	Total WPL Common Equity
	(in millions)
2008:
Beginning balance	$66.2	$568.8	$401.8	$1,036.8
Earnings available for common stock			115.1	115.1
Common stock dividends			(91.3)	(91.3)
Capital contribution from parent		100.0		100.0
Adoption of new measurement date for retirement plans, net of tax of ($1.2) (Note 6(a))			(1.2)	(1.2)
Other		0.1		0.1

Ending balance	66.2	668.9	424.4	1,159.5

2009:
Earnings available for common stock			86.2	86.2
Common stock dividends			(91.0)	(91.0)
Capital contribution from parent		100.0		100.0

Ending balance	66.2	768.9	419.6	1,254.7

2010:
Earnings available for common stock			149.0	149.0
Common stock dividends			(109.5)	(109.5)
Capital contribution from parent		75.0		75.0
Other		0.1		0.1

Ending balance	$66.2	$844.0	$459.1	$1,369.3

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) General -

Description of Business - The consolidated financial statements include the accounts of Wisconsin Power and Light Company (WPL) and its consolidated subsidiary, WPL Transco LLC, which holds WPL’s investment in the American Transmission Company LLC (ATC). WPL is a direct subsidiary of Alliant Energy Corporation (Alliant Energy) and is engaged principally in the generation and distribution of electricity and the distribution and transportation of natural gas. WPL’s service territories are located in southern and central Wisconsin.

Basis of Presentation - The consolidated financial statements reflect investments in controlled subsidiaries on a consolidated basis and WPL’s proportionate share of jointly owned utility facilities. Unconsolidated investments, which WPL does not control, but does have the ability to exercise significant influence over operating and financial policies, are accounted for under the equity method of accounting. Investments that do not meet the criteria for consolidation or the equity method of accounting are accounted for under the cost method. WPL did not reflect any variable interest entities on a consolidated basis in its consolidated financial statements. Refer to Notes 9(a) and 18 for further discussion of equity method investments and variable interest entities, respectively.

All significant intercompany balances and transactions have been eliminated from the consolidated financial statements. The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (U.S.) (GAAP), which give recognition to the rate making and accounting practices of the Federal Energy Regulatory Commission (FERC) and the Public Service Commission of Wisconsin (PSCW). Certain prior period amounts have been reclassified on a basis consistent with the current period financial statement presentation.

Use of Estimates - The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect: a) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements; and b) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b) Regulatory Assets and Liabilities - WPL is subject to regulation by FERC and the PSCW. As a result, WPL is subject to GAAP provisions for regulated operations, which provide that rate-regulated public utilities record certain costs and credits allowed in the rate making process in different periods than for non-regulated entities. These are deferred as regulatory assets or accrued as regulatory liabilities and are generally recognized in the Consolidated Statements of Income at the time they are reflected in rates.

Regulatory Assets - At Dec. 31, regulatory assets were comprised of the following items (in millions):

	2010	2009
Pension and other postretirement benefits costs	$201.5	$222.3
Derivatives	42.8	65.1
Tax-related	18.7	11.8
Asset retirement obligations (AROs)	16.4	14.7
Benefits costs	8.8	12.0
Proposed base-load project costs	8.4	12.7
Proposed clean air compliance projects costs	8.4	10.3
Wholesale customer rate recovery	7.9	6.5
Debt redemption costs	7.2	7.7
Environmental-related costs	6.3	6.5
Midwest Independent Transmission System Operator (MISO)-related costs	—	5.0
Other	15.7	35.3

	$342.1	$409.9

A portion of the regulatory assets in the above table are not earning a return. These regulatory assets are expected to be recovered from customers in future rates, however the carrying costs of these assets are borne by WPL. At Dec. 31, 2010, WPL had $22 million of regulatory assets representing past expenditures that were not earning a return, which consisted primarily of amounts related to wholesale customer rate recovery, debt redemption costs and the wholesale portion of costs for clean air compliance projects. The other regulatory assets reported in the above table either earn a return or the cash has not yet been expended, in which case the assets are offset by liabilities that also do not incur a carrying cost.

Pension and other postretirement benefits - The PSCW has authorized WPL to record the retail portion of its previously unrecognized net actuarial gains and losses, prior service costs and credits, and transition assets and obligations as regulatory assets in lieu of accumulated other comprehensive loss on the Consolidated Balance Sheets. WPL also recognizes the wholesale portion of its previously unrecognized net actuarial gains and losses, prior service costs and credits and transition assets and obligations as regulatory assets on the Consolidated Balance Sheets because these costs are expected to be recovered in rates in future periods under the formula rate structure implemented in 2007. These regulatory assets will be increased or decreased as the net actuarial gains or losses, prior service costs or credits, and transition assets or obligations are subsequently amortized and recognized as a component of net periodic benefit costs.

Pension and other postretirement benefits costs are included within the recoverable cost of service component of rates charged to WPL’s customers. The recoverable costs included in customers’ rates are based upon pension and other postretirement benefits costs determined in accordance with GAAP and are calculated using different methods for the various regulatory jurisdictions in which WPL operates. The methods for WPL’s primary regulatory jurisdictions are described below. The PSCW authorized WPL in its most recent retail rate case order to recover from its electric and gas retail customers an allocated portion of annual costs equal to the estimated costs expected during its forward-looking test year (2010). WPL is authorized to recover from its wholesale customers an allocated portion of actual pension costs incurred each year. In accordance with FERC-approved formula rates, any over- or under-collection of these costs each year are refunded to or recovered from customers through subsequent changes to wholesale customer rates. WPL is authorized to recover from its wholesale customers an allocated portion of other postretirement benefits costs based on the amount of other postretirement benefits costs incurred in 2006.

Refer to Note 6(a) for additional details regarding WPL’s pension and other postretirement benefits costs.

Derivatives - In accordance with WPL’s fuel and natural gas recovery mechanisms, prudently incurred costs from derivative instruments are recovered from customers in the future when any losses are realized. Based on these recovery mechanisms, the changes in the fair value of derivative liabilities resulted in comparable changes to regulatory assets on the Consolidated Balance Sheets during 2010. Refer to Note 11(a) for additional details of WPL’s derivative liabilities.

AROs - WPL believes it is probable that any differences between expenses accrued for legal AROs related to its regulated operations and expenses recovered currently in rates will be recoverable in future rates, and is deferring the differences as regulatory assets. Refer to Note 17 for additional details of WPL’s AROs.

Benefits costs - In 2008, WPL received approval from the PSCW to defer the retail portion of pension and other benefit costs charged to other operation and maintenance expenses during 2009 in excess of $4 million. WPL’s retail portion of pension and other benefit costs expensed during 2009 were $16 million resulting in the recognition of a regulatory asset of $12 million in 2009 for the deferred portion of these costs. In December 2009, WPL received approval from the PSCW to recover the deferred costs over a five-year period ending December 2014.

Proposed base-load project - In 2008, the PSCW issued an order denying WPL’s application to construct a 300 MW coal-fired electric generating facility in Cassville, Wisconsin referred to as Nelson Dewey #3. Costs included in the above table reflect the remaining retail and wholesale portions of costs related to this project.

Retail portion - In 2009, WPL received approval from the PSCW to recover $11 million of project costs from its retail customers over a five-year period ending December 2014. In 2009, the PSCW also denied WPL recovery of the remaining project costs, which represent all project costs incurred by WPL after June 2008 and one-half of the pre-construction project costs incurred by WPL prior to July 2008. As a result of this PSCW order, WPL recorded a pre-tax regulatory-related charge of $11 million in “Other operation and maintenance” in the Consolidated Statement of Income in 2009.

Wholesale portion - In 2009, WPL executed an agreement with its wholesale customers to recover $4 million of the wholesale portion of the capitalized expenditures for the Nelson Dewey #3 project that were incurred by WPL through December 2008. The agreement allowed WPL to recover the $4 million of capitalized expenditures from its wholesale customers over a 12-month period ending May 2010. As a result of this agreement, WPL recorded a pre-tax regulatory-related charge of $4 million in “Other operation and maintenance” in the Consolidated Statement of Income in 2008.

Proposed clean air compliance plan (CACP) projects - CACP projects require material expenditures for activities related to determining the feasibility of environmental compliance projects under consideration. These expenditures commonly called preliminary survey and investigation charges are generally recorded as regulatory assets on the Consolidated Balance Sheets in accordance with FERC regulations. The retail portion of these amounts is expensed immediately unless otherwise authorized by the PSCW. However, since these amounts are material for WPL’s CACP projects, WPL requested and received deferral accounting approval to record the retail portion of these costs as regulatory assets on the Consolidated Balance Sheets.

The wholesale portion of amounts deferred and recorded as preliminary survey and investigation charges do not include any accrual of carrying costs or allowance for funds used during construction (AFUDC). WPL’s retail portion of deferred preliminary survey and investigation charges (commonly referred to as pre-certification expenditures) and construction expenditures incurred prior to project approval that are recorded in regulatory assets include accrual of carrying costs as prescribed in the approved deferral order. Upon regulatory approval of the project, the wholesale portion of deferred preliminary survey and investigation charges as well as all pre-construction expenditures are transferred to construction work in progress (CWIP) and begin to accrue AFUDC. The retail portion of deferred preliminary survey and investigation charges or pre-certification expenditures remain as regulatory assets until they are approved for inclusion in revenue requirements and amortized to expense. In 2009, WPL received approval from the PSCW to recover $4 million from its retail customers over a three-year period ending December 2012 for a portion of the pre-certification expenditures incurred through December 2008.

In May 2010, WPL received an order from the PSCW authorizing the installation of a selective catalytic reduction (SCR) system at the Edgewater Generating Station Unit 5 (Edgewater Unit 5) to reduce nitrogen oxide (NOx) emissions at the facility. Upon regulatory approval of the project, $4 million of project costs incurred to-date including all pre-construction expenditures and the wholesale portion of deferred preliminary survey and investigation charges were transferred from “Regulatory assets” to “Construction work in progress” on the Consolidated Balance Sheets in 2010.

WPL anticipates that all remaining costs for proposed CACP projects are probable of recovery from future rates charged to customers. The recovery period for these remaining costs will generally be determined by regulators in future rate proceedings.

Wholesale customer rate recovery - WPL accrues revenues from its wholesale customers to the extent that the actual net revenue requirements calculated in accordance with FERC-approved formula rates for the reporting period are higher than the amounts billed to wholesale customers during such period. In accordance with authoritative guidance, regulatory assets are recorded as the offset for these accrued revenues under formulaic rate making programs. WPL’s estimated recovery amount is recorded in the current period of service and subject to final adjustments after a customer audit period in the subsequent year. Final settled recovery amounts are reflected in WPL’s customer bills within two years under the provisions of approved formula rates.

In 2009, WPL filed a request with FERC seeking approval of changes to WPL’s wholesale formula rates in order to implement for billing purposes the full impact of accounting for defined benefit postretirement plans. In July 2010, FERC approved a settlement agreement reached between WPL and the wholesale customers regarding the formula rate change. WPL recorded an additional $4 million of electric revenues and regulatory assets in 2010 to reflect the settlement and is reducing the regulatory asset concurrently with collections from customers.

Debt redemption costs - For debt retired early with no subsequent re-issuance, WPL defers any debt repayment premiums and unamortized debt issuance costs and discounts as regulatory assets. These regulatory assets are amortized over the remaining original life of the debt retired early. Debt repayment premiums and other losses resulting from the refinancing of debt are deferred as regulatory assets and amortized over the life of the new debt issued.

Environmental-related costs - Under the current rate making treatment approved by the PSCW, the manufactured gas plants (MGP) expenditures of WPL are deferred and collected from retail gas customers over a five-year period after new rates are implemented. Regulatory assets have been recorded by WPL, which reflect the probable future rate recovery of MGP expenditures. Refer to Note 12(e) for additional details of WPL’s environmental-related costs.

MISO-related costs - In 2007, the PSCW issued an order requiring WPL to discontinue, effective Dec. 31, 2007, the deferral of the retail portion of certain costs incurred by WPL to participate in the MISO market. WPL incurred $10 million of deferred retail costs prior to 2008 to participate in the MISO market that were recognized in regulatory assets on the Consolidated Balance Sheets. In 2008, WPL received approval from the PSCW to recover the $10 million of deferred retail costs over a two-year period ending December 2010. MISO costs incurred after Dec. 31, 2007 are subject to recovery through WPL’s retail electric fuel-related cost recovery mechanism.

Other - WPL assesses whether its regulatory assets are probable of future recovery by considering factors such as applicable regulations, recent orders by the applicable regulatory agencies, historical treatment of similar costs by the applicable regulatory agencies and regulatory environment changes. Based on these assessments, WPL believes the regulatory assets recognized as of Dec. 31, 2010 in the above table are probable of future recovery. However, no assurance can be made that WPL will recover all of these regulatory assets in future rates. If future recovery of a regulatory asset ceases to be probable, the regulatory asset will be charged to expense in the period in which future recovery ceases to be probable.

Regulatory Liabilities - At Dec. 31, regulatory liabilities were comprised of the following items (in millions):

	2010	2009
Cost of removal obligations	$137.8	$143.0
Tax-related	12.2	12.2
Derivatives	6.7	12.2
Commodity cost recovery	5.2	4.2
Emission allowances	0.5	6.2
Other	9.8	14.3

	$172.2	$192.1

Regulatory liabilities related to cost of removal obligations, to the extent expensed through depreciation rates, reduce rate base. A significant portion of the remaining regulatory liabilities are not used to reduce rate base in the revenue requirement calculations utilized in WPL’s rate proceedings.

Cost of removal obligations - WPL collects in rates future removal costs for many assets that do not have associated legal AROs. WPL records a regulatory liability for the estimated amounts it has collected in rates for these future removal costs less amounts spent on removal activities.

Derivatives - In accordance with WPL’s fuel and natural gas recovery mechanisms, gains from derivative instruments are refunded to customers in the future when any gains are realized. Based on these recovery mechanisms, the changes in the fair value of derivative assets resulted in comparable changes to regulatory liabilities on the Consolidated Balance Sheets during 2010. Refer to Note 11(a) for additional details of WPL’s derivative assets.

Commodity cost recovery - WPL’s wholesale electric rates and retail gas rates provide for subsequent adjustments to rates for changes in prudently incurred commodity costs used to serve customers. The cumulative under-/over-collection of these commodity costs are recorded as regulatory assets/regulatory liabilities until they are automatically reflected in future billings to customers. Refer to Note 1(h) for additional details of WPL’s cost recovery mechanisms. Refer to Note 2 for discussion of certain rate refund reserves recorded as regulatory liabilities on the Consolidated Balance Sheets related to the commodity cost recovery mechanism used to determine WPL’s retail electric rates.

Emission allowances - WPL has entered into various transactions for the purchase and sale or non-monetary exchange of sulfur dioxide (SO2) and NOx emission allowances. The emission allowances acquired in these transactions were recorded as intangible assets. The value received from these transactions was recorded as regulatory liabilities given the emission allowances relinquished had a zero-cost basis. The amortization of these intangible assets and regulatory liabilities are equal and offsetting and based on the amount of the emission allowances acquired that were utilized each reporting period. Refer to Note 15 for additional details regarding WPL’s emission allowances.

(c) Income Taxes - WPL follows the liability method of accounting for deferred income taxes, which requires the establishment of deferred income tax assets and liabilities, as appropriate, for temporary differences between the tax basis of assets and liabilities and the amounts reported in the consolidated financial statements. Deferred income taxes are recorded using currently enacted tax rates. The PSCW has allowed rate recovery of deferred taxes on all temporary differences since 1991.

WPL recognizes positions taken, or expected to be taken, in income tax returns that are more-likely-than-not to be realized, assuming that the position will be examined by tax authorities with full knowledge of all relevant information. If it is more-likely-than-not that a tax position, or some portion thereof, will not be sustained, the related tax benefits are not recognized in the financial statements. For the majority of uncertain tax positions, the ultimate deductibility is highly certain, but there is uncertainty about the timing of such deductibility. Uncertain tax positions may result in an increase in income taxes payable, a reduction of income tax refunds receivable or changes in deferred taxes. Also, when uncertainty about the deductibility of an amount is limited to the timing of such deductibility, the increase in taxes payable (or reduction in tax refunds receivable) is accompanied by a decrease in deferred tax liabilities. Generally WPL recognizes current taxes payable related to uncertain tax positions in “Accrued taxes” and non-current taxes payable related to uncertain tax positions in “Other long-term liabilities and deferred credits” on the Consolidated Balance Sheets. However, if the uncertain tax position would be settled through the reduction of a net operating loss rather than through the payment of cash, the uncertain tax position is reflected in “Deferred income taxes” on the Consolidated Balance Sheets. Refer to Note 5 for further discussion of uncertain tax positions.

WPL defers investment tax credits and amortizes the credits to income over the average lives of the related property. Other tax credits for WPL reduce income tax expense in the year claimed.

WPL has elected the alternative transition method to calculate its beginning pool of excess tax benefits available to absorb any tax deficiencies associated with recognition of share-based payment awards.

(d) Cash and Cash Equivalents - Cash and cash equivalents include short-term liquid investments that have original maturities of less than 90 days.

(e) Utility Property, Plant and Equipment -

General - Plant in service is recorded at the original cost of acquisition or construction, which includes material, labor, contractor services, AFUDC and allocable overheads, such as supervision, engineering, benefits, certain taxes and transportation. Repairs, replacements and renewals of items of property determined to be less than a unit of property or that do not increase the property’s life or functionality are charged to maintenance expense. Ordinary retirements of plant in service and salvage value are netted and charged to accumulated depreciation upon removal from plant in service accounts and no gain or loss is recognized. Removal costs incurred reduce the regulatory liability.

Electric plant in service - Electric plant in service by functional category at Dec. 31 was as follows (in millions):

	2010	2009
Distribution	$1,621.5	$1,529.0
Generation	1,431.2	1,138.9
Other	61.9	58.6

	$3,114.6	$2,726.5

The increase in WPL’s generation portion of electric plant in service during 2010 was primarily due to the impact of placing a portion of the Bent Tree - Phase I wind project into service in 2010.

Wind Generation Projects -

Bent Tree Wind Site - In 2009, WPL acquired approximately 400 megawatts (MW) of wind site capacity in Freeborn County, Minnesota, referred to as the Bent Tree wind site. The initial 200 MW of the wind site was utilized to construct the Bent Tree - Phase I wind project, which began generating electricity in 2010. Future development of the balance of the wind site will depend on numerous factors such as renewable portfolio standards, availability of wind turbines and transmission capabilities. As of Dec. 31, 2010, WPL’s capitalized costs related to the remaining approximately 200 MW of wind site capacity at Bent Tree were $13 million and were recorded in “Other property, plant and equipment” on the Consolidated Balance Sheet.

Bent Tree - Phase I Wind Project - In 2009, WPL received approval from the Minnesota Public Utilities Commission and PSCW to construct the initial 200 MW of the wind project. As of Dec. 31, 2010, WPL incurred capitalized expenditures of $406 million and recognized $13 million of AFUDC related to the 200 MW wind project. WPL placed a portion of the project into service in 2010, which resulted in a transfer of $265 million of capitalized project costs from “Construction work in progress - Bent Tree - Phase I wind project” to “Electric plant in service” on the Consolidated Balance Sheets in 2010. These capitalized costs for the project are being depreciated using a straight-line method of depreciation over a 30-year period. The remainder of the capitalized expenditures and AFUDC are recorded in “Construction work in progress - Bent Tree - Phase I wind project” on the Consolidated Balance Sheets at Dec. 31, 2010 and 2009. Refer to Note 17 for discussion of AROs recorded by WPL in 2010 related to its Bent Tree - Phase I wind project.

Green Lake and Fond du Lac Counties Wind Site - In 2009, WPL purchased development rights to an approximately 100 MW wind site in Green Lake and Fond du Lac Counties in Wisconsin. As of Dec. 31, 2010, WPL’s capitalized costs related to this wind project were $5 million and were recorded in “Other property, plant and equipment” on the Consolidated Balance Sheet.

Wind Turbine Generators - In 2008, Alliant Energy entered into a master supply agreement with Vestas-American Wind Technology, Inc. (Vestas) to purchase 500 MW of wind turbine generator sets and related equipment. Alliant Energy utilized 400 MW of these wind turbine generator sets and related equipment to construct IPL’s Whispering Willow - East wind project and WPL’s Bent Tree - Phase I wind project. Alliant Energy believes the Whispering Willow wind site in Iowa is the best location to deploy the remaining 100 MW of wind turbine generator sets and related equipment and is currently evaluating which of its subsidiaries will construct the 100 MW wind project. Refer to Note 12(a) for WPL’s remaining future obligations under the master supply agreement with Vestas.

Environmental Compliance Plans Projects -

Edgewater Unit 5 Emission Controls - In 2010, WPL began construction on the installation of an SCR system at Edgewater Unit 5 to reduce NOx emissions at the generating facility. As of Dec. 31, 2010, WPL recorded $17 million of capitalized expenditures related to this project in “Construction work in progress - other” on the Consolidated Balance Sheet.

Depreciation - WPL uses a combination of remaining life and straight-line depreciation methods as approved by the PSCW. The composite or group method of depreciation is used, in which a single depreciation rate is applied to the gross investment in a particular class of property. This method pools similar assets and then depreciates each group as a whole. Periodic depreciation studies are performed to determine the appropriate group lives, net salvage and group depreciation rates. These depreciation studies are subject to review and approval by the PSCW. Depreciation expense is included within the recoverable cost of service component of rates charged to customers. The average rates of depreciation for electric, gas and other properties, consistent with current rate making practices, were as follows:

	2010	2009	2008
Electric:
Generation	2.9%	3.2%	3.0%
Distribution	2.6%	3.0%	3.1%
Gas	2.2%	2.8%	3.1%
Other	6.5%	6.4%	5.4%

AFUDC - AFUDC represents costs to finance construction additions including a return on equity component and cost of debt component as required by regulatory accounting. The concurrent credit for the amount of AFUDC capitalized is recorded as “Allowance for funds used during construction” in the Consolidated Statements of Income. The amount of AFUDC generated by equity and debt components was as follows (in millions):

	2010	2009	2008
Equity	$8.2	$4.0	$6.4
Debt	4.3	1.7	3.2

	$12.5	$5.7	$9.6

WPL recognized $10 million and $3 million of AFUDC in 2010 and 2009, respectively, for its Bent Tree - Phase I wind project, a portion of which was placed in service in 2010. WPL recognized $6 million of AFUDC in 2008 for its Cedar Ridge wind project, which was placed in service in 2008.

AFUDC for WPL’s retail and wholesale jurisdiction construction projects is calculated in accordance with PSCW and FERC guidelines, respectively. The AFUDC recovery rates, computed in accordance with the prescribed regulatory formula, were as follows:

	2010	2009	2008
PSCW formula - retail jurisdiction (a)	8.8%	9.0%	9.0%
FERC formula - wholesale jurisdiction	7.2%	6.7%	6.8%

(a)	Consistent with the PSCW’s retail rate case order issued in December 2009, WPL earned a current return on 50% of the estimated CWIP related to its Bent Tree - Phase I wind project for 2010 and accrued AFUDC on the remaining 50% in 2010. In addition, the PSCW’s order changed WPL’s AFUDC recovery rate to 8.8% from 9.0% effective Jan. 1, 2010.

(f) Other Property, Plant and Equipment - Other property, plant and equipment is recorded at the original cost of acquisition or construction, which includes material, labor and contractor services. Repairs, replacements and renewals of items of property determined to be less than a unit of property or that do not increase the property’s life or functionality are charged to maintenance expense. Upon retirement or sale of other property, plant and equipment, the original cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in the Consolidated Statements of Income. Refer to Note 1(e) for discussion of wind site costs recorded in “Other property, plant and equipment” on the Consolidated Balance Sheets.

(g) Operating Revenues - Revenues are primarily from electricity and natural gas sales and are recognized on an accrual basis as services are rendered or commodities are delivered to customers. Energy sales to individual customers are based on the reading of customers’ meters, which occurs on a systematic basis throughout each reporting period. Amounts of energy delivered to customers since the date of the last meter reading are estimated at the end of each reporting period and the corresponding estimated unbilled revenue is recorded. The unbilled revenue estimate is based on daily system demand volumes, estimated customer usage by class, weather impacts, line losses and the most recent customer rates.

WPL participates in bid/offer-based wholesale energy and ancillary services markets operated by MISO. WPL’s customers and generating resources are located in the MISO region. MISO requires that all load serving entities and generation owners, including WPL, submit hourly day-ahead and/or real-time bids and offers for energy and ancillary services. The MISO day-ahead and real-time transactions are grouped together, resulting in a net supply to or net purchase from MISO of megawatt-hours (MWhs) for each hour of each day. The net supply to MISO is recorded in “Electric operating revenues” and the net purchase from MISO is recorded in “Electric production fuel and energy purchases” in the Consolidated Statements of Income. WPL also periodically engages in related transactions in PJM Interconnection, LLC’s bid/offer-based wholesale energy market, which are accounted for similar to the MISO transactions.

Taxes Collected from Customers - WPL serves as a collection agent for sales or various other taxes and record revenues on a net basis. Operating revenues do not include the collection of the aforementioned taxes.

(h) Utility Cost Recovery Mechanisms -

Electric Production Fuel and Energy Purchases - WPL burns coal and other fossil fuels to produce electricity at its generating facilities to meet the demand of its customers and charges the cost of fossil fuels used during each period to “Electric production fuel and energy purchases” in the Consolidated Statements of Income. WPL also purchases electricity to meet the demand of its customers and charges the costs to purchase the electricity during each period to “Electric production fuel and energy purchases” in the Consolidated Statements of Income.

The cost recovery mechanisms applicable for WPL’s wholesale electric customers provide for subsequent adjustments to its electric rates for changes in electric production fuel and purchased energy expenses (fuel-related costs). Changes in the under-/over-collection of these costs each period are also recognized in “Electric production fuel and energy purchases” in the Consolidated Statements of Income. The cumulative effects of the under-/over-collection of these costs are recorded in current “Regulatory assets” or current “Regulatory liabilities” on the Consolidated Balance Sheets until they are reflected in future billings to customers.

The cost recovery mechanism applicable for WPL’s retail electric customers was changed effective Jan. 1, 2011. For periods prior to Jan. 1, 2011, WPL’s retail electric rates approved by the PSCW were based on forecasts of forward-looking test periods and included estimates of future fuel-related costs anticipated during the test period. During each electric retail rate proceeding, the PSCW set fuel monitoring ranges based on the forecasted fuel-related costs used to determine retail base rates. If WPL’s actual fuel-related costs fell outside these fuel monitoring ranges during the test period, WPL and/or other parties could request, and the PSCW could authorize, an adjustment to future retail electric rates based on changes in fuel-related costs only. The PSCW also could have authorized an interim retail rate increase. However, if the final retail rate increase was less than the monitoring range threshold required to be met in order to request interim rate relief, all interim rates collected would be subject to refund to WPL’s retail customers with interest at the current authorized return on common equity rate. In addition, if the final retail rate increase was less than the interim retail rate increase, WPL must refund any excess collections above the final rate increase to its retail customers with interest at the current authorized return on common equity rate.

For periods after Dec. 31, 2010, the cost recovery mechanism applicable for WPL’s retail electric customers will continue to be based on forecasts of fuel-related costs expected to be incurred during forward-looking test year periods and fuel monitoring ranges determined by the PSCW during each electric retail rate proceeding or in a separate fuel cost plan approval proceeding. However, under the new cost recovery mechanism if WPL’s actual fuel-related costs fall outside these fuel monitoring ranges during the test period, WPL is authorized to defer the incremental over- or under-collection of fuel costs that are outside the approved ranges. Such deferred amounts will be recognized in “Electric production fuel and energy purchases” in the Consolidated Statements of Income each period. The cumulative effects of these deferred amounts will be recorded in current “Regulatory assets” or current “Regulatory liabilities” on the Consolidated Balance Sheets until they are reflected in future billings to customers.

Purchased Electric Capacity - WPL enters into purchased power agreements (PPAs) to help meet the electricity demand of its customers. Certain of these PPAs include minimum payments for WPL’s rights to electric generating capacity, which are charged each period to “Purchased electric capacity” in the Consolidated Statements of Income. Purchased electric capacity expenses are recovered from WPL’s retail electric customers through changes in base rates determined during periodic rate proceedings. Purchased electric capacity expenses are recovered from WPL’s wholesale electric customers through annual changes in base rates determined by a formula rate structure.

Electric Transmission Service - WPL incurs costs for the transmission of electricity to its customers and charges these costs each period to “Electric transmission service” in the Consolidated Statements of Income. Electric transmission service expenses are recovered from WPL’s retail electric customers through changes in base rates determined during periodic rate proceedings. Electric transmission service expenses are recovered from WPL’s wholesale electric customers through annual changes in base rates determined by a formula rate structure.

Cost of Gas Sold - WPL incurs costs for the purchase, transportation and storage of natural gas to serve its gas customers and charges the costs associated with the natural gas delivered to customers during each period to “Cost of gas sold” in the Consolidated Statements of Income. The tariffs for WPL’s retail gas customers provide for subsequent adjustments to its rates for changes in the cost of gas sold. Changes in the under-/over-collection of these costs are also recognized in “Cost of gas sold” in the Consolidated Statements of Income. The cumulative effects of the under-/over-collection of these costs are recorded in current “Regulatory assets” or current “Regulatory liabilities” on the Consolidated Balance Sheets until they are reflected in future billings to customers.

Energy Efficiency Costs - WPL incurs costs to fund energy efficiency programs and initiatives that help customers reduce their energy usage and charges these costs incurred each period to “Other operation and maintenance” in the Consolidated Statements of Income. Energy efficiency costs incurred by WPL are recovered from retail electric and gas customers through changes in base rates determined during periodic rate proceedings and include a reconciliation to eliminate any over-/under-collection of energy efficiency costs from prior periods. Changes in the under-/over-collection of energy efficiency costs each period are recognized in “Other operation and maintenance” in the Consolidated Statements of Income. The cumulative effects of the under-/over-collection of these costs are recorded in current “Regulatory assets” or current “Regulatory liabilities” on the Consolidated Balance Sheets until they are reflected in future billings to customers.

Refer to Notes 1(b) and 2 for additional information regarding these utility cost recovery mechanisms.

(i) Financial Instruments - WPL periodically uses financial instruments for risk management purposes to mitigate exposures to fluctuations in certain commodity prices, transmission congestion costs and currency exchange rates. The fair value of those financial instruments that are determined to be derivatives are recorded as assets or liabilities on the Consolidated Balance Sheets. Derivative instruments representing unrealized gain positions are reported as derivative assets, and derivative instruments representing unrealized loss positions are reported as derivative liabilities at the end of each reporting period. WPL also has certain commodity purchase and sales contracts that have been designated, and qualify for, the normal purchase and sale exception and based on this designation, these contracts are accounted for on the accrual basis of accounting. WPL does not offset fair value amounts recognized for the right to reclaim cash collateral (receivable) or the obligation to return cash collateral (payable) against fair value amounts recognized for derivative instruments executed with the same counterparty under the same master netting arrangement. Refer to Note 1(b) for discussion of the recognition of regulatory assets and regulatory liabilities related to the unrealized losses and unrealized gains on WPL’s derivative instruments. Refer to Notes 11 and 12(f) for further discussion of derivatives and related credit risk, respectively.

(j) Pension and Other Postretirement Benefits Plans - For the pension and other postretirement benefits plans sponsored by Alliant Energy Corporate Services, Inc. (Corporate Services), Alliant Energy allocates costs to WPL based on labor costs of plan participants.

(k) Asset Impairments -

Property, Plant and Equipment of Regulated Operations - Property, plant and equipment of regulated operations are reviewed for possible impairment whenever events or changes in circumstances indicate all or a portion of the carrying value of the assets may be disallowed for rate-making purposes. If WPL is diasallowed recovery of any portion of the carrying value of its regulated property, plant and equipment, an impairment charge is recognized equal to the amount of the carrying value that was disallowed. If WPL is disallowed a full or partial return on the carrying value of its regulated property, plant and equipment, an impairment charge is recognized equal to the difference between the carrying value and the present value of the future revenues expected from its regulated property, plant and equipment.

Property, Plant and Equipment of Non-regulated Operations and Intangible Assets - Property, plant and equipment of non-regulated operations and intangible assets are reviewed for possible impairment whenever events or changes in circumstances indicate the carrying value of the assets may not be recoverable. Impairment is indicated if the carrying value of an asset exceeds its undiscounted future cash flows. An impairment charge is recognized equal to the amount the carrying value exceeds the asset’s fair value. Refer to Note 15 for additional discussion of intangible assets.

Unconsolidated Equity Investments - If events or circumstances indicate the carrying value of investments accounted for under the equity method of accounting may not be recoverable, potential impairment is assessed by comparing the fair value of these investments to their carrying values as well as assessing if a decline in fair value is temporary. If an impairment is indicated, a charge is recognized equal to the amount the carrying value exceeds the investment’s fair value. Refer to Note 9(a) for additional discussion of investments accounted for under the equity method of accounting.

(l) Operating Leases - WPL has certain PPAs that provide it exclusive rights to all or a substantial portion of the output from the specific generating facility over the contract term and therefore are accounted for as operating leases. Costs associated with these PPAs are included in “Electric production fuel and energy purchases” and “Purchased electric capacity” in the Consolidated Statements of Income based on monthly payments for these PPAs. Monthly capacity payments related to one of these PPAs is higher during the peak demand period from May 1 through Sep. 30 and lower in all other periods during each calendar year. These seasonal differences in capacity charges are consistent with expected market pricing trends and the expected usage of energy from the facility.

(m) Emission Allowances - Emission allowances are granted by the U.S. Environmental Protection Agency (EPA) at zero cost and permit the holder of the allowances to emit certain gaseous by-products of fossil fuel combustion, including SO2 and NOx. Unused emission allowances may be bought and sold or carried forward to be utilized in future years. Purchased emission allowances are recorded as intangible assets at their original cost and evaluated for impairment as long-lived assets to be held and used. Emission allowances allocated to or acquired by WPL are held primarily for consumption. Amortization of emission allowances is based upon a weighted average cost for each category of vintage year utilized during the reporting period and is recorded in “Electric production fuel and energy purchases” in the Consolidated Statements of Income. Cash inflows and outflows related to sales and purchases of emission allowances are recorded as investing activities in the Consolidated Statements of Cash Flows. Refer to Note 15 for additional discussion of emission allowances and Note 1(b) for information regarding regulatory liabilities related to emission allowances.

(n) AROs - The fair value of any retirement costs associated with an asset for which WPL has a legal obligation is recorded as a liability with an equivalent amount added to the asset cost when an asset is placed in service or when sufficient information becomes available to determine a reasonable estimate of the fair value of future retirement costs. The fair value of AROs is generally determined using discounted cash flow analyses. The liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. For WPL, accretion and depreciation expense related to its regulated operations is recorded to regulatory assets on the Consolidated Balance Sheets. Upon settlement of the liability, an entity settles the obligation for its recorded amount or incurs a gain or loss. For WPL, any gain or loss related to its regulated operations is recorded to regulatory liabilities or regulatory assets on the Consolidated Balance Sheets. Refer to Note 17 for additional discussion of AROs.

(o) Debt Issuance and Retirement Costs - WPL defers and amortizes debt issuance costs and debt premiums or discounts over the expected lives of the debt issues, considering maturity dates and, if applicable, redemption rights held by others. Refer to Note 8(b) for details on long-term debt and Note 1(b) for information on regulatory assets related to debt retired early or refinanced.

(p) Allowance for Doubtful Accounts - WPL maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. WPL estimates the allowance for doubtful accounts based on historical write-offs, customer arrears and other economic factors within its service territory. Allowance for doubtful accounts at Dec. 31 was as follows (in millions):

	2010	2009
Customer	$1.4	$1.6
Other	0.3	0.4

	$1.7	$2.0

(q) Comprehensive Income - In 2010, 2009 and 2008, WPL had no other comprehensive income; therefore its comprehensive income was equal to its earnings available for common stock for such periods.

(r) New Accounting Pronouncements -

Variable Interest Entities (VIEs)

In 2009, the Financial Accounting Standards Board (FASB) issued authoritative guidance changing the approach to determine a VIE’s primary beneficiary and requiring ongoing assessments of whether an enterprise is the primary beneficiary of a VIE. This guidance also requires additional disclosures about a company’s involvement with VIEs and any significant changes in risk exposure due to that involvement. WPL adopted this guidance on Jan. 1, 2010 with no material impact on its financial condition and results of operations. Refer to Note 18 for disclosures about VIEs.

Transfers of Financial Assets

In 2009, the FASB issued authoritative guidance requiring additional disclosures about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. This guidance also eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. WPL adopted this guidance on Jan. 1, 2010 with no material impact on its financial condition and results of operations.

(2) UTILITY RATE CASES

Retail Electric Rate Case (2011 Test Year) - In April 2010, WPL filed a request with the PSCW to reopen the rate order for its 2010 test year to increase annual retail electric rates for 2011 by $35 million, or approximately 4%. The request was based on a forward-looking test period that included 2011. The key drivers for the filing include recovery of investments in WPL’s Bent Tree - Phase I wind project and expiring deferral credits, partially offset by lower variable fuel expenses.

In August 2010, WPL revised its request for an annual retail electric rate increase to $19 million, or approximately 2%. The primary differences between WPL’s original request in April 2010 and its revised request filed in August 2010 relates to reduced variable fuel expenses, increased wind generation production tax credits and the impact of the $9 million annual rate increase implemented in June 2010 with the interim order in WPL’s 2010 test year retail fuel-related rate filing, which is discussed below.

In December 2010, WPL received an order from the PSCW authorizing an annual retail electric rate increase of $8 million, or approximately 1%, effective Jan. 1, 2011. This $8 million increase in annual rates effective Jan. 1, 2011 combined with the termination of the $9 million interim fuel-related rate increase effective Dec. 31, 2010 will result in a net $1 million decrease in annual electric retail rates charged to customers effective January 2011. Refer to “Retail Fuel-related Rate Case (2010 Test Year)” below for additional details of the interim fuel-related rate increase implemented in 2010 and a $5 million reduction to the 2011 test year base rate increase for refunds owed to electric retail customers related to interim fuel cost collections in 2010.

Retail Rate Case (2010 Test Year) - In December 2009, WPL received an order from the PSCW authorizing an annual retail electric rate increase of $59 million, or approximately 6%, and an annual retail natural gas rate increase of $6 million, or approximately 2%, effective January 2010. Refer to Note 1(b) for discussion of the PSCW’s decision in the December 2009 order regarding recovery of previously incurred costs for the cancelled Nelson Dewey #3 base-load project.

Retail Fuel-related Rate Case (2010 Test Year) - In April 2010, WPL filed a request with the PSCW to increase annual retail electric rates by $9 million to recover anticipated increased electric production fuel and energy purchases (fuel-related costs) in 2010. Actual fuel-related costs through March 2010, combined with projections of continued higher fuel-related costs for the remainder of 2010, significantly exceeded the amounts being recovered in retail electric rates at the time of the filing. WPL received approval from the PSCW to implement an interim rate increase of $9 million, on an annual basis, effective in June 2010. Updated annual 2010 fuel-related costs during the proceeding resulted in WPL no longer qualifying for a fuel-related rate increase for 2010. In December 2010, the PSCW issued an order authorizing no increase in retail electric rates in 2010 related to fuel-related costs and required the interim rate increase to terminate at the end of 2010. The order also authorized WPL to use $5 million of the interim fuel rates collected in 2010 as a reduction to the 2011 test year base rate increase. As of Dec. 31, 2010, WPL reserved $5 million, including interest, for interim fuel cost collections in 2010.

Retail Fuel-related Rate Case (2009 Test Year) - Retail fuel-related costs incurred by WPL during the period from Sep. 1, 2009 through Dec. 31, 2009 were lower than retail fuel-related costs used to determine rates during such period resulting in refunds owed to its retail electric customers. As of Dec. 31, 2009, WPL reserved $4 million, including interest, for refunds to be paid to its retail electric customers. In 2010, WPL refunded $4 million, including interest, to its retail electric customers after receiving approval from the PSCW to complete the refund.

Refer to Note 1(h) for further discussion of WPL’s fuel cost recovery mechanism and Note 1(b) for discussion of various other rate matters.

(3) LEASES

(a) Operating Leases - WPL has entered into various agreements related to property, plant and equipment rights that are accounted for as operating leases. WPL’s most significant operating leases relate to certain PPAs. These PPAs contain fixed rental payments related to capacity and contingent rental payments related to the energy portion (actual MWhs) of the respective PPAs. Rental expenses associated with WPL’s operating leases were as follows (in millions):

	2010	2009	2008
Operating lease rental expenses (excluding contingent rentals)	$63	$68	$77
Contingent rentals related to certain PPAs	4	7	7

	$67	$75	$84

At Dec. 31, 2010, future minimum operating lease payments, excluding contingent rentals, were as follows (in millions):

	2011	2012	2013	2014	2015	Thereafter	Total
Riverside Energy Center (Riverside) PPA (a)	$59	$60	$17	$—	$—	$—	$136
Synthetic leases (b)	1	1	2	4	1	—	9
Other	3	6	1	1	—	1	12

	$63	$67	$20	$5	$1	$1	$157

(a)	The Riverside PPA contains a provision granting WPL the option to purchase this facility in 2013. Refer to Note 18 for additional information on this PPA.
(b)	The synthetic leases relate to the financing of certain utility railcars. The entities that lease these assets to WPL do not meet consolidation requirements and are not included on the Consolidated Balance Sheets. WPL has guaranteed the residual value of the related assets, which total $4 million in the aggregate. The guarantees extend through the maturity of each respective underlying lease with remaining terms up to five years. Residual value guarantee amounts have been included in the future minimum operating lease payments.

(b) Capital Leases - In 2005, WPL entered into a 20-year agreement with Alliant Energy Resources, LLC’s (Resources’) Non-regulated Generation business to lease the Sheboygan Falls Energy Facility (SFEF), with an option for two lease renewal periods thereafter. The lease became effective in 2005 when SFEF began commercial operation. WPL is responsible for the operation of SFEF and has exclusive rights to its output. In 2005, the PSCW approved this affiliated lease agreement with initial monthly payments of approximately $1.3 million. The lease payments were based on a 50% debt to capital ratio, a return on equity of 10.9%, a cost of debt based on the cost of senior notes issued by Resources’ Non-regulated Generation business in 2005 and certain costs incurred to construct the facility. In accordance with its order approving the lease agreement, the PSCW reserved the right to review the capital structure, return on equity and cost of debt every five years from the date of the order. No revisions to the lease were made in 2010. The capital lease asset is amortized using the straight-line method over the 20-year lease term. Since the inception of the lease in 2005, WPL’s retail and wholesale rates have included recovery of the monthly SFEF lease payments. In 2010, 2009 and 2008, SFEF lease expenses were $18.2 million, $18.5 million and $18.8 million ($12.0 million, $12.3 million and $12.6 million included in “Interest expense” and $6.2 million, $6.2 million and $6.2 million included in “Depreciation and amortization” in the Consolidated Statements of Income), respectively. At Dec. 31, 2010, WPL’s estimated future minimum capital lease payments for SFEF were as follows (in millions):

	2011	2012	2013	2014	2015	Thereafter	Total	Less: amount representing interest	Present value of net minimum capital lease payments
SFEF	$15	$15	$15	$15	$15	$143	$218	$108	$110

(4) RECEIVABLES

Advances for Customer Energy Efficiency Projects - WPL offers energy efficiency programs to certain of its customers. The energy efficiency programs provide low-cost financing to help customers identify, purchase and install energy efficiency improvement projects. The customers repay WPL with monthly payments over a term up to five years. The advances for and collections of customer energy efficiency projects are recorded as investing activities in the Consolidated Statements of Cash Flows. The current portion and non-current portion of outstanding advances for customer energy efficiency projects are recorded in “Other accounts receivable” and “Deferred charges and other,” respectively, on the Consolidated Balance Sheets. At Dec. 31, 2010 and 2009, outstanding advances for customer energy efficiency projects were as follows (in millions):

	2010	2009
Current portion	$25.0	$29.0
Non-current portion	43.7	54.0

	$68.7	$83.0

(5) INCOME TAXES

Income Taxes - The components of “Income taxes” in the Consolidated Statements of Income were as follows (in millions):

	2010	2009	2008
Current tax expense (benefit):
Federal	$26.8	($137.7)	$22.4
State	14.7	(14.3)	10.5
Deferred tax expense:
Federal	63.3	153.6	34.2
State	6.6	9.3	3.3
Production tax credits	(3.5)	(3.9)	(0.3)
Investment tax credits	(1.2)	(1.3)	(1.4)
Provision recorded as a change in uncertain tax positions:
Current	(41.7)	39.7	0.1
Deferred	33.3	—	—
Provision recorded as a change in accrued interest	—	0.4	(0.4)

	$98.3	$45.8	$68.4

Income Tax Rates - The overall income tax rates shown in the following table were computed by dividing income tax expense by income before income taxes.

	2010	2009	2008
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefits	5.0	4.4	4.6
Federal health care legislation	1.2	—	—
Adjustment of prior period taxes	2.0	0.7	0.2
State filing changes	—	(1.8)	—
Amortization of excess deferred taxes	(0.2)	(0.2)	(0.7)
Amortization of investment tax credits	(0.5)	(1.0)	(0.7)
Effect of rate making on property related differences	(1.0)	(0.8)	(0.9)
Production tax credits	(1.4)	(2.9)	(0.2)
Other items, net	(0.9)	0.5	(0.7)

Overall income tax rate	39.2%	33.9%	36.6%

Federal Health Care Legislation - In March 2010, the Patient Protection and Affordable Care Act, and Health Care and Education Reconciliation Act of 2010 (Federal Health Care Legislation) were enacted. One of the most significant provisions of the Federal Health Care Legislation for WPL requires a reduction in its tax deductions for retiree health care costs beginning in 2013, to the extent its drug expenses are reimbursed under the Medicare Part D retiree drug subsidy program. The reduction in the future deductibility of retiree health care costs accrued as of Dec. 31, 2009 required WPL to record deferred income tax expense of $3 million in 2010.

State filing changes - In 2009, the Wisconsin Senate Bill 62 (SB 62) was enacted. The most significant provision of SB 62 for WPL required combined reporting for corporate income taxation in Wisconsin beginning with tax returns filed for the calendar year 2009. This provision requires all legal entities in which Alliant Energy owns a 50% or more interest to file as members of a unitary return in Wisconsin. As a result of this provision in SB 62 and in order to take advantage of efficiencies that may be available as a result of WPL and Interstate Power and Light Company (IPL) sharing resources and facilities, WPL filed as a member of Iowa consolidated tax returns beginning with calendar year 2009. Changes in state apportioned income tax rates resulting from Wisconsin combined reporting requirements and WPL’s plans to be included in Iowa consolidated tax returns required WPL to adjust the carrying value of its deferred income tax assets and liabilities in 2009. WPL recognized net income tax benefits in 2009 of $2 million from the changes in state apportioned income tax rates and additional valuation allowances.

Production tax credits - WPL earns production tax credits from the wind projects it owns and operates. Production tax credits are generated during the first 10 years of operations and are based on the electricity output generated by each wind project. WPL has two wind projects that are currently generating production tax credits including the 68 MW Cedar Ridge wind project, which began generating electricity in late 2008, and the 200 MW Bent Tree - Phase I wind project, which began generating electricity in late 2010. Production tax credits (net of state tax impacts) generated during 2010, 2009 and 2008 by these wind projects were as follows (in millions):

	2010	2009	2008
Cedar Ridge	$3	$4	$—
Bent Tree - Phase I	1	—	—

	4	4	—
Deferral (a)	(1)	—	—

	$3	$4	$—

(a)	In accordance with its December 2009 order, the PSCW authorized WPL to defer any production tax credits generated from its Bent Tree - Phase I wind project in 2010.

Deferred Tax Assets and Liabilities - Consistent with rate making treatment, deferred taxes are offset in the tables below for temporary differences that have related regulatory assets and regulatory liabilities. The deferred income tax (assets) and liabilities included on the Consolidated Balance Sheets at Dec. 31 arise from the following temporary differences (in millions):

	2010			2009
	Deferred Tax Assets	Deferred Tax Liabilities	Net	Deferred Tax Assets	Deferred Tax Liabilities	Net
Property	$—	$494.8	$494.8	$—	$389.0	$389.0
Investment in ATC	—	83.9	83.9	—	71.5	71.5
Pension and other postretirement benefits obligations	—	32.1	32.1	—	31.4	31.4
Net operating losses carryforward - state	—	—	—	(9.2)	—	(9.2)
Investment tax credits	(7.4)	—	(7.4)	(8.2)	—	(8.2)
Federal credit carryforward (a)	(11.5)	—	(11.5)	(11.2)	—	(11.2)
Customer advances	(13.1)	—	(13.1)	(14.6)	—	(14.6)
Net operating losses carryforward - federal (b)	(38.2)	—	(38.2)	(15.4)	—	(15.4)
Other	(12.0)	37.2	25.2	(13.0)	45.8	32.8

	($82.2)	$648.0	$565.8	($71.6)	$537.7	$466.1

			2010			2009
Other current assets			($4.6)			($24.7)
Deferred income taxes			570.4			490.8

Total deferred tax (assets) and liabilities			$565.8			$466.1

(a)	Earliest expiration date is 2022

(b)	Earliest expiration date is 2029

Property - In September 2010, the Small Business Jobs Act of 2010 (SBJA) was enacted. One of the most significant provisions of the SBJA for WPL provides a one-year extension of the 50% bonus depreciation deduction for certain expenditures for property that is acquired or constructed in 2010. In December 2010, the Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010 (the Act) was enacted. One of the most significant provisions of the Act for WPL provides 100% bonus depreciation on qualifying expenditures through 2011 for property placed in service by Dec. 31, 2012. In addition, 50% bonus depreciation will be allowed on qualifying expenditures through 2012 for property that is placed in service by Dec. 31, 2013. Based on capital projects placed into service in 2010, WPL estimates its total 2010 bonus tax depreciation deduction under the SBJA and the Act to be approximately $215 million. This 2010 bonus tax depreciation deduction was the primary reason for the increase in deferred tax liabilities related to property in 2010.

Uncertain Tax Positions - A reconciliation of the beginning and ending amounts of uncertain tax positions, excluding interest, is as follows (in millions):

	2010	2009	2008
Balance, Jan. 1	$42.1	$2.5	$2.4
Additions based on tax positions related to the current year	1.3	2.5	0.4
Reductions based on tax positions related to the current year	—	—	—
Additions for tax positions of prior years (a)	5.2	37.3	2.5
Reductions for tax positions of prior years (b)	(8.0)	(0.2)	(0.3)
Settlements with taxing authorities	(6.9)	—	(2.5)
Lapse of statute of limitations	—	—	—

Balance, Dec. 31	$33.7	$42.1	$2.5

(a)	The additions of tax positions of prior years were primarily related to positions taken by WPL on its federal and state tax returns related to the capitalization and dispositions of property.
(b)	The reductions of tax positions of prior years during 2010 were primarily related to deductions taken by WPL on its federal and state tax returns that were settled under audit for amounts less than the recorded amounts.

	Dec. 31,
	2010	2009	2008
Tax positions favorably impacting future effective tax rates for continuing operations	$—	$1.4	$1.7
Interest accrued	—	2.1	0.3
Penalties accrued	—	—	—

Open tax years - Tax years that remain subject to examination by major jurisdictions are as follows:

Major Jurisdiction	Open Years
Consolidated federal income tax returns	2005-2009	(a)
Consolidated Iowa income tax returns	2009
Wisconsin income tax returns	2005-2008
Wisconsin combined tax return	2009

(a)	The statute of limitations for 2005 through 2007 has been extended to the end of 2011.

Reasonably possible changes to uncertain tax positions in 2011 - In 2011, statutes of limitations will expire for WPL’s tax returns in multiple state jurisdictions. The impact of the statutes of limitations expiring is not anticipated to be material. In September 2010, the Internal Revenue Service (IRS) completed the audits of Alliant Energy’s U.S. federal income tax returns for calendar years 2005 through 2008. Alliant Energy agreed to all the IRS’ proposed adjustments for deductions and credits included in the 2005 through 2008 income tax returns with the exception of the deduction for the repairs expenditure change in method of tax accounting included in Alliant Energy’s 2008 income tax return. The IRS denied the full amount ($301 million for WPL) of the deduction for the repairs expenditures included in Alliant Energy’s 2008 income tax return given the absence of current IRS guidelines regarding this deduction. Alliant Energy is appealing the IRS’ denial of this deduction. The federal income tax return for calendar year 2009 is part of the Compliance Assurance Program of the IRS and as a result, the IRS audit of such return is expected to be completed in 2011. The IRS has consented to a majority of the deductions and credits included by Alliant Energy in its 2009 income tax return. Based on the effective settlement with the IRS of various deductions and credits included in Alliant Energy’s federal income tax returns for calendar years 2005 through 2009, WPL reversed certain uncertain tax positions in 2010. Unrecognized tax benefits for WPL are expected to increase within the next

12 months upon receipt of consent from the IRS related to a change in tax method of accounting for mixed service costs. In accordance with accounting rules, WPL will not reflect the impact of this proposed change to mixed service costs in its financial statements until consent is rendered by the IRS. In addition, unrecognized tax benefits for WPL will decrease within the next 12 months if an expected revenue procedure clarifying the treatment of repairs for distribution property is published. An estimate of the expected changes for 2011 cannot be determined at this time.

Income Tax Refunds Receivable - WPL received $37 million of income tax refunds from the IRS in the fourth quarter of 2010 related to claims filed with the IRS to carryback net operating losses to prior years. These refunds were the primary reason for the decrease in “Income tax refunds receivable” on the Consolidated Balance Sheets of $41 million during 2010.

Other Income Tax Matters - Alliant Energy files a consolidated federal income tax return, which includes the aggregate taxable income or loss of Alliant Energy and its subsidiaries. In addition, a combined return including Alliant Energy and all of its subsidiaries was filed in Wisconsin beginning with the tax return for calendar year 2009. Alliant Energy subsidiaries with a presence in Iowa file as part of a consolidated return in Iowa. Under the terms of a tax sharing agreement signed in 2009 between Alliant Energy and its subsidiaries, the subsidiaries began calculating state income tax using consolidated apportionment rates applied to separate company taxable income in 2009. Prior to 2009, WPL calculated income tax provisions using the separate return methodology. Separate return amounts prior to 2009 were adjusted for state apportionment benefits, net of federal tax, with any difference between the separate return methodology and the actual consolidated return allocated as prescribed in the prior tax allocation agreement. In 2010, 2009 and 2008, WPL’s foreign sources of income were not material.

(6) BENEFIT PLANS

(a) Pension and Other Postretirement Benefits Plans - WPL provides retirement benefits to substantially all of its employees through various non-contributory defined benefit pension plans, and through a defined contribution plan (401(k) savings plan). WPL’s non-contributory defined benefit pension plans are currently closed to new hires. Benefits of the non-contributory defined benefit pension plans are based on the plan participant’s years of service, age and compensation. Benefits of the defined contribution plans are based on the plan participant’s years of service, age, compensation and contributions. WPL also provides certain defined benefit postretirement health care and life benefits to eligible retirees. In general, the health care plans are contributory with participants’ contributions adjusted regularly and the life insurance plans are non-contributory.

Assumptions - The assumptions for WPL’s qualified defined benefit pension and other postretirement benefits plans at the measurement date of Dec. 31 were as follows (Not Applicable (N/A)):

	Qualified Defined Benefit Pension Plan			Other Postretirement Benefits Plans
	2010	2009	2008	2010	2009	2008
Discount rate for benefit obligations	5.7%	5.8%	6.15%	5.25%	5.55%	6.15%
Discount rate for net periodic cost	5.8%	6.15%	6.2%	5.55%	6.15%	6.2%
Expected rate of return on plan assets	8%	8.25%	8.5%	6.3%	8.25%	8.5%
Rate of compensation increase	3.5%	3.5%	3.5%	3.5%	3.5%	3.5%
Medical cost trend on covered charges:
Initial trend rate	N/A	N/A	N/A	7.5%	7.5%	8%
Ultimate trend rate	N/A	N/A	N/A	5%	5%	5%

Expected rate of return on plan assets - The expected rate of return on plan assets is determined by analysis of projected asset class returns based on the target asset class allocations. WPL uses a portfolio return simulator and also reviews historical returns, survey information and capital market information to support the expected rate of return on plan assets assumption. Refer to “Investment Policy and Strategy for Plan Assets” below for additional information related to WPL’s investment policy and strategy and mix of assets for the pension and other postretirement benefits plans.

Medical cost trend on covered charges - The assumed medical trend rates are critical assumptions in determining the service and interest cost and accumulated postretirement benefit obligation related to postretirement benefits costs. A 1% change in the medical trend rates for 2010, holding all other assumptions constant, would have the following effects (in millions):

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$0.5	($0.5)
Effect on postretirement benefit obligation	4.5	(4.7)

Measurement dates - In 2006, the FASB issued authoritative guidance requiring an employer to measure benefit plan assets and obligations as of the end of its fiscal year. WPL adopted this guidance in 2008 and changed its measurement date from Sep. 30 to Dec. 31, which resulted in a reduction to its Jan. 1, 2008 balance of retained earnings of $1.2 million.

Net Periodic Benefit Costs - The components of WPL’s net periodic benefit costs for its qualified defined benefit pension and other postretirement benefits plans were as follows (in millions):

	Qualified Defined Benefit Pension Plan			Other Postretirement Benefits Plans
	2010	2009	2008	2010	2009	2008
Service cost	$4.9	$4.9	$5.3	$3.6	$3.4	$3.3
Interest cost	15.7	15.5	15.0	5.5	5.5	5.5
Expected return on plan assets (a)	(19.1)	(14.1)	(21.4)	(1.3)	(1.1)	(1.9)
Amortization of (b):
Prior service cost (credit)	0.5	0.5	0.8	(0.7)	(0.9)	(1.0)
Actuarial loss	8.5	10.4	1.0	2.5	1.3	1.0
Curtailment loss (c)	—	0.7	—	—	—	—
Special termination benefits costs (d)	—	0.9	—	—	—	—

	$10.5	$18.8	$0.7	$9.6	$8.2	$6.9

(a)	The expected return on plan assets is based on the expected rate of return on plan assets and the fair value approach to the market-related value of plan assets.
(b)	Unrecognized net actuarial losses in excess of 10% of the projected benefit obligation and unrecognized prior service costs (credits) are generally amortized over the average future service lives of the participants for each plan.
(c)	In 2007, members of the International Brotherhood of Electrical Workers Local 965 ratified a four-year collective bargaining agreement reached with WPL, resulting in changes to WPL’s qualified pension plan (Plan). One of these changes provided Plan participants an option to cease participating in the Plan and begin participating in the Alliant Energy 401(k) Savings Plan with increased levels of contribution by Alliant Energy. The election of this option did not impact a participant’s eligibility for benefits previously vested under the Plan. In 2009, certain of these employees elected to cease participating in the Plan, resulting in WPL recognizing a curtailment loss related to the Plan of $0.7 million in 2009.
(d)	WPL recognized special termination benefits costs related to the qualified defined benefit pension plan that is sponsored by WPL of $0.9 million in 2009 as a result of the elimination of certain operations positions in 2009.

In the above table, the qualified defined benefit pension plan costs represent only those respective costs for bargaining unit employees of WPL covered under the plan that is sponsored by WPL. The other postretirement benefits costs represent costs for all WPL employees. Corporate Services provides services to WPL, and as a result, WPL is allocated pension and other postretirement benefits costs (credits) associated with Corporate Services employees. The following table includes qualified pension benefits costs (credits) for WPL’s non-bargaining employees who are participants in other Alliant Energy plans, and the allocated qualified pension and other postretirement benefits costs (credits) associated with Corporate Services employees providing services to WPL as follows (in millions):

	Qualified Pension Benefits			Other Postretirement Benefits
	2010	2009	2008	2010	2009	2008
Costs (credits)	$0.7	$4.5	($2.2)	$1.3	$1.2	$1.0

Alliant Energy sponsors several non-qualified defined benefit pension plans that cover certain current and former key employees. In 2010, 2009 and 2008, the pension costs allocated to WPL for these plans were $2.1 million, $2.1 million and $2.0 million, respectively.

The estimated amortization from “Regulatory assets” on the Consolidated Balance Sheets into net periodic benefit cost in 2011 is as follows (in millions):

	Qualified Defined Benefit	Other Postretirement
	Pension Plan	Benefits Plans
Actuarial loss	$7.1	$2.1
Prior service cost (credit)	0.5	(1.1)

	$7.6	$1.0

In addition to the estimated amortizations from “Regulatory assets” in the above table, $3.6 million of amortizations are expected in 2011 from “Regulatory assets” associated with WPL’s non-bargaining employees who are participants in other Alliant Energy plans and Corporate Services employees participating in Alliant Energy sponsored plans allocated to WPL.

WPL’s net periodic benefit costs are primarily included in “Other operation and maintenance” in the Consolidated Statements of Income.

Benefit Plan Assets and Obligations - The benefit plan assets and obligations associated with WPL’s non-bargaining employees who are participants in other Alliant Energy plans are not reported in the following table. A reconciliation of the funded status of WPL’s qualified defined benefit pension and other postretirement benefits plans to the amounts recognized on the Consolidated Balance Sheets at Dec. 31 was as follows (in millions):

	Qualified Defined Benefit Pension Plan		Other Postretirement Benefits Plans

	2010	2009	2010	2009
Change in projected benefit obligation:
Net projected benefit obligation at Jan. 1	$271.6	$252.9	$99.1	$89.3
Service cost	4.9	4.9	3.6	3.4
Interest cost	15.7	15.5	5.5	5.5
Plan participants’ contributions	—	—	3.2	2.9
Plan amendments (a)	—	—	(1.5)	—
Actuarial loss	2.5	7.5	1.9	7.9
Gross benefits paid	(11.4)	(10.1)	(9.0)	(10.4)
Federal subsidy on other postretirement benefits paid	—	—	0.5	0.5
Special termination benefits	—	0.9	—	—

Net projected benefit obligation at Dec. 31	283.3	271.6	103.3	99.1

Change in plan assets:
Fair value of plan assets at Jan. 1	236.6	164.6	18.8	14.6
Actual return on plan assets	30.0	39.7	2.1	3.2
Employer contributions	—	42.4	9.9	8.5
Plan participants’ contributions	—	—	3.2	2.9
Gross benefits paid	(11.4)	(10.1)	(9.0)	(10.4)

Fair value of plan assets at Dec. 31	255.2	236.6	25.0	18.8

Under funded status at Dec. 31	($28.1)	($35.0)	($78.3)	($80.3)

Amounts recognized on the Consolidated Balance Sheets consist of:
Other current liabilities	$—	$—	$—	($3.5)
Pension and other benefit obligations	(28.1)	(35.0)	(78.3)	(76.8)

Net amount recognized at Dec. 31	($28.1)	($35.0)	($78.3)	($80.3)

Amounts recognized in Regulatory Assets (b):
Net actuarial loss	$95.6	$112.5	$27.2	$28.6
Prior service cost (credit)	2.9	3.4	(2.5)	(1.7)

	$98.5	$115.9	$24.7	$26.9

(a)	In 2010, the plan amendments for other postretirement benefits plans related to Federal Health Care Legislation enacted in March 2010. In 2010, Alliant Energy approved an amendment to its health and welfare benefit plan, which will split the plan into two separate plans consisting of a plan for active employees and a plan for retirees beginning in 2011.
(b)	Refer to Note 1(b) for amounts recognized in “Regulatory assets” on the Consolidated Balance Sheets.

In addition to the amounts recognized in “Regulatory assets” in the above table, $78 million and $79 million of “Regulatory assets” were recognized for amounts associated with WPL’s non-bargaining employees who are participants in other Alliant Energy plans and Corporate Services employees participating in Alliant Energy sponsored benefit plans that were allocated to WPL at Dec. 31, 2010 and 2009, respectively.

Included in the following table are WPL’s accumulated benefit obligations, aggregate amounts applicable to qualified defined benefit pension and other postretirement benefits plans with accumulated benefit obligations in excess of plan assets, as well as the qualified defined benefit pension plan with projected benefit obligations in excess of plan assets as of the Dec. 31 measurement date (Not Applicable (N/A); in millions):

	Qualified Defined Benefit Pension Plan		Other Postretirement Benefits Plans
	2010	2009	2010	2009
Accumulated benefit obligations	$270.2	$253.2	$103.3	$99.1
Plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligations	270.2	253.2	103.3	99.1
Fair value of plan assets	255.2	236.6	25.0	18.8
Plans with projected benefit obligations in excess of plan assets:
Projected benefit obligations	283.3	271.6	N/A	N/A
Fair value of plan assets	255.2	236.6	N/A	N/A

Estimated Future Employer Contributions and Benefit Payments - WPL estimates that funding for the qualified defined benefit pension plan and other postretirement benefits plans during 2011 will be $0 and $8 million, respectively.

WPL’s expected benefit payments and Medicare subsidies, which reflect expected future service, as appropriate, are as follows (in millions):

	2011	2012	2013	2014	2015	2016 - 2020
Qualified defined benefit pension benefits	$11.8	$12.5	$13.3	$14.3	$15.3	$93.7
Other postretirement benefits	7.1	7.1	7.5	7.9	8.3	46.7
Medicare subsidies	(0.5)	(0.6)	(0.6)	(0.7)	(0.7)	(4.8)

	$18.4	$19.0	$20.2	$21.5	$22.9	$135.6

Investment Policy and Strategy for Plan Assets - WPL’s investment strategy and its policies employed with respect to assets of defined benefit pension and other postretirement benefits plans are to combine both preservation of principal and prudent and reasonable risk-taking to protect the integrity of plan assets, in order to meet the obligations to plan participants while achieving the optimal return possible over the long-term to minimize benefit costs. It is recognized that risk and volatility are present to some degree with all types of investments; however, high levels of risk are minimized at the total fund level. This is accomplished through diversification by asset class including both U.S. and international equity exposure, the number of individual investments, and sector and industry limits when applicable. WPL believes that any risk associated with the various plan assets is minimized by this diversification. WPL also uses an overlay management service to help maintain target allocations, liquidity needs and intended exposures to the plan assets. The overlay manager is authorized to use derivative financial instruments to facilitate this service.

Defined Benefit Pension Plans Assets - For assets of defined benefit pension plans, the mix among asset classes is controlled by long-term asset allocation targets. The assets are viewed as long-term with moderate liquidity needs. Historical performance results and future expectations suggest that equity securities will provide higher total investment returns than debt securities over a long-term investment horizon. Consistent with the goals of maximizing returns and minimizing risks over the long-term, the defined benefit pension plans have a long-term investment posture more heavily weighted towards equity holdings. The asset allocation mix is monitored regularly and appropriate action is taken as needed to rebalance the assets within the prescribed range. Prohibited investment vehicles include, but may not be limited to, direct ownership of real estate, options and futures (unless specifically approved as is the case of the overlay manager), margin trading, oil and gas limited partnerships, commodities, short selling and securities of the managers’ firms or affiliate firms. At Dec. 31, 2010, the current target range and actual allocations for WPL’s defined benefit pension plan assets were as follows:

	Target Range Allocation	Actual Allocation

Cash and equivalents	0%-5%	1%
Equity securities:
U.S. large cap core	10%-20%	14%
U.S. large cap value	8%-16%	12%
U.S. large cap growth	8%-16%	12%
U.S. small cap value	0%-6%	4%
U.S. small cap growth	0%-4%	2%
International - developed markets	12%-24%	17%
International - emerging markets	0%-8%	4%
Fixed income securities	20%-40%	34%

Other Postretirement Benefits Plans Assets - Other postretirement benefits plans assets are comprised of specific assets within certain defined benefit pension plans (401(h) assets) as well as assets held in Voluntary Employees’ Beneficiary Association (VEBA) trusts. The investment policy and strategy of the 401(h) assets mirrors those of the defined benefit pension plans, which are discussed above. The assets in the VEBA trusts are viewed as long-term. A mix of both equity and debt securities are utilized to maximize returns and minimize risk over the long-term. There are no specific target allocations for the VEBA trusts as a whole. Separate investment guidelines have been established for the VEBA trusts which are actively managed. At Dec. 31, 2010, WPL’s other postretirement benefits plan assets consisted of 39% equity securities, 19% fixed income securities and 42% cash and equivalents.

Securities Lending Program - WPL has a securities lending program with the trustee that allows the trustee to lend certain securities from WPL’s qualified defined benefit pension and other postretirement benefits plans to selected entities against receipt of collateral (in the form of cash, government securities or letters of credit) as provided for and determined in accordance with its securities loan agreement. Initial collateral levels are no less than 102% and 105% of the market value of the borrowed securities for collateral denominated in U.S. and foreign currency, respectively. Refer to “Fair Value Measurements” below for details of WPL’s fair value of invested collateral and amounts due to borrowers for the securities lending program.

Fair Value Measurements - The following tables report a framework for measuring fair value. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy are as follows:

Level 1 - Pricing inputs are unadjusted quoted prices available in active markets for identical assets or liabilities as of the reporting date. WPL’s investments in registered investment companies and common and preferred stocks are valued at the closing price reported in the active market in which the individual securities are traded. Level 1 plan assets also include interest-bearing cash, which is held in money market accounts managed by an affiliate of the trustee.

Level 2 - Pricing inputs are quoted prices for similar asset or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means. WPL’s investments in corporate bonds and government and agency obligations are valued at the closing price reported in the active market for similar assets in which the individual securities are traded or based on yields currently available on comparable securities of issuers with similar credit ratings. WPL’s investments in common/collective trusts are valued at the net asset value of shares held by the plans, which is based on the fair market value of the underlying investments in equity and fixed income securities of the common/collective trusts. Level 2 plan assets also consist of asset backed securities, commercial paper and repurchase agreements within their securities lending invested collateral.

Level 3 - Pricing inputs are unobservable inputs for assets or liabilities for which little or no market data exist and require significant management judgment or estimation. WPL’s Level 3 plan assets include certain asset backed securities and corporate bonds within its securities lending invested collateral.

The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets (Level 1) and the lowest priority to unobservable data (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. The lowest level input that is significant to a fair value measurement in its entirety determines the applicable level in the fair value hierarchy. Assessing the significance of a particular input to the fair value measurement in its entirety requires judgment, considering factors specific to the asset or liability.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while WPL believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

At Dec. 31, 2010 and 2009, the fair values of WPL’s qualified defined benefit pension plan assets by asset category and fair value hierarchy level were as follows (in millions):

	Dec. 31, 2010				Dec. 31, 2009
	Fair Value	Level 1	Level 2	Level 3	Fair Value	Level 1	Level 2	Level 3

Cash and equivalents	$3.4	$3.4	$—	$—	$11.0	$11.0	$—	$—
Equity securities:
U.S. large cap core	36.7	36.7	—	—	31.8	31.8	—	—
U.S. large cap value	31.2	—	31.2	—	26.6	—	26.6	—
U.S. large cap growth	31.3	—	31.3	—	26.4	—	26.4	—
U.S. small cap value	9.0	—	9.0	—	7.1	—	7.1	—
U.S. small cap growth	5.2	5.2	—	—	4.2	4.2	—	—
International - developed markets	44.1	23.6	20.5	—	39.9	20.8	19.1	—
International - emerging markets	10.6	10.6	—	—	12.0	12.0	—	—
Fixed income securities:
Corporate bonds	16.8	—	16.8	—	18.9	—	18.9	—
Government and agency obligations	24.5	—	24.5	—	21.6	—	21.6	—
Fixed income funds	44.2	—	44.2	—	40.0	0.5	39.5	—
Securities lending invested collateral	5.4	1.0	3.5	0.9	7.6	2.0	4.6	1.0

	262.4	$80.5	$181.0	$0.9	247.1	$82.3	$163.8	$1.0

Accrued investment income	0.3				0.5
Due to brokers, net (a)	(0.2)				(1.0)
Due to borrowers for securities lending program	(7.3)				(10.0)

Total pension plan assets	$255.2				$236.6

(a)	This category represents pending trades with brokers.

Additional information for fair value measurements of WPL’s qualified defined benefit pension plans assets using significant unobservable inputs (Level 3 inputs) for 2010 and 2009 is as follows (in millions):

Securities Lending Invested Collateral	2010	2009
Beginning balance, Jan. 1	$1.0	$2.2
Actual return on plan assets:
Relating to assets still held at the reporting date	0.2	(0.1)
Relating to assets sold during the period	—	0.1
Purchases, sales and settlements, net	—	(1.3)
Transfers in and/or out of Level 3	(0.3)	0.1

Ending balance, Dec. 31	$0.9	$1.0

At Dec. 31, 2010 and 2009, the fair values of WPL’s other postretirement benefits plans assets by asset category and fair value hierarchy level were as follows (in millions):

	Dec. 31, 2010				Dec. 31, 2009
	Fair Value	Level 1	Level 2	Level 3	Fair Value	Level 1	Level 2	Level 3

Cash and equivalents	$10.7	$10.7	$—	$—	$5.0	$5.0	$—	$—
Equity securities:
U.S. large cap core	1.3	1.3	—	—	1.1	1.1	—	—
U.S. large cap value	1.1	—	1.1	—	0.9	—	0.9	—
U.S. large cap growth	1.1	—	1.1	—	0.9	—	0.9	—
U.S. small cap core	3.8	3.8	—	—	4.7	4.7	—	—
U.S. small cap value	0.3	—	0.3	—	0.2	—	0.2	—
U.S. small cap growth	0.2	0.2	—	—	0.1	0.1	—	—
International - developed markets	1.6	0.8	0.8	—	1.4	0.7	0.7	—
International - emerging markets	0.4	0.4	—	—	0.4	0.4	—	—
Fixed income securities:
Corporate bonds	1.4	—	1.4	—	1.3	—	1.3	—
Government and agency obligations	1.0	—	1.0	—	1.1	—	1.1	—
Fixed income funds	2.3	0.7	1.6	—	1.8	0.4	1.4	—
Securities lending invested collateral	0.2	0.1	0.1	—	0.2	0.1	0.1	—

	25.4	$18.0	$7.4	$—	19.1	$12.5	$6.6	$—

Due to brokers, net (a)	(0.1)				—
Due to borrowers for securities lending program	(0.3)				(0.3)

Total other postretirement benefits plan assets	$25.0				$18.8

(a)	This category represents pending trades with brokers.

Additional information for WPL’s fair value measurements of other postretirement benefits plans assets using significant unobservable inputs (Level 3 inputs) for 2010 and 2009 is as follows (in millions):

Securities Lending Invested Collateral	2010	2009
Beginning balance, Jan. 1	$—	$0.1
Purchases, sales and settlements, net	—	(0.1)

Ending balance, Dec. 31	$—	$—

For the various defined benefit pension and other postretirement benefits plans, Alliant Energy’s common stock represented less than 1% of total plan assets at Dec. 31, 2010 and 2009.

Cash Balance Pension Plan - Alliant Energy’s defined benefit pension plans include a cash balance plan that provides benefits for certain non-bargaining unit employees. The cash balance plan has been closed to new hires since 2005. Effective August 2008, Alliant Energy amended the cash balance plan by discontinuing additional contributions into employees’ cash balance plan accounts. Also effective August 2008, Alliant Energy increased its level of contributions to its 401(k) Savings Plan, which offset the impact of discontinuing additional contributions into the employees’ cash balance plan accounts. These amendments are designed to provide employees portability and self-directed flexibility of their retirement benefits. These changes did not have a significant impact on WPL’s results of operations. In 2009, Alliant Energy amended the cash balance plan by changing the participants’ future interest credit formula to use the annual change in consumer price index as the interest credit. This amendment is designed to provide participants an interest crediting rate that will always be 3% more than the annual change in the cost of living. Refer to Note 12(c) for discussion of a class action lawsuit filed against the Alliant Energy Cash Balance Pension Plan in 2008 and the IRS review of the tax qualified status of the Plan.

401(k) Savings Plan - A significant number of WPL employees participate in a defined contribution retirement plan (401(k) savings plan). The number of employees participating in this plan has increased recently as certain bargaining unit employees have elected to participate in defined contribution retirement plans instead of defined benefit pension plans. In 2009, WPL implemented several cost saving initiatives to reduce other operation and maintenance expenses, including suspension of a portion of 401(k) savings plan contributions during the second half of 2009. In 2010, 2009 and 2008, WPL’s costs related to the 401(k) savings plan, which are partially based on the participants’ level of contribution, were $8.9 million, $4.3 million and $3.7 million, respectively.

(b) Equity Incentive Plans - In May 2010, Alliant Energy’s shareowners approved the Alliant Energy 2010 Omnibus Incentive Plan (OIP), which permits the grant of stock options, restricted stock, restricted stock units, performance shares, performance units, and other stock-based awards and cash incentive awards to key employees. The OIP authorizes the issuance of up to 4,500,000 shares of Alliant Energy’s common stock. As of Dec. 31, 2010, there were no grants issued under the OIP. Upon shareowner approval of the OIP, the Alliant Energy 2002 Equity Incentive Plan (EIP) terminated resulting in no new awards authorized to be granted under the EIP. All awards previously granted under the EIP that are still outstanding remain valid and continue to be subject to all of the terms and conditions of the EIP. At Dec. 31, 2010, non-qualified stock options, restricted stock and performance shares were outstanding under the EIP and another predecessor plan under which new awards can no longer be granted.

A summary of compensation expense that was allocated to WPL and the related income tax benefits recognized for share-based compensation awards was as follows (in millions):

	2010	2009	2008
Share-based compensation expense	$3.0	$1.1	$1.2
Income tax benefits	1.2	0.4	0.5

Share-based compensation expense is recognized on a straight-line basis over the requisite service periods.

(7) COMMON EQUITY AND PREFERRED STOCK

(a) Common Equity -

Dividend Restrictions - WPL has common stock dividend restrictions based on the terms of its outstanding preferred stock and applicable regulatory limitations. At Dec. 31, 2010, WPL was in compliance with all such dividend restrictions.

WPL is restricted from paying common stock dividends to its parent company, Alliant Energy, if for any past or current dividend period, dividends on its preferred stock have not been paid, or declared and set apart for payment. WPL has paid all dividends on its preferred stock through 2010.

WPL’s most significant regulatory limitation on distributions to its parent company is included in an order issued by the PSCW in December 2009 that prohibits WPL from paying annual common stock dividends in excess of $112 million if WPL’s common stock equity ratio is or will fall below 51.01%. WPL’s dividends are also restricted to the extent that such dividend would reduce WPL’s common stock equity ratio to less than 25%. As of Dec. 31, 2010, WPL’s amount of retained earnings that were free of restrictions was $112 million for 2011.

Restricted Net Assets - WPL does not have regulatory authority to lend or advance any amounts to its parent company. As of Dec. 31, 2010 and 2009, the amount of WPL’s net assets that were not available to be transferred to its parent company in the form of loans, advances or cash dividends without the consent of WPL’s regulatory authorities was $1.3 billion and $1.1 billion, respectively.

Capital Transactions - In 2010, 2009 and 2008, WPL paid common stock dividends of $110 million, $91 million and $91 million, respectively, to its parent. In 2010, 2009 and 2008, WPL received capital contributions of $75 million, $100 million and $100 million, respectively, from its parent.

(b) Preferred Stock - Information related to the carrying value of WPL’s cumulative preferred stock (none are mandatorily redeemable) at Dec. 31 was as follows (dollars in millions):

Liquidation Preference/ Stated Value	Authorized Shares	Shares Outstanding	Series	Redemption	2010	2009
$100	(a)	99,970	4.50%	Any time	$10.0	$10.0
$100	(a)	74,912	4.80%	Any time	7.5	7.5
$100	(a)	64,979	4.96%	Any time	6.5	6.5
$100	(a)	29,957	4.40%	Any time	3.0	3.0
$100	(a)	29,947	4.76%	Any time	3.0	3.0
$100	(a)	150,000	6.20%	Any time	15.0	15.0
$25	(a)	599,460	6.50%	Any time	15.0	15.0

					$60.0	$60.0

(a)	WPL has 3,750,000 authorized shares in total.

The articles of incorporation of WPL contain a provision that grants the holders of its preferred stock voting rights to elect a majority of WPL’s Board of Directors if preferred dividends equal to the annual dividend requirements are in arrears. The exercise of such voting rights would provide the holders of WPL’s preferred stock control of the decision on redemption of WPL’s preferred stock and could force WPL to exercise its call option. Therefore, the contingent control right and the embedded call option cause WPL’s preferred stock to be presented outside of total equity on the Consolidated Balance Sheets in a manner consistent with temporary equity.

Refer to Note 10 for information on the fair value of WPL’s cumulative preferred stock.

(8) DEBT

(a) Short-Term Debt - WPL maintains committed bank lines of credit to provide short-term borrowing flexibility and backstop liquidity for commercial paper outstanding. At Dec. 31, 2010, WPL’s short-term borrowing arrangements included a $240 million revolving credit facility, which expires in November 2012. Information regarding commercial paper issued under this facility was as follows (Not Applicable (N/A); dollars in millions):

	2010	2009
At Dec. 31:
Commercial paper outstanding	$47.4	$—
Weighted average interest rates - commercial paper	0.3%	N/A

For the year ended:
Maximum amount of total short-term debt outstanding (based on daily outstanding balances)	$170.2	$103.1
Average amount of total short-term debt outstanding (based on daily outstanding balances)	$36.6	$26.4
Weighted average interest rates - total short-term debt	0.3%	0.5%

WPL’s credit facility agreement contains a financial covenant that requires it to maintain a debt-to-capital ratio of less than 58% in order to borrow under the credit facility. At Dec. 31, 2010, WPL’s actual debt-to-capital ratio was 46%.

The debt component of the capital ratio includes long- and short-term debt (excluding non-recourse debt and hybrid securities to the extent such hybrid securities do not exceed 15% of consolidated capital of the borrower), capital lease obligations, letters of credit, guarantees of the foregoing and new synthetic leases. The equity component excludes accumulated other comprehensive income (loss).

(b) Long-Term Debt -

WPL’s long-term debt, net as of Dec. 31 was as follows (dollars in millions):

	2010	2009
Debentures:
5%, due 2019	$250.0	$250.0
4.6%, due 2020 (a)	150.0	—
6.25%, due 2034	100.0	100.0
6.375%, due 2037	300.0	300.0
7.6%, due 2038	250.0	250.0
7.625% (b)	—	100.0

	1,050.0	1,000.0
Pollution Control Revenue Bonds:
5%, due 2014 and 2015	24.5	24.5
5.375%, due 2015	14.6	14.6

	39.1	39.1

Subtotal	1,089.1	1,039.1
Current maturities	—	(100.0)
Unamortized debt (discount) and premium, net	(7.4)	(7.5)

Long-term debt, net	$1,081.7	$931.6

(a)	In June 2010, WPL issued $150 million of 4.6% debentures due 2020. The proceeds from the June 2010 debt issuance were used initially to repay short-term debt and invest in short-term assets, and thereafter to fund capital expenditures and for general working capital purposes.
(b)	In March 2010, WPL retired $100 million of its 7.625% debentures.

Five-Year Schedule of Debt Maturities - At Dec. 31, 2010, WPL’s debt maturities for 2011 to 2015 were $0, $0, $0, $8 million and $31 million, respectively.

Indentures - WPL maintains an indenture related to its debentures due 2019 through 2038.

Optional Redemption Provisions - WPL has certain issuances of long-term debt that contain optional redemption provisions which, if elected by the issuer at its sole discretion, could require material redemption premium payments by the issuer. The redemption premium payments under these optional redemption provisions are variable and dependent on applicable U.S. Treasury rates at the time of redemption. At Dec. 31, 2010, the debt issuances that contained these optional redemption provisions included WPL’s debentures due 2019 through 2038.

Unamortized Debt Issuance Costs - WPL’s unamortized debt issuance costs recorded in “Deferred charges and other” on the Consolidated Balance Sheets at Dec. 31, 2010 and 2009 were $9.1 million and $8.5 million, respectively.

Carrying Amount and Fair Value of Long-term Debt - Refer to Note 10 for information on the carrying amount and fair value of WPL’s long-term debt outstanding at Dec. 31, 2010 and 2009.

(9) INVESTMENTS

(a) Unconsolidated Equity Investments - WPL’s unconsolidated investments accounted for under the equity method of accounting are as follows (dollars in millions):

	Ownership	Carrying Value
	Interest at	at Dec. 31,		Equity (Income) / Loss
	Dec. 31, 2010	2010	2009	2010	2009	2008
ATC (a)	16%	$228	$219	($37)	($36)	($32)
Wisconsin River Power Company	50%	8	8	(1)	(1)	(2)

		$236	$227	($38)	($37)	($34)

(a)	WPL has the ability to exercise significant influence over ATC’s financial and operating policies through its participation on ATC’s Board of Directors. Refer to Note 19 for information regarding related party transactions with ATC.

Summary financial information from the financial statements of these investments is as follows (in millions):

	2010	2009	2008
Operating revenues	$564	$529	$474
Operating income	308	294	260
Net income	221	215	192
As of Dec. 31:
Current assets	63	54
Non-current assets	2,906	2,786
Current liabilities	429	286
Non-current liabilities	1,263	1,340

(b) Cash Surrender Value of Life Insurance Policies - WPL has various life insurance policies that cover certain current and former employees and directors. At Dec. 31, 2010 and 2009, the cash surrender value of these investments was $12.4 million and $14.0 million, respectively.

(10) FAIR VALUE MEASUREMENTS

Fair Value of Financial Instruments - The carrying amounts of WPL’s current assets and current liabilities approximate fair value because of the short maturity of such financial instruments. Carrying amounts and the related estimated fair values of other financial instruments at Dec. 31, 2010 and 2009 were as follows (in millions):

	Carrying Amount	Fair Value
Dec. 31, 2010
Assets:
Derivative assets (Note 11(a))	$8.0	$8.0
Capitalization and liabilities:
Long-term debt (Note 8(b))	1,081.7	1,219.6
Cumulative preferred stock (Note 7(b))	60.0	56.0
Derivative liabilities (Note 11(a))	43.3	43.3

Dec. 31, 2009
Assets:
Cash equivalents	18.1	18.1
Derivative assets (Note 11(a))	15.3	15.3
Capitalization and liabilities:
Long-term debt (including current maturities) (Note 8(b))	1,031.6	1,125.9
Cumulative preferred stock (Note 7(b))	60.0	50.6
Derivative liabilities (Note 11(a))	66.3	66.3

Valuation Techniques -

Cash equivalents - Cash equivalents include money market fund investments, which are measured at fair value each reporting date using quoted market prices on listed exchanges.

Derivative assets and derivative liabilities - As of Dec. 31, 2010 and 2009, derivative assets and derivative liabilities included swap contracts, option contracts, and physical forward purchase and sale contracts for electricity and natural gas, financial transmission rights (FTRs) and embedded foreign currency derivatives. WPL’s swap, option and physical forward commodity contracts were non-exchange-based derivative instruments valued using indicative price quotations available through a pricing vendor that provides daily exchange forward price settlements, from broker or dealer quotations or from on-line exchanges. The indicative price quotations reflected the average of the bid-ask mid-point prices and were obtained from sources believed to provide the most liquid market for the commodity. WPL corroborated a portion of these indicative price quotations using quoted prices for similar assets or liabilities in active markets and categorized derivative instruments based on such indicative price quotations as Level 2. WPL’s commodity contracts that were valued using indicative price quotations based on significant assumptions such as seasonal or monthly shaping and indicative price quotations that could not be readily corroborated were categorized as Level 3. WPL’s swap, option and physical forward commodity contracts were predominately at liquid trading points. WPL’s FTRs were measured at fair value each reporting date using monthly or annual auction shadow prices from relevant auctions. The embedded foreign currency derivatives related to Euro-denominated payment terms included in the wind turbine supply contract with Vestas were measured at fair value using an extrapolation of forward currency rates. Refer to Note 11(a) for additional details of WPL’s derivative assets and derivative liabilities.

Long-term debt (including current maturities) - For long-term debt instruments that are actively traded, the fair value was based upon quoted market prices each reporting date. For long-term debt instruments that are not actively traded, the fair value was based on discounted cash flow methodology and utilizes assumptions of current market pricing curves. Refer to Note 8(b) for additional information regarding long-term debt.

Cumulative preferred stock - The fair value of WPL’s 4.50% cumulative preferred stock was based on the closing market prices quoted by the NYSE Amex LLC each reporting date. The fair value of WPL’s remaining preferred stock was calculated based on the market yield of similar securities. Refer to Note 7(b) for additional information regarding cumulative preferred stock.

Valuation Hierarchy - Fair value measurement accounting establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy and examples of each are as follows:

Level 1 - Pricing inputs are quoted prices available in active markets for identical assets or liabilities as of the reporting date. Level 1 assets as of Dec. 31, 2009 included cash equivalents.

Level 2 - Pricing inputs are quoted prices for similar asset or liabilities in active markets or quoted prices for identical or similar assets or liabilities in markets that are not active as of the reporting date. Level 2 assets and liabilities as of Dec. 31, 2010 and 2009 included non-exchange traded commodity contracts valued using indicative price quotations that are corroborated with quoted prices for similar assets or liabilities in active markets.

Level 3 - Pricing inputs are unobservable inputs for assets or liabilities for which little or no market data exist and require significant management judgment or estimation. Level 3 assets and liabilities as of Dec. 31, 2010 and 2009 included FTRs, natural gas option contracts, embedded foreign currency derivatives and certain commodity contracts that are valued using indicative price quotations based on significant assumptions such as seasonal or monthly shaping.

The fair value hierarchy gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable data (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. The lowest level input that is significant to a fair value measurement in its entirety determines the applicable level in the fair value hierarchy. Assessing the significance of a particular input to the fair value measurement in its entirety requires judgment, considering factors specific to the asset or liability.

Recurring Fair Value Measurements - Disclosure requirements for WPL’s recurring items subject to fair value measurements at Dec. 31, 2010 and 2009 were as follows (in millions):

	Dec. 31, 2010				Dec. 31, 2009
	Fair Value	Level 1	Level 2	Level 3	Fair Value	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$—	$—	$—	$—	$18.1	$18.1	$—	$—
Derivative assets:
Commodity contracts	8.0	—	6.4	1.6	15.3	—	11.5	3.8
Liabilities:
Derivative liabilities:
Commodity contracts	43.2	—	40.1	3.1	64.8	—	62.2	2.6
Foreign exchange contracts	0.1	—	—	0.1	1.5	—	—	1.5

Total derivative liabilities	43.3	—	40.1	3.2	66.3	—	62.2	4.1

Additional information for WPL’s recurring fair value measurements using significant unobservable inputs (Level 3 inputs) for 2010 and 2009 was follows (in millions):

	Derivative Assets and (Liabilities), net
	Commodity Contracts		Foreign Contracts
	2010	2009	2010	2009
Beginning balance, Jan. 1	$1.2	$8.9	($1.5)	$5.5
Total gains or (losses) (realized/unrealized) included in changes in net assets (a)	(1.3)	(0.3)	—	(0.4)
Transfers in and/or out of Level 3 (b)	(0.3)	—	—	—
Purchases, sales, issuances and settlements, net	(1.1)	(7.4)	1.4	(6.6)

Ending balance, Dec. 31	($1.5)	$1.2	($0.1)	($1.5)

The amount of total gains or (losses) for the period included in changes in net assets attributable to the change in unrealized gains or (losses) relating to assets and liabilities held at Dec. 31 (a)	($1.3)	($0.3)	$—	($0.4)

(a)	Gains and losses related to derivative assets and derivative liabilities are recorded in “Regulatory assets” and “Regulatory liabilities” on the Consolidated Balance Sheets.
(b)	Observable market inputs became available for certain commodity contracts previously classified as Level 3. The transfers were valued as of the beginning of the period.

(11) DERIVATIVE INSTRUMENTS

(a) Commodity and Foreign Exhange Derivatives -

Purpose - WPL periodically uses derivative instruments for risk management purposes to mitigate exposures to fluctuations in certain commodity prices, transmission congestion costs and currency exchange rates. WPL’s derivative instruments as of Dec. 31, 2010 and 2009 were not designated as hedging instruments. WPL’s derivative instruments as of Dec. 31, 2010 and 2009 included electric physical forward purchase contracts and swap contracts to mitigate pricing volatility for the electricity purchased to supply to its customers; electric physical forward sale contracts to offset long positions created by reductions in electricity demand forecasts; natural gas swap contracts to mitigate pricing volatility for the fuel used to supply to the natural gas-fired electric generating facilities it operates; natural gas options to mitigate price increases during periods of high demand or lack of supply; FTRs acquired to manage transmission congestion costs; natural gas physical forward purchase and swap contracts to mitigate pricing volatility for natural gas supplied to its retail customers; and embedded foreign currency derivatives related to Euro-denominated payment terms included in the wind turbine supply contract with Vestas.

Notional Amounts - As of Dec. 31, 2010, WPL had notional amounts related to outstanding swap contracts, option contracts, physical forward contracts and FTRs that were accounted for as derivative instruments as follows (units in thousands):

	2011	2012	2013	Total
Commodity:
Electricity (MWhs)	2,062	248	204	2,514
FTRs (MWs)	12	—	—	12
Natural gas (dekatherms)	16,736	9,832	1,060	27,628

The notional amounts in the above table were computed by aggregating the absolute value of purchase and sale positions within commodities for each year. In 2010, Euro-denominated payment terms included in the wind turbine supply contract with Vestas were converted to U.S. dollars.

Financial Statement Presentation - WPL records derivative instruments at fair value each reporting date on the balance sheet as assets or liabilities. At Dec. 31, 2010 and 2009, the fair values of current derivative assets were included in “Derivative assets,” non-current derivative assets were included in “Deferred charges and other,” current derivative liabilities were included in “Derivative liabilities” and non-current derivative liabilities were included in “Other long-term liabilities and deferred credits” on the Consolidated Balance Sheets as follows (in millions):

	2010	2009
Current derivative assets
Commodity contracts	$6.5	$11.2
Non-current derivative assets
Commodity contracts	$1.5	$4.1
Current derivative liabilities
Commodity contracts	$32.2	$49.5
Foreign exchange contracts	0.1	1.5

	$32.3	$51.0

Non-current derivative liabilities
Commodity contracts	$11.0	$15.3

WPL generally records gains and losses from its derivative instruments with offsets to regulatory assets or regulatory liabilities, based on its fuel and natural gas cost recovery mechanisms, as well as other specific regulatory authorizations. Gains and losses from derivative instruments not designated as hedging instruments were recorded as follows (in millions):

	Location Recorded on Balance Sheets	Gains (Losses)
		2010	2009
Commodity contracts	Regulatory assets	($30.6)	($68.1)
Commodity contracts	Regulatory liabilities	0.9	12.7
Foreign exchange contracts	Regulatory liabilities	—	(0.4)

Losses from commodity contracts during 2010 and 2009 were primarily due to impacts of decreases in electricity and natural gas prices during such periods.

Credit Risk-related Contingent Features - WPL has entered into various agreements that contain credit risk-related contingent features including requirements for it to maintain certain credit ratings from each of the major credit rating agencies and limitations on its liability positions under the various agreements based upon its credit ratings. In the event of a downgrade in its credit ratings or if its liability positions exceed certain contractual limits, WPL may need to provide credit support in the form of letters of credit or cash collateral up to the amount of its exposure under the contracts, or may need to unwind the contracts and pay the underlying liability positions.

Certain of these agreements with credit risk-related contingency features are accounted for as derivative instruments. The aggregate fair value of all derivatives with credit risk-related contingent features that were in a net liability position on Dec. 31, 2010 was $43.3 million. At Dec. 31, 2010, WPL had investment-grade credit ratings. If the most restrictive credit risk-related contingent features for derivative agreements in a net liability position were triggered on Dec. 31, 2010, WPL would be required to post $43.3 million of credit support to its counterparties.

(b) Weather Derivatives - WPL periodically uses non-exchange traded swap agreements based on cooling degree days (CDD) and heating degree days (HDD) measured in its service territory to reduce the impact of weather volatility on its electric and natural gas sales volumes. These weather derivatives are accounted for using the intrinsic value method. Any premiums paid related to these weather derivative agreements are expensed over each respective contract period. WPL’s ratepayers do not pay any of the premiums nor do they share in the gains or losses realized from these weather derivatives.

Summer weather derivatives - WPL periodically utilizes weather derivatives based on CDD to reduce the impact of weather volatility on its electric margins for June 1 through Aug. 31 each year. Weather derivatives are based on CDD measured in Madison, Wisconsin. The actual CDD measured during these periods resulted in settlements with the counterparties under the agreements, which included receipts of $2.0 million in 2008. WPL did not enter into CDD swap agreements in 2010 and 2009.

Winter weather derivatives - WPL periodically utilizes weather derivatives based on HDD to reduce the impact of weather volatility on its electric and gas margins for Jan. 1 through March 31 and Nov. 1 through Dec. 31 each calendar year. Weather derivatives are based on HDD measured in Madison, Wisconsin. The actual HDD measured during these periods resulted in settlements with the counterparties under the agreements, which included payments of $3.4 million and $3.6 million in 2009 and 2008, respectively. WPL did not enter into any HDD swap agreements in 2010.

Summary information relating to the summer and winter weather derivatives was as follows (in millions):

	2010	2009	2008
Gains (losses):
Electric utility operating revenues	$—	($0.8)	$0.6
Gas utility operating revenues	—	(1.2)	(2.2)
Settlements (paid to) / received from counterparties, net	—	(3.4)	(1.6)
Premiums expensed	—	—	—
Premiums paid to counterparties	—	—	—

(12) COMMITMENTS AND CONTINGENCIES

(a) Capital Purchase Obligations - WPL has entered into capital purchase obligations that contain minimum future commitments related to certain capital expenditures for its wind projects. The obligations are related to capital purchase obligations under a master supply agreement executed in 2008 with Vestas for the purchase of 500 MW of wind turbine generator sets and related equipment to support wind generation plans. At Dec. 31, 2010, WPL’s minimum future commitments related to these capital expenditures were $25 million for 2011.

(b) Operating Expense Purchase Obligations - WPL has entered into various commodity supply, transportation and storage contracts to meet its obligations to deliver electricity and natural gas to its customers. WPL also enters into other operating expense purchase obligations with various vendors for other goods and services. At Dec. 31, 2010, WPL’s minimum future commitments related to these operating expense purchase obligations were as follows (in millions):

	2011	2012	2013	2014	2015	Thereafter	Total
Purchased power (a):
Kewaunee Nuclear Power Plant (Kewaunee)	$61	$72	$77	$—	$—	$—	$210
Other	16	3	—	—	—	—	19

	77	75	77	—	—	—	229
Natural gas	76	43	27	17	13	21	197
Coal (b)	7	7	7	8	—	—	29
Other (c)	9	8	7	1	—	—	25

	$169	$133	$118	$26	$13	$21	$480

(a)	Includes payments required by PPAs for capacity rights and minimum quantities of MWh required to be purchased. Refer to Note 19 for additional information on purchased power transactions.

(b)	WPL enters into coal transportation contracts that are directly assigned to its specific generating stations, the amounts of which are included in the table. In addition, Corporate Services entered into system-wide coal contracts on behalf of WPL and IPL of $119 million, $48 million and $39 million for 2011 to 2013, respectively, to allow flexibility for the changing needs of the quantity of coal consumed by each. Coal contract quantities are allocated to specific WPL or IPL generating stations at or before the time of delivery based on various factors including projected heat input requirements, combustion compatibility and efficiency. These system-wide coal contracts have not been directly assigned to WPL and IPL since the specific needs of each utility were not yet known as of Dec. 31, 2010 and therefore are excluded from the table.

(c)	Includes individual commitments incurred during the normal course of business that exceeded $1 million at Dec. 31, 2010.

WPL enters into certain contracts that are considered leases and are therefore not included here, but are included in Note 3.

(c)	Legal Proceedings -

Air Permitting Violation Claims - In September 2010, Sierra Club filed in U.S. District Court for the Western District of Wisconsin a complaint against WPL, as owner and operator of the Nelson Dewey Generating Station (Nelson Dewey) and the Columbia Energy Center (Columbia), based on allegations that modifications were made at the facilities without complying with the Prevention of Significant Deterioration (PSD) program requirements, Title V Operating Permit requirements of the Clean Air Act (CAA) and state regulatory counterparts contained within the Wisconsin state implementation plans (SIPs) designed to implement the CAA. In October 2010, WPL responded to these claims related to Nelson Dewey and Columbia by filing with the U.S. District Court an answer denying the Columbia allegations and a motion to dismiss the Nelson Dewey allegations based on statute of limitations arguments. In November 2010, WPL filed a motion to dismiss the Nelson Dewey and Columbia allegations based on lack of jurisdiction. Sierra Club has responded to the motions. WPL and Sierra Club are currently exchanging and responding to discovery requests. In February 2011, WPL and Sierra Club filed a joint motion for stay of proceedings for 90 days to explore settlement options, which the U.S. District Court granted in part and denied in part. The trial date has been rescheduled to April 2012. In September 2010, Sierra Club filed in U.S. District Court for the Eastern District of Wisconsin a complaint against WPL, as owner and operator of the Edgewater Generating Station (Edgewater), which contained similar allegations regarding air permitting violations at Edgewater. In February 2011, WPL responded to these claims related to Edgewater by filing with the U.S. District Court an answer denying the allegations and a motion to dismiss the allegations based on lack of jurisdiction. In February 2011, WPL and Sierra Club filed a joint motion for stay of proceedings for 90 days to explore settlement options, of which the U.S. District Court has not yet ruled. No trial date or scheduling order has yet been set. The complaints filed by Sierra Club allege that various projects performed at Nelson Dewey, Columbia and Edgewater in the past were major modifications, as defined in the CAA, and that the owners violated the CAA when they undertook those projects without obtaining permits and installing the best available emission controls for SO2, NOx and particulate matter. In the Edgewater complaint, additional allegations were made regarding violations of emission limits for visible emissions.

In December 2009, the EPA sent a Notice of Violation (NOV) to WPL as an owner and the operator of Edgewater, Nelson Dewey and Columbia. The NOV alleges that the owners failed to comply with appropriate pre-construction review and permitting requirements and as a result violated the PSD program requirements, Title V Operating Permit requirements of the CAA and the Wisconsin SIP.

In response to similar EPA CAA enforcement initiatives, certain utilities have elected to settle with the EPA, while others have elected to litigate. If the EPA and/or Sierra Club successfully prove their claims that projects completed in the past at Edgewater, Nelson Dewey and Columbia required either a state or federal CAA permit, WPL may, under the applicable statutes, be required to pay civil penalties in amounts of up to $37,500 per day for each violation and/or complete actions for injunctive relief. Payment of fines and/or injunctive relief could be included in a settlement outcome. Injunctive relief contained in settlements or court-ordered remedies for other utilities required the installation of pollution control technology, changed operating conditions including use of alternative fuels other than coal, caps for emissions and limitations on generation including retirement of generating units, and other supplemental environmental projects. Should similar remedies be required for final resolution of these matters at Edgewater, Nelson Dewey and Columbia, WPL would incur additional capital and operating expenditures. WPL is currently reviewing the allegations and is unable to predict the impact of the allegations on its financial condition or results of operations, but believes that an adverse outcome could be significant. WPL and the other owners of Edgewater and Columbia are exploring settlement options while simultaneously defending against these allegations. WPL believes the projects at Edgewater, Nelson Dewey and Columbia were routine or not projected to increase emissions and therefore did not violate the permitting requirements of the CAA. WPL does not currently believe any losses from these allegations are both probable and reasonably estimated and therefore has not recognized any related loss contingency amounts as of Dec. 31, 2010.

Alliant Energy Cash Balance Pension Plan (Plan) - In February 2008, a class action lawsuit was filed against the Plan in U.S. District Court for the Western District of Wisconsin (Court). The complaint alleges that certain Plan participants who received distributions prior to their normal retirement age did not receive the full benefit to which they were entitled in violation of the Employee Retirement Income Security Act of 1974 because the Plan applied an improper interest crediting rate to project the cash balance account to their normal retirement age. These Plan participants are limited to individuals who, prior to normal retirement age, received a lump sum distribution and/or received any form of distribution calculated under the Plan’s prior formula after that benefit was determined to be more valuable than their benefit calculated under the Plan’s cash balance formula. The Court has certified two subclasses of plaintiffs that in aggregate include all persons vested or partially vested in the Plan who received these distributions from Jan. 1, 1998 through Aug. 17, 2006 including: 1) persons who received distributions from Jan. 1, 1998 through Feb. 28, 2002; and 2) persons who received distributions from Feb. 29, 2002 through Aug. 17, 2006. In June 2010, the Court issued an opinion and order that granted the plaintiffs’ motion for summary judgment on liability in the lawsuit and decided with respect to damages that prejudgment interest on damages will be allowed at the prime rate at the time of the judgment. A bench trial on the issue of damages was held in June 2010, at which the Court heard evidence on issues related to the amount of damages. In December 2010, the Court issued an opinion and order that decided the interest crediting rate that the Plan used to project the cash balance accounts of the plaintiffs during the class period should have been 8.2% and a pre-retirement mortality discount will not apply to the damages calculation. Based on this opinion and order, the Plan currently believes that the final judgment of damages by the Court may be up to $23 million, which does not include any award for plantiff’s attorney’s fees or costs. The Plan is contesting the Court’s decision and intends to pursue appropriate appeals after the final judgment is rendered by the Court. WPL has not recognized any potential liability for damages from the lawsuit while this matter is being contested. WPL is currently unable to predict the final outcome of the class action lawsuit or the ultimate impact on its financial condition or results of operations but believes an adverse outcome could have a material effect on its retirement plan funding and expense.

The interest crediting rate used to project the cash balance account to participants’ normal retirement age has also been considered by the IRS as part of its review of Alliant Energy’s request for a favorable determination letter with respect to the tax-qualified status of the Plan. Alliant Energy has reached an agreement with the IRS, which is expected to result in a favorable determination letter for the Plan. The agreement with the IRS is expected to require an amendment to the Plan, which will likely result in future payments to certain Plan participants. Any future payments to Plan participants resulting from an amendment to the Plan will be recognized in the period the amendment is executed.

Other - WPL is involved in other legal and administrative proceedings before various courts and agencies with respect to matters arising in the ordinary course of business. Although unable to predict the outcome of these matters, WPL believes that appropriate reserves have been established and final disposition of these actions will not have a material adverse effect on its financial condition or results of operations.

(d) Guarantees and Indemnifications - Refer to Note 3(a) for discussion of WPL’s residual value guarantees of its synthetic leases.

(e) Environmental Matters - WPL is subject to environmental regulations as a result of its current and past operations. These regulations are designed to protect public health and the environment and have resulted in compliance, remediation, containment and monitoring obligations, which are recorded as environmental liabilities. At Dec. 31, current environmental liabilities were included in “Other current liabilities” and non-current environmental liabilities were included in “Other long-term liabilities and deferred credits” on the Consolidated Balance Sheets as follows (in millions):

	2010	2009
Current environmental liabilities	$0.3	$0.5
Non-current environmental liabilities	4.1	4.0

	$4.4	$4.5

MGP Sites - WPL has current or previous ownership interests in 14 sites previously associated with the production of gas for which it may be liable for investigation, remediation and monitoring costs relating to the sites. WPL has received letters from state environmental agencies requiring no further action at eight sites. WPL is working pursuant to the requirements of various federal and state agencies to investigate, mitigate, prevent and remediate, where necessary, the environmental impacts to property, including natural resources, at and around the sites in order to protect public health and the environment.

WPL records environmental liabilities related to these MGP sites based upon periodic studies. Such amounts are based on the best current estimate of the remaining amount to be incurred for investigation, remediation and monitoring costs for those sites where the investigation process has been or is substantially completed, and the minimum of the estimated cost range for those sites where the investigation is in its earlier stages. There are inherent uncertainties associated with the estimated remaining costs for MGP projects primarily due to unknown site conditions and potential changes in regulatory agency requirements. It is possible that future cost estimates will be greater than current estimates as the investigation process proceeds and as additional facts become known. The amounts recognized as liabilities are reduced for expenditures incurred and are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their fair value. Management currently estimates the range of remaining costs to be incurred for the investigation, remediation and monitoring of WPL’s sites to be $3 million to $5 million. At Dec. 31, 2010, WPL had recorded $4 million in current and non-current environmental liabilities for its remaining costs to be incurred for these MGP sites.

Refer to Note 1(b) for discussion of regulatory assets recorded by WPL, which reflect the probable future rate recovery of MGP expenditures. Considering the current rate treatment, and assuming no material change therein, WPL believes that the clean-up costs incurred for these MGP sites will not have a material adverse effect on its financial condition or results of operations. Settlement has been reached with all of WPL’s insurance carriers regarding reimbursement for its MGP-related costs and such amounts have been accounted for as directed by the applicable regulatory jurisdiction.

Other Environmental Contingencies - In addition to the environmental liabilities discussed above, WPL is also monitoring various environmental regulations that may have a significant impact on its future operations. Given uncertainties regarding the outcome, timing and compliance plans for these environmental regulations, WPL is currently not able to determine the complete financial impact of these regulations but does believe that future capital investments and/or modifications to its electric generating facilities to comply with these regulations could be significant. Specific current, proposed or potential environmental regulations that may require significant future expenditures by WPL are included below along with a brief description of these environmental regulations.

Air Quality -

Clean Air Interstate Rule (CAIR) is an emissions trading program that requires SO2 and NOx emissions reductions at WPL’s fossil fuel-fired electric generating units (EGUs) with greater than 25 MW capacity through installation of emission controls and/or purchases of allowances. The requirements for NOx and SO2 reductions started in 2009 and 2010, respectively. The requirements of CAIR remain subject to further review by the federal courts and the EPA.

Clean Air Transport Rule (CATR) is the EPA’s proposed CAIR replacement rule that would require SO2 and NOx emissions reductions from WPL’s fossil-fueled EGUs with greater than 25 MW of capacity. Existing CAIR compliance requirements remain effective until the final CATR compliance requirements supersedes them, which the EPA currently estimates will occur in 2012. The compliance deadline for CATR is expected to begin in 2012.

Clean Air Visibility Rule (CAVR) addresses regional haze at national parks and wilderness areas and is expected to require reductions in visibility-impairing emissions, including SO2, NOx and particulate matter, from certain EGUs by installing emission controls including those determined to be Best Available Retrofit Technology. The requirements of CAVR remain subject to further review by the federal courts and the EPA. The CAVR SIPs will determine required compliance actions and deadlines.

Utility Maximum Achievable Control Technology (MACT) Rule is expected to require standards for the control of mercury and other federal hazardous air pollutants for coal- and oil-fired EGUs with greater than 25 MW capacity. The final rule has not been issued; however, compliance is currently expected to be required by 2014.

Wisconsin State Mercury Rule requires WPL’s existing coal-fired EGUs to reduce annual mercury emissions by 40% from a historic baseline beginning in 2010, and to either achieve a 90% annual mercury emissions reduction standard or limit the annual concentration of mercury emissions to 0.008 pounds of mercury per gigawatt-hour beginning in 2015.

Wisconsin Reasonably Available Control Technology Rule requires NOx emissions reductions at Edgewater to achieve compliance with 2013 requirements since it is located in Sheboygan County, which is currently designated as a non-attainment area for Oxone National Ambient Air Quality Standard (NAAQS). WPL installed NOx emission control technologies at Edgewater to meet 2009 to 2012 compliance requirements under this rule.

Ozone NAAQS Rule is expected to reduce the primary standard to a level within a range of 0.06 to 0.07 parts per million and establish a new seasonal secondary standard for EGUs located in areas designated as non-attainment. The final rule is expected to be issued by July 2011 and the schedule for compliance with the Ozone NAAQS Rule has not yet been established.

Fine Particle NAAQS Rule is expected to require SO2 and NOx emission reductions in areas designated as non-attainment. The EPA lowered the 24-hour standard and left the annual standard unchanged. In response to a court decision, the EPA is reviewing whether the annual fine particulate matter standard should also be lowered. The schedule for compliance with the Fine Particle NAAQS Rule has not yet been established.

Nitrogen Dioxide (NO2) NAAQS Rule requires a new one-hour NAAQS for NO2 at a level of 100 parts per billion (ppb) and associated ambient air monitoring requirements, while maintaining the current annual standard of 53 ppb. The EPA’s final designations identifying non-attainment areas for the NO2 NAAQS are expected to be issued in 2012. The requirements of the NO2 NAAQS Rule remain subject to further review by the federal courts and the EPA and the schedule for compliance has not yet been established.

SO2 NAAQS Rule requires a new one-hour NAAQS for SO2 at a level of 75 ppb. The EPA’s final designations identifying non-attainment areas for the SO2 NAAQS are expected to be issued in 2012. The compliance deadline for SO2 NAAQS is currently expected to be required by 2017 for non-attainment areas.

Industrial Boiler and Process Heater MACT Rule requires reductions of emissions of hazardous air pollutants at EGUs with less than 25 MW capacity, and auxiliary boilers and process heaters located at EGUs. The requirements of this rule remain subject to further review by the federal courts, the EPA and state environmental agencies. The compliance deadline for the Industrial Boiler and Process Heater MACT rule is currently expected to be 2014.

Water Quality -

Section 316(b) of the Federal Clean Water Act is expected to require modifications to cooling water intake structures to assure that these structures reflect the “best technology available” for minimizing adverse environmental impacts to fish and other aquatic life. The requirements of this rule remain subject to further review by the federal courts and the EPA and the schedule for compliance has not yet been established. The EPA expects to issue a proposed rule in 2011 and a final rule in 2012.

Wisconsin State Thermal Rule may require modifications to certain of WPL’s EGUs to limit the amount of heat those facilities can discharge into Wisconsin waters. Compliance with the thermal rule will be evaluated on a case-by-case basis as discharge permits for WPL’s EGUs are renewed.

Hydroelectric Fish Passages and Fish Protective Devices - FERC issued an order requiring WPL’s Prairie du Sac hydro plant to install an agency-approved fish passage at the facility by December 2012. WPL currently expects to request an extension from FERC in 2011.

Land and Solid Waste -

Coal Combustion Residuals (CCR) could impose additional requirements for CCR management, beneficial use applications and disposal including operation and maintenance of active surface impoundments (ash ponds) and/or landfills. The EPA issued a proposed regulation for public comment in 2010, and a final rule is expected by early 2012. The schedule for compliance with the CCR Rule has not yet been established.

Polychlorinated Biphenyls (PCB) - The EPA is re-examining the current authorized uses of PCB in electrical equipment and other applications to determine if these uses present an unreasonable risk of injury to health and the environment. The EPA is expected to issue proposed PCB rules for public comment in 2012 and could include a possible mandate to phase out all PCB-containing equipment. The schedule for compliance with the PCB Rule has not yet been established.

Greenhouse Gas (GHG) Emissions -

EPA Mandatory GHG Reporting Rule requires that sources above certain threshold levels monitor and report GHG emissions. The annual reporting compliance requirement begins for the calendar year 2010 with the first GHG emissions reports due by March 2011.

EPA New Source Performance Standard (NSPS) for GHG Emissions from Electric Utilities is expected to require performance standards for GHG emissions from new and existing fossil fuel-fired EGUs. The EPA is expected to propose NSPS by July 2011 and finalize NSPS by May 2012. For existing EGUs, state agencies must submit their plans for reducing EGU GHG emissions to the EPA within nine months after publication of the NSPS. The schedule for compliance with the NSPS has not yet been established.

EPA GHG Tailoring Rule establishes GHG emissions thresholds for construction and operation of facilities emitting GHG incorporated with air permits applied for after January 2011. The rule also requires new and significantly modified facilities to demonstrate use of the Best Available Control Technologies and energy efficiency measures to minimize GHG emissions.

(f) Credit Risk - WPL is subject to credit risk related to the ability of counterparties to meet their contractual payment obligations or the potential non-performance of counterparties to deliver contracted commodities, other goods or services at the contracted price.

WPL provides regulated electricity and natural gas services to residential, commercial, industrial and wholesale customers in the Midwest region of the U.S. The geographic concentration of its customers did not contribute significantly to its overall exposure to credit risk. In addition, as a result of its diverse customer base, WPL did not have any significant concentration of credit risk for receivables arising from the sale of electricity and natural gas services.

WPL is typically a net buyer of commodities (primarily electricity, coal and natural gas) required to provide regulated electricity and natural gas services to its customers. As a result, WPL is also subject to credit risk related to its counterparties’ failures to deliver commodities at the contracted price.

WPL maintains credit policies to minimize its credit risk. These credit policies include evaluation of the financial condition of counterparties, use of credit risk-related contingent provisions in certain commodity agreements that require credit support from counterparties that exceed certain exposure limits, diversification of counterparties to minimize concentrations of credit risk and the use of standardized agreements that facilitate the netting of cash flows associated with a single counterparty. Based on these credit policies, it is unlikely that a material adverse effect on WPL’s financial condition or results of operations would occur as a result of counterparty non-performance. However, there is no assurance that such policies will protect WPL against all losses from non-performance by counterparties.

Refer to Notes 1(p) and 11(a) for details of allowances for doubtful accounts and credit risk-related contingent features, respectively.

(g) Edgewater Unit 5 Purchase Agreement - WPL and Wisconsin Electric Power Company (WEPCO) entered into an agreement, which became effective in March 2010, for WPL to purchase WEPCO’s 25% ownership interest in Edgewater Unit 5 for WEPCO’s net book value, including working capital. In June 2010, FERC authorized the transaction. In

November 2010, the PSCW approved the transaction and WPL’s request to defer all costs and benefits related to the purchase and operation of Edgewater Unit 5 between the time of the transaction and WPL’s next base rate case. WEPCO is currently working with the Michigan Public Service Commission to obtain satisfactory approval for the transaction. WPL currently expects the transaction to close in the first half of 2011 at an approximate purchase price of $40 million to $45 million depending on WEPCO’s working capital balances and level of capital investment in Edgewater Unit 5 prior to the sale. If the purchase is completed, WPL would own 100% of Edgewater Unit 5.

(h) Collective Bargaining Agreements - In May 2011, WPL’s only collective bargaining agreement, International Brotherhood of Electrical Workers (IBEW) Local 965, expires representing 92% of WPL’s total employees at Dec. 31, 2010. While negotiations to renew the contract with IBEW Local 965 are underway, WPL is currently unable to predict the outcome.

(13)	JOINTLY-OWNED ELECTRIC UTILITY PLANT

Under joint ownership agreements with other utilities, WPL has undivided ownership interests in jointly-owned electric generating facilities. Each of the respective owners is responsible for the financing of its portion of the construction costs. Kilowatt-hour generation and operating expenses are primarily divided between the joint owners on the same basis as ownership. WPL’s share of expenses from jointly-owned electric generating facilities is included in the corresponding operating expenses (e.g. electric production fuel, other operation and maintenance, etc.) in its Consolidated Statements of Income. Refer to Note 1(b) for further discussion of cost of removal obligations. Information relative to WPL’s ownership interest in these jointly-owned electric generating facilities at Dec. 31, 2010 was as follows (dollars in millions):

	In-service Dates	Fuel Type	Ownership Interest %	Plant in Service	Accumulated Provision for Depreciation	Construction Work in Progress	Cost of Removal Obligations Included in Regulatory Liabilities
Edgewater Unit 5 (a)	1985	Coal	75.0%	$260.4	$147.8	$17.4	$11.8
Columbia Units 1-2	1975-1978	Coal	46.2%	241.4	148.3	2.7	9.7
Edgewater Unit 4	1969	Coal	68.2%	86.7	44.6	0.3	2.6

				$588.5	$340.7	$20.4	$24.1

(a)	Refer to Note 12(g) for discussion of WPL’s agreement to purchase the remaining 25% ownership interest in Edgewater Unit 5 from WEPCO.

(14) SEGMENTS OF BUSINESS

WPL is a utility serving customers in Wisconsin and includes three reportable segments: a) electric operations; b) gas operations; and c) other, which includes various other energy-related products and services and the unallocated portions of the utility business. Various line items in the following tables are not allocated to the electric and gas segments for management reporting purposes and therefore are included only in “Total.” Intersegment revenues were not material to WPL’s operations and there was no single customer whose revenues were 10% or more of WPL’s consolidated revenues. Certain financial information relating to WPL’s business segments was as follows (in millions):

	Electric	Gas	Other	Total
2010
Operating revenues	$1,209.9	$206.3	$7.4	$1,423.6
Depreciation and amortization	98.0	10.6	—	108.6
Operating income (loss)	250.1	29.8	(1.1)	278.8
Interest expense, net of AFUDC				66.1
Equity income from unconsolidated investments	(37.8)	—	—	(37.8)
Interest income and other				(0.1)
Income taxes				98.3
Net income				152.3
Preferred dividends				3.3
Earnings available for common stock				149.0
Total assets	3,201.9	357.3	330.4	3,889.6
Investments in equity method subsidiaries	236.0	—	—	236.0
Construction and acquisition expenditures	430.3	19.9	0.3	450.5

	Electric	Gas	Other	Total
2009
Operating revenues	$1,160.3	$216.5	$9.3	$1,386.1
Depreciation and amortization	103.2	12.2	—	115.4
Operating income (loss)	145.4	24.6	(3.0)	167.0
Interest expense, net of AFUDC				69.1
Equity income from unconsolidated investments	(37.0)	—	—	(37.0)
Interest income and other				(0.4)
Income taxes				45.8
Net income				89.5
Preferred dividends				3.3
Earnings available for common stock				86.2
Total assets	2,891.0	341.7	448.7	3,681.4
Investments in equity method subsidiaries	227.1	—	—	227.1
Construction and acquisition expenditures	480.5	27.7	0.2	508.4

	Electric	Gas	Other	Total
2008
Operating revenues	$1,153.0	$300.0	$12.8	$1,465.8
Depreciation and amortization	89.3	12.4	—	101.7
Operating income	167.1	35.6	2.2	204.9
Interest expense, net of AFUDC				52.6
Equity income from unconsolidated investments	(33.9)	—	—	(33.9)
Interest income and other				(0.6)
Income taxes				68.4
Net income				118.4
Preferred dividends				3.3
Earnings available for common stock				115.1
Total assets	2,492.5	367.1	405.9	3,265.5
Investments in equity method subsidiaries	203.6	—	—	203.6
Construction and acquisition expenditures	336.3	25.3	1.5	363.1

(15) OTHER INTANGIBLE ASSETS

Emission Allowances - The gross carrying amount and accumulated amortization of emission allowances were recorded as intangible assets in “Other assets - deferred charges and other” on the Consolidated Balance Sheets at Dec. 31 as follows (in millions):

	2010	2009
Gross carrying amount	$3.9	$9.0
Accumulated amortization	3.4	4.9

Amortization expense for emission allowances was recorded in “Electric production fuel and energy purchases” in the Consolidated Statements of Income. In 2010, 2009 and 2008, amortization expense for emission allowances was $3.4 million, $4.9 million and $0. At Dec. 31, 2010, estimated amortization expense for 2011 to 2015 for emission allowances was $0.5 million, $0, $0, $0 and $0.

(16) SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

	2010				2009
	March 31	June 30	Sep. 30	Dec. 31	March 31	June 30	Sep. 30	Dec. 31
	(in millions)
Operating revenues	$392.9	$312.9	$369.6	$348.2	$411.3	$300.4	$326.6	$347.8
Operating income	69.7	52.3	86.7	70.1	52.1	25.7	41.5	47.7
Net income	37.0	30.2	50.0	35.1	31.3	11.6	21.0	25.6
Earnings available for common stock	36.2	29.3	49.2	34.3	30.5	10.7	20.2	24.8

(17) ASSET RETIREMENT OBLIGATIONS

WPL’s AROs relate to legal obligations for the removal, closure or dismantlement of several assets including, but not limited to, active ash landfills, water intake facilities, above ground and under ground storage tanks, groundwater wells, distribution equipment, easement improvements, leasehold improvements, wind projects and certain hydro facilities. WPL’s AROs also include legal obligations for the management and final disposition of asbestos, lead-based paint and PCB. WPL’s AROs are recorded in “Other long-term liabilities and deferred credits” on the Consolidated Balance Sheets. Refer to Note 1(b) for information regarding regulatory assets related to AROs. A reconciliation of the changes in AROs associated with long-lived assets is as follows (in millions):

	2010	2009
Balance, Jan. 1	$21.4	$17.9
Liabilities incurred (a)	9.8	—
Accretion expense	1.3	1.1
Liabilities settled	(0.2)	(0.3)
Revisions in estimated cash flows (b)	—	2.7

Balance, Dec. 31	$32.3	$21.4

(a)	In 2010, WPL recorded AROs of $9.8 million related to its Bent Tree - Phase I wind project.
(b)	In 2009, WPL recorded revisions in estimated cash flows of $2.7 million based on revised remediation timing and cost information for its Columbia landfill ARO.

(18) VARIABLE INTEREST ENTITIES

An entity is considered a VIE if its equity investors do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties or its equity investors lack any one of the following three characteristics: (1) power, through voting rights or similar rights, to direct the activities of the entity that most significantly impact the entity’s economic performance; (2) the obligation to absorb expected losses of the entity; or (3) the right to receive expected benefits of the entity. The primary beneficiary of a VIE is required to consolidate the financial statements of the VIE.

After making an ongoing exhaustive effort, WPL concluded it was unable to obtain the information necessary from the counterparty (subsidiary of Calpine Corporation) for the Riverside PPA for WPL to determine whether the counterparty is a VIE and if WPL is the primary beneficiary. This PPA is currently accounted for as an operating lease. The counterparty for the Riverside PPA sells a portion of its generating capacity to WPL and can sell its energy output to WPL. WPL’s maximum exposure to loss from this PPA is undeterminable due to the inability to obtain the necessary information to complete such evaluation. In 2010, 2009 and 2008, Alliant Energy’s (primarily WPL’s) costs, excluding fuel costs, related to the Riverside PPA were $61 million, $63 million and $63 million, respectively.

Refer to Note 1(r) for discussion of new accounting standards effective Jan. 1, 2010 that impact the accounting for VIEs.

(19) RELATED PARTIES

System Coordination and Operating Agreement - WPL and IPL are parties to a system coordination and operating agreement whereby Corporate Services serves as agent on behalf of WPL and IPL. The agreement, which has been approved by FERC, provides a contractual basis for coordinated planning, construction, operation and maintenance of the interconnected electric generation systems of WPL and IPL. As agent of the agreement, Corporate Services enters into energy, capacity, ancillary services, and transmission sale and purchase transactions. Corporate Services allocates such sales and purchases among WPL and IPL based on procedures included in the agreement. The procedures were approved by FERC and all state regulatory bodies having jurisdiction. The sales credited to WPL were $24 million, $72 million and $22 million for 2010, 2009 and 2008, respectively. The purchases billed to WPL were $73 million, $121 million and $371 million for 2010, 2009 and 2008, respectively.

Service Agreement - Pursuant to a service agreement, WPL receives various administrative and general services from an affiliate, Corporate Services. These services are billed to WPL at cost based on expenses incurred by Corporate Services for the benefit of WPL. These costs totaled $127 million, $112 million and $120 million for 2010, 2009 and 2008, respectively, and consisted primarily of employee compensation, benefits and fees associated with various professional services. As of Dec. 31, 2010 and 2009, WPL had net intercompany payables to Corporate Services of $42 million and $45 million, respectively.

ATC - Pursuant to various agreements, WPL receives a range of transmission services from ATC. WPL provides operation, maintenance, and construction services to ATC. WPL and ATC also bill each other for use of shared facilities owned by each party. The related amounts billed between the parties were as follows (in millions):

	2010	2009	2008
ATC billings to WPL	$92	$83	$82
WPL billings to ATC	11	13	9

As of Dec. 31, 2010 and 2009, WPL owed ATC net amounts of $7 million and $5 million, respectively.

Acquisition of the Neenah Energy Facility - In 2009, WPL acquired a 300 MW, simple-cycle, dual-fueled (natural gas/diesel) electric generating facility and related inventories (diesel fuel and materials and supplies) located in Neenah, Wisconsin from Resources for $92 million. The purchase price was allocated to property, plant and equipment ($90 million), production fuel ($1 million) and materials and supplies ($1 million) based on the net book value of the assets acquired.

Sheboygan Falls Energy Facility Lease - Refer to Note 3(b) for discussion of WPL’s Sheboygan Falls Energy Facility lease.

SHAREOWNER INFORMATION

Market Information - The 4.50% series of preferred stock is listed on the NYSE Amex LLC, with the trading symbol of WIS_PR. All other series of preferred stock are traded on the over-the-counter market. As of Dec. 31, 2010, 71% of WPL’s individual preferred shareowners were Wisconsin residents.

Dividend Information - Preferred stock dividends paid per share for each quarter during 2010 were as follows:

Series	Dividend
4.40%	$1.10
4.50%	$1.125
4.76%	$1.19
4.80%	$1.20
4.96%	$1.24
6.20%	$1.55
6.50%	$0.40625

As authorized by the WPL Board of Directors, preferred stock dividend record and payment dates for 2011 are as follows:

Record Date	Payment Date
February 28	March 15
May 31	June 15
August 31	September 15
November 30	December 15

Stock Transfer Agent and Registrar

Wells Fargo Shareowner Services

161 North Concord Exchange

P.O. Box 64854

St. Paul, MN 55164-0854

Form 10-K Information - A copy of the combined Annual Report on Form 10-K for the year ended Dec. 31, 2010 as filed with the SEC will be provided without charge upon request. Requests may be directed to Alliant Energy Shareowner Services, P.O. Box 14720, Madison, Wisconsin 53708-0720.

EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers - Numbers following the names represent the officer’s age as of Dec. 31, 2010.

William D. Harvey, 61, was elected Chairman of the Board effective February 2006 and Chief Executive Officer effective July 2005 and has been a director since January 2005.

John O. Larsen, 47, was elected President effective December 2010. He previously served as Senior Vice President-Generation since January 2010, as Vice President-Generation from August 2008 to January 2010 and as Vice President-Technical and Integrated Services from January 2004 to August 2008.

Patricia L. Kampling, 51, was elected Chief Operating Officer effective February 2011. She previously served as Executive Vice President and Chief Financial Officer since September 2010, as Executive Vice President-Chief Financial Officer and Treasurer from January 2010 to September 2010, as Vice President-Chief Financial Officer and Treasurer from January 2009 to January 2010, as Vice President and Treasurer from January 2007 to January 2009, and as Vice President-Finance from August 2005 to January 2007.

Thomas L. Aller, 61, was elected Senior Vice President-Energy Resource Development effective January 2009. He previously served as Senior Vice President-Energy Delivery since January 2004.

Dundeana K. Doyle, 52, was elected Senior Vice President-Energy Delivery effective January 2009. She previously served as Vice President-Strategy and Regulatory Affairs since January 2007 and as Vice President-Strategy and Risk from May 2003 to January 2007.

James H. Gallegos, 50, was elected Vice President and General Counsel effective November 2010. He previously served as Vice President and Corporate General Counsel of BNSF Railway Company, a subsidiary of Burlington Northern and Santa Fe Corporation from April 2003 to April 2010.

Thomas L. Hanson, 57, was elected Vice President-Chief Financial Officer and Treasurer effective February 2011. He previously served as Vice President-Chief Accounting Officer and Treasurer since September 2010, as Vice President-Controller and Chief Accounting Officer from January 2007 to September 2010 and as Vice President and Treasurer from April 2002 to January 2007.

Wayne A. Reschke, 55, was elected Vice President-Human Resources effective September 2009. He was previously a Partner of the Center for Organization Effectiveness, Inc. since 1996.

Joel J. Schmidt, 47, was elected Vice President-Regulatory and Financial Planning effective September 2010. He previously served as Director-Financial Planning and Analysis since May 2009, as Regional Director-Customer Service Operations from March 2008 to May 2009, as Chief Audit Executive from January 2008 to March 2008, as Chief Audit, Ethics, Risk and Compliance Officer from January 2007 to January 2008 and as Chief Audit and Risk Officer from January 2005 to January 2007.

Robert J. Durian, 40, was elected Controller and Chief Accounting Officer effective February 2011. He previously served as Controller since September 2010, as Assistant Controller from March 2009 to September 2010 and as Director of Financial Reporting from February 2006 to March 2009.

Directors - Refer to WPL’s Proxy Statement for information on WPL’s board members.

2011 ANNUAL MEETING - MAY 17, 2011

The Board of Directors recommends a vote “FOR” all nominees listed in Proposal 1, “FOR” Proposal 2, for “1 YEAR” on Proposal 3 and “FOR” Proposal 4.
1. Election of directors:	Nominees for terms ending in 2014:	☐	FOR all nominees (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY (to vote for all nominees)
(01) William D. Harvey
(02) Singleton B. McAllister

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s number in the box.)

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2. Advisory vote on approval of the compensation of the Company’s named executive officers.	☐	For	☐	Against	☐	Abstain

3. Advisory vote on the frequency of advisory votes on the compensation of the Company’s named executive officers.	☐	1 Year	☐	2 Years	☐	3 Years	☐	Abstain

4. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011.	☐	For	☐	Against	☐	Abstain

This proxy is solicited on behalf of the Board of Directors of Wisconsin Power and Light Company. This proxy, when properly executed, will be voted in the manner directed herein by the shareowner. If no direction is made, then the proxy will be voted “FOR” all nominees listed in Proposal 1, “FOR” Proposal 2, for “1 YEAR” on Proposal 3, “FOR” Proposal 4 and in the discretion of the proxies upon such other matters what may properly come before the meeting or any adjournment or postponement thereof.

(Important information contained on reverse side; please read.)

Date

Signature (s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

WISCONSIN POWER AND LIGHT COMPANY

2011 Annual Meeting of Shareowners

Tuesday, May 17, 2011,

at 2:00 p.m. (Central Daylight Time)

Alliant Energy Corporate Headquarters

Sandy River Conference Room

4902 N. Biltmore Lane

Madison, Wisconsin

Photo ID required for entry.

www.wellsfargo.com/shareownerservices

1-800-356-5343

To access the Wisconsin Power and Light Company Annual Report and Proxy Statement, as well as the Alliant Energy Corporation Annual Report and Proxy Statement, on the Internet, please go to www.alliantenergy.com/WPLproxy. We encourage you to check out Alliant Energy’s website to see how easy and convenient it is. You may print or just view these materials.

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Wells Fargo Shareowner Services
P.O. Box 64873
St. Paul, MN 55164-0873	proxy

The undersigned appoints John O. Larsen and F. J. Buri, or either of them, attorneys and proxies with the power of substitution to vote all shares of stock of Wisconsin Power and Light Company (the “Company”), held of record in the name of the undersigned at the close of business on March 30, 2011, at the Annual Meeting of Shareowners of the Company to be held at 4902 N. Biltmore Lane, Madison, Wisconsin on May 17, 2011 at 2:00 p.m., and at all adjournments thereof, upon all matters that properly come before the meeting, including the matters described in the Company’s Notice of Annual Meeting, Proxy Statement and Annual Report, dated April 8, 2011, subject to any directions indicated on the reverse side of this card.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided.

Your proxy card must be received by May 16, 2011.

ECRM158493 REV. 4 03/11